Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of August 17, 2015

among

AMAG PHARMACEUTICALS, INC.,
as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

JEFFERIES FINANCE LLC,
as Administrative Agent and Collateral Agent,

and

JEFFERIES FINANCE LLC and BARCLAYS BANK PLC
as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

(continued)

v

Schedules:

Schedule 2.01	-	Lenders and Commitments
Schedule 5.09	-	Insurance
Schedule 5.11	-	ERISA
Schedule 5.12	-	Subsidiaries
Schedule 5.15	-	Compliance with Law
Schedule 5.16	-	Intellectual Property
Schedule 6.16	-	Unrestricted Subsidiaries
Schedule 6.17	-	Post Closing Matters
Schedule 7.01	-	Indebtedness
Schedule 7.02	-	Existing Liens
Schedule 7.06	-	Investments
Schedule 7.09	-	Transactions with Affiliates
Schedule 10.02	-	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits:

Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Notice of Extension/Conversion
Exhibit B	-	Form of Term Note
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Guaranty
Exhibit F	-	United States Tax Compliance Certificate
Exhibit G-1	-	Form of Security Agreement
Exhibit G-2	-	Form of Pledge Agreement
Exhibit G-3	-	Form of Perfection Certificate
Exhibit H	-	Form of Intercompany Note
Exhibit I	-	Form of Accession Agreement
Exhibit J	-	Form of Solvency Certificate
Exhibit K-1	-	Form of Acceptance and Prepayment Notice
Exhibit K-2	-	Form of Discount Range Prepayment Notice
Exhibit K-3	-	Form of Discount Range Prepayment Offer
Exhibit K-4	-	Form of Solicited Discounted Prepayment Notice
Exhibit K-5	-	Form of Solicited Discounted Prepayment Offer
Exhibit K-6	-	Form of Specified Discount Prepayment Notice
Exhibit K-7	-	Form of Specified Discount Prepayment Response

CREDIT AGREEMENT

This Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 17, 2015 among AMAG Pharmaceuticals, Inc., a Delaware corporation, each financial institution from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.

The Lenders are willing to make the requested credit facilities available on the terms and conditions set forth herein.  Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                            Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below:

“2019 Notes” means the Borrower’s 2.50% Convertible Senior Notes due 2019, issued under the 2019 Notes Indenture, in the original outstanding principal amount of $200.0 million.

“2019 Notes Indenture” means the Indenture, dated as of February 14, 2014, between the Borrower and Wilmington Trust, National Association, pursuant to which the Borrower issued the 2019 Notes, including the First Supplemental Indenture thereto, dated as of February 14, 2014, between the Borrower and Wilmington Trust Company, National Association.

“2023 Notes” means the Borrower’s 7.875% Senior Unsecured Notes due 2023, issued under the 2023 Notes Indenture, in the original outstanding principal amount of $500.0 million.

“2023 Notes Documents” means the 2023 Notes Indenture, the 2023 Notes and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement (and for the avoidance of doubt shall not include any of the Loan Documents).

“2023 Notes Indenture” means the Indenture, dated as of August 17, 2015, between the Borrower and Wilmington Trust Company, pursuant to which the Borrower issued the 2023 Notes.

“Acceptable Discount” has the meaning specified in Section 2.09(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit K-1.

“Acceptance Date” has the meaning specified in Section 2.09(a)(ii)(D)(2).

“Accession Agreement” means an Accession Agreement, substantially in the form of Exhibit I, executed and delivered by an Additional Subsidiary Guarantor on or after the Closing Date in accordance with Section 6.12.

“Acquisition” means the acquisition of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Stock Purchase Agreement, dated as of June 29, 2015, among the Borrower, the Seller and the Target.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition (but excluding any related acquisition fees, costs and expenses incurred in connection with any Permitted Acquisition) paid by the Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of properties (but excluding any consideration paid by the exchange of Equity Interests or Equity Equivalents of the Borrower or with the proceeds of any Equity Issuance by the Borrower which, in each case, are in respect of Qualified Capital Stock) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of third party Indebtedness, “earn-outs” and other agreements to make any purchase consideration payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business (excluding, for purposes of clarity, payments representing compensation, benefits, retention or other bonuses or non-competes paid to employees, management, former employees, former management or shareholders (who are natural persons) of any Person acquired in a Permitted Acquisition); provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only at the time such payment is due and payable in cash or other assets (other than Equity Interests or Equity Equivalents of the Borrower which are in respect of Qualified Capital Stock) by the Borrower or any of its Subsidiaries; provided, further, that Acquisition Consideration shall not include the portion of consideration or payment constituting salary payments pursuant to ordinary course employment agreements and salary bonuses payable thereunder to the extent relating to the applicable Permitted Acquisition.

“Acquisition Documents” means the Acquisition Agreement, including the exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith, including without limitation, any bill of sale or other transfer instruments executed in connection therewith, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement (and for the avoidance of doubt shall not include any of the Loan Documents).

“Actions” means any claim, action, suit, order, subpoena, arbitration, audit, assessment, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Collateral Documents” has the meaning specified in Section 6.12(b).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor selected by the Borrower that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that each Additional Refinancing Lender that is not a Lender or an Approved Fund of a Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed.

“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.12.

“Adjusted Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, or (c) the sum of (i) the Adjusted Eurodollar Rate for a Eurodollar Loan with a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the

Adjusted Eurodollar Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Adjusted Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Adjusted Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted Eurodollar Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted Eurodollar Rate, respectively.

“Adjusted Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Loans for any Interest Period, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the Eurodollar Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (y) 1 minus the Eurodollar Statutory Reserve (if any) for such Borrowing of Eurodollar Loans for such Interest Period and (b) 1.00% per annum.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Agent” means Jefferies Finance LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC.

“Agent” means the Administrative Agent or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Agreement” has the meaning specified in the preamble.

“Anti-Terrorism Laws” has the meaning specified in Section 5.22.

“Applicable Discount” has the meaning specified in Section 2.09(a)(ii)(C)(2).

“Applicable ECF Percentage” has the meaning specified in Section 2.09(c)(ii).

“Applicable Margin” means for purposes of calculating the applicable interest rate for any day for any Loan, 3.75% per annum for Eurodollar Loans and 2.75% per annum for Base Rate Loans.

Notwithstanding the foregoing, (w) the Applicable Margin in respect of any Class of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Offer, (x) the Applicable Margin in respect of any Class of Incremental Loans shall be the applicable percentages per annum set forth in the relevant Increase Amendment, (y) the Applicable Margin in respect of any Class of Refinancing Revolving Commitments, any Class of Refinancing Revolving Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the applicable Refinancing Amendment and (z) in the case of the Initial Term Loans, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.15 and the definition of “Applicable Requirements”.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the aggregate Term Commitments represented by such Lender’s Term Commitment at such time and identified as its Applicable Percentage on Schedule 2.01, as such percentage may be (i) increased pursuant to Section 2.15 or reduced pursuant to Section 2.10 and (ii) modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Applicable Prepayment” has the meaning specified in Section 2.09(f).

“Applicable Requirements” shall mean, in respect of any Indebtedness, that such Indebtedness satisfies the following requirements:

(a)                                 (i) if such Indebtedness is secured on a pari passu basis by the Collateral, such Indebtedness shall not mature earlier than the Latest Maturity Date, determined at the time of incurrence of such Indebtedness, and (ii) in the case of any other Indebtedness, such Indebtedness shall not mature earlier than 91 days after the Latest Maturity Date, determined at the time of incurrence of such Indebtedness;

(b)                                 (i) in respect of any Indebtedness that is not revolving in nature, such Indebtedness shall not have greater amortization or mandatory prepayments than the Initial Term Loans and (ii) in respect of any Indebtedness that is revolving in nature, such Indebtedness shall not mature earlier than the Maturity Date of the Initial Term Loans or have amortization or scheduled mandatory commitment reductions (other than at maturity);

(c)                                  in respect of any Indebtedness that is not revolving in nature, such Indebtedness shall have a Weighted Average Life to Maturity not shorter than the Weighted Average Life to Maturity of any Class of the Term Loans outstanding at the time of incurrence of such Indebtedness;

(d)                                 if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Customary Intercreditor Agreement (or any existing Customary Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrower and the Administrative Agent), which shall result in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior lien basis, as applicable;

(e)                                  if such Indebtedness is secured on a pari passu basis by the Collateral and is in the form of loans, the MFN Requirement shall be satisfied with respect to such Indebtedness;

(f)                                   to the extent such Indebtedness is secured, it is not secured by any property or assets of the Borrower or any Restricted Subsidiary of the Borrower other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral);

(g)                                  such Indebtedness shall not be guaranteed by any Person other than any Loan Party and shall not have any obligors other than any Loan Party, other than to the extent such Indebtedness may be incurred by a Person other than a Loan Party pursuant to Section 7.03(xvii); and

(h)                                 the terms of such Indebtedness, to the extent not otherwise addressed in the foregoing clauses (a) through (g), shall be as set forth in the applicable Increase Amendment (in the case of Indebtedness under an Incremental Facility) or documentation governing such Indebtedness (in the case of other Indebtedness), provided that no such Indebtedness may have covenants or defaults (other than pricing, call protection and premiums and optional repayments) more favorable to the lenders in respect of such Indebtedness than the terms applicable to any Class of Term Loans (except for covenants or defaults applicable solely after the latest Maturity Date, determined at the time of incurrence of such Indebtedness) unless such terms are agreed by the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Jefferies Finance LLC and Barclays Bank PLC in their capacities as joint lead arrangers, or any successor lead arranger.

“Asset Disposition” means any sale (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), lease (as lessor), transfer or other disposition of any asset by any Restricted Group Company (including any such transaction effected by way of merger or consolidation and including any issuance, sale or other disposition by any Restricted Group Company of Equity Interests of a Restricted Subsidiary (other than to the Borrower, any Subsidiary Guarantor or, pursuant to an Investment under Section 7.06(a) not constituting a disposition of assets under Section 7.05(xvii), any other Restricted Subsidiary)), excluding (i) any sale or other disposition by way of Casualty or Condemnation and (ii) any Equity Issuance by the Borrower.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by Affiliated investment advisors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, at any date, (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction, the lesser of (A) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) and (B) the fair market value of the assets subject to such transaction.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.09(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Available Amount” means, as at any date, the sum of, without duplication:

(i)                                     $40,000,000; plus

(ii)                                  the aggregate cumulative amount, not less than zero, of Excess Cash Flow for all fiscal years completed after the Closing Date, beginning with the fiscal year ending December 31, 2016, and prior to the date of determination, minus (A) the portion of Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the date of determination to the prepayment of Term Loans in accordance with Section 2.09(c)(ii) and (B) the amount by which each such prepayment (or required prepayment) is reduced by Section 2.09(c)(ii)(B) or Section 2.09(c)(v); plus

(iii)                               (A)(i) 100% of the aggregate amount of the Net Cash Proceeds received on or after August 1, 2015 and on or prior to such date from any Equity Issuance by, or capital contribution to, the Borrower and (ii) 100% of the aggregate amount of marketable securities and the fair market value of other property contributed to the capital of the Borrower (which, in any case under the foregoing clauses (A) and (B), is not in respect of an Equity Issuance to, or contribution by, any Restricted Subsidiary of the Borrower and is not in respect of Disqualified Capital Stock or applied to an Investment pursuant to Section 7.06(a)(xviii) or Section 7.06(a)(xii) or a Restricted Payment in reliance upon Section 7.07(iv)); plus

(iv)                              (A) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or Cash Equivalents by the Borrower or any Subsidiary Guarantor in respect of any Investments using the Available Amount in an aggregate amount not to exceed the original amount of such Investment plus (B) an amount equal to any proceeds actually received in cash or Cash Equivalents by the Borrower or any Subsidiary Guarantor in respect of the sale or other disposition of any Investment made using the Available Amount in reliance upon Section 7.06(a)(xviii) or Section 7.06(a)(xii); plus

(v)                                 100.0% of the aggregate Net Cash Proceeds received by the Borrower after the Closing Date from the issue or sale of debt securities or Disqualified Capital Stock of the Borrower that have been converted into or exchanged for Equity Interests or Equity Equivalents (other than Disqualified Capital Stock) of the Borrower; plus

(vi)                              the aggregate Rejected Amount that has been retained by the Borrower and not applied to prepay the Loans, and that has been accumulated since the Closing Date; minus, without duplication

(vii)                           the aggregate cumulative amount of Investments made in reliance on Section 7.06(a)(xii) or Section 7.06(a)(xviii) during the period commencing on the Closing Date and ending on the date of determination, to the extent financed with the Available Amount; minus, without duplication

(viii)                        the aggregate cumulative amount of Restricted Payments made in reliance on Section 7.07(vi) during the period commencing on the Closing Date and ending on the date of determination, to the extent financed with the Available Amount; minus, without duplication

(ix)                              the aggregate cumulative amount of payments to redeem, purchase, prepay, retire, defease or otherwise acquire for value Indebtedness made in reliance on clause (B) of the proviso to Section 7.08(b) during the period commencing on the Closing Date and ending on the date of determination, to the extent financed with the Available Amount.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Base Rate” means, for any day, the “U.S. Prime Lending Rate” published in The Wall Street Journal for such day (the “Prime Rate”); provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective.  The Prime Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Base Rate Loan” means a Loan that bears interest based on the Adjusted Base Rate.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” means AMAG Pharmaceuticals, Inc., a Delaware corporation.

“Borrower Audited Financial Statements” has the meaning specified in Section 4.01.

“Borrower Materials” has the meaning specified in Section 10.02(d).

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.09(a)(ii)(B).

“Borrower Quarterly Financial Statements” has the meaning specified in Section 4.01.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.09(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.09(a)(ii)(D).

“Borrowing” has the meaning specified in Section 1.06.

“Business Acquisition” means the acquisition by the Borrower or one or more of its Restricted Subsidiaries of all of the Equity Interests (other than Nominal Shares) of, or all or substantially all of the assets or property of another Person (or any division, unit, drug or pharmaceutical product or product line (excluding any purchases of component parts, supplies or products, in each case in the Ordinary Course of Business), or line of business of another Person).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Asset” means, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” means:

(i)                                     any evidence of debt, including marketable securities maturing not more than one year from the date of issue, issued or guaranteed by the United States of America or agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(ii)                                  commercial paper, maturing not more than one year from the date of issue, or demand notes issued by any domestic corporation not an Affiliate of the Borrower, in each case (unless issued by a Lender or its holding company) having one of the two highest ratings obtainable from S&P or P-1 by Moody’s;

(iii)                               any certificate of deposit (or time deposits represented by such certificate of deposit), eurodollar time deposit or bankers’ acceptance, maturing not more than one year after such time, or overnight Federal funds transactions with a member of the Federal Reserve System that are issued or sold by a (x) commercial banking institution that is organized under the Laws of the United States, any State thereof or the District of Columbia or (y) any foreign bank or its branches or agencies and, in each case having a combined capital and surplus and undivided profits of not less than $500,000,000 in the case of banks organized under the laws of the United States or any state thereof and $250,000,000 (or the Dollar equivalent as of the date of determination) in the case of banks not organized under the laws of the United States or any state thereof;

(iv)                              any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (iii) above) which (A) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (i) through (iii) above and (B) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(v)                                 obligations of any State of the United States or municipal subdivision or taxing authority thereof, maturing not more than one year from the date of issue and rated at least A-1 by S&P or P-1 by Moody’s; provided that the full faith and credit of such State is pledged in support thereof;

(vi)                              shares of any money market fund that (A) has 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (v) above, (B) has net assets in excess of $500,000,000 and (C) is rated at least A-1 by S&P or P-1 by Moody’s;

(vii)                           demand deposit accounts maintained in the ordinary course of business with any commercial banking institution of the stature referred to in clause (iii) above;

(viii)                        in the case of any Foreign Subsidiary, other short-term investments that are analogous to those described in clauses (i) through (vii) above, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside of the United States; and

(ix)                              investments permitted pursuant to the Borrower’s investment policy as approved by the Board of Directors (or a duly authorized committee thereof) of the Borrower from time to time;

provided that any such investment is of comparable liquidity to those referred to above and can be marked to market on a daily basis.

“Casualty” means any casualty, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Borrower or any of its Restricted Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“CFC” means a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(i)                                     any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 40% or more of the voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(ii)                                  a “change of control” (or similar event) shall occur under the 2019 Notes Indenture, the 2023 Notes Indenture or any Indebtedness of the kind described in clause (i), (ii), or (ix) of the definition thereof (or, to the extent relating to such Indebtedness, clause (viii) of the definition thereof), in each case of any Restricted Group Company and having an aggregate outstanding principal amount in excess of the Threshold Amount if the effect of such “change of control” or similar event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made or require cash collateralization thereof, prior to its stated maturity, in each case other than any such event solely permitting the holder or holders of such Indebtedness to convert such Indebtedness into or exchange such Indebtedness for Qualified Capital Stock.

“Closing Date” means August 17, 2015.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property, which includes Mortgaged Property and all other property of whatever kind and nature, which is subject or is purported to be subject to the Liens granted by any of the Collateral Documents.

“Collateral Agent” means Jefferies Finance LLC, in its capacity as collateral agent for the Finance Parties under the Collateral Documents, and its successors or permitted assigns in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Mortgages, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages or deeds of trust required to be delivered pursuant to the Loan Documents and any instruments of assignment, control agreements, or other instruments or agreements required to be executed pursuant to this Agreement, the Security Agreement or the Pledge Agreement.

“Commitment” means, with respect to each Lender, its Term Commitment, Incremental Term Loan Commitment, Incremental Revolving Commitment, Refinancing Term Commitment or Refinancing Revolving Commitment, as and to the extent applicable, in each case as set forth herein or in the applicable Increase Amendment or Refinancing Amendment or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, in each case as its Commitment of the applicable Class, as any such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Letter” means that certain commitment letter dated as of June 29, 2015 among the Borrower, Jefferies Finance LLC and Barclays Bank PLC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 10.02(d).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to have or result in, a material adverse effect on the business, assets, results of operations or financial condition of the Target Group Companies taken as a whole; provided, however, that any such change, effect, event, occurrence, state of facts or development, to the extent resulting from or arising in connection with the following, shall not be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by the Acquisition Agreement; (ii) conditions affecting the industry in which the Target Group Companies participate, the economy as a whole or the capital markets in general (including currency fluctuations) or the markets in which the Target Group Companies operate; (iii)  the taking of any action required by the Acquisition Agreement; (iv) any change in, or proposed or potential change in, applicable laws or the interpretation thereof; (v) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vi) the failure of the Target Group Companies to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the U.S. or any other country or region in the world; provided that, in the case of clauses (ii), (iv), (vii) and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Target Group Companies as compared to other persons or businesses that operate in the industry in which the Target Group Companies operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Company Material Adverse Effect has or will occur.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit D.

“Condemnation” means any taking or expropriation by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means for any period, without duplication, all expenditures made by the Borrower and its Consolidated Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with any replacement, substitution or restoration of property to the extent financed with the Net Cash Proceeds of Insurance Proceeds and/or cash Condemnation Awards, (ii) interest capitalized during such period, (iii) expenditures that are accounted for as capital expenditures of such Person and that are actually paid for or actually reimbursed by a Person that is not the Borrower or any of its Consolidated Subsidiaries and for which none of the Borrower or its Consolidated Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to any Person in respect thereof (it being understood that to the extent the Borrower or any Consolidated Subsidiary makes any improvements to any leased property for which such Person is actually reimbursed, such amount shall not constitute Consolidated Capital Expenditures), (iv) the book value of any asset owned by the Borrower or a Consolidated Subsidiary prior to or during such period which is included as an addition to property, plant and equipment or other capital expenditures of the Borrower and its Consolidated Subsidiaries for such period as a result of one or more of them reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period except that, for purposes of this clause (iv), (A) any expenditure necessary in order to permit such asset to be reused shall be included as Consolidated Capital Expenditures during the period that such expenditure is actually made and (B) such book value shall have been included in Consolidated Capital Expenditures when such asset was originally acquired; and (v) the purchase price of assets (other than cash and Cash Equivalents) that is purchased substantially contemporaneously with the trade in or substantially contemporaneous sale of existing assets (other than cash and Cash Equivalents) to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets (other than cash and Cash Equivalents) for the assets (other than cash and Cash Equivalents) being traded in or substantially contemporaneously sold at such time.

“Consolidated Cash Interest Expense” means for any period Consolidated Interest Expense that has been paid or is payable in cash during such period (without duplication and to the extent, but only to the extent, included in the determination of Consolidated Interest Expense for such period in accordance with GAAP and paid in cash for such period).

“Consolidated Cash Taxes” means for any period the aggregate amount of all Taxes of the Borrower and its Consolidated Subsidiaries for such period to the extent the same are paid in cash by the Borrower or any Consolidated Subsidiary of the Borrower with respect to such period.

“Consolidated Current Assets” means at any date the consolidated current assets of the Borrower and its Consolidated Subsidiaries determined as of such date in accordance with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments, and any assets in respect of Swap Obligations and excluding the current assets of any Unrestricted Subsidiary.

“Consolidated Current Liabilities” means at any date, without duplication, (i) the consolidated current liabilities of the Borrower and its Consolidated Subsidiaries determined as of such date in accordance with GAAP, excluding (A) the current portion of any Consolidated Indebtedness, (B) the current portion of interest, (C) accruals for current or deferred Taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves or severance, (E) any revolving loans, swing line loans and letter of credit obligations under any revolving credit facility, (F) the current portion of Capital Lease Obligations, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, (J) accrued litigation settlement costs, (K) any liabilities in respect of Swap Obligations and (L) the current liabilities of any Unrestricted Subsidiary.

“Consolidated EBITDA” means for any period the sum of, without duplication:

(i)                                     Consolidated Net Income (or loss) for such period excluding the income (or loss) of any Person (other than Restricted Subsidiaries of the Borrower) in which the Borrower or any of its Consolidated Subsidiaries has an ownership interest unless received by the Borrower or its Consolidated Subsidiaries in a cash distribution; plus

(ii)                                  The sum of the following, without duplication:

(A)                               Consolidated Tax Expense to the extent deducted in the determination of Consolidated Net Income for such period; plus

(B)                               Consolidated Interest Expense to the extent deducted in the determination of Consolidated Net Income for such period; plus

(C)                               amortization (including amortization of deferred financing fees or costs) and depreciation deducted in the determination of Consolidated Net Income for such period; plus

(D)                               losses (less, even if it results in a negative number, gains) from Asset Dispositions outside of the ordinary course of business included in the determination of Consolidated Net Income for such period; plus

(E)                                non-cash charges, losses or expenses (less, even if it results in a negative number, non-cash gains or income) deducted (or included) in the determination of Consolidated Net Income for such period and, other than with respect to the deferred purchase price under the Lumara Acquisition Agreement or in connection with any permitted Business Acquisition or Investment, for which no cash outlay (or cash receipt) is foreseeable; provided that if any such amount is nonetheless paid in cash (or received in cash) in a subsequent period, such amount shall be deducted from (or included in) net income to arrive at Consolidated EBITDA in such subsequent period; plus

(F)                                 expenses and fees (including expenses and fees paid to the Administrative Agent, Lenders and Swap Creditors) deducted in the determination of Consolidated Net Income and incurred during such period in connection with the Transactions contemplated by the Loan Documents, the 2023 Notes Documents, the 2019 Indenture and the Acquisition Agreement and in connection with the consummation or administration of, or any amendment, amendment and restatement or waiver of, or other modification to, the Loan Documents, the 2023 Notes Documents or the 2019 Indenture after the Closing Date; plus

(G)                               extraordinary, unusual or non-recurring losses (less, even if it results in a negative number, extraordinary, unusual or non-recurring gains) deducted (or included) in the determination of Consolidated Net Income during such period, net of related Tax effects; plus

(H)                              expenses deducted in the determination of Consolidated Net Income during such period and covered by indemnification or purchase price adjustments in connection with any Investment, Permitted Acquisition or Permitted Joint Venture, in each case to the extent actually received in cash during such period or which Borrower, in good faith, reasonably believes will be received in cash within 365 days of the end of such period; plus

(I)                                   expenses and fees deducted in the determination of Consolidated Net Income during such period and paid to non-Affiliates and which are incurred in connection with the consummation (or attempted consummation) of any Specified Transaction (whether consummated or not); plus

(J)                                   losses deducted in the determination of Consolidated Net Income during such period, but for which insurance or indemnity recovery is actually received in cash during such period or which the Borrower, in good faith, reasonably believes will be received in cash within 365 days of the end of such period; plus

(K)                               expenses deducted in the determination of Consolidated Net Income during such period and reimbursed by third parties to the extent such reimbursements are actually received in cash during such period or which Borrower, in good faith, reasonably believes will be received in cash within 365 days of the end of such period; plus

(L)                                non-cash exchange or translation losses (less, even if it results in a negative number, non-cash exchange or translation gains) deducted (or included) in the determination of Consolidated Net Income during such period and arising from foreign currency hedging transactions or currency fluctuations; plus

(M)                            non-cash deductions or charges (less, even if it results in a negative number, non-cash gains or positive adjustments) to Consolidated Net Income attributable to purchase accounting adjustments made in accordance with GAAP; plus

(N)                               to the extent included in the determination of Consolidated Net Income during the period, the amount of any non-controlling interest expense consisting of subsidiary income attributable to non-controlling equity interests of third parties in any non-wholly owned Subsidiary, but excluding cash distributions in respect thereof; plus

(O)                               to the extent deducted in the determination of Consolidated Net Income during the period, any non-recurring or unusual charges, costs or expenses, incurred in connection with headcount reductions, severance costs, retention bonuses and relocation costs, integrating the business of the Borrower and the Target, the target of the Lumara Acquisition or any business acquired in any Business Acquisition permitted hereunder, facility closures, business optimization expenses, consummated mergers, acquisitions or investments or any disposition outside of the ordinary course of business but permitted under the Loan Documents, restructuring and similar charges and new product development costs; plus

(P)                                 to the extent deducted in the determination of Consolidated Net Income during such period, fees and expenses paid to members of the Loan Parties’ Boards of Directors; plus

(Q)                               the amount of pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies resulting from the Lumara Acquisition, the Acquisition, any Permitted Acquisition, any other permitted Investment, any Asset Disposition or any cost savings initiative or other restructuring initiative and projected by the Borrower in good faith to be realized by the Borrower and its Restricted Subsidiaries within 18 months after the Closing Date or the date of such transaction or event, as the case may be; provided that, in each such case, such changes shall be limited to those that are factually supportable, reasonably identifiable, attributable to the Lumara Acquisition, the Acquisition, such Permitted Acquisition or such other event, as the case may be, and supported by an officer’s certificate delivered to the Administrative Agent, and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period relating to such specified transaction, net of the amount of actual benefits realized during such period from such actions and without duplicating any adjustment pursuant to clause (iv) of this definition; provided that the aggregate amount that may be added pursuant to this subclause (Q) in any Test Period, together with all adjustments pursuant to the definition of “Pro Forma Basis”, shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to this subclause (Q) or such definition); plus

(R)                               to the extent any Permitted Acquisition is consummated during any such period, Pro Forma Acquisition EBITDA attributable to such Permitted Acquisition; plus

(S)                                 the amount of cash proceeds actually received by the Borrower and its Restricted Subsidiaries from business interruption insurance and not already included in Consolidated Net Income; plus

(T)                                “milestone” payments, upfront Payments in connection with Investments and deferred Acquisition Consideration (other than ongoing royalty payments) paid or accrued during such period; plus

(U)                               non-cash expenses, charges or losses reducing Consolidated Net Income (and not otherwise excluded thereunder) during such period in connection with royalty payments or expected future royalty payments; plus

(V)                               to the extent deducted or excluded in the determination of Consolidated Net Income, all losses during any such period resulting from the discontinuation of any operations of the Borrower or any Restricted Subsidiary to the extent permitted or required under Regulation S-X; minus

(iii)                               without duplication, any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) unrealized gains on financial derivatives recognized in accordance with Accounting Standards Codification 825 (formerly SFAS No. 133); minus

(iv)                              without duplication, the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.

Notwithstanding the foregoing, Consolidated EBITDA for the applicable quarter end as set forth in the table below shall be deemed to be as follows:

Quarter Ended	Consolidated EBITDA

December 31, 2014	$37,862,000
March 31, 2015	$68,873,000
June 30, 2015	$64,145,000

provided that if the Borrower and its Restricted Subsidiaries (x) identify any item resulting in any adjustment pursuant to the foregoing subclauses (Q) and (T) or the definition of “Pro Forma Basis” relating to the Lumara Acquisition and not included in the foregoing amounts or (y) consummate any Specified Transaction after the Closing Date, the foregoing amounts shall be adjusted, to the extent applicable, pursuant to the foregoing subclauses (Q) and (T) and the definition of “Pro Forma Basis”, subject to the limitations set forth therein (which limitations shall, in the case of clause (y) but not clause (x) above, be calculated in a manner taking into account any such adjustments reflected in the foregoing amounts).

For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Test Period”) in connection with any determination of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, if during such Test Period (or in the case of pro forma calculations, during the period from the last day of such Test Period to and including the date as of which such calculation is made) any Restricted Group Company shall have made one or a series of related Asset Dispositions or a Business Acquisition or other permitted Investment, Consolidated EBITDA for such Test Period shall be calculated after giving effect thereto on a Pro Forma Basis.

“Consolidated Funded Indebtedness” means at any date, the aggregate outstanding principal amount, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) all Indebtedness of the Borrower and its Consolidated Subsidiaries of the types referred to in clauses (i), (ii), (iv) and (v) of the definition of “Indebtedness” in this Section 1.01 (giving effect to the proviso to such definition) and (b) all Indebtedness of the Borrower and its Consolidated Subsidiaries of the type referred to in clause (viii) of the definition of “Indebtedness” in this Section 1.01 to the extent that such Guaranty Obligations relate to liabilities under clauses (i), (ii), (iv) and (v) of the definition of “Indebtedness” (giving effect to the proviso to such definition).

“Consolidated Indebtedness” means, as of the date of determination, the sum, determined on a consolidated basis without duplication in accordance with GAAP, of all outstanding Indebtedness of the Borrower and its Consolidated Subsidiaries (but excluding, for the avoidance of doubt, any Indebtedness of an Unrestricted Subsidiary that is not guaranteed by the Borrower or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, assets of the Borrower or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon).

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs (included in interest expense) in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its Consolidated Subsidiaries), in each case determined on a consolidated basis for such period; provided that any interest on Indebtedness of another Person that is guaranteed by the Borrower or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of the Borrower or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon) shall be included, but excluding any such interest expense of any Unrestricted Subsidiary of the Borrower.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Borrower and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person in which any other Person (other than the Borrower or any Consolidated Subsidiary of the Borrower) has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or such Consolidated Subsidiary of the Borrower during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any of its Consolidated Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Consolidated Subsidiaries, except as provided in the definitions of “Consolidated EBITDA” and “Pro Forma Basis” herein, (iii) the income (or loss) attributable to any Unrestricted Subsidiary of the Borrower, except to the extent that any such income is actually received in cash by the Borrower or a Restricted Subsidiary of the Borrower during such period, and (iv)  the income of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP but excluding, in the case of the Borrower, any Unrestricted Subsidiary.

“Consolidated Tax Expense” means, for any period, the Tax expense (including federal, state, local and foreign Taxes measured on capital, income or profits) of the Borrower and its Consolidated Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP, but excluding any such Tax expense of any Unrestricted Subsidiary of the Borrower.

“Consolidated Total Assets” means the total assets of the Restricted Group Companies, as shown on the most recent balance sheet of the Borrower for which internal financial statements are available immediately preceding the date on which any calculation of Consolidated Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis.” For the avoidance of doubt, any Indebtedness or Lien incurred, Investment or Restricted Payment made or non-cash consideration received, in each case that was permitted under the Credit Agreement at the time of such incurrence, making or receipt, shall continue to be permitted under the Credit Agreement, regardless of any subsequent decrease in Consolidated Total Assets.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or in part, existing Loans (or, if applicable, unused Commitments under any Incremental Facility) or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided, further, that (i) the covenants, events of default and guarantees of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and optional prepayment or redemption premiums and terms) shall be identical to, or less favorable to the lenders thereunder than, those applicable to the Credit Agreement Refinanced Debt (other than covenants or other provisions applicable only to periods after the Latest Maturity Date (or, in the case of Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt, the date that is 91 days after the Latest Maturity Date) at the time of incurrence), (ii) such Credit Agreement Refinancing Indebtedness shall have a maturity date that is no earlier than the Latest Maturity Date (or, in the case of Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt, the date that is 91 days after the Latest Maturity Date) at the time of incurrence and, in the case of Credit Agreement Refinancing Indebtedness consisting of loans that are not revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than that of the Credit Agreement Refinanced Debt (after giving effect to any amortization thereof, but not any prepayments thereof, prior to the time of such Refinancing) as of the date of determination, (iii)  such Indebtedness shall not have a greater principal amount than the principal amount of the Credit Agreement Refinanced Debt plus accrued interest, fees and premiums (including any tender premium and prepayment premiums) and penalties (if any) thereon and fees, expenses, original issue discount and upfront fees incurred in connection with such Refinancing, (iv) with respect to Credit Agreement Refinancing Indebtedness consisting of a revolving facility, (A) such Credit Agreement Refinancing Indebtedness shall have no mandatory scheduled commitment reductions prior to the maturity date of any existing Revolving Credit Facility (or, if at such time no Revolving Credit Facility exists, the Latest Maturity Date at the time of incurrence), (B) any borrowings, repayments, prepayments and commitment reductions thereunder shall be ratable among such facility, any Revolving Credit Facility and any other such revolving facility and (C) there shall not be more than two revolving credit facilities among the revolving facilities constituting Credit Agreement Refinancing Indebtedness and any Revolving Credit Facility, (v) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained with the Net Cash Proceeds received from the incurrence or issuance of such Indebtedness and any corresponding commitments shall immediately terminate and (vi) such Credit Agreement Refinancing Indebtedness shall not require any mandatory repayment, redemption, repurchase or defeasance (other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty or condemnation event offers and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments (including redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow) that are on terms not more favorable to the lenders or holders providing such Indebtedness than those applicable to the Credit Agreement Refinanced Debt) prior to the Latest Maturity Date (or, in the case of Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt, the date that is 91 days after the Latest Maturity Date) at the time of such incurrence.

“Credit Exposure” means, as applied to each Lender and with respect to each Class of its Commitments and/or Loans:

(i)                                     at any time prior to the termination of the Commitments of the Lenders, the sum of such Lender’s Loans and undrawn Commitments; and

(ii)                                  at any time after the termination of the Commitments of the Lenders, the principal balance of the outstanding Loans of such Lender.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral intended to rank junior to the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Lien on the Collateral securing the Obligations.

“Debt Equivalents” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to any mandatory repurchase requirement (other than solely for Qualified Equity Interests), pursuant to a sinking fund or otherwise, (B) requires the payment of any dividend or other distribution (other than solely in the form of Qualified Equity Interests), or (C) is convertible into or exchangeable for Indebtedness or Equity Interests described in the foregoing clauses (A) or (B), in each case in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date at the time of incurrence and (ii) if such Person is a Subsidiary of the Borrower but not a Subsidiary Guarantor, any Preferred Stock of such Person issued to a Person other than the Borrower or any of its Subsidiaries; provided, however, that any Equity Interests that would not constitute Debt Equivalents but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change of control or an asset disposition occurring prior to the 91st day after the Latest Maturity Date at the time of incurrence (other than solely for Qualified Equity Interests) shall not constitute Debt Equivalents if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to Discharge of Senior Finance Obligations.

“Debt Issuance” means the issuance by any Restricted Group Company of any Indebtedness other than a borrowing under a revolving credit facility.

“Default” means any condition or event that constitutes an Event of Default or that, with the giving of notice, the passage of applicable grace periods, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to the rate then applicable to the Loans plus 2% (after as well as before judgment).

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Discharge of Senior Finance Obligations” means (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Loan Documents and termination of all commitments to lend or otherwise extend credit under the Loan Documents and (ii) payment in full in cash of all other Senior Credit Obligations under the Loan Documents that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding, but excluding any contingent indemnification obligations for which no claim has been made).

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.09(a)(ii)(B)(2).

“Discount Range” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.09(a)(ii)(C) substantially in the form of Exhibit K-2.

“Discount Range Prepayment Offer” means the written offer by a Lender, substantially in the form of Exhibit K-3, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Discount Range Proration” has the meaning specified in Section 2.09(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.09(a)(ii)(B), Section 2.09(a)(ii)(C) or Section 2.09(a)(ii)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.09(a)(ii)(A).

“Disqualified Capital Stock” means any Equity Interest of any Person that is not Qualified Capital Stock.

“Disqualified Institution” means (a) the certain banks, financial institutions and other lenders or competitors of the Borrower or the Target that have been specified in writing by the Borrower to the Administrative Agent prior to the date of the Commitment Letter and (b) any of the Affiliates of such persons listed in clause (a) that are either (x) identified in writing by the Borrower prior to the Closing Date or (y) clearly identifiable on the basis of such Affiliates’ names (such persons, “Disqualified Institutions”); provided that the Borrower may, upon reasonable written notice to the Administrative Agent, after the Closing Date, supplement in writing by name the list of persons that are Disqualified Institutions to the extent each such supplemented person becomes (x) a competitor of the Borrower or any of its Subsidiaries (or such named supplemented Person is an Affiliate of a named competitor) or (y) an Affiliate of a Disqualified Institution, which supplement shall be in the form of a written list provided to the Administrative Agent, and become effective two Business Days after delivery thereof to the Administrative Agent; provided, further that in no event shall such a supplement apply retroactively to disqualify any Lender or participant prior to such supplement becoming effective; provided, however, that any bona fide debt fund or investment vehicle (other than a bona fide debt fund or investment vehicle who is separately identified pursuant to clause (a) above) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business shall be deemed not to be a competitor of the Borrower or the Target or an Affiliate of such a competitor.

“Dollars” and “$” means, lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is organized under the laws of the United States, any state thereof or the District of Columbia, and “Domestic Subsidiaries” means any two or more of them.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person) approved by, solely in the case of this clause (iv), the Administrative Agent and, unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed and provided that, if the consent of the Borrower is required, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after the Borrower has received written notice thereof); provided, however, that any assignment in connection with the primary syndication of the Commitments and Loans made by Jefferies Finance LLC or Barclays Bank PLC to an Eligible Assignee identified to the Borrower prior to the Closing Date shall be permitted to be made without otherwise complying with Section 10.06(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (I) the Borrower or any of the Borrower’s Affiliates or (II) any natural person; and provided further that the Borrower’s consent will always be required for assignments or participations to any Disqualified Institution.

“Embargoed Person” has the meaning specified in Section 7.17.

“Employee Benefit Arrangements” means in any jurisdiction the benefit schemes or arrangements in respect of any employees or past employees of a Restricted Group Company operated, maintained or contributed to by any Restricted Group Company or in which any Restricted Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits, other than Plans.

“Environment” means ambient air, indoor air, surface water, groundwater, sediments, land, subsurface strata, any other environmental medium and natural resources including wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, provincial, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, Environmental Permits or governmental restrictions relating to pollution or the protection of human health and safety and the Environment, including those relating to the generation, use, transportation, distribution, storage, treatment, disposal, presence, Release or threat of Release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Restricted Group Company resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the Release presence or threatened Release of any Hazardous Material into the Environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means (i) any sale or issuance by the Borrower or any of its Restricted Subsidiaries to any Person other than the Borrower or a Restricted Subsidiary of Borrower of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Indebtedness other than, in each case, Debt Equivalents) and (ii) the receipt by the Borrower or any of its Restricted Subsidiaries of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of the Borrower or any of its Subsidiaries, from any Person other than the Borrower or a Restricted Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulation promulgated thereunder.

“ERISA Affiliate” means each entity that is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with a Restricted Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with a Restricted Group Company under Section 414(o) of the Code or is under “common control” with a Restricted Group Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(i)                                     a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii)                                  the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii)                               the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412 of the Code), the application for a minimum funding waiver under Section 303 of ERISA with respect to any Plan (or, after the effective date of the Pension Protection Act of 2006 (the “PPA”), Section 302(c) of ERISA), the failure to make by its due date a required installment under Section 412(m) of the Code (or, after the effective date of the PPA, Section 430(j) of the Code) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;

(iv)                              (A) the incurrence of any material liability by a Restricted Group Company pursuant to Title I of ERISA or to the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that would reasonably be expected to result in the incurrence of any such material liability by a Restricted Group Company pursuant to Title I of ERISA or to such penalty or excise tax provisions of the Code; or (B) the incurrence of any material liability by a Restricted Group Company or an ERISA Affiliate pursuant to Title IV of ERISA or the occurrence or existence of any event, transaction or condition that would reasonably be expected to result in the incurrence of any such material liability or imposition of any lien on any of the rights, properties or assets of a Restricted Group Company or any ERISA Affiliate pursuant to Title IV of ERISA, Section 303(k) or ERISA or Section 430 of the Code;

(v)                                 the provision by the administrator of any Plan of a notice pursuant to Section 4041(a)(2) of ERISA (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of a Plan by the PBGC, or the appointment of a trustee by the PBGC to administer any Plan;

(vi)                              the withdrawal of a Restricted Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by a Restricted Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vii)                           the imposition of material liability (or the reasonable expectation thereof) on a Restricted Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii)                        the assertion of a material claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) or the assets thereof, or against a Restricted Group Company or, with respect to a Plan subject to Title IV of ERISA, an ERISA Affiliate, in connection with any Plan;

(ix)                              the receipt by any Restricted Group Company from the United States Internal Revenue Service of notice of the failure of any Plan (or any Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan or Employee Benefit Arrangement to qualify for exemption from taxation under Section 501(a) of the Code;

(x)                                 the occurrence of a “prohibited transaction” (as defined in Section 4975 of the Code and 406(a) of ERISA) with respect to any Plan or Employee Benefit Arrangement as to which a Restricted Group Company or ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or is a “party in interest” (within the meaning of 3(14) of ERISA) or with respect to which a Restricted Group Company or ERISA Affiliate would otherwise by liable; and

(xi)                              the establishment or amendment by a Restricted Group Company of any Welfare Plan that provides post-employment welfare benefits in a manner that would reasonably be expected to result in a Material Adverse Effect.

“Eurodollar Loan” means at any date a Loan which bears interest at a rate based on the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Loans for any Interest Period therefor,

(i)                                     the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the rate determined by the Administrative Agent to be the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) that appears on the Reuters Screen LIBOR01 Page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the “LIBOR Screen Rate”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, (or, if such LIBOR Screen Rate is not available for the Interest Period of that Loan, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery on the first day of such Interest Period, provided that if such rate is below zero, the Eurodollar Rate will be deemed to be zero; or

(ii)                                  if the rates referenced in the preceding clause (i) are not available, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m. (London time), two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery of the first day of such Interest Period.  “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurodollar Statutory Reserves” means, for any day during any Interest Period for any Borrowing of Eurodollar Loans, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).  Borrowings of Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means for any Excess Cash Flow Period, the sum, without duplication, of:

(a)                                 the sum, without duplication, of:

(i)                                     Consolidated EBITDA for such Excess Cash Flow Period;

(ii)                                  cash items of income actually received by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period not included in calculating Consolidated EBITDA (excluding any such items of income excluded from the calculation of Consolidated Net Income by reason of clauses (i) through (iv) of the proviso to the definition thereof); and

(iii)                               the decrease, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; minus

(b)                                 the sum, without duplication, of:

(i)                                     Consolidated Cash Taxes paid or payable by the Borrower and its Subsidiaries with respect to such Excess Cash Flow Period;

(ii)                                  the sum of (A) Consolidated Cash Interest Expense paid or payable by the Borrower and its Restricted Subsidiaries with respect to such Excess Cash Flow Period and (B) scheduled principal amortization (and other scheduled mandatory prepayments and repayments (whether pursuant to this Agreement or otherwise)) of all Indebtedness for such period (including, without limitation, the implied principal component of scheduled payments made in respect of permitted Capital Lease Obligations);

(iii)                               amounts actually paid and applied to mandatory permanent repayments and prepayments of Indebtedness, other than prepayments under Section 2.09(c)(ii), made by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period but only to the extent that (A)(i) such repayments and prepayments by their terms cannot be reborrowed or redrawn and (ii) such repayments and prepayments do not occur in connection with a refinancing of all or a portion of such Indebtedness, and (B) the amounts used to make such payments are not funded with Net Cash Proceeds of any Debt Issuance, Equity Issuance, Asset Disposition or Casualty Event;

(iv)                              the sum of (A) Consolidated Capital Expenditures made by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period, to the extent funded with amounts other than the Net Cash Proceeds of any Debt Issuance, Equity Issuance, Asset Disposition or Casualty Event, and (B) cash consideration, including cash Acquisition Consideration, and related fees, costs and expense paid during such Excess Cash

Flow Period (or, in the case of any “earn-outs” or deferred purchase price, earned during such Excess Cash Flow Period without duplication of amounts deducted in a prior during such Excess Cash Flow Period) in connection Permitted Acquisitions, Permitted Joint Ventures or other Investments permitted by Section 7.06, and the licensing or acquisition of intellectual property (including and “earn-outs”, milestone payments or similar amounts with respect to the Acquisition, the Lumara Acquisition or with respect to Permitted Acquisitions, Permitted Joint Ventures or other Investments permitted by Section 7.06 and the licensing or acquisition of intellectual property), in each case to the extent funded with amounts other than the Net Cash Proceeds of any Debt Issuance, Equity Issuance, Asset Disposition or Casualty Event;

(v)                                 the increase, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period;

(vi)                              cash items of expense (including losses) during such Excess Cash Flow Period (A) not deducted in calculating Consolidated EBITDA or (B) added back to Consolidated Net Income in calculating Consolidated EBITDA, including, without limitation, the items described in clauses (D), (F), (G), (H), (I), (N), (O), (P) and (U) of the definition of Consolidated EBITDA;

(vii)                           the amount of any non-cash gain included in Consolidated EBITDA for such Excess Cash Flow Period recognized as a result of any Asset Dispositions;

(viii)                        cash payments by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries (other than obligations described in clause (iv)(B) above or Indebtedness) to the extent such payments are not expensed during any Excess Cash Flow Period or are not deducted in calculating Consolidated EBITDA;

(ix)                              the amount of Restricted Payments paid in cash during such Excess Cash Flow Period pursuant to Section 7.07, to the extent funded with amounts other than the Net Cash Proceeds of any Debt Issuance, Equity Issuance, Asset Disposition or Casualty Event;

(x)                                 the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries from internally generated cash flow of the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period to the extent that such expenditures are not expensed during such Excess Cash Flow Period or are not deducted in calculating Consolidated EBITDA;

(xi)                              without duplication of amounts deducted from Excess Cash Flow in any other period, and at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during the Excess Cash Flow Period relating to the Acquisition, the Lumara Acquisition Documents, Permitted Acquisitions, Acquisitions (including Acquisitions consummated prior to the Closing Date) (including, in each case, earnouts, “milestone” payments or similar amounts), Permitted Joint Ventures or other Investments permitted by Section 7.06, Consolidated Capital Expenditures or acquisitions or licenses of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following such Excess Cash Flow Period, provided that, to the extent the aggregate amount of internally generated cash flow utilized to finance such Permitted Acquisitions, Permitted Joint Ventures or other Investments permitted by Section 7.06, Consolidated Capital Expenditures, or acquisitions or licenses of intellectual property during such period of four consecutive fiscal quarters is less than the Contract

Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xii)                           the amount added back to Consolidated Net Income in calculating Consolidated EBITDA for such Excess Cash Flow Period pursuant to clauses (N), (O) and (Q) of the definition of Consolidated EBITDA; and

(xiii)                        the aggregate amount of Pro Forma Acquisition EBITDA included in calculating Consolidated EBITDA during such Excess Cash Flow Period.

“Excess Cash Flow Period” means each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2016.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary, (b) any Foreign Subsidiary that is a CFC, (c) any Domestic Subsidiary that is (i) a Subsidiary of a Foreign Subsidiary that is a CFC or (ii) a Subsidiary that has no material assets other than Equity Interests of one or more CFCs (each such Subsidiary a “CFC Holdco”), (d) any Subsidiary that is prohibited or restricted by applicable Law, accounting policies or by Contractual Obligation existing on the Closing Date (or, with respect to any Subsidiary acquired or organized by the Borrower or a Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired or organized) from providing a guaranty, or if such guaranty would require governmental (including regulatory) or third party consent, approval, license or authorization, (e) any not-for-profit Subsidiary, (f) any Subsidiary that is a captive insurance company, (g) each Immaterial Subsidiary, (h) any Subsidiary that is a special purpose entity to the extent reasonably satisfactory to the Administrative Agent, (i) in the case of any Excluded Swap Obligation, any Subsidiary that is not an “Eligible Contract Participant” as defined in the Commodity Exchange Act, (j) any Unrestricted Subsidiary, (k) any Subsidiary acquired pursuant to a Permitted Acquisition or Investment that is subject to Indebtedness permitted to be assumed pursuant to the Loan Documents and any Subsidiary thereof that guarantees such Indebtedness, in each case to the extent, and so long as, such Indebtedness prohibits such Subsidiary from becoming a Guarantor, (l) any Massachusetts securities corporation, if the granting of a guarantee by such corporation would result in adverse tax or other consequences to the Borrower or such Subsidiary, and (m) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing the guaranty shall outweigh the benefits to be obtained by the Lenders therefrom, in each case (except with respect to any Excluded Subsidiary designated as such pursuant to clause (j) above), so long (and only so long) as each such Subsidiary does not enter into any Guarantee Obligation in respect of any Indebtedness of any Loan Party.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Excluded Taxes” means, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or net profits (however denominated), and franchise or gross revenue Taxes imposed on it (in lieu of, as an alternative to, or in addition to net income Taxes) or branch profit Taxes by a jurisdiction (or any political subdivision thereof), in each case, (A) imposed as a result of such recipient being organized in, a tax resident of or having its principal office in such jurisdiction or, in the case of any Lender, such Lender having its Lending Office in such jurisdiction, or (B) that are Other Connection Taxes, (ii) other than with respect to an assignee pursuant to a request by the Borrower under Section 10.13, any U.S. federal withholding Tax that is imposed on amounts payable to any Person pursuant to any law in effect at the time such Person becomes a party hereto (or designates a new Lending Office), except to the extent that such Person (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 3.01 but such Person shall only be entitled to such additional amount that such Person (or its assignor, if any) was entitled to under Section 3.01 immediately before such Person became a party to this Agreement or designated a new lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 3.01(e) and (iv) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Executive Order” has the meaning specified in Section 5.22.

“Existing Debt Documents” means the Credit Agreement, dated as of November 12, 2014, among the Borrower, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and collateral agent, the Credit Agreement, dated as of September 19, 2012, among CBR Systems, Inc., as borrower, the lenders from time to time party thereto and Bank of Montreal, as administrative and collateral agent, and the Note Purchase Agreement, dated as of September 19, 2012, among CBR Systems, Inc., as issuer, the loan parties from time to time party thereto, and Newstone Capital Partners II, L.P., 1492 Capital, LLC, and NCP CBR Group Investors, LLC, as purchasers.

“Existing Indebtedness” has the meaning specified in Section 7.01(i).

“Extended Term Loans” has the meaning specified in Section 2.16(a)(ii).

“Extending Term Loan Lender” has the meaning specified in Section 2.16(a)(ii).

“Extension” has the meaning specified in Section 2.16(a).

“Extension Offer” has the meaning specified in Section 2.16(a).

“Failed Loan” has the meaning specified in Section 2.03(c).

“FATCA” means current Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantially comparable to such Sections and not materially more onerous to comply with), any current or future regulations with respect thereto or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements with respect to the implementation of the foregoing and any official interpretation thereof.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§78dd-1 et seq.).

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter dated June 29, 2015 among the Borrower, Jefferies Finance LLC and Barclays Bank PLC.

“Finance Document” means (i) each Loan Document and (ii) each Swap Agreement between one or more Loan Parties and a Swap Creditor evidencing Swap Obligations permitted hereunder, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations and (ii) all Swap Obligations of a Loan Party permitted hereunder owed or owing to any Swap Creditor.

“Finance Party” means each Lender, each Swap Creditor, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

“First Lien Net Leverage Ratio” means the Total Net Leverage Ratio, but excluding from the numerator of such ratio all Consolidated Funded Indebtedness that is (i) not secured by a Lien or (ii) secured by a Lien junior to the Liens of the Collateral Documents.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied on a basis consistent with the Borrower Audited Financial Statements (but otherwise subject to Section 1.03).

“Good Practices” means the following regulations and final issued guidance with respect thereto:  (a)  FDA’s Current Good Laboratory Practices requirements set forth in 21 C.F.R. Part 58, (b)  FDA’s current Good Clinical Practice and Clinical Trials,  set forth in 21 C.F.R. Parts 312, 50 and 56; (c) FDA’s current Good Tissue Practices, set forth in 21 C.F.R. Part 1271; (d) FDA’s current Good Manufacturing Practices, as set forth in 21 C.F.R. Parts 210 and 211;  and (e) similar requirements of foreign Governmental Authorities.

“Government Acts” has the meaning specified in Section 2.05(m).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Eurodollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article III, such Loan shall be included in the same Group or Group of Loans from time to time as it would have been had it not been so converted or made.

“Group Company” means any of the Borrower and the Borrower’s Subsidiaries (regardless of whether or not such Subsidiaries are consolidated with the Borrower for purposes of GAAP), and “Group Companies” means all of them, collectively.

“Guaranty” means the Guaranty, substantially in the form of Exhibit E hereto, by the Subsidiary Guarantors in favor of the Administrative Agent.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other credit support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, support agreements, comfort letters, take or pay arrangements, put agreements, performance guaranties or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all materials, chemicals, substances, wastes, including medical wastes, pollutants, contaminants, compounds, mixtures and constituents in any form including petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas regulated pursuant to, or which can give rise to liability under, any Environment Law.

“Health Care Laws” means all Laws relating to any of the following (a) the approval, clinical development, manufacturing, testing, marketing, sales, promotion, distribution, import or export of any health care product, including any pharmaceutical, biopharmaceutical, biologic, controlled substance or medical device, (b) the delivery of healthcare (including medical, dental, pharmacy, laboratory and related services and supplies) to individuals; (c) credentialing, licensure, regulation, inspection or certification of a healthcare provider whether an individual, facility or entity; or (d) payment for or insuring of health care expenses, medical assistance programs and programs sponsored or paid for by Governmental Authorities principally intended to provide or pay for health care and related services and supplies, including, without limitation, state Boards of Pharmacy and clinical laboratory laws and regulations, any state or federal anti-markup or comparable laws or regulations related to payment for services, (e) the regulation of the financial interactions between industry and health care professionals and the reporting thereof; or (ix) the regulation false statements or claims including knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or registration or (f) the regulation of the collection, processing, retention, use, disclosure, access, transfer or destruction of information that identifies or could reasonably be used to identify an individual, such Laws to include the following the U.S. Controlled Substances Act (21 U.S.C. Section 801 et seq.), the Federal Food, Drug & Cosmetics Act (21 U.S.C. §§ 301 et seq.), the Prescription Drug Marketing Act of 1987 (21 U.S.C. §§ 353 et seq.), the Public Health Service Act (42 U.S.C. § 256b), the Stark Law (42 U.S.C. §§ 1395nn), the Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009 (collectively, “HIPAA”), the exclusion laws (42 U.S.C. 1320a-7), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.), Good Practices and related state or local statutes or regulations promulgated under any of the foregoing, each as amended or supplemented from time to time.

“Identified Participating Lenders” has the meaning specified in Section 2.09(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Immaterial Subsidiary” means a Subsidiary that is not a Material Subsidiary.

“Increase Amendment” has the meaning set forth in Section 2.15(c).

“Increase Effective Date” has the meaning set forth in Section 2.15(a).

“Incremental Commitment” has the meaning specified in Section 2.15(a).

“Incremental Facility” means a facility consisting of loans or commitments under Section 2.15.

“Incremental Loans” has the meaning set forth in Section 2.15(a).

“Incremental Revolving Commitment” has the meaning set forth in Section 2.15(a).

“Incremental Revolving Commitment Percentage” means, for each Lender, the percentage of the aggregate Incremental Revolving Commitments represented by such Lender’s Incremental Revolving Commitment at such time and identified as its Incremental Revolving Commitment Percentage on Schedule 1.01 to any Increase Amendment, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Incremental Revolving Loans” has the meaning set forth in Section 2.15(a).

“Incremental Term Lender” means each Person which shall have acquired or shall acquire an Incremental Term Loan or Incremental Term Commitment pursuant to Section 2.15.

“Incremental Term Loan” has the meaning specified in Section 2.15(a).

“Incremental Term Loan Commitment” has the meaning set forth in Section 2.15(a).

“Incremental Term Loan Commitment Percentage” means, for each Lender for any Class of Incremental Term Loan Commitments, the percentage of the aggregate Incremental Term Loan Commitments of such Class represented by such Lender’s Incremental Term Loan Commitment with respect to such Class at such time and identified as its Incremental Term Loan Commitment Percentage on Schedule 1.01 to the applicable Increase Amendment, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Incremental Total Cap” means:

(a)                                 $225,000,000 less the aggregate principal amount of all Incremental Facilities and Permitted Incremental Equivalent Debt incurred or issued in reliance on this clause (a), plus

(b)                                 the amount of any optional prepayment of any Loan, including any Loan under any Incremental Facility (accompanied, to the extent such prepayments are of incremental loans, by a reduction in the like amount under the applicable incremental commitments), and/or the amount of any permanent reduction of any Incremental Revolving Commitment so long as, in the case of any optional prepayment, such prepayment was not in connection with a Refinancing of such Loan or other Indebtedness or funded with the proceeds of any long-term Indebtedness, plus

(c)                                  an unlimited amount so long as the First Lien Net Leverage Ratio would not exceed 1.35 : 1.00 on a Pro Forma Basis (it being acknowledged that, solely to the extent that amounts incurred under clause (a) or (b) and this clause (c) are incurred simultaneously, in calculating the amount that may be incurred under clause (c), the First Lien Net Leverage Ratio may exceed 1.35 : 1.00 on a Pro Forma Basis as a result of the incurrence of the amount permitted to be incurred at such time under clause (a) or (b)).

Any Incremental Facility shall be deemed to have been incurred in reliance on clause (b) above prior to any amounts under clause (a) or (c) above. Any Incremental Facility shall be deemed to have been incurred in reliance on clause (c) above prior to any amounts under clause (a) above.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)                                     all obligations of such Person for borrowed money;

(ii)                                  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)                               all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(iv)                              all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business and due within six months of the incurrence thereof);

(v)                                 the Attributable Indebtedness of such Person in respect of Capital Lease Obligations, Sale/Leaseback Transactions and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP);

(vi)                              all obligations, contingent or otherwise, of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, letter of guaranty, bankers’ acceptance, surety bond, performance bond or similar instrument;

(vii)                           all obligations of the types specified in clauses (i) through (vi) above of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (vii) shall not for purposes of this Agreement exceed the fair market value of the properties or assets subject to such Lien;

(viii)                        all Guaranty Obligations of such Person;

(ix)                              all Debt Equivalents of such Person; and

(x)                                 the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor;

provided that (i) Indebtedness shall not include (A) deferred compensation arrangements or any deferred obligations incurred under ERISA, (B) earn-out, “milestone” or similar obligations (including such obligations arising under the Lumara Acquisition Agreement), in each case unless such obligation is not paid within five (5) Business Days following the date it becomes due and owing, (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions or other Business Acquisitions permitted under Section 7.06, (D) obligations under any Swap Agreement, (E) deemed Indebtedness pursuant to Accounting Standards Codification 825 or 480 (formerly SFAS Nos. 133 or 150, respectively), (F) installment payments or the deferred purchase price of property or services to the extent payable at the option of such Person in Qualified Capital Stock of the Borrower or (G) any obligations to pay any additional purchase price in the form of a working capital adjustment or similar adjustment under the Acquisition Agreement or in respect of any Permitted Acquisition and (ii) the amount of any Limited Recourse Indebtedness of any Person shall be equal to the lesser of the balance thereof and the fair market value of any assets of such Person securing such Indebtedness or to which such Indebtedness is otherwise recourse.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Term Commitment” means, with respect to any Lender, the commitment of such Lender to have made an Initial Term Loan on the Closing Date in a principal amount equal to such Lender’s Applicable Percentage of the Initial Term Committed Amount.

“Initial Term Committed Amount” means $350,000,000.

“Initial Term Lender” means each Lender identified on Schedule 2.01 of the Credit Agreement as having an Initial Term Commitment hereunder and each Eligible Assignee which shall have acquired or shall acquire an Initial Term Loan pursuant to Section 10.06(b).

“Initial Term Loan” means each term loan made by the Initial Term Lenders to the Borrower pursuant to Section 2.01.

“Insolvency Claim” has the meaning specified in Section 10.06(h).

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Loan Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than transactions permitted by Section 7.04) or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Insurance Proceeds” means all property or casualty insurance proceeds (excluding, for the purposes of clarity, business interruption insurance proceeds and workers compensation insurance), damages and awards, in each case with respect to any Casualty.

“Intellectual Property” has the meaning specified in Section 5.16(a).

“Intercompany Note” means a promissory note contemplated by Section 7.06(a)(ix), substantially in the form of Exhibit H hereto.

“Interest Payment Date” means (i) as to Base Rate Loans, the last Business Day of each March, June, September and December, commencing September 30, 2015, and the Maturity Date for Loans of the applicable Class and (ii) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date for Loans of the applicable Class, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the respective dates that fall every three months after the beginning of such Interest Period.

“Interest Period” means with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one, three, six or (to the extent consented to by all applicable Lenders) twelve months thereafter, as the Borrower may elect in the applicable notice; provided that:

(xi)                              any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (v) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(xii)                           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(xiii)                        if so provided in a written notice to the Borrower by the Administrative Agent at the direction of the Required Lenders, no Interest Period in excess of one month may be selected at any time when an Event of Default is then in existence; and

(xiv)                       no Interest Period may be selected which would end after the Maturity Date for Loans of the applicable Class.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets, a business, a drug or pharmaceutical product or product line of another Person (excluding any purchases of component parts, supplies or products, in each case in the Ordinary Course of Business) or assets constituting a business unit, line of business or division of such Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer of the Borrower, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Responsible Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been returned or repaid to the investor in cash as a repayment of principal or a return of capital and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  For purposes of Section 7.06, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Judgment Currency” has the meaning specified in Section 10.18(a).

“Judgment Currency Conversion Date” has the meaning specified in Section 10.18(a).

“Junior Financing” means any Subordinated Indebtedness of any Restricted Group Company and any Indebtedness of any Restricted Group Company secured by a Lien junior to the Liens of the Collateral Documents.

“Latest Maturity Date” means, at any date of incurrence of any Indebtedness, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any Incremental Loan, any Extended Term Loan, any Refinancing Revolving Loan, any Refinancing Term Loan or any applicable Commitment in respect thereof, in each case then outstanding and as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, licenses, authorizations and permits of any Governmental Authority.

“Lender” means each Initial Term Lender and each other Person having a Commitment or holding a Loan hereunder, and each Eligible Assignee which shall have acquired or shall acquire a Loan or Commitment pursuant to Section 10.06(b).

“Lending Office” means with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).  Solely for the avoidance of doubt, the filing of a UCC financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

“Limited Recourse Indebtedness” means with respect to any Person, Indebtedness to the extent:  (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Loan” means a Term Loan, an Incremental Loan, a Refinancing Term Loan or a Refinancing Revolving Loan (or a portion of any Term Loan, Incremental Loan, Refinancing Term Loan or Refinancing Revolving Loan), individually or collectively as appropriate; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Collateral Documents, any Increase Amendment, any Refinancing Amendment, each Extension Offer, and each Accession Agreement, collectively, in each case as the same may be amended, modified or supplemented from time to time, and all other related agreements and documents executed by a Loan Party in favor of, and delivered to, any Senior Credit Party pursuant to any of the foregoing, but for the avoidance of doubt, excluding any Swap Agreements.

“Loan Party” means each of the Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.

“Lumara Acquisition” means the acquisition effected pursuant to the Lumara Acquisition Agreement.

“Lumara Acquisition Agreement” means the Agreement and Plan of Merger, dated as of September 28, 2014, by and among the Borrower, Snowbird, Inc., a Delaware corporation, the Stockholders’ Representative named therein and Lumara Health, Inc., a Delaware corporation.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the business, property, results of operations, or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material adverse effect on the rights of or benefits or remedies available to the Lenders or the Collateral Agent under the Loan Documents taken as a whole; or (c) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Finance Parties) on the Collateral or the priority of such Liens.

“Material Subsidiary” means any Restricted Subsidiary of the Borrower that, as of the last day of the most recently ended fiscal quarter of the Borrower, had assets or revenues (on a consolidated basis including its Subsidiaries) with a value in excess of 5.0% of the consolidated tangible assets of the Borrower and its Consolidated Subsidiaries or 5.0% of the consolidated revenues of the Borrower and its Consolidated Subsidiaries; provided that in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 5.0% of the consolidated tangible assets of the Borrower and its Consolidated Subsidiaries or 5.0% of the consolidated revenues of the Borrower and its Consolidated Subsidiaries as of the end of and for the most recently completed fiscal year of Borrower, then one or more of such Restricted Subsidiaries as designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Restricted Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess).

“Maturity Date” means (a) for Incremental Term Loans and Incremental Revolving Loans, the maturity date specified therefor in the applicable Increase Amendment, (b) for Extended Term Loans of any Class, the extended maturity date for such Class effected pursuant to Section 2.16, (c) for Refinancing Revolving Loans and Refinancing Term Loans, the maturity date specified therefor in the applicable Refinancing Amendment and (d) for Initial Term Loans other than Extended Term Loans, the sixth anniversary of the Closing Date, provided that if any date that would be the Maturity Date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“MFN Requirement” means, with respect to any Indebtedness, the requirement that if the applicable margins (or similar measure of interest margin) for such Indebtedness are more than 0.50% per annum higher than the Applicable Margins for the Initial Term Loans, then the Applicable Margins for the Initial Term Loans shall be increased to the extent necessary so that the Applicable Margins for the Initial Term Loans are equal to the applicable margins for the Incremental Term Loans minus 0.50%; provided, further, that (A) in determining the Applicable Margins applicable to the Initial Term Loans and such Indebtedness, (x) any pricing floor and any OID or upfront fees shall be included (with OID being equated to interest based on an assumed four year life to maturity) and (y) customary arrangement or underwriting fees not payable to all Lenders in connection with the Initial Term Loans or such Indebtedness shall be excluded and (B) any such increase in the Applicable Margins for the Initial Term Loans required due to the application of any pricing floor shall be effected solely through the increase of the floor set forth in clause (b) of the definition of “Adjusted Eurodollar Rate”.

“Minimum Extension Condition” has the meaning specified in Section 2.16(b).

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust, deed to secure debt, or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law.

“Mortgaged Property” means (a) each owned Real Property located in the United States set forth on Section II(D) to any Perfection Certificate dated the Closing Date and (b) each owned Real Property located in the United States, if any, which shall be subject to a Mortgage required to be delivered after the Closing Date pursuant to Section 6.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(i)                                     with respect to any Asset Disposition (other than an Asset Disposition consisting of a lease or license where one or more Restricted Group Companies is acting as lessor or licensor entered into in the ordinary course of business), Casualty or Condemnation, (A) the gross amount of all cash proceeds (including cash Insurance Proceeds and cash Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds) actually received by any Restricted Group Company in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition, Casualty or Condemnation as and when received in cash), less (B) the sum of (1) the amount, if any, of all Taxes and customary fees, legal fees, accounting fees, advisory fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Restricted Group Company or to Affiliates of any Restricted Group Company except for those payable on terms and conditions as favorable to the applicable Restricted Group Company as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by any Restricted Group Company, but only to the extent not already deducted in calculating the amount referred to in clause (i)(A) above, (2) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) or purchase price adjustment associated with such Asset Disposition, Casualty or Condemnation, (3) if applicable, the amount of any Indebtedness secured by a Permitted Lien (other than any Lien securing the Obligations, any Permitted Incremental Equivalent Debt or any Credit Agreement Refinancing Indebtedness) that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation, (4) reasonable and customary funded escrows for indemnification obligations attributable to the seller’s indemnities and representations and warranties to the purchaser in any such sale (provided, that upon release of any such escrowed funds to a Restricted Group Company, such proceeds shall be excluded from this clause (B)), and (5) any payments to be made by any Restricted Group Company as agreed between such Restricted Group Company and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith; and

(ii)                                  with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds received by any Restricted Group Company in respect of such Equity Issuance or Debt Issuance, as the case may be (including cash proceeds subsequently as and when received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), less the sum of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, accounting fees, advisory fees, consulting fees, accounting fees and other customary fees and expenses and Taxes directly incurred by any Restricted Group Company in connection therewith (other than those payable to any Restricted Group Company or any Affiliate of any Restricted Group Company except for those payable on terms and conditions as favorable to the applicable Restricted Group Company as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party).

“Net Working Capital” means shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Nominal Shares” means director’s qualifying shares to the extent such issuances are required by applicable Laws and nominal amounts of shares required by applicable Law to be held by local nationals.

“Non-Extension Notice Date” has the meaning specified in Section 2.05(c)(iii).

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.09 and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Term Note or another note, in form and substance reasonably acceptable to the Administrative Agent, evidencing any Incremental Revolving Loan.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.

“Notice of Extension/Conversion” has the meaning specified in Section 2.07.

“Obligation Currency” has the meaning specified in Section 10.18(a).

“OFAC” has the meaning specified in Section 5.22(b)(vi).

“Offered Amount” has the meaning specified in Section 2.09(a)(ii)(D)(1).

“Offered Discount” has the meaning specified in Section 2.09(a)(ii)(D)(1).

“Officer’s Certificate” means a certificate executed by a Responsible Officer or secretary, each in his or her official (and not individual) capacity.

“OID” means original issue discount.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Ordinary Course of Business” means, with respect to any action taken by any Restricted Group Company (or any predecessor in interest thereof), an action taken by such Person that is substantially consistent with the past practices of the Restricted Group Companies and is taken within the customary scope of the regular operations of the Restricted Group Companies (including with respect to quantity and frequency).

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.09(c)(iv).

“Other Connection Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes, arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document except any Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Lender” has the meaning specified in Section 2.09(a)(ii)(C)(2).

“Patriot Act” has the meaning set forth in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit G-3 to this Agreement, completed with the schedules and attachments contemplated thereby and duly executed on behalf of such Loan Party by a Responsible Officer of such Loan Party.

“Permits” has the meaning set forth in Section 5.15(b).

“Permitted Acquisition” means a Business Acquisition; provided that:

(i)                                     the Equity Interests or property or assets acquired in such Business Acquisition relate to a business in which the Borrower and its Restricted Subsidiaries are permitted to engage pursuant to Section 7.03;

(ii)                                                    within 45 days after (or such later date as may be agreed to by the Administrative Agent, in its sole discretion) the date of the consummation of such Business Acquisition, each applicable Loan Party and the acquired entity and its Subsidiaries shall have complied with Section 6.12 to the extent applicable;

(iii)                                                 in the case of a Business Acquisition of the Equity Interests of another Person,  except in the case of a Business Acquisition pursuant to a sale consummated pursuant to a final order of a court of competent jurisdiction, the Board of Directors of such other Person shall have duly approved such Business Acquisition;

(iv)                                                (x) (i) at the time of the execution and delivery of the binding agreement pursuant to which such Business Acquisition is to be consummated, no Event of Default shall have occurred and be continuing and (ii) no payment or bankruptcy event of default shall have occurred and be continuing immediately prior to and after giving effect to such Business Acquisition, and (y) unless the purchase price for such Business Acquisition (i) is paid entirely with the Net Cash Proceeds of Equity Issuances by the Borrower and/or in the form of Capital Stock of the Borrower and (ii) does not involve the incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (or the assumption of any surviving Indebtedness of the Person or Persons acquired in such Business Acquisition, other than Indebtedness of any such Person permitted under permitted under Section 7.01(iii), (viii)(A), (ix), (xi), (xii), (xiv) or (xv))  and not incurred in contemplation of such Business Acquisition), upon giving effect to such Business Acquisition on a Pro Forma Basis, the Total Net Leverage Ratio of the Borrower and its Consolidated Subsidiaries shall be no greater than 4.50 : 1.00; and

(v)                                                   as a result of such Business Acquisition:  (A) each Person acquired becomes a Restricted Subsidiary; or (B) each Person acquired, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or assets constituting a business unit, a line of business or a division of such Person) to, or such Person is liquidated into, the Borrower or a Restricted Subsidiary; provided, that the aggregate amount of Investments made by the Loan Parties in Permitted Acquisitions of Persons that do not become Subsidiary Guarantors or assets that do not become owned by Subsidiary Guarantors, together with, but without duplication of, Investments by any Loan Party in any Non-Loan Party pursuant to Section 7.06(a)(ix)(C), shall not exceed the greater of (x) $75,000,000 and (y) 3.0% of Consolidated Total Assets in aggregate amount outstanding from time to time, except to the extent (1) funded with the Net Cash Proceeds of any Equity Issuance that are Not Otherwise Applied or with the Available Amount in accordance with Section 7.06(xviii) or (2) that the consideration therefor consists of Qualified Equity Interests of the Borrower.

“Permitted Equal Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes, bonds or debentures (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (iii) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiary Guarantors and (iv) the Borrower, the holders of such Indebtedness (or any trustee, agent or similar representative on their behalf) and the Administrative Agent and/or Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations.

“Permitted Incremental Equivalent Debt” means term Indebtedness issued, incurred or otherwise obtained by the Borrower in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), junior lien or unsecured loans or secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by Liens on the Collateral on a junior priority basis or (in the case of Indebtedness that is not in the form of loans) an equal priority basis with the Liens on Collateral securing the Obligations, and that are issued or made in lieu of Incremental Commitments; provided that (i) the aggregate principal amount of all Permitted Incremental Equivalent Debt, when aggregated with the aggregate principal amount of Incremental Loans and undrawn Incremental Commitments, shall not exceed the Incremental Total Cap, (ii) such Permitted Incremental Equivalent Debt shall not be subject to any guarantee by, or be an obligation of, any Person other than a Loan Party, (iii) in the case of Permitted Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (iv) if such Permitted Incremental Equivalent Debt is secured, such Permitted Incremental Equivalent Debt shall be subject to an applicable Customary Intercreditor Agreement, (v) such Permitted Incremental Equivalent Debt shall not mature, and the terms of such Permitted Incremental Equivalent Debt shall not provide for any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to, the date that is 91 days after the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Permitted Incremental Equivalent Debt, other than customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans) and customary acceleration rights upon an event of default and (vi) any Permitted Incremental Equivalent Debt shall have terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) that are not materially less favorable (when taken as a whole) to the Borrower and its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Borrower) than the terms and conditions of this Agreement (when taken as a whole) (except for covenants or other provisions applicable only to periods after the Latest Maturity date at the time of such refinancing) and (vii) notwithstanding clause (i) above, any Permitted Incremental Equivalent Debt which is to be unsecured or secured on a junior basis to the Loans shall not be required to comply with the test set forth in clause (c) of the definition “Incremental Total Cap”, but rather shall not exceed an amount such that the Total Net Leverage Ratio does not exceed 4.50 : 1.00 (in the case of Permitted Incremental Equivalent Debt which is to be unsecured) or such that the Secured Net Leverage Ratio does not exceed 1.35 : 1.00 (in the case of Permitted Incremental Equivalent Debt which is to be secured on a junior basis), in each case on a Pro Forma Basis after giving effect to such Permitted Incremental Equivalent Debt and any contemporaneously incurred Incremental Loans or Incremental Commitments.

“Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Restricted Subsidiaries which is engaged in a line of business related, ancillary or complementary to those engaged in by the Borrower and its Restricted Subsidiaries.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral on a junior priority basis to the Liens on Collateral securing the Obligations, is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral and is secured pursuant to documentation no more favorable to the secured parties thereunder than the terms of the Collateral Documents, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”, (iii) the holders of such Indebtedness (or any trustee, agent or similar representative on their behalf) and the Administrative Agent and/or the Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on Collateral securing such obligations shall rank junior to the Liens on Collateral securing the Obligations, and (iv) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiary Guarantors.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Refinancing” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension (together, a “Refinancing”) of any Indebtedness of such Person; provided that (i) the principal amount thereof does not exceed the principal amount of the Indebtedness so amended, modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to any interest accrued thereon, any interest capitalized in connection with, any premium (including any tender premium) or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.01, (ii) other than with respect to a Permitted Refinancing in respect of the Indebtedness permitted under Section 7.01(iii), such amendment, modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and in the case of term loans has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being amended, modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Senior Credit Obligations or the Liens securing the Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to the Liens of the Collateral Documents, such amendment, modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Senior Credit Obligations or the Liens of such Indebtedness are subordinated to the Liens of the Collateral Documents, as applicable, (x) on subordination terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being amended, modified, refinanced, refunded, renewed or extended, (y) on subordination terms consistent with the then prevailing market terms for subordination of comparable Liens or Indebtedness (as applicable) or then prevailing market terms for subordinated high-yield Indebtedness or second lien

Indebtedness (as applicable) or (z) on subordination terms reasonably satisfactory to the Administrative Agent, (iv) if such Indebtedness being amended, modified, refinanced, refunded, renewed or extended is Indebtedness permitted under Section 7.01(i) or (v), the terms and conditions (including, if applicable, as to collateral, but excluding fees, premiums and pricing and, in the case of any Indebtedness convertible into Equity Interests, the terms of such conversion) of any such amended, modified, refinanced, refunded, renewed or extended Indebtedness are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being amended, modified, refinanced, refunded, renewed or extended in light of then current market conditions, (v) such amendment, modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (vi) other than with respect to a Permitted Refinancing in respect of the Indebtedness permitted under Section 7.01(iii), no Default or Event of Default shall have occurred and be continuing at the time thereof or no Default or Event of Default would result from any such amendment, modification, refinancing, refunding, renewal or extension.

“Permitted Reorganization” has the meaning specified in Section 7.06(a)(xxiv).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes, bonds or debentures or loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (ii) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiary Guarantors.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, including a Multiemployer Plan, that is maintained by, contributed to by or required to be contributed by any Restricted Group Company or any ERISA Affiliate, or with respect to which any Restricted Group Company or any ERISA Affiliate has any current or contingent obligation or liability.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit G-2, dated as of the Closing Date among the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Pledged Collateral” means the “Collateral” as defined in the Pledge Agreement.

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Principal Amortization Payment” means a scheduled principal payment on the Term Loans pursuant to Section 2.08.

“Principal Amortization Payment Date” means (i) the last Business Day of each calendar quarter, commencing with December 31, 2015 and (ii) the Maturity Date for the Term Loans.

“Pro Forma Acquisition EBITDA” means, with respect to any Permitted Acquisition or Investment incurred during any period, Consolidated EBITDA attributable to the target of such Permitted Acquisition, or attributable to the assets acquired in such Permitted Acquisition, determined and adjusted on a Pro Forma Basis and in a manner consistent with the adjustments and add-backs described in clauses (A)-(E), (G), or (J)-

(N), (P) or (T) of clause (ii) of the definition of Consolidated EBITDA (but excluding any pro forma synergies that are projected to be realized by the Borrower from such Permitted Acquisition).

“Pro Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro Forma Basis, that the transaction in question (including any related Business Acquisition, or other Investment and, in each case, payment of consideration therefor) shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements are required to have been delivered pursuant to Section 6.01(a) or (b) or, if such calculation is made prior to the first delivery of such financial statements, as of the first day of the period of four consecutive fiscal quarters ending on June 30, 2015.  In connection with any calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, in each case upon giving effect to a transaction on a “Pro Forma Basis”, (i) any Indebtedness incurred or repaid by the Borrower or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period or during the period from the last day of such period to and including the date of determination) shall be deemed to have been incurred or repaid, as the case may be, as of the first day of the relevant four fiscal quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations (giving consideration to any applicable rate “floor”), (iii) in the case of any determination of the permissibility of the incurrence of Indebtedness, if such Indebtedness is revolving in nature, a borrowing of the maximum amount of loans available shall be assumed, (iv) in the case of any determination of the permissibility of the incurrence of Indebtedness, the cash proceeds of all such Indebtedness shall be disregarded in calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, (v) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period and (vi) without duplication of subclause (ii)(Q) or (iv) of the definition of “Consolidated EBITDA”, such calculation shall give effect to pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies resulting from the transaction in question and projected by the Borrower in good faith to be realized by the Borrower and its Restricted Subsidiaries within 18 months after the Closing Date or the date of such transaction, as the case may be; provided that, in each such case, such changes shall be limited to those that are factually supportable, reasonably identifiable, attributable to such transaction, and supported by an officer’s certificate delivered to the Administrative Agent, and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period relating to such specified transaction, net of the amount of actual benefits realized during such period from such actions and without duplicating any adjustment pursuant to subclauses (ii)(Q) or (iv) of the definition of “Consolidated EBITDA”; provided that the aggregate amount that may be added pursuant to this clause (vi) in any Test Period, together with all adjustments pursuant to subclauses (ii)(Q) or (iv) of the definition of “Consolidated EBITDA”, shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to this clause (vi) and subclauses (ii)(Q) or (iv) of the definition of “Consolidated EBITDA”).

“Pro Forma Financial Statements” has the meaning specified in Section 4.01(j).

“Programs” has the meaning specified in Section 5.15(a).

“Pro Rata Share” has the meaning specified in Section 8.04(b).

“Public Lender” has the meaning specified in Section 10.02(d).

“Purchase Money Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used or useful in the business of the Borrower or such Subsidiary.

“Qualified Capital Stock” means, with respect to any Restricted Group Company, Equity Interests or Equity Equivalents of such Restricted Group Company that are not Indebtedness or Debt Equivalents.

“Qualifying Lender” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

“Refinancing” has the meaning specified in the definition of “Permitted Refinancing.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of the Refinancing Term Loans, Refinancing Revolving Commitments or Refinancing Revolving Loans incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Revolving Commitments” means one or more Classes of revolving commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of revolving loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Class hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of term loans that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 10.06(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Reinvestment Funds” means, with respect to any Net Cash Proceeds of Insurance Proceeds, any Condemnation Award or any Asset Disposition in respect of the single event or series of related events giving rise thereto, that portion of such funds as shall be reinvested (or be subject to a binding commitment for any such reinvestment) within 545 days after receipt thereof by a Restricted Group Company in assets used or useful the business of the Borrower and its Subsidiaries, including, without limitation, in connection with Permitted Acquisitions, Investments permitted hereunder, deferred purchase price or other payments in connection with acquisitions consummated prior to the Closing Date or as consideration under license or option arrangements; provided that, if any such Net Cash Proceeds are not actually so reinvested within 545 days of such receipt (or 365 days of receipt if not so committed on or prior to such 365th day), such unreinvested portion shall no longer constitute Reinvestment Funds and shall be applied on the last day of such period as a mandatory prepayment as provided in Section 2.09(c)(iii); provided further any related Net Cash Proceeds may only be deemed Reinvestment Funds if no Event of Default shall have occurred and be continuing on the date such Net Cash Proceeds are received.

“Rejected Amount” has the meaning specified in Section 2.09(f).

“Rejection Deadline” has the meaning specified in Section 2.09(f).

“Rejection Notice” has the meaning specified in Section 2.09(f).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, trustees, successors, directors, officers, employees, advisors, agents, representatives and assigns of such Person and of such Person’s Affiliates.

“Release” means any spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, upon, or from any building, structure, facility or fixture.

“Representative” has the meaning specified in Section 10.07.

“Repricing Transaction” means each of (i) the prepayment, repayment, refinancing, substitution, conversion or replacement of all or a portion of the Initial Term Loans substantially concurrently with the incurrence by any Loan Party of any secured term loans having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent in a manner consistent with generally accepted financial practices, including the equation of OID and upfront fees, which shall be deemed to constitute like amount of OID, based on an assumed four-year life to maturity) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) applicable to the Initial Term Loans so prepaid, repaid, refinanced, substituted, converted or replaced and (ii) any amendment, waiver or other modification to this Agreement the primary purpose of which is to reduce the effective interest cost of, or weighted average yield (to be determined by the Administrative Agent on the same basis as set forth in preceding clause (i)) of, the Initial Term Loans, or any mandatory assignment pursuant to Section 10.13 by any Lender refusing to consent to such an amendment, waiver or modification; provided that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control or Transformational Event constitute a Repricing Transaction. Any determination by the Administrative Agent contemplated by preceding clauses (i) and (ii) shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Lenders” means, at any date of determination, Lenders whose aggregate Credit Exposure constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders such Lender and its Credit Exposure at such time.

“Reserve Regulations” has the meaning specified in the definition of “Eurodollar Statutory Reserves”.

“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Group Company” means any of the Borrower and the Borrower’s Restricted Subsidiaries (regardless of whether or not such Restricted Subsidiaries are consolidated with the Borrower for purposes of GAAP), and “Restricted Group Companies” means all of them, collectively.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Restricted Group Company, now or hereafter outstanding and (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Restricted Group Company, now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary.  Unless otherwise specified, “Restricted Subsidiary” means any Restricted Subsidiary of the Borrower.

“Revolving Commitment” means an Incremental Revolving Commitment or a Refinancing Revolving Commitment.

“Revolving Credit Facility” means a revolving credit facility including, at the Borrower’s election and with the Administrative Agent’s approval (not to be unreasonably withheld or conditioned), subfacilities for swing line loans and letters of credit.

“S&P” means Standard & Poor’s Ratings Services and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Borrower or any of its Restricted Subsidiaries of any property, whether owned by the Borrower or any of its Restricted Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by the Borrower or any of its Restricted Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Net Leverage Ratio” means the Total Net Leverage Ratio, but excluding from the numerator of such ratio all Consolidated Funded Indebtedness that is not secured by a Lien.

“Securities Laws” means the Securities Act of 1933, the Exchange Act and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit G-1 hereto, dated as of the Closing Date among the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(i)                                     all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan under, or any Note issued pursuant to, this Agreement;

(ii)                                  all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)                               all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document;

(iv)                              all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and

(v)                                 in the case of the Borrower and each Subsidiary Guarantor, all amounts now or hereafter payable by the Borrower or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower or such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;

provided that Senior Credit Obligations consisting of obligations of any Loan Party arising under an Swap Agreement shall exclude all Excluded Swap Obligations.

“Senior Credit Party” means each Lender, the Administrative Agent, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solicited Discount Proration” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.09(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.09(a)(ii)(D) substantially in the form of Exhibit K-4.

“Solicited Discounted Prepayment Offer” means the written offer by each Lender, substantially in the form of Exhibit K-5, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.09(a)(ii)(D)(1).

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) the value of the assets of such Person (both at fair value and present fair saleable value in each case calculated on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) and (iii) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable Law).

“Specified Discount” has the meaning specified in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower’s Offer of Specified Discount Prepayment made pursuant to Section 2.09(a)(ii)(B) substantially in the form of Exhibit K-6.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit K-7, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.09(a)(ii)(B).

“Specified Discount Proration” has the meaning specified in Section 2.09(a)(ii)(B)(3).

“Specified Representations” has the meaning specified in Section 4.01(l).

“Specified Transaction” means any Business Acquisition, Joint Venture, Investment, Restricted Payment or licenses arrangement (in each case, whether or not consummated and including any such transaction consummated prior to the Closing Date) and/or (ii) Equity Issuances, Debt Issuances (including the incurrence of Incremental Loans, Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness) or other repayments, financings and amendments or other modifications or waivers of debt instruments or documents, mergers, Investments (other than Investments in cash or Cash Equivalents), Restricted Payments or dispositions outside of the ordinary course of business permitted by the Loan Documents.

“Submitted Amount” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Subordinated Indebtedness” of any Person means all Indebtedness which is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities under the Loan Documents.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means (A) each Subsidiary of the Borrower on the Closing Date (other than any Subsidiary that from time to time is an Excluded Subsidiary) and (B) each Subsidiary of the Borrower that becomes a party to the Guaranty after the Closing Date as required pursuant to Section 6.12 by execution of an Accession Agreement, and “Subsidiary Guarantors” means any two or more of them.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a)(i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier that 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements as may be reasonably requested by the Collateral Agent or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Creditor” means any Agent, Arranger, Lender or any Affiliate of any Agent, Arranger or Lender from time to time party to one or more Swap Agreements permitted hereunder with a Loan Party (even if any such Lender or its Affiliate for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Swap Creditors” means any two or more of them, collectively.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Insolvency or Liquidation Proceeding) of such Person in respect of any Swap Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Representative” has the meaning specified in Section 8.04(a).

“Swap Termination Value” means, at any date and in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means CBR Acquisition Holdings Corp., a Delaware corporation.

“Target Audited Financial Statements” has the meaning specified in Section 4.01.

“Target Group Companies” means the Target and its Subsidiaries, and “Target Group Company” means any one of them.

“Target Quarterly Financial Statements” has the meaning specified in Section 4.01.

“Tax Group” has the meaning specified in Section 7.07(v).

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, and any and all liabilities (including any interest, fines, additions to tax or penalties) applicable thereto.

“Term Commitment” means an Initial Term Commitment, an Incremental Term Commitment or a Refinancing Term Commitment.

“Term Lender” means a Person holding a Term Commitment or a Term Loan.

“Term Loan” means an Initial Term Loan, an Incremental Term Loan or a Refinancing Term Loan.

“Term Note” means a promissory note, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay outstanding Term Loans, as such note may be amended, modified or supplemented from time to time.

“Test Period” has the meaning specified in the definition of “Consolidated EBITDA”.

“Threshold Amount” means $50,000,000.

“Title Company” means First American Title Insurance Company or such other title insurance company as shall be retained by Borrower and reasonably acceptable to Administrative Agent.

“Total Net Leverage Ratio” means on any date the ratio of (i) Consolidated Funded Indebtedness (calculated net of up to $50,000,000 of unrestricted cash and Cash Equivalents and cash and Cash Equivalents restricted in favor of the Collateral Agent, in each case of the Borrower and its Domestic Subsidiaries (other than Unrestricted Subsidiaries) and in each case as of such date) to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on, or most recently preceding, such date.

“Transaction Documents” means the Acquisition Documents, the 2023 Notes Documents and the Loan Documents, collectively; “Transaction Document” means any one of them.

“Transactions” means the events contemplated by the Transaction Documents.

“Transformational Event” means any acquisition or investment by the Borrower or any Restricted Subsidiary that is either (i) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment or (ii) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type” has the meaning specified in Section 1.06.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection or priority of security interests in any collateral.

“Unfunded Liabilities” means, except as otherwise provided in Section 5.11(a)(i)(B), with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using applicable PBGC plan termination actuarial assumptions (the terms “present value” and “current value” shall have the same meanings specified in Section 3 of ERISA).

“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary on the Closing Date and listed on Schedule 6.16 or after the Closing Date pursuant to Section 6.16.

“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“Voting Securities” means Equity Interests of any Person having ordinary power to vote in the election of members of the Board of Directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except Nominal Shares) are at the time directly or indirectly owned by such Person.

Section 1.02                            Other Interpretative Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented, extended or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, extensions or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03                            Accounting Terms and Determinations.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein or as disclosed to the Administrative Agent.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either (x) the Borrower or (y) within 30 days after delivery of any financial statements reflecting any change in GAAP (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein.  Anything in this Agreement to the contrary notwithstanding , any obligation of a Person under a lease (whether existing as of the Closing Date or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a Capital Lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after the Closing Date; provided that all payments under any such lease shall continue to be treated as an expense for purposes of calculating Consolidated Net Income.

Section 1.04                            Rounding.  Any financial ratios required to be maintained by any Restricted Group Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05                            Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06                            Classes and Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Class and Type (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period.  Loans hereunder are distinguished by “Class” and “Type”.  The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to whether such Loan is an Initial Term Loan, an Incremental Term Loan or Incremental Revolving Loan of a class established pursuant to Section 2.15, a separate class of Extended Term Loans established in accordance with Section 2.16, or a separate class of Refinancing Term Loans or Refinancing Revolving Loans established pursuant to Section 2.17.  The “Type” of a Loan refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan.  Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Term Eurodollar Loan”) indicates that such Loan is a Loan of both such Class and such Type (e.g., both an Initial Term Loan and a Eurodollar Loan) or that such Borrowing is comprised of such Loans.

Section 1.07                            Foreign Currency Calculations.  For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

ARTICLE II

THE CREDIT FACILITIES

Section 2.01                            The Initial Term Loans.  Subject to the terms and conditions set forth herein, each Initial Term Lender severally agrees to make an Initial Term Loan to the Borrower on the Closing Date in a principal amount not exceeding its Initial Term Commitment.  The Borrowing of the Initial Term Loans shall be made from the several Initial Term Lenders ratably in proportion to their respective Initial Term Commitments.  The Initial Term Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Maturity Date of the Initial Term Loans may not be reborrowed.

Section 2.02                            Notice of Borrowings.  The Borrower shall give the Administrative Agent a Notice of Borrowing not later than 12:00 P.M. on (i) the Business Day immediately preceding the proposed Adjusted Base Rate Borrowing and (ii) the third Business Day before each Eurodollar Borrowing, specifying:

(a)                                 the date of such Borrowing, which shall be a Business Day;

(b)                                 the aggregate amount of such Borrowing;

(c)                                  the initial Type of the Loans comprising such Borrowing;

(d)                                 in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a); and

(e)                                  the location (which must be in the United States) and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the duration of the initial Interest Period is not specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one month, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a).

Section 2.03                            Funding of Loans.

(a)                                 Funding of Loans.  (i) Not later than 12:00 P.M. on the date of each Borrowing other than an Adjusted Base Rate Borrowing, or (ii) not later than 2:00 P.M. on the date of each Adjusted Base Rate Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office.  Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall make the funds so received available to the Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the applicable Notice of Borrowing, or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds, without interest.

(b)                                 Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable thereto pursuant to Section 2.06.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  A notice from the Administrative Agent to a Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(c)                                  Failed Loans.  If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (d)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower, or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any Law, rule, regulation or requirement applicable to the Administrative Agent.  Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan to the Borrower in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.04                            Evidence of Loans.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Credit Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a single Term Note substantially in the form of Exhibit B, payable to such Lender (or its registered assigns) in an amount equal to the aggregate unpaid principal amount of such Lender’s Term Loans, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender having one or more Notes shall record the date, amount, and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement or any error in any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note.  Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05                            [Reserved].

Section 2.06                            Interest.

(a)                                 Rate Options Applicable to Loans.  Each Borrowing shall comprise Base Rate Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.02.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower may not request any Borrowing that, if made, would result in an aggregate of more than ten separate Groups of Eurodollar Loans being outstanding hereunder at any one time.  For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups.  Interest hereunder shall be due and payable in arrears on each Interest Payment Date; provided that interest accruing on past due amounts shall be payable from time to time on demand.

(b)                                 Rates Applicable to Loans.  Subject to the provisions of subsection (c) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the then Applicable Margin for Eurodollar Loans and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Adjusted Base Rate for such day plus the then Applicable Margin for Base Rate Loans.

(c)                                  Additional Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a) or (f), all overdue principal, overdue interest, overdue fees and other overdue amounts then outstanding under the Loan Documents, from the date of such Event of Default until such overdue amount is paid in full or until such Event of Default is cured, as applicable, shall bear interest at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d)                                 Interest Payments.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof.  Accrued and unpaid interest at the Default Rate (including interest on past due interest) shall be due and payable upon demand.

(e)                                  Determination and Notice of Interest Rates.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate, and shall provide to the Borrower an invoice prior to each Interest Payment Date setting forth the Administrative Agent’s calculation of the amount payable on such date.  At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Adjusted Base Rate promptly following the public announcement of such change.

Section 2.07                            Extension and Conversion.

(a)                                 Continuation and Conversion Options.  The Loans included in each Borrowing shall bear interest initially at the type of rate allowed by Section 2.06 and as specified by the Borrower in the applicable Notice of Borrowing.  Thereafter, the Borrower shall have the option, on any Business Day, to elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article III and Section 2.07(d)), as follows:

(i)                                     if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii)                                  if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.05 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”) (which may be by telephone if promptly confirmed in writing), which notice shall not thereafter be revocable by the Borrower, to the Administrative Agent not later than 12:00 P.M. on the third Business Day before the conversion or continuation selected in such notice is to be effective.  A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Extension/Conversion applies, and the remaining portion to which it does not apply, are each $500,000 or any larger multiple of $100,000.

(b)                                 Contents of Notice of Extension/Conversion.  Each Notice of Extension/Conversion shall specify:

(i)                                     the Group of Loans (or portion thereof) to which such notice applies;

(ii)                                  the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii)                               if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)                              if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period”.  If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group be continued as Eurodollar Loans with an Interest Period of one month as of the last day of such Interest Period.

(c)                                  Notification to Lenders.  Upon receipt of a Notice of Extension/Conversion from the Borrower pursuant to Section 2.07(a), the Administrative Agent shall promptly notify each Lender of the contents thereof.

(d)                                 Limitation on Conversion/Continuation Options.  The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $500,000.  Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.08                            Amortization and Maturity of Loans.

(a)                                 Subject to adjustment as a result of prior payments in accordance with the terms of this Agreement and extensions in accordance with this Agreement, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on each Principal Amortization Payment Date the aggregate principal amount of the Initial Term Loans equal to $4,375,000.  Any remaining unpaid principal amount of the Initial Term Loans shall be due and payable on the Maturity Date.

(b)                                 Subject to adjustment as a result of prior payments in accordance with this Agreement and extensions in accordance with this Agreement, the Borrower shall repay the Loans (other than the Initial Term Loans) of each Class on the dates and in the amounts specified in the applicable Increase Amendment or Refinancing Amendment.

Section 2.09                            Prepayments.

(a)                                 Voluntary Prepayment of Term Loans.  (i) The Borrower shall have the right voluntarily to prepay Term Loans in whole or in part from time to time, subject to Section 3.05 and Section 2.09(g) but otherwise without premium or penalty; provided, however, that each partial prepayment of Term Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each payment pursuant to this Section shall be applied as set forth in Section 2.09(c)(vii).

(ii)                                  Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing and (y) repayments of Term Loans pursuant to this Section 2.09(a)(ii) are not funded with the proceeds of revolving Indebtedness, the Borrower may prepay the outstanding Term Loans, which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower, and which shall be prepaid on the following basis (and no Lender shall be obligated to participate in any voluntary prepayment pursuant to this Section 2.09(a)(ii), and each Lender’s decision so to participate, or not, shall be made in its sole discretion):

(A)                               The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.09(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.09(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B)                               (1)                                 Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.09(a)(ii)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $20,000,000 and whole increments of $5,000,000 in excess thereof (unless otherwise agreed by the Administrative Agent) and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2)                                 Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined the applicable Borrower Offer of Specified Discount Prepayment.

(3)                                 If there is at least one Discount Prepayment Accepting Lender, the Borrower will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and such Term Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)                               (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.09(a)(ii)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $20,000,000 and whole increments of $5,000,000 in excess thereof (unless otherwise agreed by the Administrative Agent) and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”).  Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount.  Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)                                 The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C).  The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)                                 If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the

Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)                               (1)                                 Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Restricted Group Company is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.09(a)(ii)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $20,000,000 and whole increments of $5,000,000 in excess thereof (unless otherwise agreed by the Administrative Agent) and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”).  Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount.  Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)                                 The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited

Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any.  If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)                                 Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.09(a)(ii)(D).  If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)                                In connection with any Discounted Term Loan Prepayment, the Borrower and the Term Lenders acknowledge and agree that the Auction Agent may require, as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F)                                 If any Term Loan is prepaid in accordance with subsections (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date.  The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 p.m., New York time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class(es) of Loans on a pro rata basis across such installments.  The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.09(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Pro Rata Share or other applicable share provided for under this Agreement.  The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.  In connection with each prepayment pursuant to this Section 2.09(a)(ii), the Borrower shall make a customary representation to the assigning or assignee Term Lenders, as applicable, that it does not possess material non-public information (or, if the Borrower is not at such time a publicly-reporting company, material information of the type that would not be public if the Borrower or any of its Subsidiaries were a publicly-reporting company) with respect to the Borrower and its Subsidiaries or their respective securities that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information), it being understood that documents posted on a U.S. government website or on the Borrower’s behalf on an Internet or intranet website, if any, in each case, to which the Administrative Agent has access shall be deemed to have been disclosed to the Term Lenders, or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such Discounted Term Loan Prepayment or (B) the market price of such Term Loans, or shall make a statement that such representation cannot be made.  The Restricted Group Companies hereby waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G)                               To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.09(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)                              Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.09(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)                                   Each of the Restricted Group Companies and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.09(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.09(a)(ii) as well as activities of the Auction Agent.

(J)                                   Each Restricted Group Company shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.09(a)(ii) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b)                                 [Reserved].

(c)                                  Mandatory Prepayments; Application of Prepayments.

(i)                                     [Reserved].

(ii)                                  Excess Cash Flow.  No later than 95 days after the end of each Excess Cash Flow Period, the Borrower shall prepay (or cause to be prepaid) the Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period minus (B) the aggregate amount of all voluntary prepayments of principal of the Loans that are not funded with the proceeds of long-term Indebtedness (which, in the case of Discounted Term Loan Prepayments, will be limited to the actual amount of cash paid to Lenders in connection with such prepayment (as opposed to the face amount of the Loans so prepaid)) (but, in the case of Incremental Revolving Loans or Refinancing Revolving Loans, only to the extent the Incremental Revolving Commitments or Refinancing Revolving Commitments, as applicable, are permanently reduced at the time of such prepayment of Incremental Revolving Loans or Refinancing Revolving Loans), if such voluntary prepayments are made (x) during such Excess Cash Flow Period and have not previously reduced the amount of any prepayment pursuant to this clause (ii) or, (y) at the election of the Borrower, after the last day of such Excess Cash Flow Period and prior to the date of prepayment (with any prepayment pursuant to Section 2.09(a)(ii) being measured by the amount applied to such prepayment, rather than the amount by which the outstanding principal amount of the Term Loans is reduced thereby).  As used in this Section 2.09(c)(ii), the term “Applicable ECF Percentage” for any Excess Cash Flow Period means 50%; provided that, for any Excess Cash Flow Period, the Applicable ECF Percentage shall be reduced to (i) 25% if the First Lien Net Leverage Ratio as of the last day of and for such Excess Cash Flow Period is less than or equal to 0.85 : 1.00 but greater than 0.60 : 1.00 and (ii) 0% if the First Lien Net Leverage Ratio as of the last day of and for such Excess Cash Flow Period is less than or equal to 0.60 : 1.00.

(iii)                               Asset Dispositions, Casualties and Condemnations, etc.  Within five Business Days after receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds from any Asset Disposition not in the ordinary course of business (other than any Asset Disposition permitted under clauses (i) through (xiii) or (xv) of Section 7.05), Casualty or Condemnation (in each case, excluding Net Cash Proceeds to the extent and so long as they constitute Reinvestment Funds), the Borrower shall prepay (or cause to be prepaid) the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, Casualty or Condemnation; provided that (A) if at the time that any such prepayment would be required, the Borrower is required to prepay, or to offer to repurchase, Permitted Incremental Equivalent Debt or any Credit Agreement Refinancing Indebtedness secured on an equal priority basis with the Obligations (or any Permitted Equal Priority Refinancing Debt) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Asset Disposition, Casualty or Condemnation (such Permitted Incremental Equivalent Debt and Permitted Equal Priority Refinancing Debt required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans required to be prepaid and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.09(c)(iii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; and (B) no such prepayment caused by the receipt of Net Cash Proceeds from any Asset Disposition, Casualty or Condemnation shall be required to the extent that the sum of such Net Cash Proceeds and all other Net Cash Proceeds from Asset Dispositions, Casualties or Condemnations (other than an Asset Disposition permitted under clauses (i) through (xiii) or (xv) of Section 7.05)) occurring after the Closing Date and during the same fiscal year does not exceed $5,000,000 (it being understood that a prepayment shall only be required of such excess).

(iv)                              Debt Issuances.  Within three Business Days after receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds from any Debt Issuance (other than any Debt Issuance permitted pursuant to Section 7.01 of this Agreement (other than subsection (vi) thereof, to the extent not applied in connection with the related Permitted Refinancing and other than any Debt Issuance in respect of Credit Agreement Refinancing Indebtedness)) the Borrower shall prepay (or cause to be prepaid) the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(v)                                 Notwithstanding any other provisions of this Section 2.09(c), (A) to the extent that any or all of the Net Cash Proceeds of any Asset Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.09(c)(iii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.09(c)(iii) (a “Foreign Casualty Event”), the Net Cash Proceeds of any Condemnation Award from a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.09(c)(iii) (a “Foreign Condemnation Award”), or Excess Cash Flow are prohibited or delayed by applicable local Law (including financial assistance and corporate benefit Laws or Laws relating to fiduciary and statutory duties of directors and officers) or restricted by applicable Organization Documents (so long as such restriction is in effect on the Closing Date or the date, if later, upon which such Foreign Subsidiary becomes a Subsidiary and was not effected in contemplation of this subsection (b)(v)) from being repatriated to the United States, the Borrower shall not be required to make a prepayment at the time provided in this Section 2.09(c), and instead, such amounts may be retained by the applicable Foreign Subsidiary (the Borrower hereby agreeing to use reasonable efforts to otherwise cause the applicable Foreign Subsidiary following the date on which the respective payment would otherwise have been required, promptly to take all actions reasonably required by the applicable local law, applicable organizational or constitutive impediment or other impediment to permit such repatriation), and if following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, applicable organizational or constitutive impediment or other impediment, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation could be made) applied (whether or not repatriation actually occurs) to the repayment of the Term Loans pursuant to this Section 2.09 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event, Foreign Condemnation Award or Excess Cash Flow would have a material adverse U.S. Tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

(vi)                              Application of Mandatory Prepayments.  Except as may be set forth in any Increase Amendment or Refinancing Amendment, all amounts required to be paid pursuant to this Section 2.09(c) shall be applied pro rata to the outstanding Term Loans (provided that any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Credit Agreement Refinanced Debt), and to the remaining unpaid principal in direct order of maturity.

(vii)                           Order of Application for Voluntary Prepayments.  All amounts allocated to the voluntary prepayment of the Term Loans shall be applied as directed by the Borrower at the time of the respective prepayment (or, in the absence of such direction, in direct order of maturity to the remaining unpaid Principal Amortization Payments).  Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.  All prepayments of Eurodollar Loans under this Section 2.09(c) shall be subject to Section 3.05.

(viii)                        Payments Cumulative.  Except as otherwise expressly provided in this Section 2.09, payments required under any subsection or clause of this Section 2.09 are in addition to payments made or required under any other subsection or clause of this Section 2.09.

(d)                                 Notice of Mandatory Prepayment Events.  The Borrower shall give to the Administrative Agent at least three Business Days’ prior written or telecopy notice of each and every prepayment required under Sections 2.09(c)(iii) and (iv), including a good faith estimate of (x) the amount of Net Cash Proceeds expected to be received therefrom and (y) the expected schedule for receiving such proceeds.

(e)                                  Notices of Prepayments.  The Borrower shall notify the Administrative Agent, in the case of prepayment of a Base Rate Loan, by 11:00 A.M. at least one Business Day prior to the date of any voluntary prepayment hereunder and, in the case of prepayment of a Eurodollar Loan, by 11:00 A.M., at least three Business Days prior to the date of voluntary prepayment.  Each notice of prepayment shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Eurodollar Loan or a Base Rate Loan and, in the case of a Eurodollar Loan, the Interest Period of such Loan.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share, if any, thereof.  Once such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable as specified therein; provided, however, that for voluntary prepayments under Section 2.09(a) or (b) the Borrower shall be entitled to make any such payment conditional on the receipt of other financing or the closing of another transaction to the extent specified in such notice.  All prepayments of Eurodollar Loans under this Section 2.09 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment, together with any additional amounts required pursuant to Section 3.05.

(f)                                   In the event of any prepayment of any Term Loans of any Term Lender pursuant to Section 2.09(c)(ii), (c)(iii) or, except with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness, (c)(iv) (an “Applicable Prepayment”), such Lender may reject all or a portion of its share of such Applicable Prepayment by written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 P.M. one Business Day after the date of such Term Lender’s receipt of notice of such Applicable Prepayment as otherwise provided herein (the “Rejection Deadline”).  If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent at or prior to the Rejection Deadline, such Term Lender will be deemed to have accepted its share of the Applicable Prepayment.  The aggregate portion of such Applicable Prepayment that is rejected by Term Lenders pursuant to Rejection Notices shall be referred to as the “Rejected Amount”.  Such Rejected Amount shall be returned by the Administrative Agent to the Borrower and may be used by the Borrower in any manner not prohibited by the Loan Documents.

(g)                                  “Soft” Call Protection.  If, on or prior to the date that is six months after the Closing Date, the Borrower (i) prepays, repays, refinances, substitutes, converts or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to subsection (c)(iv) above, in connection with a Repricing Transaction), or (ii) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (x) in the case of clause (i), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (y) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the date that is six months after the Closing Date, all or any portion of the Initial Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 10.13 as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced.  All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.  For the avoidance of doubt, in connection with any prepayment under Section 2.09(B)(iv) which constitutes a Repricing Event that is consummated in respect of all or any portion of the Initial Term Loans prior to the date that is six months after the Closing Date, the Borrower shall pay to the Term Lenders the premium specified in this subsection (g).

Section 2.10                            Termination of Commitments.  The Term Commitments shall terminate immediately upon the making of the Term Loans on the Closing Date.

Section 2.11                            Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Certain of such fees may be paid by funding the Term Loans at an original issue discount.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.12                            Pro Rata Treatment.  Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than fees retained by the Agents and the Arrangers for their own account), and each conversion or continuation of any Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective Applicable Percentages, Incremental Revolving Commitment Percentages and Incremental Term Loan Commitment Percentages, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of the applicable Class of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this Section 2.12 is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.13                            Sharing of Payments by Lenders.

(a)                                 If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing thereon; provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

(b)                                 Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14                            Payments Generally; Administrative Agent’s Clawback.

(a)                                 Payments by the Borrower.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Each payment of principal of and interest on Loans and fees hereunder shall be paid not later than 12:00 P.M. on the date when due, in Dollars and in Federal or other funds immediately available to the Administrative Agent at the account designated by it by notice to the Borrower.  Payments received after 12:00 P.M. shall be deemed to have been received on the next Business Day, and any applicable interest or fee shall continue to accrue.  The Administrative Agent shall distribute such payments to the applicable Lenders promptly following receipt thereof.  Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day (and such extension of time shall be reflected in computing interest or fees, as the case may be), unless (in the case of Eurodollar Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time.

(b)                                 Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice (which may be by telephone if promptly confirmed in writing) from the Borrower prior to the date on which any payment is due to the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith, and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Computations.  All computations of interest for Base Rate Loans when the Adjusted Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which Loan is made (or converted or continued), and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made (or continued or converted) shall, subject to subsection (a) above, bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15                            Increase in Commitments.

(a)                                 Borrower Request.  At any time after the later of (A) the Closing Date and (B) the earlier of (x) the completion of a Successful Syndication (as defined in the Fee Letter) and (y) 60 days after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of (i) one or more new Term Commitments or increases in the amount of the Term Commitments (each, an “Incremental Term Loan Commitment” and loans pursuant thereto “Incremental Term Loans”) or (ii) revolving commitments under a Revolving Credit Facility or increases in the amount of the Revolving Commitments in respect of a Revolving Credit Facility (each, an “Incremental Revolving Commitment” and loans pursuant thereto “Incremental Revolving Loans” and, collectively with the Incremental Term Loans, “Incremental Loans”; the Incremental Term Loan Commitments and Incremental Revolving Commitments are referred to herein as “Incremental Commitments”).  Each such notice shall specify (x) the date (each, an

“Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than five Business Days (or such lesser period as may be consented to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (y) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment; provided further that the consent (not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent with respect to the Persons providing such Incremental Loans, Incremental Term Loan Commitments or Incremental Revolving Commitments shall be required.

(b)                                 Conditions.  The increased or new Commitments shall become effective as of the Increase Effective Date; provided that:

(i)                                     no Default or Event of Default shall exist after giving effect to such Incremental Commitments; provided that, with respect to any Increase Amendment incurred for the primary purpose of financing an acquisition permitted by this Agreement, the requirement pursuant to this clause (b)(i) with respect to any Incremental Term Loans extended pursuant to such Increase Amendment shall be that no Event of Default under Section 8.01(a) or (f) shall exist after giving effect to such Incremental Commitments;

(ii)                                  each Incremental Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in clause (b)(iii) below;

(iii)                               the aggregate principal amount of Incremental Term Loans and Incremental Revolving Credit Commitments shall not, together with the aggregate principal amount of Permitted Incremental Equivalent Debt, exceed the Incremental Total Cap;

(iv)                              the representations and warranties of each Loan Party set forth in Article V in each other Loan Document shall be true and correct in all material respects on and as of the Increase Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided further that, with respect to any Increase Amendment incurred for the primary purpose of financing an acquisition  or Investment permitted by this Agreement, only the Specified Representations (and not any other representations or warranties in Article V or any of the other Loan Documents or otherwise) shall be required to be true and correct in all material respects on and as of the Increase Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(v)                                 the Borrower shall deliver or cause to be delivered a certificate of a Responsible Officer certifying compliance with the foregoing conditions.

(c)                                  Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)                                     the terms and provisions of Incremental Revolving Commitments and Incremental Revolving Loans shall be, except as otherwise set forth herein, (A) in the case of Incremental Revolving Commitments or Incremental Revolving Loans establishing the initial Revolving Credit Facility, on terms and conditions identical to those of the Initial Term Loans, with such amendments as shall be effected pursuant to Section 10.01(f), and (B) in the case of subsequent Incremental Revolving Commitments and Incremental Loans, identical to the Incremental Revolving Commitments and Incremental Revolving Loans, respectively, under the initial Revolving Credit Facility;

(ii)                                  the applicable margins and fees for the Incremental Loans and any commitment fees or letter of credit fees in respect of any Incremental Revolving Commitments shall be determined by the Borrower and the Lenders of the Incremental Loans; provided that, the MFN Requirement shall be satisfied with respect to such Incremental Term Loans;

(iii)                               the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans.  The maturity date of any Incremental Facility shall not be earlier than the Maturity Date applicable to the Initial Term Loan, and no Revolving Credit Facility or Incremental Revolving Commitments will have any scheduled commitment reductions or scheduled amortization prior to the Maturity Date for the Initial Term Loans at such time;

(iv)                              the Incremental Loans shall share ratably with the existing Term Loans with respect to the Guaranty, the security interests created by the Collateral Documents and, except as set forth below and in Section 2.09 with respect to mandatory prepayments, payment rights;

(v)                                 the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of Term Loans under Section 2.09(b), as specified in the applicable Increase Amendment;

(vi)                              the terms of such Incremental Facility, to the extent not otherwise addressed in the foregoing clauses (i) through (iv), shall be as set forth in the applicable Increase Amendment, provided that no Incremental Facility may have covenants or defaults (other than pricing, call protection and premiums and optional repayments) more favorable to the Lenders in respect of such Incremental Facility than the terms applicable to the Initial Term Loans or any prior Class of Incremental Term Loans (except for covenants or defaults applicable solely after the latest Maturity Date of the Initial Term Loans or such prior Class of Incremental Term Loans at the time of incurrence) unless such terms are agreed by the Administrative Agent.

The Incremental Term Loan Commitments and the Incremental Revolving Commitments shall be effected by an amendment and, if applicable, joinder agreement (the “Increase Amendment”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Term Loan Commitment or Incremental Revolving Commitment, as applicable, in form and substance satisfactory to each of them.  The Increase Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15 and may constitute an amendment and restatement of this Agreement.

(d)                                 Effectiveness.  On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to the Borrower in an amount equal to its Incremental Term Commitment or establish its Incremental Revolving Commitment in favor of the Borrower.

(e)                                  Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and security interests created by the Collateral Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Loans or any such new Commitments.

Section 2.16                            Extensions of Term Loans.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date, on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans, but subject to the applicable terms of clauses (ii) through (iv) below (each, an “Extension”), and each group of Term Loans, in each case as so extended, as well as the original Term Loans (not so extended), being a separate Class, any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, so long as the following terms are satisfied (it being understood that no such Lender shall have any obligation to commit to any such Extension):

(i)                                     [Reserved];

(ii)                                  except as to interest rates, fees, premiums, amortization, final maturity date, optional prepayment terms, mandatory prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in reasonable detail in the relevant Extension Offer), the Term Loans, as the case may be, of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”), shall have terms applicable prior to the original Maturity Date applicable to the Term Loans subject to such Extension no more favorable in any material respect, taken as a whole, to the Extending Term Loan Lender than the terms of the Class of Term Loans subject to such Extension Offer;

(iii)                               the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date at the time of extension;

(iv)                              the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, and, prior to the originally scheduled Maturity Date, such Extended Term Loans do not require scheduled principal payments in any calendar quarter greater (as a percentage of the original amount thereof) than those of the Term Loans not so extended;

(v)                                 any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vi)                              if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the

Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Term Loan Lenders have accepted such Extension Offer;

(vii)                           all documentation in respect of such Extension shall be consistent with the foregoing; and

(viii)                        any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.09 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and, unless the relevant Extension Offer specifies otherwise, may be waived by the Borrower) of Term Loans of any or all applicable Classes be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.12 or any other pro rata payment section) or any other Loan Documents that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.16.

(c)                                  No consent of any Lender or any Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof).  All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent and, to the extent applicable, the Collateral Agent, to enter into amendments to this Agreement and the other Loan Documents with the Borrower and other Loan Parties as may be necessary in order to establish new Classes in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.16.

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof and shall agree to such procedures (to ensure reasonable administrative management of the Loans and Commitments hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

(e)                                  This Section 2.16 shall supersede any provisions in Section 2.12, Section 2.13, Section 2.14 or Section 10.01 to the contrary.

Section 2.17                            Refinancing Amendments

(a)                                 On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and, if applicable, Revolving Loans (or unused Incremental Revolving Commitments) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Commitments or Refinancing Revolving Loans incurred under this Agreement pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.17 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to any applicable provisions in respect of letters of credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all letters of credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(b)                                 Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.17(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(c)                                  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.01(e) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(d)                                 This Section 2.17 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.18                            Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01                            Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments made by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law, provided that if any applicable withholding agent shall be required by applicable Law (as determined in good faith by the applicable withholding agent) to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and (iii) if such Tax is an Indemnified Tax (including any Other Taxes), the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions applicable to additional sums payable under this Section 3.01) the applicable Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Indemnification by the Loan Parties.  Without duplication of any additional amounts paid under Section 3.01(a), the Loan Parties shall indemnify each Agent, and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by such Agent, or such Lender, as the case may be, or required to be withheld or deducted from a payment to such Agent, or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Each Lender (including an assignee) shall, at such times as are reasonably requested by the Borrower or the Administrative Agent and at the time or times prescribed by Law, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent, as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made under any Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction, and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(i)(A) and 3.01(e)(i)(B)(1)-(4) and (6)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)                                     Without limiting the generality of the foregoing:

(A)                               Each Lender (including an assignee) that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(B)                               Each Lender (including an assignee) that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(1)                                 two duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, (or any successor forms) certifying that such Lender is not a U.S. Person and, to the extent applicable, is eligible for benefits of an income tax treaty to which the United States of America is a party,

(2)                                 two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms) claiming that specified payments (as applicable) hereunder or any other Loan Documents (as applicable) constitute income that is effectively connected with such Non-U.S. Lender’s conduct or a trade or business in the United States,

(3)                                 in the case of a Lender (including an assignee) claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code, (x) a certificate, in substantially the form of Exhibit F (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable (or any successor forms),

(4)                                 to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership for U.S. federal income tax purposes), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other certification documents from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)),

(5)                                 any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made, or

(6)                                 if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such times or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (6), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii)                                  Each Lender shall, from time to time after the initial delivery by such Lender of the forms described in Section 3.01(e), whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding Tax or (2) notify Administrative Agent and the Borrower in writing of its legal inability to deliver any such forms, certificates or other evidence.

(f)                                   Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund and net of any Taxes payable by any Agent or Lender thereon), provided that the applicable Loan Party, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will any Agent or any Lender be required to pay any amount to any Loan Party pursuant to this paragraph (f) the payment of which would put such Agent or such Lender in a less favorable net after-Tax position than such Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)                                  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02                            Illegality.  If, on or after the Closing Date (or with respect to any Lender, if later, the date on which such Lender became a Lender), the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund any of its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended.  If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan, if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03                            Inability To Determine Rates.  If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(i)                                     the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii)                                  Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto.  Unless the Borrower notifies the Administrative Agent prior to 12:00 PM on the Business Day of the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as an Adjusted Base Rate Borrowing in the same aggregate amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Revolving Base Rate Loans for such day.

Section 3.04                            Increased Costs and Reduced Return; Capital Adequacy.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder);

(ii)                                  subject the Administrative Agent, any Lender (or its Lending Office) to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to the Administrative Agent or such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnified under Section 3.01(c) and the imposition of, or any change in the rate of, any Excluded Tax described in clauses (ii)-(iv) of the definition of Excluded Taxes payable by such Lender or Connection Income Taxes); or

(iii)                               impose on any Lender (or its Lending Office) or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender (or its Lending Office) of making, converting to, continuing on or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender such additional amount or amounts as will compensate the Administrative Agent or such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  Except with respect to any Excluded Tax described in clauses (ii)-(iv) of the definition of Excluded Taxes or Connection Income Taxes, if any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delays in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date on which Borrower receives a certificate from such Lender notifying the Borrower of the Change in Law giving rise to such increased costs or reductions as provided in subsection (c) (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05                            Compensation for Losses.  Within thirty (30) days following demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or out-of-pocket expense incurred by it as a result of:

(i)                                     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)                                  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii)                               any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits from maintaining such broken contract and excluding any differential on an applicable margin on funds so redeployed but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  A certificate (with reasonable supporting detail) of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that the Borrower shall not be required to compensate such Lender pursuant to this Section 3.05 for any loss, cost or expense incurred more than 30 days prior to the date that such Lender notifies the Borrower in writing of the loss, cost or expense and of such Lender’s intention to claim compensation thereof; provided, further, that, if a Change in Law giving rise to such loss, cost or expense is retroactive, then the 30-day period referred to above shall be extended to include the period of retroactive effect thereof.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06                            Base Rate Loans Substituted for Affected Eurodollar Loans.  If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.04 with respect to its Eurodollar Loans, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders).  If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

Section 3.07                            Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04 or gives a notice under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.08                            Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Senior Credit Obligations hereunder to the extent set forth in this Article III.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

Section 4.01                            Conditions to the Initial Borrowing.  The obligation of each Lender to make its Initial Term Loan hereunder is subject to the satisfaction or waiver of the following conditions precedent (except, in each case, to the extent requiring the delivery of documents or the performance of any action required to be delivered or performed by Section 6.17):

(a)                                 Executed Loan Documents.  The Administrative Agent shall have received (or, with respect to the Target Group, shall receive substantially simultaneously with the funding of the Initial Term Loans and consummation of the Acquisition) duly executed counterparts from each party thereto of:  (i) this Agreement; (ii) the Notes; (iii) the Guaranty; (iv) the Security Agreement; (v) the Pledge Agreement and (vi) an Accession Agreement duly executed by each Target Group Company that is not an Excluded Subsidiary.

(b)                                 Organization Documents; Secretary’s Certificate.  The Administrative Agent shall have received (or shall receive simultaneously with the consummation of the Acquisition):  (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party (including, for the purposes of this Section 4.01, each Target Group Company that is not an Excluded Subsidiary), certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization to the extent applicable; (ii) a certificate as to the good standing (or comparable status) of each Loan Party from such Secretary of State, as of a recent date, to the extent applicable; (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (ii) above and remains in full force and effect; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below or certifying that such by-laws, limited partnership agreement or operating agreement has not been amended, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and are the only resolutions authorizing the execution, delivery and performance of the Loan Documents; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document; and (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above.

(c)                                  Officer’s Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower on behalf of each Loan Party, confirming compliance with the conditions precedent set forth in Sections 4.01(e), (f), (g) and (l).

(d)                                 Opinion of Counsel.  On the Closing Date, the Administrative Agent shall have received a customary written opinion of Goodwin Procter LLP, counsel to the Loan Parties, and Osborn Maledon, counsel to the Loan Parties in Arizona, each addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(e)                                  Indebtedness.  After giving effect to the Transactions and the other transactions contemplated hereby, no Restricted Group Company shall have outstanding any Indebtedness for borrowed money other than (i) the Loans and Borrowings hereunder, (ii) the Indebtedness listed on Schedule 7.01(i), (iii) Indebtedness of the Borrower in respect of the 2019 Notes and the 2023 Notes and (iv) Indebtedness owed to any Restricted Group Company.

(f)                                   Consummation of the Transactions.  The Borrower shall have issued the 2023 Notes and shall have received $500.0 million in gross cash proceeds of the 2023 Notes, or such issuance and receipt shall occur concurrently with or immediately following the funding of the Initial Term Loans.  The Acquisition (including the payment of the Purchase Price, as defined in the Acquisition Agreement, due and payable on the closing date thereunder) shall have been consummated (or shall be consummated concurrently with or immediately following the funding of the Initial Term Loans hereunder) in accordance with the Acquisition Agreement.  The Acquisition Agreement shall not have been amended in any manner which is materially adverse to the Lenders without the consent of the Arrangers.

(g)                                  Material Adverse Change.  Since June 29, 2015, no Company Material Adverse Effect shall have occurred, or no event shall have occurred that, individually or in the aggregate, with or without notice or the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect.

(h)                                 Perfection of Personal Property Security Interests and Pledges; Search Reports.  The Collateral Agent shall have received (or, with to respect of entities being acquired in the Acquisition, shall receive simultaneously with the consummation of the Acquisition and the funding of the Initial Term Loans):

(i)                                     a Perfection Certificate from each Loan Party;

(ii)                                  appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;

(iii)                               copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens or any other Liens acceptable to the Collateral Agent);

(iv)                              all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent;

(v)                                 the Intercompany Note executed by and among the Borrower and its Subsidiaries before giving effect to the Acquisition, and a counterpart signature page to the Intercompany Note, executed by the Target and its Subsidiaries, accompanied by endorsements to the Intercompany Note in the form attached thereto, undated and endorsed in blank by each of the Loan Parties, both before and after giving effect to the Acquisition;

(vi)                              (A) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (B) a policy or policies of title insurance issued by First American Title Insurance Company or another nationally recognized title insurance company retained by the Borrower and reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a valid first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 7.02 in amounts reasonably acceptable to the Collateral Agent (not to exceed 110% of the fair market value of such Mortgaged Property in jurisdictions that impose mortgage recording taxes), together with such customary endorsements, customary coinsurance and reinsurance, customary Surveys and appraisals, customary  legal opinions and other customary documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(vii)                           subject to the proviso below, (A) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto) and (B) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.07(b) including, without limitation, flood insurance policies (to the extent required in order to comply with applicable law) and the applicable provisions of the Security Documents, each of which (1) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (2) shall name the Collateral Agent, on behalf of the Finance

Parties, as additional insured, and (3) shall provide that the insurer will use commercially reasonable efforts to give the Collateral Agent 30 days’ prior written notice before any such policy or policies shall be canceled (or 10 days’ prior written notice for cancellation due to non-payment);

provided that, notwithstanding each of the requirements set forth in clauses (iv), (vi) and (vii)(B) of this Section 4.01(h), including the delivery of documents and instruments necessary to satisfy such requirements, to the extent any security interest in any Collateral is not or cannot be provided on the Closing Date (except for the execution and delivery of the Security Agreement and to the extent that a Lien on the Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower and its subsidiaries (which stock certificates shall be delivered on the Closing Date, provided that if after using commercially reasonable efforts such stock certificates cannot be delivered on the Closing Date, then such stock certificates must be delivered within five (5) Business Days after the Closing Date, as such period may be extended by the Administrative Agent in its sole discretion) after the Borrower’s use of commercially reasonable efforts to satisfy such requirement on or prior to the Closing Date neither the perfection of such Collateral nor, in the case of real estate Collateral, the delivery of any related title policies, surveys, title insurance documents, endorsements or similar documentation shall constitute a condition precedent to the availability of the Facilities and the making of the Initial Term Loans on the Closing Date, but shall be required to be perfected within 90 days after the Closing Date (subject to extensions by the Administrative Agent, in its sole discretion).

(i)                                     Solvency Certificate.  On or prior to the Closing Date, the Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from a Responsible Officer or chief accounting officer of the Borrower, substantially in the form of Exhibit J hereto.

(j)                                    Financial Statements; Pro Forma Financial Statements.  The Arrangers shall have received (A) audited consolidated balance sheets and related statements of operations and cash flows of (i) the Borrower and its Subsidiaries for each of the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 (the “Borrower Audited Financial Statements”) and (ii) of the Target and its Subsidiaries for the fiscal years ended December 31, 2014 and December 31, 2013 (the “Target Audited Financial Statements”), (B) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for each fiscal quarter ended after the date of the most recent fiscal year covered by the Borrower Audited Financial Statements and at least 45 days prior to the Closing Date (the “Borrower Quarterly Financial Statements”), (D) unaudited consolidated balance sheets and related statements of income and cash flows of Target and its Subsidiaries for each fiscal quarter ended after the date of the most recent fiscal year covered by the Target Audited Financial Statements and at least 45 days prior to the Closing Date (the “Target Quarterly Financial Statements”), (E) a pro forma consolidated balance sheet and related pro forma consolidated statement of income (but not a pro forma statement of cash flows) of the Borrower and its Subsidiaries (after giving effect to the Acquisition and the other Transactions) as of and for the period of four consecutive fiscal quarters ending June 30, 2015, prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) (the “Pro Forma Financial Statements”).

(k)                                 Payment of Fees.  All costs, fees and expenses (including, to the extent applicable, legal fees and expenses) and other compensation and amounts due and payable under the Commitment Letter and the Fee Letter and payable to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders or any of their respective Affiliates on or before the Closing Date shall have been paid or, contemporaneously with the funding of the Term Loans on the Closing Date, will be paid (and solely with respect to legal fees and expenses and any other out-of-pocket fees and expenses that do not have a fixed dollar amount, to the extent invoiced within three (3) Business Days prior to the Closing Date).

(l)                                     Representations and Warranties.  On the Closing Date, (i) the representations and warranties made by the Borrower in Sections 5.01 (other than clauses (ii)(A) and (iii)) with respect to the Loan Parties, 5.02 (other than clauses (ii)(B) or (C)), 5.04, 5.13, 5.18, 5.19(a) and, to the extent relating thereto, (c) and 5.22

(collectively, the “Specified Representations”) shall be true and correct in all material respects (provided, that any such representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (ii) the representations with respect to the Target Group Companies in the Acquisition Agreement as are material to the interests of the Lenders shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) except for any and all breaches of such representations that do not give rise, individually or in the aggregate, to the right of the Borrower to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of any such breaches (as determined without giving effect to any waiver, amendment or other modification of the Acquisition Agreement).

(m)                             Insurance.  The Collateral Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Finance Parties, as loss payee, mortgagee or additional insured, as applicable, in form and substance reasonably satisfactory to the Collateral Agent.

(n)                                 Patriot Act.  At least three (3) Business Days prior to the Closing Date, each Loan Party shall have provided the documentation and other information concerning such Loan Party to the Administrative Agent that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act; provided that the Administrative Agent, on behalf of the Lenders, shall have requested such documentation and other information from such Loan Parties at least five (5) Business Days prior to the Closing Date.

(o)                                 Notice of Borrowing.  Each Borrower shall have delivered to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise as permitted by Section 2.02.

The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent no later than the Closing Date.  The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, or waived each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Promptly after the Closing Date occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 4.02                            Conditions to All Borrowings.  The obligation of any Lender to make a Loan on the occasion of any Borrowing after the Closing Date is subject to the satisfaction or waiver of the following conditions:

(a)                                 Notice.  The Borrower shall have delivered an appropriate Notice of Borrowing in accordance with Section 2.02.

(b)                                 Representations and Warranties.  Except as otherwise set forth in Section 2.15(b)(iv), the representations and warranties of the Borrower and the other Loan Parties contained in Article V of this

Agreement and in any other Loan Document, or which are contained in any Compliance Certificate furnished at any time under or in connection herewith, shall be (i) in the case of representations and warranties qualified by “materiality”, “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on the basis set forth above as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished after the Closing Date pursuant to subsections (a) and (b), respectively, of Section 6.01.

(c)                                  No Default.  Except as otherwise set forth in Section 2.15(b)(i), no Default or Event of Default shall exist at the time of or immediately after giving effect to such proposed Borrowing or from the application of the proceeds thereof.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Loan Parties of the correctness of the matters specified in subsections (b) and (c) above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that on and as of the Closing Date, after giving effect to the Transactions and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 4.01 or 4.02:

Section 5.01                            Existence, Qualification and Power.  Each Restricted Group Company (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business as presently conducted except to the extent that failure to possess such governmental licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02                            Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party (i) have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and (ii) do not and will not (A) contravene the terms of any of such Person’s Organization Documents, (B) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject except in the case of this clause (B) any such conflict, breach or contravention would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect or (C) violate any Law, except in any case for such violations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.03                            Governmental Authorization; Other Consents.  Except for filings necessary to perfect the Liens in favor of the Collateral Agent in the Collateral and other consents, authorizations, notices, approvals and exemptions that have been obtained prior to or as of the Closing Date, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document to which it is a party.

Section 5.04                            Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05                            Financial Condition; No Material Adverse Effect.

(a)                                 Audited and Unaudited Financial Statements.  (i) The Borrower Audited Financial Statements (x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein and (y) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and their results of operations for the respective periods covered thereby in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein.

(ii)                                  The Target Audited Financial Statements (x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein and (y) fairly present in all material respects the financial condition of Target and its Subsidiaries as of the dates thereof and their results of operations for the respective periods covered thereby in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein.

(iii)                               The Borrower Quarterly Financial Statements (x) were prepared in accordance with GAAP, except as otherwise expressly noted therein and for year-end audit adjustments and absence of footnotes and (y) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date and for the period to which they relate.

(iv)                              The Target Quarterly Financial Statements (x) were prepared in accordance with GAAP, except as otherwise expressly noted therein and for year-end audit adjustments and absence of footnotes and (y) fairly present in all material respects the financial condition of the Target and its Subsidiaries as of the date and for the period to which they relate.

(b)                                 [Reserved].

(c)                                  Material Adverse Change.  Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)                                 Pro Forma Financial Statements.  The Pro Forma Financial Statements have been prepared in good faith by the Borrower, based on the assumptions which are believed by the Borrower on the date they were made to be reasonable, are based on information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated consolidated financial position of the Borrower and its Consolidated Subsidiaries as of June 30, 2015 assuming that the Transactions had actually occurred on that date.

(e)                                  Projections.  As of the Closing Date, the projections (which include projected balance sheets and income and cash flow statements) set forth in all material respects the projected financial position of the

Borrower and its Subsidiaries on an annual basis for the period from January 1, 2015 through December 31, 2021  The projections have been prepared in good faith, and, other than purchase accounting as it relates to the balance sheet, on a basis consistent with the financial statements referred to in subsection (a) above and based upon assumptions believed to be reasonable at the time made, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

Section 5.06                            Litigation.  There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened in writing against any Restricted Group Company that would reasonably be expected to result in a Material Adverse Effect.

Section 5.07                            Ownership of Property, Liens.

(a)                                 Generally.  Each Restricted Group Company has good title to, valid leasehold interests in, or license in, all its property material to its business, free and clear of all Liens, except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The property of the Restricted Group Companies, taken as a whole, (a) is in good operating order, condition and repair (ordinary wear and tear and damage by casualty excepted) and (b) constitutes all the property which is required for the business and operations of the Restricted Group Companies as presently conducted, in each case, to the extent that it would not be reasonably likely to have a Material Adverse Effect.

(b)                                 Flood Insurance.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.07.

Section 5.08                            Environmental Matters.

(a)                                 Except as individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)                                     Each Restricted Group Company and their businesses, operations and property are in compliance with, and they have no liability under, Environmental Law;

(ii)                                  Each Restricted Group Company has obtained, or has applied in a timely manner for, all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;

(iii)                               There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or, to the knowledge of any Loan Party, formerly owned, leased or operated by any Restricted Group Company or their predecessors in interest that would reasonably be expected to result in liability of any Restricted Group Company under, or noncompliance by any Restricted Group Company with, any Environmental Law;

(iv)                              There is no claim, demand, notice of violation, notice of potential responsibility, action, suit, investigation or proceeding involving allegations of non-compliance with, or liability under, any Environmental Law pending or, to the knowledge of any Restricted Group Company, threatened against any Restricted Group Company, or relating to any Real Property or facilities currently or, to the knowledge of any Loan Party, formerly owned, leased or operated by any Restricted Group Company or relating to the operations of any Restricted Group Company, and there are no actions, activities, circumstances, conditions, or occurrences that would reasonably be expected to form the basis of such matter;

(v)                                 No Person with an indemnity or contribution obligation to any Restricted Group Company relating to compliance with, or liability under, Environmental Law is in default with respect to such obligation;

(vi)                              No Restricted Group Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of them is conducting or financing, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any location;

(vii)                           No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or other assets of any Restricted Group Company; and

(viii)                        No Real Property or facility owned, operated or leased by the Restricted Group Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by the Restricted Group Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum.

Section 5.09                            Insurance.  Schedule 5.09 sets forth a true, complete and correct description in all material respects of all insurance maintained by each Loan Party on the Closing Date.  The properties of each Restricted Group Company are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are prudent in the reasonable business judgment of the Borrower’s officers.

Section 5.10                            Taxes.

(a)                                 Each Restricted Group Company has filed, or caused to be filed, all federal and state, provincial, local and foreign Tax returns required to be filed and paid (i) all amounts of Taxes shown thereon to be due and (ii) all other Taxes (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it (including in their capacity as a withholding agent), except for Taxes being contested in good faith through appropriate proceedings diligently conducted and as to which adequate reserves have been established in accordance with GAAP, or for such failures to file or pay as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  No Restricted Group Company knows of any pending investigation, Tax audit or deficiencies of any Restricted Group Company by any taxing authority or proposed tax assessments against any Restricted Group Company that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Restricted Group Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.11                            ERISA; Employee Benefit Arrangements.  Except as disclosed in Schedule 5.11:

(a)                                 ERISA.

(i)                                     None of the Restricted Group Companies have or could have any current or contingent liability with respect to any Plan.

(ii)                                  Each Employee Benefit Arrangement and Plan complies in all respects with the applicable requirements of ERISA, the Code, and its terms, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(iii)                               Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur.

(iv)                              No Restricted Group Company has any liability with respect to any post-retirement benefit under a Welfare Plan that would reasonably be expected to have a Material Adverse Effect.

(b)                                 Employee Benefit Arrangements.

(i)                                     All liabilities under the Employee Benefit Arrangements are (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof, where such failure to fund, insure, provide for, recognize or estimate the liabilities arising under such arrangements would reasonably be expected to have a Material Adverse Effect.

(ii)                                  There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above and which would reasonably be expected to have a Material Adverse Effect.

(iii)                               Each Restricted Group Company is in compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements, except as would not be expected to have a Material Adverse Effect.

Section 5.12                            Subsidiaries; Equity Interests.  Schedule 5.12 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of the Borrower.  Schedule 5.12 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary, whether each such Subsidiary is an Unrestricted Subsidiary, whether each such Subsidiary is a Subsidiary Guarantor, the number of authorized shares of each class of Equity Interests of each such Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Equity Interests of each such Subsidiary.  All the outstanding Equity Interests of each Subsidiary of the Borrower are validly issued, fully paid and non-assessable (to the extent applicable) and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date, those owned by the Borrower, directly or indirectly, are free and clear of all Liens (other than those arising under the Collateral Documents).  Other than as set forth on Schedule 5.12, as of the Closing Date, no such Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.

Section 5.13                            Margin Regulations; Investment Company Act.

(a)                                 No Restricted Group Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No part of the proceeds of any Borrowing will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with Regulation T, U or X.  The pledge of the Securities Collateral (as defined in the Security Agreement) pursuant to the Security Agreement does not cause any Borrowing to be directly or indirectly secured by Margin Stock for purposes of Regulation U.

(b)                                 None of the Restricted Group Companies is subject to regulation under the Investment Company Act of 1940, as amended.  None of the Restricted Group Companies is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or (ii) controlled by any such company.

Section 5.14                            Disclosure.  The written reports, financial statements, certificates and other written information (other than projections, budgets, forecasts, estimates and other forward looking information or information of a general economic or industry specific nature or immaterial information) furnished with respect to any Restricted Group Company by or on behalf of any Loan Party or by their respective representatives to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading, in each case in light of the circumstances under which they were made; provided that, with respect to projected financial information and other forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance and are subject to uncertainties or contingencies, many of which are beyond the control of the Restricted Group Companies, that the Borrower makes no representation that such projections will be realized, and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material).

Section 5.15                            Compliance with Law.

(a)                                 Each Restricted Group Company is in compliance with all requirements of Law (including Health Care Laws and Environmental Laws) applicable to it or to its properties, except for any such failure to comply which would not reasonably be expected to cause a Material Adverse Effect.  Except as would not reasonably be expected to cause a Material Adverse Effect, no Restricted Group Company has engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state health care program or federal health care program (collectively, the “Programs”).  To the knowledge of the Loan Parties, none of the Restricted Group Companies or any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, except as disclosed in part (a) of Schedule 5.15, none of the Restricted Group Companies has received any communication from any Governmental Authority that alleges that any of the Restricted Group Companies is not in compliance in any material respect with any Law, except for any statements of deficiencies from a Governmental Authority in connection with surveys and other reviews in the Ordinary Course of Business, or allegations that have been satisfactorily resolved and are no longer outstanding or which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Each Restricted Group Company has procured and maintains all Permits required or necessary to own or lease, as the case may be, and to operate each Restricted Group Company’s respective properties and to carry on each Restricted Group Company’s respective businesses, except where a failure to procure or maintain such Permit would not reasonably be expected to result in a Material Adverse Effect.  Each Permit is valid and in full force and effect.  There are no Actions pending or, to the knowledge of the Loan Parties, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of any such Permits, except Actions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  None of the Permits is subject to any order, unsatisfied judgment, suspension, writ, injunction, probation or decree, and each Restricted Group Company is in compliance in all material respects with the terms of the Permits, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                                  Each Restricted Group Company, as applicable, meets all material requirements of participation, claims submission and payment of the Programs and other third party payment programs and are a party to valid participation agreements for payment by such Programs and other third party payment programs, except for any failure which would not reasonably be expected to cause a Material Adverse Effect.  No Restricted Group Company and none of any of the Restricted Group Companies’ current officers, directors or employees is currently debarred, suspended or excluded from participation in any such Program or has been debarred by FDA, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)                                 Except, on the Closing Date, as set forth on part (d) of Schedule 5.15: (i) there are no material Program recoupments or material recoupments of any third-party payor being sought, requested or claimed, or to the Loan Parties’ knowledge, threatened against any Restricted Group Company, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) none of the Restricted Group Companies has received written notice of any Action pending or, to the Restricted Group Company’s knowledge, threatened, against any Restricted Group Company which relates in any way to a violation of any legal requirement pertaining to the Programs or which could result in the imposition of material penalties, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or the exclusion of any Restricted Group Company from participation in any Programs; and (iii) no Restricted Group Company is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements imposed by any Governmental Authority, except for instances that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(e)                                  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Loan Parties’ knowledge, all reports, data, and information required to be filed by each Restricted Group Company, in connection with any Program have been timely filed and were true and complete at the time filed (or were corrected in or supplemented by a subsequent filing). There are no claims, actions or appeals pending (and to the Borrower’s knowledge, no Restricted Group Company has made any filing or submission that would result in any claims, actions or appeals) before any court, regulatory body, administrative agency, governmental body, arbitrator or other authority (including governmental fiscal agents) with respect to any Program reports or claims filed by any Restricted Group Company on or before the date hereof, or with respect to any disallowances by any regulatory body, administrative agency, governmental body or other authority (including governmental fiscal agents) in connection with any audit or any claims that, if adversely determined, which have had and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No validation review or program integrity review related to any Restricted Group Company has been conducted by any regulatory body, administrative agency, governmental body or other authority (including governmental fiscal agents) in connection with any Program within the past three (3) years which, if determined adversely to any such Restricted Group Company, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and to the Loan Parties’ knowledge, no such reviews are scheduled, pending, threatened against or affecting any Restricted Group Company.

(f)                                   No Restricted Group Company or any of their representatives have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, and (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of

Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any other Governmental Authority to take a comparable action, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No Restricted Group Company is the subject of any pending or threatened investigation by the FDA pursuant to its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy,” or by any other Governmental Authority pursuant a comparable policy and, to the Loan Parties’ knowledge, there are no facts that would reasonably be expected to give rise to such a proceeding, except in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.16                            Intellectual Property.  Except as set forth on Schedule 5.16, (a) each Restricted Group Company owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (“Intellectual Property”) that are reasonably necessary for the operation of its respective business, except as would not reasonably be expected to have a Material Adverse Effect, and (b) no Restricted Group Company is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property of any other Person, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.17                            Use of Proceeds.  The proceeds of (a) the Term Loans borrowed on the Closing Date will be used to finance, in part, the Acquisition, the Refinancing of the Indebtedness under the Existing Debt Document and to pay fees and expenses in connection with the Transactions and (b) any Incremental Loans will be used by the Borrower for general corporate purposes and other legal purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions, and other permitted Investments, refinancing of Indebtedness, Consolidated Capital Expenditures and permitted Restricted Payments).

Section 5.18                            Solvency.  As of the Closing Date, the Borrower and its Restricted Subsidiaries (on a consolidated basis) are and, immediately following the consummation of the Transactions and the financings related thereto, will be, Solvent.

Section 5.19                            Collateral Documents.

(a)                                 Article 9 Collateral.  Each of the Security Agreement and the Pledge Agreement, when executed and delivered, is effective to create in favor of the Collateral Agent, for the benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement and the Pledged Collateral is delivered to the Collateral Agent, each of the Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the UCC by filing or by possession or control thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens, and except for certain items of Collateral with respect to which such Lien may be perfected only by possession or control thereof and the failure of the Collateral Agent to have possession or control thereof is expressly permitted pursuant to the Security Agreement and/or Pledge Agreement, as applicable.

(b)                                 Intellectual Property.  When financing statements in the appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement, the Grant of Security Interest in Patents and Trademarks, substantially in the form of Exhibit A to the Security Agreement, is filed in the United States Patent and Trademark Office and the Grant of Security Interest in Copyrights, substantially in the form of Exhibit B to the Security Agreement, is filed in the United States Copyright Office, then the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States patents, trademarks, copyrights, licenses and other intellectual property rights covered in such agreements, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on issued patents, patent applications, registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).  Notwithstanding the foregoing, nothing in this Agreement shall require any Restricted Group Company to make any filing or take any action to record or perfect a Lien on, or security interest in, any intellectual property outside the United States.

(c)                                  Status of Liens.  The Collateral Agent, for the benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC and maintaining control or possession of Collateral to the extent required by the Collateral Documents and to the qualifications and limitations set forth in clauses (a) and (b) above, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens.

(d)                                 Mortgages.  Each Mortgage, when executed and delivered, is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Finance Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 6.12), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

Section 5.20                            Subordination of Junior Financing.  The Obligations are “Designated Senior Indebtedness,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” “Senior Secured Financing”, “First Lien Debt” or “Superior Indebtedness” (or any comparable term) under, and as defined in, any indenture or document (including any intercreditor or subordination agreement) governing any applicable Junior Financing.

Section 5.21                            Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any Restricted Group Company pending or, to the knowledge of any Restricted Group Company, threatened in writing that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  The hours worked by and payments made to employees of any Restricted Group Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, if applicable, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which would reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, no Restricted Group Company is a party to or subject to any collective bargaining or other similar labor agreement.

Section 5.22                            Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a)                                 No Group Company and, to the knowledge of the Loan Parties, no Affiliate of any Group Company, is in material violation of any requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Bank Secrecy Act of 1970, as amended, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)                                 No Group Company and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Group Company, is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)                                 an Embargoed Person; or

(vi)                              a Person that is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently the subject of any U.S. sanctions administered by OFAC without lawful authorization.

(c)                                  The Borrower will not directly or, to its knowledge, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person described in Section 5.22(b)(i)-(vi) for the purpose of financing the activities of such Person currently the subject of any U.S. sanctions administered by OFAC without lawful authorization.

(d)                                 No Group Company and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Group Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 5.22(b) without lawful authorization, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order without lawful authorization, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e)                                  No Group Company, nor to the knowledge of the Loan Parties, any Affiliate, agent, director, officer, employee or other person acting, directly or indirectly, on behalf of any Group Company, has, in the course of its actions for, or on behalf of, any Group Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 5.23                            Acquisition Documents.  The Administrative Agent has been furnished complete copies of the Acquisition Agreement and each amendment thereto and each other Acquisition Document reasonably requested by the Administrative Agent, in each case, to the extent executed and delivered on or prior to the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower agrees that until the Discharge of Senior Finance Obligations:

Section 6.01                            Financial Statements.  The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a)                                 Annual Financial Statements.  As soon as available and in any event no later than 90 days after the end of (i) each fiscal year of the Borrower (but no later than the date on which the Borrower would be required to file a Form 10K under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act) commencing with the fiscal year ending December 31, 2015, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year, the related consolidated statements of operations and stockholders’ equity and a consolidated statement of cash flows for such fiscal year, setting forth in comparative form (beginning after the first anniversary of the Closing Date) the consolidated figures for the preceding fiscal year in reasonable detail and in each case prepared in accordance with GAAP and audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception other than with respect to any upcoming maturity date of the Loans or other permitted Indebtedness, or any qualification or exception as to the scope of such audit and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year.

(b)                                 Interim Financial Statements.  As soon as available, and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower (but no later than the date on which the Borrower would be required to file a Form 10Q under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), commencing with the fiscal quarter ending September 30, 2015, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such period, together with related consolidated statements of operations and a consolidated statement of cash flows for such period and the then elapsed portion of such fiscal year, setting forth for all periods beginning after the first anniversary of the Closing Date in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year.

(c)                                  Forecasts.  As soon as available, and in any event within 60 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2015, forecasts for the following fiscal year of the Borrower prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent (provided that the Administrative Agent agrees that the form provided prior to the Closing Date is reasonably satisfactory), of consolidated balance sheets and statements of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a quarterly basis for the current fiscal year.

(d)                                 Unrestricted Subsidiaries. Simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b).

Documents required to be delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on a U.S. government website or on the Borrower’s behalf on an Internet or intranet website, if any, in each case, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that  the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.01, 6.02 or 6.03 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

Section 6.02                            Certificates; Other Information.  The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a)                                 Compliance Certificate.  At the time of delivery of the financial statements provided for in Section 6.01(a) and for the financial statements provided for in Section 6.01(b) above coinciding with the end of each fiscal quarter of the Borrower (commencing with the delivery of the financial statements for the fiscal quarter ending on September 30, 2015), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (i) stating that no Default or Event of Default exists, or if any Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (ii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in GAAP applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries, and, if so, describing such change.

(b)                                 Excess Cash Flow.  No later than 95 days after the end of each Excess Cash Flow Period, a certificate of a Responsible Officer of the Borrower containing information regarding the calculation of Excess Cash Flow in reasonable detail for such fiscal year.

(c)                                  ERISA Reports.  Following an ERISA Event, promptly upon the request of the Administrative Agent, the most recently prepared actuarial reports in relation to the Plans and/or the Employee Benefit Arrangements, as applicable, for the time being operated by Restricted Group Companies which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction.

(d)                                 Name Change; Domestication in Other Jurisdiction.  Not less than 30 days after any change in the legal name or jurisdiction of organization of any Loan Party, a copy of all certificates or charters intended to be filed to effect such change.

(e)                                  Information Regarding Collateral.  Concurrently with the delivery of financial statements pursuant to Section 6.01(a), deliver to the Administrative Agent and the Collateral Agent a supplement to the Perfection Certificate.

(f)                                   Other Information.  Promptly, from time to time, such other information reasonably available to the Restricted Group Companies regarding the operations, business affairs and financial condition of any Restricted Group Company, as the Administrative Agent may reasonably request, provided that the Restricted Group Companies will not be required to deliver or disclose to the Administrative Agent any information or data (i) the delivery or disclosure of which is prohibited by Law or (ii) that is subject to bona fide attorney-client or similar privilege or constitutes bona fide attorney work product (in either such case, not arising from restrictions created in contemplation of the obligation to comply with this Agreement); and provided further that if any Restricted Group Company does not provide information in reliance on the exclusions in the preceding proviso, such Persons shall provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions.

Section 6.03                            Notices.  The Borrower will, promptly after a Responsible Officer of any Loan Party has obtained actual knowledge thereof, notify the Administrative Agent (and each Lender if there is then no incumbent Administrative Agent), and the Administrative Agent will in turn notify the Lenders:

(i)                                     of the occurrence of any Default or Event of Default hereunder;

(ii)                                  of (A) any breach or non-performance of, or any default under, any material Contractual Obligation of any Restricted Group Company, (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority or, to the knowledge of the Borrower, the threat against the Borrower or any of its Subsidiaries of any of the foregoing in writing, (C) the commencement of or any material adverse development in, or, to the knowledge of the Borrower, the written threat against the Borrower or any of its Subsidiaries of, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Law, of (D) any violation of or noncompliance with any Law by the Borrower or any of its Subsidiaries, in each case of subclauses (A) through (C) to the extent that the same has resulted or would reasonably be expected to result in a Material Adverse Effect;

(iii)                               of the occurrence of any ERISA Event with respect to a Restricted Group Company or any other ERISA Event that, in either case, would reasonably be expected to have a Material Adverse Effect; and

(iv)                              of the occurrence of a Material Adverse Effect or any event that would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.

Section 6.04                            Payment of Taxes and Related Items.  Each of the Restricted Group Companies will file all applicable Tax returns and pay and discharge all Taxes, claims, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties; provided, however, that no Restricted Group Company shall be required to file such Tax returns or pay any such Tax or governmental charge or levy (A) which is being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been established in accordance with GAAP or (B) to the extent failure to file such tax returns or make such payment would  not reasonably be expected to have a Material Adverse Effect.

Section 6.05                            Preservation of Existence, etc.  Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower or other transaction permitted under Section 7.04 or Section 7.05, each Restricted Group Company will:  (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in the case of a Subsidiary of the Borrower where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

Section 6.06                            Maintenance of Properties.  Each Restricted Group Company will:  (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.07                            Maintenance of Insurance.

(a)                                 Insurance Policies.  Each of the Restricted Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, property insurance, flood insurance and casualty insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are prudent in the good faith judgment of the officers of the Borrower.  The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all business interruption or liability policies (other than worker’s compensation, director and officer liability or other policies in which such endorsements are not customary), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will use commercially reasonable efforts to give the Collateral Agent 30 days’ prior written notice before any such policy or policies shall be canceled (or 10 days’ prior written notice for cancellation due to non-payment), and, if such endorsement is available at reasonable cost, that no act or default of any Restricted Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

(b)                                 Flood Insurance.  With respect to each Mortgaged Property, obtain flood insurance in such total amount as is sufficient to comply with all applicable rules and regulations promulgated under the applicable federal flood insurance laws, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 6.08                            Compliance with Laws.  Each of the Restricted Group Companies will comply with all requirements of Law (including Health Care Laws and Environmental Laws) applicable to it and its properties to the extent that noncompliance with any such requirement of Law would reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, each of the Restricted Group Companies will do each of the following as it relates to any Plan maintained by, or Multiemployer Plan contributed to by, each of the Restricted Group Companies or Employee Benefit Arrangement except to the extent that any failure to do any of the following would not reasonably be expected to have a Material Adverse Effect:  (i) maintain each Plan (other than a Multiemployer Plan) and Employee Benefit Arrangement in compliance in all respects with the applicable provisions of ERISA, the Code or other Federal, state or foreign Law and its terms; (ii) cause each Plan (other than a Multiemployer Plan) that is qualified under Section 401(a) of the Code to maintain such qualifications; (iii) not become a party to any Plan subject to Section 412 of the Code; (iv) ensure that there are no Unfunded Liabilities in excess of the Threshold Amount; (v) not become a party to any Multiemployer Plan; (vi) make all contributions (including any special payments to amortize any Unfunded Liabilities) required to be made in accordance with all applicable Laws in a timely manner; (vii) ensure that all material liabilities under all Employee Benefit Arrangements are either (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent under Section 6.01(a) or (b); (viii) ensure that the material contributions or premium payments to or in respect of all Employee Benefit Arrangements are and continue to be promptly paid at no less than the rates required under the rules of such arrangements and in accordance with the most recent actuarial advice received in relation to the Employee Benefit Arrangement and generally in accordance with applicable Law; and (ix) use its reasonable efforts to cause each of its ERISA Affiliates to do each of the items listed in clauses (i) through (vii) above as it relates to Plans and Multiemployer Plans maintained by or contributed to by its ERISA Affiliates such that there shall be no liability to a Group Company by virtue of such ERISA Affiliate’s acts or failure to act.

Section 6.09                            Books and Records.  Each of the Restricted Group Companies will keep books and records of its transactions that are complete and accurate in all material respects in accordance with GAAP (including the establishment and maintenance of appropriate reserves).

Section 6.10                            Inspection Rights.  Each of the Restricted Group Companies will from time to time (but, if no Event of Default shall have occurred and be continuing, not more often than once per fiscal year at the Borrower’s expense) permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and employees, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that (1) when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and (2) representatives of any Lender may accompany the Administrative Agent, at such Lender’s expense.

Section 6.11                            Use of Proceeds.  The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.17.

Section 6.12                            Additional Loan Parties; Additional Security.

(a)                                 Additional Subsidiary Guarantors.  The Borrower will take, and will cause each of Borrower’s Restricted Subsidiaries to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower (other than Excluded Subsidiaries) are Subsidiary Guarantors not later than the times set forth herein.  Without limiting the generality of the foregoing, if any Restricted Group Company shall form or acquire any new Subsidiary (other than an Excluded Subsidiary), or if any Excluded Subsidiary shall cease to be an Excluded Subsidiary, the Borrower, as soon as practicable and in any event within 45 days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after such formation, acquisition or cessation, will provide the Collateral Agent with notice of such formation, acquisition or cessation and the Borrower will cause such Subsidiary to:

(i)                                     within 45 days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after such formation, acquisition or cessation, (A) execute an Accession Agreement pursuant to which such new Subsidiary shall agree to become a “Subsidiary Guarantor” under the Guaranty; a “Subsidiary Guarantor” under the Security Agreement; and a “Subsidiary Guarantor” under the Pledge Agreement; and/or an obligor under such other Collateral Documents as may be applicable to such new Subsidiary and (B) take all actions required to be taken by such Collateral Documents to perfect the Liens granted thereunder; and

(ii)                                  deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 of this Agreement on the Closing Date or as the Administrative Agent or the Collateral Agent shall have reasonably requested in order to evidence compliance with this Section 6.12(a).

(b)                                 Additional Security.  (i)  The Borrower will, and will cause each of its Subsidiaries which becomes a Subsidiary Guarantor to cause, all or substantially all personal property (other than any personal property expressly excluded from the definition of “Collateral” in the Security Agreement or other Collateral Document), to be subject at all times to perfected Liens in favor of the Collateral Agent pursuant to the Collateral Documents, or such other security agreements, pledge agreements, or similar collateral documents as the Collateral Agent shall reasonably request to create or perfect its Liens on the Collateral (collectively, the “Additional Collateral Documents”).  If the Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) acquires any owned Real Property on or after the Closing Date having a fair market value in excess of $2,000,000, the Borrower agrees to promptly (but in no event later than 120 days after the acquisition thereof) provide the Administrative Agent with written notice of such acquisition, setting forth in reasonable detail the location and a description of the Real Property so acquired.  If requested by the Administrative Agent, the Borrower or the applicable Subsidiary Guarantor will cause to be delivered to the Collateral Agent with respect to such Real Property, a Mortgage or other appropriate instrument under applicable law sufficient to create a valid first priority Lien (except as otherwise permitted by the definition of Permitted Liens) of record on such Real Property including Surveys, Title Policies, local counsel opinions, flood insurance certificates, and other customary instruments, certificates and documents, as are in form and substance reasonably requested by the Collateral Agent.  In addition, the Borrower will cause, and will cause each of its Subsidiaries that is or becomes a Subsidiary Guarantor to cause, 100% of the Equity Interests (other than (i) any Equity Interests in any non-wholly owned Subsidiary, but only to the extent that (x) the Organizational Documents or other agreements with other equity holders of such non-wholly owned Subsidiaries do not permit, or otherwise restrict, the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to the Borrower or a Subsidiary or (ii) any Equity Interests expressly excluded from the definition of “Collateral” in the Security Agreement or other Collateral Document) owned by it of each of its respective direct and indirect Domestic Subsidiaries (other than any (i) CFC Holdco or (ii) any Domestic Subsidiary of a CFC) (not to be unreasonably withheld or delayed) and each of its respective Foreign Subsidiaries (that is not a CFC) or, with respect to each Foreign Subsidiary, directly owned by any Loan Party, that is a CFC or any Domestic Subsidiary, directly owned by any Loan Party, that is a CFC Holdco, 65% of each class of Equity Interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) and 100% of each class of Equity Interests of such Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent, subject only to Permitted Liens described in Section 7.02(iii), (iv) or (xiv).

(i)                                     All such security interests and mortgages shall be granted pursuant to documentation consistent with the Collateral Documents executed on the Closing Date and otherwise reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgage liens subject to no other Liens except for Permitted Liens.  The Borrower shall cause the Additional Collateral Documents or instruments related thereto to be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and shall pay in full all Taxes, fees and other charges payable in connection therewith.  The Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that the Borrower has complied with this Section 6.12(b).

(ii)                                  Notwithstanding anything contained in this Section 6.12(b), the Collateral Agent and the Borrower may exclude assets from the Collateral and that the Borrower shall not be required to deliver any Additional Collateral Documents, if and to the extent, as reasonably determined by the Collateral Agent and the Borrower, the cost of obtaining or perfecting a security interest is excessive in relation to the benefit afforded to the Finance Parties thereby.

(c)                                  Real Property Appraisals.  If the Collateral Agent reasonably determines that it or the Lenders are required by Law or regulation to have appraisals prepared in respect of the owned Real Property of any Restricted Group Company constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34 - Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance compliant with such requirements.

(d)                                 Completion of Actions.  The Borrower agrees that each action required by Section 6.12(b) shall be completed as soon as reasonably practicable, but in no event later than 60 days (or such later date as determined by the Administrative Agent in its sole discretion) after such action is either requested to be taken by the Collateral Agent or required to be taken by the Borrower or any of its Subsidiaries pursuant to the terms of this Section 6.12.

Section 6.13                            Further Assurances.

(a)                                 Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the Finance Documents, in each case, to the extent not inconsistent with the terms of any Finance Document.

(b)                                 In connection with any change (i) in any Loan Party’s legal name, (ii) in the location of the Borrower’s chief executive office, (iii) in any Loan Party’s organizational identification number, if any, or (iv) in any Loan Party’s corporate form or jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), (A) such Loan Party shall give the Collateral Agent and the Administrative Agent prompt written notice (which shall in any event be given within 45 days, or such greater notice period agreed to in writing by the Collateral Agent in its sole discretion, after such change) clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) such Loan Party shall promptly take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Finance Parties in the Collateral, if applicable.  The Borrower shall not, and shall not permit any other Loan Party to, in any event change its name, corporate form, organizational structure or location (determined as provided in Section 9-307 of the UCC), if such change would cause the Security Interest (as defined in the Security Agreement) in favor of the Collateral Agent in any Collateral to lapse or cease to be perfected unless such Loan Party has taken on or before the date of lapse all actions necessary to ensure that such Security Interest in the Collateral does not lapse or cease to be perfected.  The Borrower agrees that it shall, and shall cause each Loan Party to, promptly and in any event within 45 days (or such longer period as may be agreed by the Collateral Agent in its sole discretion) of such change provide the Collateral Agent with certified Organization Documents reflecting any of the changes (other than location) described in the preceding sentence.

(c)                                  Notwithstanding the foregoing Sections 6.12 and 6.13 or anything in any Loan Document to the contrary, no actions in any jurisdiction other than the United States or any political subdivision thereof or required by the Laws of any jurisdiction other than the United States or any political subdivision thereof shall be required in order to create any Lien on assets located or titled outside of the United States or to perfect such Liens, including any intellectual property registered in any jurisdiction other than the United States or any political subdivision thereof (it being understood that there shall be no Collateral Documents governed under the laws of any jurisdiction other than the United States or any political subdivision thereof).

Section 6.14                            Lenders Conference Calls.  Within 30 days after each delivery of the financial statements pursuant to Section 6.01(a) or (b) for each fiscal year and quarter, respectively of the Borrower, host a conference call with representatives of the Administrative Agent and the Lenders, to be held at such time as reasonably designated by the Borrower (in consultation with the Administrative Agent), for the discussion of the financial results of the previous fiscal quarter and the year-to-date financial condition of the Restricted Group Companies, including a reasonable “question and answer” period.

Section 6.15                            Maintenance of Ratings.  Use commercially reasonably efforts to cause the Loans and the Borrower’s corporate credit to continue to be rated by S&P and Moody’s (but not to maintain a specific rating) including timely completing applications for such ratings and timely paying all applicable fees in connection therewith.

Section 6.16                            Designation of Subsidiaries.  The Borrower may designate any Subsidiary of the Borrower to be an Unrestricted Subsidiary; provided that:

(a)                                 such designation as an Unrestricted Subsidiary shall be deemed to be an Investment (with the amount of such Investment being deemed to be the portion proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value (as determined by the Borrower in good faith) of the net assets of such Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary;

(b)                                 no Event of Default shall have occurred and be continuing at the time of such designation;

(c)                                  after giving effect to such designation, the Total Net Leverage Ratio shall not exceed 4.50 : 1.00 on a Pro Forma Basis (after giving effect to such designation and the reclassification of all Indebtedness of, Investments in, and Liens on the property of, such Subsidiary);

(d)                                 once designated as an Unrestricted Subsidiary, the Borrower may re-designate such Subsidiary as a “Restricted Subsidiary” (which designation shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time), but, thereafter, the Borrower may not re-designate such Subsidiary as an “Unrestricted Subsidiary”;

(e)                                  no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary (i) if it is a “Restricted Subsidiary” for the purpose of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries or (ii) unless each of its direct and indirect Subsidiaries is also designated an Unrestricted Subsidiary in accordance with this Section 6.16; and

(f)                                   once designated as a Restricted Subsidiary, no Subsidiary holding or owning Equity Interests in such re-designated Restricted Subsidiary shall be an Unrestricted Subsidiary (unless also being re-designated at such time) in accordance with this Section 6.16.

Any such designation by the Borrower shall be notified by a Responsible Officer of the Borrower to the Administrative Agent together with a certificate of such Responsible Officer certifying that such designation complied with the foregoing provisions.

Section 6.17                            Post Closing Matters.  The Borrower and each of the Loan Parties, as applicable, will execute and deliver the documents and complete the tasks set forth on Schedule 6.17, in each case, within the time limits specified therein (in each case, as extended by the Administrative Agent in its sole discretion).

ARTICLE VII

NEGATIVE COVENANTS

The Borrower agrees that until the Discharge of Senior Finance Obligations:

Section 7.01                            Limitation on Indebtedness.  None of the Restricted Group Companies will incur, create, assume or permit to exist any Indebtedness or Swap Obligations except:

(i)                                     Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Closing Date and disclosed on Schedule 7.01 (collectively, the “Existing Indebtedness”);

(ii)                                  (A) Indebtedness of the Loan Parties under this Agreement and the other Loan Documents (including any Incremental Loans incurred pursuant to Section 2.15, Extended Term Loans and Credit Agreement Refinancing Indebtedness incurred pursuant to Section 2.17) and (B) Indebtedness of the Loan Parties in respect of Permitted Incremental Equivalent Debt;

(iii)                               Purchase Money Indebtedness, Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of the Borrower and its Restricted Subsidiaries, and Indebtedness financing the acquisition, construction, repair, replacement or improvement of capital assets, in each case incurred after the Closing Date and Attributable Indebtedness in respect of Sale/Leaseback Transactions of the Borrower and its Restricted Subsidiaries permitted pursuant to Section 7.12; provided that (x) the aggregate amount of all such Indebtedness incurred pursuant to this clause (iii) does not exceed the greater of (x) $25,000,000 and (y) 1.0% of Consolidated Total Assets at any time outstanding and (y) no Lien securing any such Indebtedness shall extend to or cover any property or asset of any Restricted Group Company other than the asset so financed (and accessions thereto) and proceeds and products thereof (provided that individual financings of equipment provided by any lender may be cross-collateralized to other financings of equipment provided by such lender);

(iv)                              (A) Indebtedness of the Borrower or its Restricted Subsidiaries secured solely by Liens granted pursuant to clause (xv), (xvi) and/or (xvii) of Section 7.02, and any other Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Acquisition which is assumed by the Borrower or a Subsidiary of the Borrower in such Permitted Acquisition; provided that such Indebtedness was not incurred in connection with, or in anticipation of, the events described in such clauses or such Permitted Acquisition and (B) so long as no Default or Event of Default is continuing  at the time of, or would result from, the incurrence of such Indebtedness, Indebtedness incurred to finance a Permitted Acquisition, provided that (a) the aggregate amount of all Indebtedness incurred pursuant to this clause (iv) does not exceed the greater of (x) $60,000,000 and (y) 2.5% of Consolidated Total Assets at any time outstanding, and (b) the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors in reliance on this clause (iv), together with Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors in reliance upon clauses (xvi) and (xvii) below, shall not exceed the greater of (x) $25,000,000 and (y) 1.0% of Consolidated Total Assets in aggregate principal amount outstanding;

(v)                                 Indebtedness of the Borrower in respect of the 2019 Notes or the 2023 Notes;

(vi)                              any Permitted Refinancing of Indebtedness permitted under clause (i), (iii), (iv) or (v) above or clause (xvii) below (but without duplication of amounts outstanding pursuant to such clauses);

(vii)                           to the extent constituting Indebtedness, Indebtedness of the Borrower or any of its Restricted Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earn-out, “milestone”, non-compete, consulting, deferred compensation and similar obligations in connection with acquisitions or sales of assets and/or businesses permitted under this Agreement;

(viii)                        Swap Obligations of the Borrower or any Restricted Subsidiary under Swap Agreements to the extent (A) entered into in order to manage interest rate, foreign currency exchange rate and commodity pricing risks and not for speculative purposes, or (B) entered into prior to the Closing Date in connection with the 2019 Notes;

(ix)                              Indebtedness owed to any Person providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary of the Borrower, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the annual period in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(x)                                 Indebtedness consisting of Guaranty Obligations incurred (A) by the Borrower in respect of Indebtedness, leases or other ordinary course obligations not prohibited to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, any Subsidiary Guarantor, (B) by any Subsidiary Guarantor of Indebtedness, leases or other ordinary course obligations not prohibited to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, the Borrower or any Subsidiary Guarantor and (C) by the Borrower or any Subsidiary Guarantor of any Indebtedness permitted to be incurred by the Borrower or any Subsidiary Guarantor;

(xi)                              intercompany Indebtedness to the extent permitted by Section 7.06(a)(ix);

(xii)                           (A) Indebtedness of the Borrower and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (1) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days after receipt of notice of its incurrence and (2) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence, and (B) contingent indemnification obligations of the Borrower and its Restricted Subsidiaries to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(xiii)                        unsecured Indebtedness of the Borrower at any time outstanding owing to any then existing or former director, officer, employee, independent contractor, manager or consultant of the Borrower or its Restricted Subsidiaries (or their estates, spouses or former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of  the foregoing) for the repurchase, redemption or other acquisition or retirement for value of any Equity Interest or Equity Equivalent of the Borrower held by them to the extent such repurchase, redemption or other acquisition or retirement for value is permitted by Section 7.07;

(xiv)                       contingent obligations under or in respect of (A) surety bonds, appeal bonds, performance and return-of-money bonds, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit or (B) guarantees or obligations with respect to letters of credit and other similar obligations incurred in the ordinary course of business in connection with bids, projects, leases and similar commercial contracts;

(xv)                          Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(xvi)                       Indebtedness not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed the greater of (x) $60,000,000 and (y) 2.5% of

Consolidated Total Assets at any time outstanding; provided that, with respect to Indebtedness permitted by this Section 7.01(xvi), the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors, together with Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors incurred in reliance on clause (iv) above and clause (xvii) below, shall not exceed the greater of (x) $25,000,000 and (y) 1.0% of Consolidated Total Assets in aggregate principal amount at any time outstanding;

(xvii)                    additional Indebtedness of the Borrower and its Restricted Subsidiaries that complies with the Applicable Requirements so long as (i) no Default or Event of Default shall occurred and be continuing immediately before or after the incurrence thereof and (ii) as of the date of incurrence thereof, on a Pro Forma Basis, (A) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Liens of the Collateral Documents, the First Lien Net Leverage Ratio would not exceed 1.35 : 1.00, (B) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens of the Collateral Documents, the Secured Net Leverage Ratio would not exceed 1.35 : 1.00 or (C) if such Indebtedness is unsecured, the Total Net Leverage Ratio would not exceed 4.50 : 1.00; provided that, in any such case, the aggregate outstanding principal amount of such Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors, together with Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors incurred in reliance on clauses (iv) and (xvi) above, shall not exceed the greater of (x) $25,000,000 and (y) 1.0% of Consolidated Total Assets in aggregate principal amount at any time outstanding;

(xviii)                                   unsecured Indebtedness arising out of judgments not constituting an Event of Default;

(xix)                       Indebtedness in the form of (a) guarantees of loans and advances to officers, directors, consultants and employees of the Borrower and its Restricted Subsidiaries, in an aggregate amount not to exceed $5.0 million at any one time outstanding, and (b) reimbursements owed to officers, directors, consultants and employees of the Borrower or any of its Restricted Subsidiaries; and

(xx)                          all premiums, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xix) above.

Section 7.02                            Restriction on Liens.  None of the Restricted Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary of the Borrower) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(i)                                     Liens existing on the Closing Date and listed on Schedule 7.02 hereto and any modifications, refinancings, replacements, substitutions renewals or extensions thereof; provided that (A) any such modification, refinancing, replacement, substitution, renewal or extension of any such Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.01 and (y) proceeds and products thereof, and (B) the refinancing, replacement, substitution, modification, renewal or extension of the obligations secured or benefited by such Liens is permitted by Section 7.01;

(ii)                                  Liens (A) created by the Collateral Documents securing the Obligations, Permitted Equal Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, (B) securing Indebtedness incurred in reliance upon Section 7.01(xvii)(A) or (B) or (C) securing any Permitted Incremental Equivalent Debt to the extent, in the case of this clause (C), permitted to be secured by a Lien hereunder;

(iii)                               Liens for Taxes, assessments and other governmental charges or levies (A) which are not overdue for a period of more than 30 days or (B) which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

(iv)                              Liens imposed by Law securing the charges, claims, demands or levies of landlords, carriers, suppliers, warehousemen, materialmen, workmen, mechanics, carriers and other like Liens imposed by Law which were incurred in the ordinary course of business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Restricted Subsidiaries, (B) are otherwise being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien or (C) secure amounts not overdue for a period of more than 30 days;

(v)                                 Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness or Swap Obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;

(vi)                              Liens securing obligations in respect of surety bonds (other than appeal bonds and bonds posted in connection with court proceedings or judgments), customs bonds, statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business for sums not more than 90 days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Restricted Subsidiaries maintain adequate reserves in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(vii)                           pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(viii)                        Liens on (A) insurance premiums, dividends and rebates and other identifiable proceeds therefrom which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 7.01(ix);

(ix)                              Liens arising solely by virtue of any contract, statutory or common Law provision, in each case relating to banker’s liens, rights of setoff or similar rights, in each case incurred in the ordinary course of business, including Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(x)                                 non-exclusive licenses or sublicenses of Intellectual Property, or leases or subleases, granted to third Persons by the Borrower or its Restricted Subsidiaries or to the Borrower or its Restricted Subsidiaries by a third Person in the ordinary course of business not interfering in any material respect with the business of any Restricted Group Company;

(xi)                              zoning restrictions, building codes, land use and other similar Laws and municipal ordinances, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness or Swap Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of the Borrower or any of its Restricted Subsidiaries or the value of such property for the purpose of such business;

(xii)                           Liens arising from precautionary UCC financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, Operating Leases permitted by this Agreement;

(xiii)                        Liens arising from judgments, decrees or attachments (or securing of appeal bonds and bonds posted in connection with court proceedings or judgments with respect thereto) in circumstances not constituting an Event of Default under Section 8.01;

(xiv)                       Liens securing Indebtedness permitted to be incurred under Section 7.01(i) (so long as such Liens do not extend beyond the property which secured such Indebtedness as of the Closing Date, provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender), Section 7.01(iii) (so long as such Liens attach to the property or asset so financed within 180 days of the related incurrence of Indebtedness) and Section 7.01(vi) (so long as the Lien securing such Permitted Refinancing does not extend beyond the property which secured the Indebtedness which is being refinanced, provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender) and which does not extend to any assets other than those of such Person;

(xv)                          any Lien existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower and not created in contemplation of such event and which does not extend to any assets other than those of such Person and other than proceeds thereof or improvements thereof;

(xvi)                       any Lien on any asset (other than on the Equity Interests of one or more Subsidiaries) of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Restricted Subsidiary of the Borrower and not created in contemplation of such event and which does not extend to any assets other than those of such Person and other than proceeds thereof or improvements thereof;

(xvii)                    any Lien existing on any asset (other than on the Equity Interests of one or more Subsidiaries) prior to the acquisition thereof by the Borrower or a Restricted Subsidiary of the Borrower and not created in contemplation of such acquisition;

(xviii)                 Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition, an Investment permitted by Section 7.06 or a Permitted Joint Venture and exclusive licenses and sublicenses permitted under Section 7.05(xvi)(A) or Section 7.06(a)(xvi) or (xxv), to the extent such licenses and sublicenses constitute a Lien;

(xix)                       (a) Liens on cash and Cash Equivalents securing Swap Obligations and (b) Liens on cash deposits securing Swap Obligations of the Borrower or any Subsidiary under Swap Agreements to the extent entered into with a financial institution that is not a Swap Creditor in order to manage interest rate, foreign currency exchange rate and commodity pricing risks and not for speculative purposes, in an aggregate amount not to exceed the greater of (x) $10,000,000 and (y) 0.5% of Consolidated Total Assets at any time outstanding;

(xx)                          Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxi)                       Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Restricted Group Company in the ordinary course of business in accordance with past practices of such Restricted Group Company;

(xxii)                    licenses or leases of the properties of any Restricted Group Company, and the rights of ordinary-course lessees described in Section 9-321 of the UCC, in each case entered into in the ordinary course of such Restricted Group Company’s business so long as such licenses or Leases and rights do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Restricted Group Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(xxiii)                 Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any Real Property, or in the case of any Real Property subject to a mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, the Collateral Agent;

(xxiv)                Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business;

(xxv)                                     any interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary as a licensee or sublicensee (A) existing on the date hereof or (B) in the ordinary course of its business;

(xxvi)                                  in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(xxvii)             other Liens so long as the aggregate amount of the obligations or liabilities secured thereby does not exceed the greater of (x) $25,000,000 and (y) 1.0% of Consolidated Total Assets at any time outstanding.

Section 7.03                            Nature of Business.  (a) None of the Restricted Group Companies will engage in any business substantially different from the business conducted by such Persons as of the Closing Date after giving effect to the Transactions, and other businesses, directly related thereto and similar, complimentary or related businesses.

(b)                                 No Restricted Subsidiary that is an Excluded Subsidiary by reason of clause (l) of the definition thereof will, for so long as it is a Restricted Subsidiary and an Excluded Subsidiary, engage in any business activities or have any properties or liabilities, other than (i) investing in cash and Cash Equivalents, (ii) making Restricted Payments to the Borrower and (iii) special purpose holding company activities reasonably related or ancillary to the foregoing clauses (i) and (ii).

Section 7.04                            Consolidation, Merger and Dissolution.  Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Restricted Group Companies will merge or consolidate or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(i)                                     any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary may merge with and into, or be voluntarily consolidated, dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of the Borrower and such Domestic Subsidiary so merged, consolidated, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) any consideration (other than Qualified Capital Stock of the Borrower) received by any Person other than the Borrower or any Subsidiary Guarantor in respect of or as a result of such transaction will be deemed an Investment with respect thereto;

(ii)                                  any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary may merge with and into, or be voluntarily consolidated, dissolved or liquidated into, any other Restricted Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors, (x) a Subsidiary Guarantor is the surviving corporation of such merger, dissolution or liquidation and (y) any consideration (other than Qualified Capital Stock of the Borrower) received by any Person other than the Borrower or any Subsidiary Guarantor in respect of or as a result of such transaction will be deemed an Investment with respect thereto, and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of each Domestic Subsidiary so merged, dissolved or liquidated and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(iii)                               the Borrower or any Restricted Subsidiary of the Borrower may merge with any Person in connection with a Permitted Acquisition if (A) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation in such merger, (B) any consideration (other than Qualified Capital Stock of the Borrower) received by any Person other than the Borrower or any Subsidiary Guarantor in respect of or as a result of such transaction will be deemed an Investment with respect thereto, (C) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person in such merger or the continuing or surviving Person in such merger shall, substantially simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged and (D) the Loan Parties shall be in compliance with the terms of Section 6.12 after giving effect to such transactions;

(iv)                              any Restricted Subsidiary of the Borrower may merge with any Person in connection with an Investment permitted by Section 7.06 or Permitted Joint Venture if (A) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person in such merger or the continuing or surviving Person in such merger shall, substantially simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged, (B) any consideration (other than Qualified Capital Stock of the Borrower) received by any Person other than the Borrower or any Subsidiary Guarantor in respect of or as a result of such transaction will be deemed an Investment with respect thereto, and (C) the Loan Parties shall be in compliance with the terms of Section 6.12 after giving effect to such transactions;

(v)                                 (A)                               any Restricted Subsidiary of the Borrower that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party, and (B) any Restricted Subsidiary of the Borrower may liquidate, wind up or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interest of the Restricted Group Companies and is not materially disadvantageous to the Lenders, provided that in the case of this clause (B), the Person who receives the assets of any dissolving, liquidating or winding up Restricted Subsidiary that is a Subsidiary Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.05 or Section 7.06;

(vi)                              any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary, provided that if the transferor in such transaction is a Loan Party, then either (A) the transferee must be a Loan Party or (B) to the extent consisting of an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.06;

(vii)                           any Subsidiary of the Borrower may effectuate a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Asset Disposition, the purpose of which is to effectuate an Asset Disposition permitted under Section 7.05;

(viii)                        the Borrower and its Restricted Subsidiaries may effect any merger, amalgamation, dissolution, winding up, liquidation, consolidation or Asset Disposition, the purpose of which is to effect a Permitted Reorganization; provided that (A) if the Borrower is a party to any such Merger, amalgamation or consolidation, the Borrower shall be the continuing or surviving Person and (B) the Borrower may not effect any such dissolution, winding up, liquidation or Asset Disposition; and

(ix)                              any Restricted Subsidiary may liquidate or dissolve; provided that (A) the assets of such Restricted Subsidiary shall be transferred to the Borrower or another Restricted Subsidiary (and, if the Restricted Subsidiary so liquidated or dissolved is a Loan Party, the transferee must be a Loan Party) and (B) the Borrower shall have determined in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous in any material respect to the Lenders.

In the case of any merger or consolidation permitted by this Section 7.04 of any Restricted Subsidiary of the Borrower which is not a Loan Party into a Loan Party, the Loan Parties must be in compliance with the terms of Section 6.12 after giving effect to such transaction.  Notwithstanding anything to the contrary contained above in this Section 7.04, no action shall be permitted under this Section 7.04 which results in a Change of Control.

Section 7.05                            Asset Dispositions.  None of the Restricted Group Companies will make any Asset Disposition; provided that:

(i)                                     any Restricted Group Company may sell or otherwise dispose of inventory and other assets related to such inventory of the Borrower and its Restricted Subsidiaries, in each case, in the Ordinary Course of Business;

(ii)                                  any Restricted Group Company may make any Asset Disposition to any Loan Party;

(iii)                               the Restricted Group Companies may liquidate or sell Cash Equivalents;

(iv)                              any Restricted Group Company may dispose of machinery, equipment or other assets which will be reasonably promptly replaced or upgraded with machinery, equipment or other assets used or useful in the Ordinary Course of Business of and owned by such Restricted Group Company;

(v)                                 any Restricted Group Company may dispose of (w) surplus, obsolete or worn-out assets no longer used or useful in the conduct of the Borrower or any of its Restricted Subsidiaries or otherwise economically impractical to maintain, in each case, in the Ordinary Course of Business or (x) non-core assets, divisions, product lines (including rights in respect of any drug or pharmaceutical product)  or lines of business acquired in Permitted Acquisitions; provided that in the case of this clause (x), (i) the aggregate value of assets so disposed of shall not exceed 25% of the Acquisition Consideration for the related Permitted Acquisition, (ii) each such sale shall be  an arm’s length transaction and (iii) the Borrower or its Restricted Subsidiaries shall receive at least fair market value in return therefor, (y) any machinery or equipment purchased at the end of an operating lease and resold thereafter and (z) Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint ventures or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(vi)                              any Restricted Subsidiary that is not a Subsidiary Guarantor may make any Asset Disposition (including any such transaction effected by way of merger or consolidation) to any other Restricted Subsidiary or Borrower;

(vii)                           any Restricted Subsidiary of the Borrower may issue Equity Interests in such Restricted Subsidiary to qualify directors where required by applicable Law;

(viii)                        any Restricted Group Company may transfer assets as a part of the consideration for Investments in Permitted Joint Ventures or Investments in each case, to the extent permitted by Section 7.06 (other than Section 7.06(a)(ii)) and so long as the fair market value thereof is applied to reduce capacity under the relevant provisions of Section 7.06;

(ix)                              Asset Dispositions effected by transactions pursuant to Section 7.04 shall be permitted;

(x)                                 Liens granted in compliance with Section 7.02 and Investments made in compliance with Section 7.06 shall be permitted;

(xi)                              any Restricted Group Company may lease, as lessor or sublessor, or non-exclusively license, as licensor or sublicensor, real or personal property in the Ordinary Course of Business, that do not materially interfere with the business of Borrower or its Restricted Subsidiaries;

(xii)                           any Restricted Group Company may write off, forgive, discount, sell or otherwise dispose of receivables and similar obligations in the Ordinary Course of Business and not as part of an accounts receivable financing transaction;

(xiii)                        any Restricted Group Company may, in the Ordinary Course of Business, non-exclusively license and sublicense intellectual property;

(xiv)                       any Restricted Group Company may enter into any Sale/Leaseback Transaction permitted by Section 7.01 or Section 7.12;

(xv)                          any Restricted Group Company may make Asset Dispositions to any other Restricted Group Company or Permitted Joint Venture which is not, in either such case, a Subsidiary Guarantor where such Asset Disposition constitutes an Investment permitted by Section 7.06(a);

(xvi)                       any Restricted Group Company may (A) exclusively license and sublicense its Intellectual Property, in a manner consistent with customary practice for a pharmaceutical company business, (x) in any territory outside the United States or (y) for a new indication, in each case to the extent approved by the Board of Directors of the Borrower, and (B) maintain, renew, extend or otherwise modify any exclusive license existing on the Closing Date, to the extent any such extension or modification is not, taken as a whole, adverse to the interests of the Lenders in any material respect;

(xvii)                    any Restricted Group Company may make any other Asset Disposition for at least fair market value; provided that (A) at least 75% of the consideration therefor is cash or Cash Equivalents (provided, however, that for purposes of this clause (xvii)(A), the following shall be deemed to be cash: (1) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries and the valid release of the Borrower or any Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Asset Disposition, (2) securities, notes or other instruments received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by the Borrower or any of its Restricted Subsidiaries into cash or Cash Equivalents with 180 days following the closing of such Asset Dispositions, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition to the extent that the Borrower and each other Restricted Subsidiary are released from any guaranty of payment of such Indebtedness in connection with such Asset Disposition, and (4) aggregate non-cash consideration received by the Borrower and its Restricted Subsidiaries for all Asset Dispositions under this clause (xvii) having a fair market value (determined as of the closing of the applicable Asset Disposition for which non-cash consideration is received) not to exceed the greater of (x)$15,000,000 and (y) 0.5% of Consolidated Total Assets (net of any non-cash consideration converted into cash and Cash Equivalents received in respect of any such non-cash consideration)); and (B) no Event of Default is then in existence or would otherwise arise therefrom; provided further that the proceeds of any such Asset Disposition shall be applied to prepayment of the Loans to the extent required under Section 2.09(c)(iii);

(xviii)                 the Restricted Group Companies may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;

(xix)                       the unwinding of Swap Agreements permitted hereunder in accordance with the terms thereof;

(xx)                          any Restricted Subsidiary may effect an Asset Disposition constituting part of a Permitted Reorganization; and

(xxi)                       the sale of Equity Interests in, or Indebtedness or other securities of, Unrestricted Subsidiaries.

Upon consummation of an Asset Disposition to a third party by a Restricted Group Company permitted under this Section 7.05 (other than clauses (xi) or (xiii)), the Lien created thereon under the Collateral Documents (but not the Lien on any proceeds thereof) shall be automatically released, and the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of any Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Loan Documents.

Section 7.06                            Investments.

(a)                                 Investments.  None of the Restricted Group Companies will hold, make or acquire any Investment in any Person other than itself, except the following:

(i)                                     Investments existing on the Closing Date disclosed on Schedule 7.06 hereto and Investments existing on the Closing Date in Persons which are Subsidiaries on the Closing Date, in each case, together with and any modification, replacement, renewal, reinvestment or extension thereof that does not materially increase the amount of such Investment;

(ii)                                  any Restricted Group Company may invest in cash (including cash held in deposit accounts) and Cash Equivalents;

(iii)                               the Borrower and each Restricted Subsidiary of the Borrower may acquire and hold receivables, accounts, notes receivable, chattel paper, payment intangibles and prepaid accounts owing to them, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms;

(iv)                              the Borrower and each Subsidiary of the Borrower may acquire and own Investments (including obligations evidencing Indebtedness) received in connection with the settlement of accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(v)                                 loans and advances to officers, directors, employees or independent contractors of the Restricted Group Companies in the Ordinary Course of Business in an aggregate principal amount not to exceed $5,000,000 at any one time;

(vi)                              any Restricted Group Company may make deposits in the Ordinary Course of Business consistent with past practices to secure the performance of operating leases and payment of utility contracts;

(vii)                           the Borrower and each Restricted Subsidiary of the Borrower may make good faith deposits in connection with proposed Permitted Acquisitions or, to the extent arising in the Ordinary Course of Business, in connection with obligations in respect of surety bonds (other than appeal bonds), statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the Ordinary Course of Business for sums not more than 90 days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Restricted Subsidiaries maintain adequate reserves in accordance with GAAP;

(viii)                        loans by any Restricted Group Company to officers, directors, employees and independent contractors of the Restricted Group Companies 100% of the proceeds of which are used to purchase the Borrower’s Equity Interests or the Borrower’s  Equity Equivalents (other than Disqualified Capital Stock), so long as all of the cash proceeds of such purchases are immediately contributed to the Borrower;

(ix)                              (A) any Loan Party may make Investments in any other Loan Party, (B) any Subsidiary that is not a Loan Party may make Investments in the Borrower or any Subsidiary, and (C) any Loan Party may make Investments in any Subsidiary that is not a Loan Party, provided that the aggregate amount of Investments in Subsidiaries that are not Loan Parties pursuant to this clause (C), as valued at cost at the time each such Investment is made, together with, but without duplication of, Investments made by the Loan Parties in Permitted Acquisitions of Persons that do not become Subsidiary Guarantors or assets that do not become owned by Subsidiary Guarantors pursuant to clause (v) of the Definition of “Permitted Acquisition” shall not exceed the greater of (x) $75,000,000 and (y) 3.0% of Consolidated Total Assets in aggregate amount outstanding from time to time; provided that in each case, (i) any intercompany Indebtedness shall be evidenced by a promissory note (which shall be substantially in the form of Exhibit H hereto), (ii) such intercompany Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Finance Obligations pursuant to the terms of such promissory note and (iii) such promissory note evidencing intercompany loans and advances shall be pledged to the Collateral Agent pursuant to the Pledge Agreement to the extent required thereby;

(x)                                 Guaranty Obligations permitted by Section 7.01(x) and the Swap Obligations permitted under Section 7.01(viii);

(xi)                              Investments arising out of the receipt by the Borrower or any of its Restricted Subsidiaries of non-cash consideration for the sale of assets permitted under Section 7.05;

(xii)                           the Borrower and its Restricted Subsidiaries may make Investments constituting Permitted Acquisitions;

(xiii)                        the Borrower and its Restricted Subsidiaries may engage in asset swaps in the Ordinary Course of Business; provided that to the extent the assets disposed of constitute Collateral, the Borrower complies with the requirements of Section 6.12 with respect to the assets received in exchange for the Collateral so disposed of;

(xiv)                       Investments of any Person in existence at the time such Person becomes a Subsidiary, so long as such Investments are not made in contemplation of such Person becoming a Subsidiary;

(xv)                          the making of the Acquisition pursuant to the Acquisition Documents on the Closing Date;

(xvi)                       to the extent constituting an Investment, the Borrower and its Restricted Subsidiaries may acquire commercial rights or licenses and intellectual property not otherwise permitted under this Section 7.06, in each case for total annual consideration of the greater of (x) $25,000,000 and (y) 1.0% of Consolidated Total Assets;

(xvii)                    Investments by the Borrower and its Subsidiaries in Permitted Joint Ventures, provided that the aggregate amount of such Investments, as valued at the time each such Investment is made, shall not exceed the greater of (x) $25,000,000 and (y) 1.0% of Consolidated Total Assets;

(xviii)                 so long as no Event of Default has occurred and is continuing or results therefrom, additional Investments (including, without limitation, Business Acquisitions, whether or not constituting a Permitted Acquisition) in an aggregate amount not to exceed the Available Amount;

(xix)                       Investments consisting of Indebtedness, Liens, fundamental changes, Asset Dispositions and Restricted Payments permitted (other than by reference to Section 7.06) under Section 7.01, Section 7.02, Section 7.04, Section 7.05 and Section 7.07, respectively;

(xx)                          Investments consisting of promissory notes and other non-cash consideration received in connection with Asset Dispositions permitted by Section 7.05;

(xxi)                       Investments held by a Subsidiary acquired after the Closing Date or of an entity merged into a Restricted Group Company in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of, or in connection with, such acquisition or merger and were in existence at the date of such acquisition or merger;

(xxii)                    Investments to the extent that payment for such Investments is made solely with Equity Interests or Equity Equivalents of the Borrower (in each case, other than Debt Equivalents) or with the proceeds of Qualified Capital Stock that are Not Otherwise Applied;

(xxiii)                 the establishment or creation of a Subsidiary in compliance with Section 6.12;

(xxiv)                Investments to permit reorganization transactions for tax efficiency or operational improvements so long as (A) no Default or Event of Default shall have occurred and be continuing after giving effect to such reorganization, (B)  the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving pro forma effect to such Investments, the granting, perfection, validity and priority of the security interest in the Collateral, taken as a whole, is not impaired in any material respect by such transactions, (C) no material assets, on a net basis, disregarding any obligations of any non-Loan Party transferee received by any Loan Party therefor (as determined in good faith in writing by a Responsible Officer of the Borrower), are transferred by Loan Parties to Persons that are not Loan Parties in reliance on this subclause and (D) any Restricted Subsidiaries that were Loan Parties immediately prior to any such transaction shall be Loan Parties after giving effect thereto (any such transaction, a “Permitted Reorganization”);

(xxv)                                     Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary, and any modification, replacement, renewal or extension thereof;

(xxvi)                                  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(xxvii)                               other Investments in an aggregate outstanding amount not to exceed the greater of (x) $40,000,000 and (y) 1.5% of Consolidated Total Assets at any time;

provided that no Restricted Group Company may make or own any Investment in Margin Stock in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(b)                                 Limitation on the Creation of Subsidiaries.  No Restricted Group Company will establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Subsidiaries shall be permitted to establish, create or acquire Subsidiaries so long as (i) the Investment resulting from such establishment, creation or acquisition is permitted pursuant to Section 7.06(a) above and (ii) such new Subsidiary takes all actions required pursuant to Section 6.12, if any.

Section 7.07                            Restricted Payments, etc.  None of the Restricted Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests or Equity Equivalents (exclusive of Debt Equivalents) of such Person), except that:

(i)                                     any Restricted Subsidiary may make Restricted Payments to the Borrower or to any other Restricted Subsidiary that is Wholly Owned Subsidiary of the Borrower; provided that in the case of a dividend or other distribution by a non-Wholly Owned Restricted Subsidiary, such dividends or distributions may also be made ratably to the holders of Equity Interests in such non-Wholly Owned Restricted Subsidiary with respect to their Equity Interests;

(ii)                                  any direct or indirect non-Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary may make Restricted Payments (A) to the Borrower, (B) to any Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary or (C) to any Restricted Subsidiary of the Borrower included in any consolidated, affiliated, combined or unitary group filing a Tax return with the Borrower or any Restricted Subsidiary of the Borrower, but only to the extent and in an amount necessary for such Subsidiary or, ultimately, the Borrower, to discharge any Tax liability attributable to such non-Wholly Owned Subsidiary;

(iii)                               the Borrower may make cash Restricted Payments solely to purchase, redeem, retire, acquire, cancel, terminate or repurchase Equity Interests (or Equity Equivalents) in the Borrower or to make payments on any notes issued to redeem such Equity Interests or Equity Equivalents from

(I) present or former officers, employees, directors, managers or consultants of any Restricted Group Company (or their estates, spouses or former spouses, other immediate family members, estate planning vehicles, successors, executors, administrators, heirs, legatees or distributees of any of  the foregoing) following the death, permanent disability, retirement or termination of employment of any such Person or otherwise, or (II) so long as no Event of Default has occurred and is continuing or would result therefrom, other holders of Equity Interests or Equity Equivalents in the Borrower; provided that in all such cases the aggregate amount of all cash paid in respect of all such Equity Interests (and Equity Equivalents) so redeemed or repurchased and all such payments on any such notes does not exceed the sum of $15,000,000 in any calendar year (with any unused amount in any calendar year carried forward and available in the next two succeeding years), plus the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date;

(iv)                              any Restricted Group Company may make additional Restricted Payments  in an aggregate amount during the term of this Agreement not exceeding the amount of Net Cash Proceeds received from any substantially contemporaneous Equity Issuance of the Borrower (other than an Equity Issuance of Disqualified Capital Stock) Not Otherwise Applied immediately prior to the time of the making of such Restricted Payment so long as no Event of Default then exists or would be caused thereby;

(v)                                 the Borrower may make cash Restricted Payments constituting de minimis cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or in connection with any dividend, split or combination of Equity Interests or a Permitted Acquisition;

(vi)                              the Restricted Group Companies may make additional Restricted Payments in an amount not to exceed the Available Amount, provided that (x) no Event of Default is continuing at the time of such Restricted Payment or would result therefrom and (y) except for Restricted Payments made in reliance on clauses (i) or (iii) of the definition of “Available Amount”, the Total Net Leverage Ratio does not exceed 4.50 : 1.00 on a Pro Forma Basis after giving effect to such Restricted Payment;

(vii)                           to the extent constituting Restricted Payments, the Restricted Group Companies may enter into and consummate transactions expressly permitted by Section 7.04, Section 7.05, Section 7.06 or Section 7.09;

(viii)                        the Restricted Group Companies may pay dividends or distributions within 60 days of the date of declaration thereof, if at the date of declaration thereof such payment would have complied with the provisions of this Agreement;

(ix)                              to the extent constituting Restricted Payments, the Restricted Group Companies may pay contingent liabilities in respect of any adjustment of purchase price, earn-outs, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred in connection with acquisitions consummated prior to the Closing Date, Permitted Acquisitions, Permitted Joint Ventures, Investments permitted by Section 7.06 and Asset Dispositions;

(x)                                 repurchases of Equity Interests in the Borrower or any Subsidiary deemed to occur upon the exercise of stock options or warrants may be made if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xi)                                                the Borrower may (a) accept Equity Interests in the Borrower to satisfy the withholding tax obligations of the holder of such Equity Interests upon settlement of such Equity Interests or (b) effect a net settlement of Equity Interests in the Borrower upon the exercise of such

Equity Interests to cover the exercise price or tax withholding of such Equity Interests, in each case in an aggregate amount not to exceed $2,000,000 per year,

(xii)                                             the Borrower and any Restricted Subsidiaries may repurchase (i) Equity Interests upon the exercise of Equity Equivalents if such Equity Interests represent a portion of the exercise price of such Equity Equivalents and (ii) Equity Interests from any current or former officer, director, employee or consultant (or their current or former spouses, estates, estate planning vehicles and family members) or other holder of Equity Interests to comply with Tax withholding obligations relating to Taxes payable by such person upon the grant or award of such Equity Interests (or upon vesting thereof);

(xiii)                                          the Restricted Group Companies may make Restricted Payments to the extent permitted by Section 7.08; and

(xiv)                                         the purchase by the Borrower or any Restricted Subsidiary of any remaining outstanding Equity Interests of any Subsidiary acquired to consummate a permitted Investment structured as a tender offer pursuant to which not less than a majority of such Subsidiary’s Equity Interests has been acquired by the Borrower or any Restricted Subsidiary.

Section 7.08                            Amendments of Certain Agreements; Prepayments of Indebtedness, etc.

(a)                                 Amendments of Certain Agreements.  None of the Restricted Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the material terms, agreements, covenants or conditions of (i) the 2019 Notes, the 2023 Notes or any Permitted Refinancing thereof of either of the foregoing, or any Junior Financing that is required to be subject to a Customary Intercreditor Agreement in respect of any Junior Financing having an aggregate outstanding principal amount in excess of the Threshold Amount or (ii) the Acquisition Agreement or any related agreement (other than an employment or employment-related agreement) if, in each case, such amendment, waiver or modification would be materially adverse to the interests of the Senior Credit Parties, provided, however that neither (A) the conversion of the 2019 Notes or any Indebtedness outstanding in reliance on Section 7.01(xvi) or (xvii) to Qualified Equity Interests, nor (B) any Permitted Refinancing of any Indebtedness otherwise permitted hereunder, shall be deemed to be adverse to the interests of the Senior Credit Parties.

(b)                                 Prohibition Against Certain Payments of Principal and Interest of Indebtedness.  None of the Restricted Group Companies will (i) redeem, purchase, prepay, retire, defease or otherwise acquire for value (other than de minimis cash payments and exchanges solely for Equity Interests or of the Equity Equivalents not constituting Debt Equivalents), prior to scheduled maturity, scheduled repayment, mandatory prepayment, or scheduled sinking fund payment, the principal amount of the 2019 Notes, the 2023 Notes, any Junior Financing or any Indebtedness outstanding in reliance on Section 7.01(ii)(B), (iv), (xvi) or (xvii), or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, (ii) make any cash interest payment in respect of Subordinated Indebtedness (other than regularly scheduled interest payments as and when due in respect of Subordinated Indebtedness permitted under this Agreement if such payments are not then prohibited by the subordination provisions applicable thereto, which shall be permitted) or (iii) release, cancel, compromise or forgive in whole or in part any Indebtedness evidenced by any Intercompany Note (unless either the Borrower or a Subsidiary Guarantor is the obligor with respect to such Indebtedness or the release, cancellation, compromise or forgiveness thereof is otherwise permitted as an Investment in accordance with this Agreement); provided that (A) if no Event of Default exists or results therefrom, the Borrower or any Subsidiary may redeem, purchase, prepay, retire, defease or otherwise acquire for value Indebtedness referred to in clause (i) above with the proceeds of a Permitted Refinancing incurred in accordance with Section 7.01 and (B) the Restricted Group Companies may redeem, purchase, prepay, retire, defease or otherwise acquire for value Indebtedness referred to in clause (i) above in an amount not to exceed (1) the Available Amount, provided that (x) no Event of Default is continuing at the time of such redemption, purchase, prepayment, retirement, defeasance, or other acquisition for value or would result therefrom and (y) except for such payments made in reliance on clauses (i) or (iii) of the definition of “Available Amount”, the Total Net Leverage Ratio does not exceed 4.50 : 1.00 on a Pro Forma Basis after giving effect thereto and (2) so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, additional amounts so long as, immediately prior to the making of such redemption, purchase, prepayment, retirement, defeasance or other acquisition for value, the Total Net Leverage Ratio is less than or equal to 3.50 : 1.00 and, after giving effect to such redemption, purchase, prepayment, retirement, defeasance or other acquisition for value, the Total Net Leverage Ratio on a Pro Forma Basis would be less than or equal to 3.50 : 1.00.

Section 7.09                            Transactions with Affiliates.  None of the Restricted Group Companies will engage in any transaction or series of transactions with any Affiliate of the Borrower, other than:

(i)                                     issuance by the Borrower of Equity Interests or Equity Equivalents (other than Debt Equivalents), upon conversion of convertible Indebtedness of the Borrower permitted hereunder or in connection with Swap Agreements;

(ii)                                  transactions expressly permitted by Sections 7.01(xiii) and (xv), Section 7.04, Section 7.05 (other than clauses (viii) and (xi)-(xvii) thereof), Section 7.06(a)(v), (a)(viii), (a)(ix), (a)(x), (a)(xvii), (a)(xviii), (a)(xxiii) and (a)(xxiv), Section 7.07 and Section 7.08;

(iii)                               normal compensation, director fees, severance, performance and retention bonuses, indemnities and reimbursement of reasonable expenses of officers, directors, managers, employees, independent contractors and consultants, including stock incentive and option plans and agreements relating thereto;

(iv)                              other transactions with Affiliates pursuant to agreements or arrangements in existence on the Closing Date to the extent disclosed in Schedule 7.09 or any amendment, extension, supplement, modification, renewal or replacement thereto, in each case to the extent that the same are not, when taken as a whole, adverse to the Lenders in any material respect;

(v)                                 sales of Qualified Capital Stock of the Borrower not otherwise prohibited by the Loan Documents, and the granting of registration or other customary rights in connection therewith;

(vi)                              contracts or arrangements between the Borrower and/or its Subsidiaries and any of its Affiliates regarding coordination and/or joint defense of any litigation or any other action, suit, proceeding, claim or dispute before any courts, arbitrators or governmental authority;

(vii)                           transactions in the ordinary course of business entirely among the Restricted Group Companies (and/or any Person that becomes as Restricted Group Company as a result of such transaction) including, without limitation, the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes;

(viii)                        transactions entirely between or among Loan Parties (and/or any Person that becomes as Loan Party as a result of such transaction) not otherwise prohibited hereunder;

(ix)                              other transactions which are engaged in by the Restricted Group Companies on terms and conditions no less favorable to such Person as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party;

(x)                                 the Transactions and the payment of fees and expenses related to the Transactions;

(xi)                              equity issuances, repurchases, redemptions, acquisitions or retirements of Equity Interests of the Restricted Group Companies permitted by Section 7.07;

(xii)                           other Restricted Payments and transactions permitted under Section 7.07;

(xiii)                        leases or subleases of property in the ordinary course of business not materially interfering with the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(xiv)                       transactions undertaken in good faith (as determined by the Board of Directors of the Borrower) for the sole purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(xv)                          customary payments by the Borrower and any of the Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower or a Restricted Subsidiary in good faith;

(xvi)                       the granting of registration and other customary rights in connection with the issuance of Equity Interests by the Borrower not otherwise prohibited by the Loan Documents and the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided in connection therewith; and

(xvii)                    any transaction with an Affiliate in which the consideration paid by the Restricted Group Companies consists only of Equity Interests or Equity Equivalents (other than Debt Equivalents) of the Borrower.

Section 7.10                            Fiscal Year and Accounting Changes; Organization and Other Documents.  None of the Restricted Group Companies will (i) change its fiscal year, (ii) make any material change in its accounting treatment and financial reporting policies except as required by GAAP (or with the consent of the Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed) or (iii) enter into any amendment, modification or waiver to its Organization Documents, in each case as in effect on the Closing Date, except for changes not adverse in any material respect to the Lenders.  The Borrower will cause the Restricted Group Companies to provide the Administrative Agent with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date with the Compliance Certificate next delivered following the same.

Section 7.11                            Restrictions with Respect to Intercorporate Transfers.  None of the Restricted Group Companies will create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Restricted Group Company to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (B) pay Indebtedness or other obligations owed to any Loan Party, (C) make loans or advances to the Borrower or any Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (ii) the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Senior Credit Obligations, except in each case for prohibitions or restrictions existing under or by reason of

(i)                                     this Agreement and the other Loan Documents, and the documentation governing any Permitted Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness or any Indebtedness incurred in reliance on Section 7.01(xvi) or (xvii);

(ii)                                  applicable Law;

(iii)                               restrictions in effect on the Closing Date contained in the 2019 Notes Indenture or the 2023 Notes Indenture, in the agreements set forth on Schedule 7.11 governing the Existing Indebtedness and in any agreements governing any Permitted Refinancing thereof that is permitted hereunder if such restrictions are no more restrictive than (A) other than in the case of a Permitted Refinancing of the 2019 Notes, those contained in the agreements governing the Indebtedness being renewed, extended or refinanced or (B) in the case of a Permitted Refinancing of the 2019 Notes or the 2023 Notes, those contained in the Loan Documents;

(iv)                              customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business;

(v)                                 any restriction or encumbrance with respect to any asset of the Borrower or any of its Subsidiaries or a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(vi)                              customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business in connection with Permitted Joint Ventures;

(vii)                           Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens;

(viii)                        restrictions in connection with Indebtedness permitted to be incurred hereunder, so long as such restrictions, when taken as a whole, are not materially more burdensome than the restrictions contained herein;

(ix)                              restrictions that are customary with respect to any Indebtedness permitted hereunder that are no more restrictive, taken as a whole, than those permitted hereunder; and

(x)                                 customary provisions in acquisition and other similar agreements in connection with Asset Dispositions permitted under Section 7.05 and Permitted Acquisitions.

Section 7.12                            Sale and Leaseback Transactions.  None of the Restricted Group Companies will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired (i) which such Restricted Group Company has sold or transferred or is to sell or transfer to any other Person which is not a Restricted Group Company or (ii) which such Restricted Group Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Restricted Group Company to another Person which is not a Restricted Group Company in connection with such lease; provided, however, that the Restricted Group Companies may enter into such transactions with respect to property, in an aggregate amount of up to $15,000,000 in sales proceeds during the term of this Agreement, if (i) after giving effect on a Pro Forma Basis to any such transaction the Borrower shall be in compliance with all other provisions of this Agreement, including Section 7.01 and Section 7.02, (ii) the gross cash proceeds of any such transaction are at least equal to the fair market value of such property (as determined by the Board of Directors of the Borrower, which determination shall be conclusive if made in good faith) and (iii) the Net Cash Proceeds therefrom are subject to Section 2.09(c)(iii).

Section 7.13                            [Reserved].

Section 7.14                            Additional Negative Pledges.  None of the Restricted Group Companies will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien in favor of the Collateral Agent upon the properties or assets of the Loan Parties, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Finance Documents; (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.01(i), (iii), (iv), or, to the extent related thereto, (vi) if any such restriction contained therein relates only to the asset or assets acquired in connection therewith; (iii) pursuant to applicable Law; (iv) for restrictions pursuant to any document or instrument governing Indebtedness permitted by Section 7.01(ii), (v), (xvi), or (xvii); (v) for restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other agreements or contracts entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses, or agreements or contracts, as the case may be); and (vi) for any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale or disposition of any property permitted under this Agreement.

Section 7.15                            [Reserved].

Section 7.16                            Anti-Terrorism Law: Anti-Money Laundering.

(a)                                 None of the Group Companies will directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 5.22 without lawful authorization, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property, blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii)  engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming the Group Companies’ compliance with this Section 7.16).

(b)                                 None of the Group Companies will directly or indirectly, cause or permit any of the funds of such Group Company that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of applicable Law.

Section 7.17                            Embargoed Person.  None of the Group Companies will cause or permit (a) any of the funds or properties of the Group Companies that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, as amended, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, as amended, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable requirements of Law, or the Term Loans or other Loans made by the Lenders would be in violation of applicable requirements of Law, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable requirements of Law or the Loans are in violation of applicable requirements of Law.

Section 7.18                            Limitation on Issuance of Disqualified Capital Stock.  With respect to the Borrower, issue any Equity Interest that is Disqualified Capital Stock.

ARTICLE VIII

DEFAULTS

Section 8.01                            Events of Default.  An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)                                 Payment.  Any Loan Party shall:

(i)                                     default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans; or

(ii)                                  default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents.

(b)                                 Representations.  Any representation or warranty made, or deemed to be made, by any Loan Party herein or in any of the other Loan Documents or in any certificate or notice delivered or required to be delivered pursuant hereto or thereto shall prove false in any material respect (to the extent that the representation or warranty is not already qualified by “materiality”, “Material Adverse Effect” or similar language) on the date as of which it was made or deemed to have been made.

(c)                                  Covenants.  Any Loan Party shall:

(i)                                     default in the due performance or observance of any term, covenant or agreement contained in Section 6.05(i) (solely with respect to the Borrower), 6.11, 6.16, Article VII or Section 10.01(c)(ii); or

(ii)                                  default in the due performance or observance by it of any term, covenant or agreement contained in any Loan Document (other than those referred to in subsection (a), (b) or (c)(i) of this Section 8.01) and such default shall continue unremedied for a period of 30 days after notice thereof having been given to the Borrower by the Administrative Agent.

(d)                                 Effectiveness.  Any material provision of any Loan Document, at any time after its execution, and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a termination permitted under Section 7.04 or Section 7.05 or as a result of the acts or omissions of any Agent or Lender hereunder) or the Discharge of Senior Finance Obligations, ceases to be in full force and effect in any material respect, or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any further liability or obligation under any Loan Document (other than as a result of the Discharge of Senior Finance Obligations).

(e)                                  Cross-Default.

(i)                                     Any Restricted Group Company (A) fails to make payment when due after lapse of all applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness or Guaranty Obligation (other than in respect of (x) Indebtedness outstanding under the Loan Documents and (y) Swap Agreements) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation having an aggregate principal amount of more than the Threshold Amount, in the case of each of clauses (A) and (B) if the effect of such failure, event or condition is to cause, or to permit, after lapse of all applicable grace periods, the holder or holders or beneficiary or beneficiaries of such Indebtedness or Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity or to accelerate such stated maturity, or such Guaranty Obligation to become payable, or (C) shall fail to comply with the terms of any Indebtedness or Guaranty Obligation having an aggregate principal amount of more than the Threshold Amount requiring such Restricted Group Company to offer to prepay or repurchase such Indebtedness or the primary Indebtedness underlying such Guaranty Obligation prior to the stated maturity thereof; or

(ii)                                  there occurs under any Swap Agreement or Swap Obligation an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Restricted Group Company is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) as to which any Restricted Group Company is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Restricted Group Company as a result thereof is greater than the Threshold Amount and such Restricted Group Company fails to pay such Swap Termination Value when due after applicable grace periods.

(f)                                   Insolvency Events.  (i) The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against any Restricted Group Company under the federal bankruptcy laws as now or hereafter in effect.

(g)                                  Judgments.  One or more final judgments, orders, decrees or arbitration awards is entered against the Borrower or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance or an indemnity from a creditworthy third party as to which the insurer or indemnitor, as applicable, does not deny coverage), as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, and the same shall not have been discharged, vacated or stayed pending appeal within 60 days after the entry thereof.

(h)                                 ERISA.  (i) An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of any Restricted Group Company or any ERISA Affiliate in an aggregate amount reasonably likely to result in a Material Adverse Effect or (ii) any contribution required to be made with respect to an Employee Benefit Arrangement in accordance with any applicable law has not been made and the failure to make such contribution would reasonably be expected to result in a Material Adverse Effect.

(i)                                     Guaranties.  Any Guaranty given by any Loan Party or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any Subsidiary Guarantor thereunder or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under such Guaranty.

(j)                                    Impairment of Collateral.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.12 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) cease to create, or any Lien purported to be created by any Collateral Documents shall be asserted by any Loan Party not to be, a valid and perfected Lien with the priority required by the Collateral Document, on any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens, except (i) to the extent such loss of perfection does not violate Section 6.12 or (ii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage.

(k)                                 Ownership.  A Change of Control shall occur.

Section 8.02                            Acceleration; Remedies.  Upon the occurrence of and during the continuation of an Event of Default, the Administrative Agent (or the Collateral Agent, as applicable) shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 Termination of Commitments.  Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)                                 Acceleration of Loans.  Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind (other than contingent indemnification obligations) owing by a Loan Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(c)                                  Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Loan Documents, all rights and remedies against each Subsidiary Guarantor and all rights of setoff.

(d)                                 Enforcement Rights Vested Solely in Administrative Agent and Collateral Agent.  The Lenders agree that this Agreement may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and, with respect to the Collateral, the Collateral Agent, and that no other Finance Party shall have any right individually to seek to enforce any Loan Document or to realize upon the security to be granted hereby.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur, then the Commitments shall automatically terminate, all Loans, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable, in each case without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.

Section 8.03                            [Reserved].

Section 8.04                            Allocation of Payments After Event of Default.

(a)                                 Priority of Distributions.  The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Finance Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.09(c) and Section 2.14, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), all amounts collected or received on account of any Finance Obligation shall, subject to the provisions of Section 2.18, be applied by the Administrative Agent in the following order:

FIRST, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent or the Collateral Agent in connection with enforcing the rights of the Finance Parties under the Finance Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;

THIRD, to the payment of all costs and expenses of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Senior Credit Obligations owing to such Lender, to the extent due and payable under Section 10.04 hereof.

FOURTH, to the payment of all of the Senior Credit Obligations consisting of accrued fees and interest;

FIFTH, except as set forth in clauses FIRST through FOURTH above, to the payment of the outstanding Senior Credit Obligations and Swap Obligations owing to any Finance Party, pro rata, as set forth below, with (i) an amount equal to the Senior Credit Obligations being paid to the Collateral Agent (in the case of Senior Credit Obligations owing to the Collateral Agent) or to the Administrative Agent (in the case of all other Senior Credit Obligations) for the account of the Lenders or any Agent, with the Collateral Agent, each Lender and the Agents receiving an amount equal to its outstanding Senior Credit Obligations, or, if the proceeds are insufficient to pay in full all Senior Credit Obligations, its Pro Rata Share of the amount remaining to be distributed, and (ii) an amount equal to the Swap Obligations being paid to the trustee, paying agent or other similar representative (each a “Swap Representative”) for the Swap Creditors, with each Swap Creditor receiving an amount equal to the outstanding Swap Obligations owed to it by the Loan Parties or, if the proceeds are insufficient to pay in full all such Swap Obligations, its Pro Rata Share of the amount remaining to be distributed; and

SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Finance Parties shall receive an amount equal to its Pro Rata Share (as defined below) of amounts available to be applied pursuant to clauses THIRD, FOURTH and FIFTH above.

(b)                                 Pro Rata Treatment.  For purposes of this Section 8.04, “Pro Rata Share” means, when calculating a Finance Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Finance Party’s Senior Credit Obligations or Swap Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Senior Credit Obligations or Swap Obligations, as the case may be.  If any payment to any Finance Party of its Pro Rata Share of any distribution would result in overpayment to such Finance Party, such excess amount shall instead be distributed in respect of the unpaid Senior Credit Obligations or Swap Obligations, as the case may be, of the other Finance Parties, with each Finance Party whose Senior Credit Obligations or Swap Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Senior Credit Obligations or Swap Obligations, as the case may be, of such Finance Party and the denominator of which is the unpaid

Senior Credit Obligations or Swap Obligations, as the case may be, of all Finance Parties entitled to such distribution.

(c)                                  Reliance by Collateral Agent.  For purposes of applying payments received in accordance with this Section 8.04, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under this Agreement and (ii) the Swap Representative, if any, for the Swap Creditors for a determination (which the Administrative Agent, each Swap Representative for any Swap Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Credit Obligations and Swap Obligations owed to the Agents, the Lenders or the Swap Creditors, as the case may be.  Unless it has actual knowledge (including by way of written notice from a Swap Creditor or any Swap Representatives thereof) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01                            Appointment.

(a)                                 Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents.  Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Other than the rights of the Borrower pursuant to Section 9.12(c), the provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Senior Credit Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.  The Arrangers and any Agent described in the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Senior Credit Parties, in assets in which, in accordance with the UCC or any other applicable Laws a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.02                            Agent in Its Individual Capacity.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Restricted Group Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 9.03                            Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Laws including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Bankruptcy Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Restricted Group Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.  Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.  The Administrative Agent has no duty, responsibility or liability to monitor or enforce participations or other actions in respect of any person on the list of Disqualified Institutions, or otherwise take (or omit to take) any action with respect thereto.

Section 9.04                            Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person.  Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.05                            Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06                            Successor Agent.  Each Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent from among the Lenders, which successor Agent shall be reasonably satisfactory to the Borrower (unless an Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article IX, Section 10.04 and Sections 10.08 to 10.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07                            Non-Reliance on Agents and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum dated October 23, 2014 and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this

Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08                            Name Agents.  The parties hereto acknowledge that the Arrangers and the Documentation Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

Section 9.09                            Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Parties (to the extent not reimbursed by Borrower or the Subsidiary Guarantors and without limiting the obligation of Borrower or the Subsidiary Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PARTY); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Parties, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10                            Withholding Taxes.  To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Taxes ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, or if any Taxes paid or payable by Administrative Agent are attributable to a Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes (whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.10.

Section 9.11                            Lender’s Representations, Warranties and Acknowledgements.

(a)                                 Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Borrowings hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.  Each Lender acknowledges that no Agent or Related Party of any Agent has made any representation or warranty to it.  Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Parties.

(b)                                 Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.12                            Collateral Documents and Guaranty.

(a)                                 Agents under Collateral Documents and Guaranty.  Each Senior Credit Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Senior Credit Parties, to be the agent for and representative of the Senior Credit Parties with respect to the Guaranty, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Senior Credit Obligations with respect to any Swap Agreement.  Subject to Section 10.01, without further written consent or authorization from any Senior Credit Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or Asset Disposition permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Asset Disposition or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented or (ii) release any Subsidiary Guarantor from the Guaranty pursuant to the terms of the Guaranty Agreement or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented.

(b)                                 Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Senior Credit Party hereby agree that (i) no Senior Credit Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Senior Credit Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Senior Credit Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Senior Credit Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Senior Credit Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)                                  Release of Collateral and Guarantees, Termination of Loan Documents.

(i)                                     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any affiliate of any Lender in its capacity as a party to any Swap Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(ii)                                  Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the Discharge of the Senior Finance Obligations, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender in its capacity as a party to any Swap Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranty Obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Senior Credit Obligations in respect of Swap Agreements.  Any such release of Guaranty Obligations shall be deemed subject to the provision that such Guaranty Obligations shall be reinstated if after such release any portion of any payment in respect of the Senior Credit Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(iii)                               In each case as specified in this Section 9.12(c), the Administrative Agent and the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12(c).

(d)                                 The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.13                            Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Bankruptcy Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 10.04) allowed in such judicial proceeding; and

(c)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Senior Credit Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.01                     Amendments, etc.

(a)                                 Amendments Generally.  Except as set forth herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders or such other number or percentage of the Lenders as may be specified herein) and the Borrower, and the Administrative Agent shall have received notice and a fully executed written copy thereof, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(b)                                 Amendments and Waivers Pertinent to Affected Lenders.  Notwithstanding subsection (a) above, no amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender without the written consent of such Lender;

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest (other than Default interest), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii)                               reduce or forgive the principal of, or the rate of interest or any premium specified herein on, any Loan or (subject to subsection (c) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to waive any mandatory prepayment or to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)                              other than to the extent required to allow the lenders under an Incremental Facility to share, or, at their option, not share, in pro rata payments, change Sections 2.09, 2.13 or Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v)                                 except in connection with the implementation of an Incremental Facility, change any provision of this Section 10.01, Section 2.12 or the definition of “Applicable Percentage” or “Required Lenders” or any other provision hereof specifying the percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender which is a Lender of the applicable Class so specified;

(vi)                              permit the assignment or delegation by any Loan Party of any of its rights or obligations under any Loan Document (other than to another Loan Party in connection with a transaction permitted under Section 7.04 or 7.05 of this Agreement) without the written consent of each Lender;

(vii)                           release all or substantially all of the value of the Guaranty without the written consent of each Lender (provided that the Administrative Agent may, without the consent of any Lender, release any Subsidiary Guarantor (or all or substantially all of the assets of a Subsidiary Guarantor) that is sold or transferred (other than to any Loan Party) in compliance with Section 7.05);

(viii)                        release all or substantially all of the Collateral securing the Senior Credit Obligations hereunder without the written consent of each Lender (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party (other than to any other Loan Party) in compliance with Section 7.05 or released in compliance with Section 9.10); and

(ix)                              affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary contained in this Section 10.01 or in any Loan Document, this Agreement and the other Loan Documents may be amended, amended and restated, modified or supplemented with the consent of the Administrative Agent and/or the Collateral Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to effectuate any amendment, amendment and restatement, modification or supplement pursuant to the first proviso of Section 10.01(a) or pursuant to Sections 2.15, 2.16 or 2.17.

(c)                                  Fee Letter Amendment; “Flex” Amendments; Defaulting Lenders.  Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto, (ii) the Borrower and the Administrative Agent may (and the Borrower, to the extent required by the Fee Letter, shall), without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be consistent with the “flex” provision of the Fee Letter and (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms disproportionately affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(d)                                 Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.01 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 10.01 shall bind any Person subsequently acquiring a Loan or a Note from it, whether or not such Note shall have been so marked.

(e)                                  No Lender consent is required for either Agent to enter into, or to effect any amendment, amendment and restatement, modification or supplement to, any Customary Intercreditor Agreement; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administration Agent or the Collateral Agent, as applicable.

In connection with the initial establishment of a Revolving Facility or Class of Refinancing Revolving Commitments, the Borrower and the Administrative Agent shall amend the provisions of Articles II, III, IV, VII, IX, and X, and defined terms relating thereto, to incorporate provisions reasonably satisfactory to the Administrative Agent, the Borrower and each Person acting as a letter of credit issuer or swingline lender and customary for revolving credit facilities, including, without limitation, (1) extensions of the maturity date of the Incremental Revolving Commitments on terms consistent with Section 2.16, (2) customary provisions relating to borrowing procedures and requirements, (3) customary differences with respect to assignments and participations, (4) customary voting and approval rights of any letter of credit issuer or swingline lender, (5) “defaulting lender” and cash collateralization requirements customary for revolving credit facilities (and letter of credit and swingline sub-facilities) and (6) application of proceeds of voluntary and mandatory prepayments (which shall, in the case of mandatory prepayments, require the prepayment in full of all Term Loans prior to the application of mandatory prepayments to the Revolving Credit Facility and any extensions of credit thereunder), in each case without the consent of any other Lender.

Section 10.02                     Notices.

(a)                                 Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices, consents and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)                                     if to the Borrower or any Loan Party, to the Borrower at:

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, MA  02451

Attention:           Frank E. Thomas, Chief Operating Officer
Telephone:  (617) 498-3377
Facsimile:  (617) 588-0475

(ii)                                  with a copy to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY  10018

Attn:  Jennifer K. Bralower
Telephone:  (212) 813-8857
Facsimile: (212) 355-3333

(iii)                               if to the Administrative Agent or the Collateral Agent, to it at:

Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attention:  Account Officer — AMAG Pharmaceuticals, Inc.
Facsimile: (212) 284-3444

(iv)                              with a copy (which shall not constitute notice) to:

Jones Day
100 High Street
Boston, MA  02109
Attention:  John D. Casais
Telephone: (617) 449-6902
Facsimile: (617) 449-6999; and

(v)                                 if to a Lender, to it at its address (or its telecopier number, electronic email address or telephone number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  Notices and other communications to the Agents and the Lenders hereunder may (subject to Section 10.02(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.02(d), which shall be deemed to have been approved); provided that approval of additional procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)                                 Posting.  Unless otherwise expressly set forth herein, each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”; such excluded communications the “Excluded Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent (and Microsoft Word, Excel and .pdf shall be deemed acceptable to the Administrative Agent on the date hereof) at such e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, to the extent requested by Administrative Agent shall require at least five (5) Business Days prior to the due date thereof.  Nothing in this Section 10.02 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner expressly specified in this Agreement or any other Loan Document or, if to an Agent, as any such Agent shall require by advanced written notice.  Excluded Communications shall be delivered to the Administrative Agent by facsimile communication or as the Administrative Agent shall direct at least three (3) Business Days prior to such Excluded Communication.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of such Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on a Platform.  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s or its Related Person’s gross negligence, bad faith or willful misconduct or a material breach of such Person’s obligations under the Loan Documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are issued pursuant to a public offering registered with the SEC or in a private placement for resale pursuant to Rule 144A under the Securities Act of 1933, as amended, or is actively contemplating issuing any such securities:  (i) no Borrower Materials are to be made available to Public Lenders unless clearly and conspicuously marked “Public — Contains No Non-Public Information” prominently on the first page thereof; and (ii) unless the Borrower Materials have been marked “Public — Contains No Non-Public Information,” the Borrower shall not be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07).  All Borrower Materials that are marked “Public — Contains No Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Investor,” and the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “Public — Contains No Non-Public Information” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 10.03                     No Waiver; Cumulative Remedies.  No failure by any Lender or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04                     Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Loan Parties, jointly and severally, agree to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Arrangers and their respective Related Parties (including the reasonable and documented fees, charges and out-of-pocket disbursements of Jones Day, as primary counsel, and one local counsel (including, in each case, one firm of additional counsel for each similarly situated class of Persons as a result of any actual or potential conflicts of interests) and reasonable and documented charges relating to the maintenance of the Platform in connection with the Loan Documents) in connection with the syndication and closing of the Loans provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and, with respect to the Administrative Agent and the Collateral Agent only, any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03 and in connection with the protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable and documented fees, charges and disbursements of external counsel for the Administrative Agent, the Collateral Agent or any Lender), in connection with the enforcement of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents; provided however that, notwithstanding anything to the contrary in this Section 10.04(a), the Borrower will not be required to pay the fees and expenses of third party advisors to the Administrative Agent, the Collateral Agent or any Lender (other than counsel) retained without the consent of the Borrower or more than one counsel to the Arrangers, the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole (plus one local counsel and one special counsel in each applicable specially and one or more firms of additional counsel as a result of any actual or potential conflicts of interest). All expenses due hereunder shall be paid (a) on the Closing Date, to the extent invoiced at least two (2) Business Days prior to the Closing Date (unless otherwise reasonably agreed by the Borrower) or (b) otherwise, within 30 days of written demand therefor (together with reasonably detailed backup documentation supporting such request).

(b)                                 Indemnification by Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of external counsel) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, thereby, or related thereto or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Restricted Group Company at any time, or any Environmental Liability related in any way to any Restricted Group Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (y) result from such Indemnitee’s or its Related Party’s material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) disputes solely among Indemnitees not involving any act or omission of any Loan Party or any Affiliate thereof, other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent (or, in each case, sub-agent) or arranger or any similar role under any Loan Document (as determined by a final, non-appealable judgment of a court of competent jurisdiction); provided further that the Loan Parties shall not be required to reimburse the legal fees and expenses of more than one counsel for all Indemnitees, taken as a whole (in addition to one special counsel in each specialty area, up to one local counsel in each applicable local jurisdiction and any additional counsel for an Indemnitee reasonably deemed appropriate by virtue of actual or potential conflicts of interests incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation).  No Loan Party shall be liable for any amounts hereunder (other than the amount of any reasonable and documented legal fees or other costs and expenses associated with the settlement) to the extent an Indemnitee has entered into any settlement without the Borrower’s consent (such consent not to be unreasonably withheld or delayed), provided that an Indemnitee may enter into a settlement if there is a judgment by a court of competent jurisdiction in any such proceeding, in which case the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and related expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 10.04(b).  This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.  Notwithstanding the foregoing, (i) each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower under this Section 10.04(b) to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof and (ii) the Borrower shall have no obligation to reimburse any Indemnitee, other than a party hereto or former party hereto as an Agent, Arranger or Lender or Related Party of an Agent, Arranger or Lender, unless such Indemnitee agrees to be bound by the foregoing clause (i).

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it or them to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof) or any of their respective Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, consequential (including, without limitation, any loss of profits, business or anticipated savings) or punitive damages (in each case, as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than thirty (30) Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

Section 10.05                     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency or Liquidation Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

Section 10.06                     Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of the Administrative Agent and each Lender other than in connection with transactions permitted hereunder, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by the Borrower or any Lender shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that:

(i)                                     except in the case of (x) any assignment in connection with the primary syndication of the Commitments and Loans made by Jefferies Finance LLC to an Eligible Assignee previously identified to the Borrower, (y) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans of the applicable Class, as the case may be, owing to it or (z) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of any Term Loans of an assigning Lender subject to each such assignments, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent so long as no Event of Default under clauses (a) or (f) in Section 8.01 shall have occurred and is continuing and the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and provided that, if the consent of the Borrower is required, the Borrower shall be deemed so to have consented unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after the Borrower has received written notice thereof); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders’ rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 3.01(e) and a processing and recordation fee in the amount of

$3,500.00; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(iv)                              No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (iv);

(v)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

(vi)                              Any assignment or participation by a Lender to a Disqualified Institution shall be null and void without prior written notification to the Borrower and the Borrower’s consent, and the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief or any other remedies available to the Borrower at law or in equity; provided that, without prejudicing any right or remedy that the Borrower may otherwise have at law or in equity, to the extent such Disqualified Institution has assigned its Loans to an Eligible Assignee (which is not an Affiliate of such Disqualified Institution), at the Borrower’s election (to be made by notice in writing to the Administrative Agent), the assignment to such Eligible Assignee shall be deemed effective for all purposes of the Loan Documents irrespective of such Disqualified Institution having previously held the applicable Loan.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Register shall record each transfer of the Loans to a transferee upon written notification by the registered owner of such transfer; provided, that the failure to make any such recordation, or any error in any such recordation, shall not affect any of the rights of any Lenders with respect to their Commitments in respect of any Loan.  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower, and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice. The Register shall also be available for inspection by any Lender solely as it relates to its own interests and the interests of its Affiliates, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural Person, a Disqualified Institution, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that in (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.10 with respect to any payments made by such Lender to its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.01 that directly and adversely affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, and 3.05 (subject to the requirements and limitations of such Sections, it being understood that any requirement for a Participant to deliver tax documentation or other information shall be satisfied upon the delivery of such tax documentation or other information to the participating Lender with no requirement for it to be delivered to the Borrower or the Administrative Agent) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

No participation shall be or shall be deemed to be a discharge, rescission, extinguishment or substitution of any outstanding Loan and any Loan subject to a participation shall continue to be the same obligation and not a new obligation.

(e)                                  Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable selling Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or the right to receive a greater payment results from a Change in Law after the participant becomes a Participant.

(f)                                   Certain Pledges.  Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07                     Treatment of Certain Information; Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts and agents (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having jurisdiction over such Agent or Lender or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review by any Governmental Authority or regulatory authority (including any self-regulatory authority) having jurisdiction over such Agent or Lender (in which case, such Agent or such Lender, as applicable, shall to the extent practicable and permitted by law, rule or regulation, except with respect to any audit or examination conducted by accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent lawfully permitted to do so), (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Law, rule or regulation (in which case, such Agent or such Lender, as applicable, shall promptly notify the Borrower, in advance, to the extent practicable and permitted by Law, rule or regulation, except in connection with any request as part of any regulatory audit or examination conducted by accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority), (d) to any Lender, Participant or any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, or to establish a “due diligence” defense, (f)(i) to any rating agency, provided that the Persons to whom such disclosure is made are informed of the confidential nature of the Information and instructed to keep such Information confidential, and (ii) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (other than a Disqualified Institution) (x) any assignee of or Participant in (or their Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or any prospective assignee of or Participant in (or their

Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) to any swap, derivative or securitization transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and its Subsidiaries that is not to such Agent’s or Lender’s knowledge subject to confidentiality obligations to the Borrower or any of its Subsidiaries, or (i) to the extent any such Information is independently developed by such Agent or Lender or any of its respective Representatives.  For purposes of this Section 10.07, “Information” means all information received from or on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08                     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of each Lender’s Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the then due and owing obligations of the Borrower or such Loan Party, as applicable, now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09                     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that, notwithstanding anything contained herein, the Commitment Letter and the Fee Letter shall survive the Closing Date pursuant to the terms thereof to the extent expressly set forth therein.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or via email as an attachment of a .pdf document shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11                     Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default, Event of Default, or incorrect representation or warranty at the time of any Borrowing, and shall continue in full force and effect until the Discharge of Senior Credit Obligations (other than contingent indemnification obligations).  The provisions of Sections 2.14, 3.01, 3.04, 3.05, 10.04, and Sections 10.10 through 10.18 (other than 10.16) shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.12                     Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13                     Replacement of Lenders.  If (a) any Lender (including on behalf of a Participant) requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender (including on behalf of a Participant) or any Governmental Authority for the account of any Lender (or Participant, as applicable) pursuant to Section 3.01, (c) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.02, (d) any Lender is a Defaulting Lender or (e) any Lender has failed to consent to a proposed amendment, waiver, consent, discharge or termination which pursuant to the terms of Section 10.01 or any other provision of any Loan Document requires the consent of all of the Lenders of a Class or Classes or the consent of all Lenders directly affected thereby and with respect to which the Required Lenders of such Class or Classes shall have granted their consent, the Borrower shall have the right, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, to replace such Lender by requiring such Lender to assign and delegate, without recourse (other than as set forth herein, in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless waived by the Administrative Agent);

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 and Section 2.09(g), if applicable) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable Laws; and

(v)                                 in the case of any replacement of Lenders under the circumstances described in clause (e) above, the applicable amendment, waiver, consent, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  If a replaced Lender does not execute an Assignment and Assumption pursuant to Section 10.06 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.13, the Administrative Agent shall be entitled (but not obligated) to execute such an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent on behalf of such replaced Lender, the replacement Lender and the Administrative Agent shall be effective for purposes of this Section 10.13 and Section 10.06.

Section 10.14                     Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Submission to Jurisdiction.  Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Laws, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.14(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.02.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Laws.

Section 10.15                     Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.15.

Section 10.16                     PATRIOT Act Notice Lender’s Compliance Certification.

(a)                                 Each Lender that is subject to the U.S. Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of each Loan Party and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

(b)                                 Lenders’ Certification.  Each Lender or assignee or Participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations thereunder:  (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or Participant of a Lender becomes a Lender, assignee or Participant of a Lender hereunder and (ii) at such other times as are required under the Patriot Act.

Section 10.17                     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) other than as set forth in the Commitment Letter, in connection with the process leading to such transaction, each Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agents nor the Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Agents nor the Arrangers has any obligation to the Borrower or any of its

Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agents nor the Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.18                     Judgment Currency.

(a)                                 The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Finance Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For purposes of determining any rate of exchange or currency equivalent for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMAG PHARMACEUTICALS, INC., as the Borrower

By:	/s/ Frank E. Thomas
	Name:	Frank E. Thomas
	Title:	President and Chief Operating Officer

Signature Page for the Credit Agreement

JEFFERIES FINANCE LLC,
as Administrative Agent, Collateral Agent and a Lender,

By:	/s/ Paul McDonnell
	Name:	Paul McDonnell
	Title:	Managing Director

Signature Page for the Credit Agreement

EXHIBIT A-1

Form of Notice of Borrowing

[Date]

Jefferies Finance LLC, as Administrative Agent
520 Madison Avenue
New York, New York 10022
Attention:  Account Officer — AMAG Pharmaceuticals, Inc.

Telecopier:  (212) 284-3444

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 17, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among AMAG Pharmaceuticals, Inc., as the Borrower, the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.  This notice constitutes a Notice of Borrowing pursuant to Section 2.02 of the Credit Agreement.

1.              The date of the Borrowing will be [•].(1)

2.              The aggregate amount of the Borrowing will be $[•].

3.              The Borrowing will consist of [Eurodollar][Base Rate] Loans.

4.              The Borrowing will consist of [Revolving][Term] Loans.

5.              If a Eurodollar Borrowing, the duration of the initial Interest Period for the Loans comprising such Eurodollar Borrowing shall be [one month][three months][six months][twelve months](2).(3)

6.              The location(4) and number of the Borrower’s account to which funds are to be disbursed are [•].

(1)                                 Must be a Business Day and comply with notice requirements in Section 2.02.

(2)                                 To the extent available to all Lenders.

(3)                                 If the duration of the Interest Period is not specified with respect to any requested Eurodollar Rate Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one month, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a) of the Credit Agreement.

(4)                                 Must be in the United States.

Exhibit A-1-1

The Borrowing requested herein complies with [Section 4.01](5) [Section 4.02](6) of the Credit Agreement.

AMAG PHARMACEUTICALS, INC., as the Borrower

By:
Name:
Title:

(5)                                 For Borrowings on the Closing Date.

(6)                                 For Borrowings after the Closing Date.

Exhibit A-1-2

EXHIBIT A-2

Form of Notice of Extension/Conversion

[Date]

Jefferies Finance LLC, as Administrative Agent
520 Madison Avenue
New York, New York 10022
Attention:  Account Officer — AMAG Pharmaceuticals, Inc.

Telecopier:  (212) 284-3444

Ladies and Gentlemen:

This notice shall constitute a “Notice of Extension/Conversion” pursuant to Section 2.07(a) of the Credit Agreement dated as of August 17, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among AMAG Pharmaceuticals, Inc., as the Borrower, the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

1.             The Group of Loans (or portion thereof) to which this notice applies is [all or a portion of all Base Rate Loans currently outstanding] [all or a portion of all Eurodollar Loans currently outstanding having an Interest Period of [•] months and ending on the Election Date specified below].

2.             The date on which the [conversion][continuation] is to be effective is [•], 20[•], (the “Election Date”).(1)

3.             The principal amount of the Group of Loans (or portion thereof) to which this notice applies is $[•].(2)

4.             The Group of Loans (or portion thereof) which are to be converted will bear interest based upon the [Adjusted Base Rate] [Adjusted Eurodollar Rate].

5.             If a conversion to, or a continuation of Eurodollar Loans, the Interest Period for such Loans will be [one month] [three months] [six months] [twelve months](3).

AMAG PHARMACEUTICALS, INC., as the Borrower

By:
Name:
Title:

(1)                                 Must be a Business Day determined in accordance with the Credit Agreement.

(2)                                 May apply to a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $500,000 or any larger multiple of $100,000.

(3)                                 To the extent available to all Lenders.

Exhibit A-2-1

Form of Term Note

Lender: [•]
Principal Sum: $[•]	[Date]

For value received, AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) for the account of its Lending Office, at the office of Jefferies Finance LLC (the “Administrative Agent”) as set forth in the Credit Agreement dated as of August 17, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent, the Principal Sum set forth above (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Term Loan, at such office, in like money and funds, for the period commencing on the date of such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rates per annum and payable as set forth in the Credit Agreement.

This note is one of the Term Notes referred to in the Credit Agreement and evidences the Term Loan made by the Lender thereunder.  Capitalized terms used in this Term Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The date, amount, Type and duration of Interest Period (if applicable) of the Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Term Note in respect of the Term Loan evidenced by this Term Note.

This Term Note is secured and guaranteed as provided in the Credit Agreement and the Collateral Documents.  Reference is hereby made to the Credit Agreement and the Collateral Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Term Note in respect thereof.

The Term Loan evidenced by this Term Note shall be due and payable (together with accrued interest thereon) from time to time in accordance with the terms provided in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of the Term Loan evidenced by this Term Note upon the occurrence of certain events (and for payment of collection costs in connection therewith as provided in the Credit Agreement) and for prepayments of such Term Loan upon the terms and conditions specified therein.  In the event this Term Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, such reasonable and documented out-of-pocket costs of collection, including reasonable and documented attorney fees as provided for and in accordance with the terms of the Credit Agreement.

Exhibit B- 1

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

This Term Note and the Term Loan evidenced hereby may be transferred in whole or in part in accordance with the provision of Section 10.06 of the Credit Agreement (and any other attempted assignment or transfer by the Lender shall be null and void) and only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 10.06(c) of the Credit Agreement.

In the event of conflict between the provisions of the Credit Agreement and this Term Note, the Credit Agreement shall take precedence.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit B- 2

IN WITNESS WHEREOF, the Borrower has caused this Term Note to be executed as of the date first above written.

AMAG PHARMACEUTICALS, INC., as the Borrower

By:
Name:
Title:

Exhibit B- 3

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type	Interest Period (If Applicable)	Amount of Principal Repaid	Notation Made By

Exhibit B- 4

EXHIBIT C

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR NAME] (the “Assignor”) and [ASSIGNEE NAME] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities (Classes of Term Loans) identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	[Assignor Name]

2. Assignee:	[Assignee Name]

3. Borrower:	AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”)

4. Administrative Agent:	Jefferies Finance LLC, as the administrative agent under the Credit Agreement

5. Credit Agreement:

The Credit Agreement dated as of August 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent

Exhibit C-1

6.                                      Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans(1)

[Term Loans]	$		$(2)	$

[7.                                  Trade Date:                 , 20  ](3)

8.                                      Effective Date:                , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(1)                                 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(2)                                 To be not less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or (f) of the Credit Agreement shall have occurred and be continuing, the Borrower otherwise consents.

(3)                                 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit C-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

Exhibit C-3

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:
Jefferies Finance LLC,
as Administrative Agent

By:
Name:
Title:

[Consented to:
AMAG Pharmaceuticals, Inc., as the Borrower

By:
Name:
Title:](4)

(4)  To be completed to the extent required under Section 10.06(b).

Exhibit C-4

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Assumption), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Assumption) or any collateral thereunder, (iii) the financial condition of the Borrower or any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution and it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 4.01 or 6.01 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender or a Disqualified Institution, (viii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire in the form provided by the Administrative Agent, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date (provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit C-5

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C-6

EXHIBIT D

Form of Compliance Certificate(1)

Financial Statement Date:  [•], 20[•]

Jefferies Finance LLC, as Administrative Agent
520 Madison Avenue
New York, New York 10022
Attention:  Account Officer — AMAG Pharmaceuticals, Inc.

Telecopier:  (212) 284-3444

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 17, 2015 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.

The undersigned Responsible Officer of the Borrower hereby certifies, on behalf of the Borrower and not in such Responsible Officer’s individual capacity, as of the date hereof that he/she is the [•] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

6.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower and its Consolidated Subsidiaries ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm required by Section 6.01(a) of the Credit Agreement.

[Use following paragraph I for interim financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower and its Consolidated Subsidiaries ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             Since the date of the most recent financial statements delivered pursuant to the Credit Agreement,

[select one.]

[there has not been any material change in GAAP applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries.]

(1)                                 To be delivered pursuant to Section 6.02(a) beginning with financial statements for fiscal quarter ended September 30, 2015.

Exhibit D-1

—or—

[the following material changes in GAAP have been applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries:          ]

3.             A review of the activities of the Borrower and its Consolidated Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all their respective obligations under the Loan Documents, and

[select one.]

[to the best knowledge of the undersigned, no Default or Event of Default has occurred and is continuing.]

—or—

[the following is a list of each Default or Event of Default which has occurred and is continuing and its nature and actions proposed with respect thereto.]

4.             Attached hereto is a supplement to the Perfection Certificate containing information regarding collateral required by Section 6.02(e) of the Credit Agreement.

Exhibit D-2

IN WITNESS WHEREOF, the undersigned, on behalf of the Borrower, has executed this Certificate as of [•], 20[•].

AMAG PHARMACEUTICALS, INC., as the Borrower

By:
Name:
Title:

Exhibit D-3

Schedule 1 to Compliance Certificate

[Audited] [Unaudited] Financial Statements

Exhibit D-4

EXHIBIT E

Form of Guaranty

GUARANTY

dated as of August 17, 2015

among

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO

and

JEFFERIES FINANCE LLC,
as Administrative Agent

Exhibit E - i

Section 6.10	WAIVER OF JURY TRIAL	14
Section 6.11	Additional Subsidiary Guarantors	14
Section 6.12	Termination; Release of Subsidiary Guarantors	14
Section 6.13	Conflict	15

Exhibit E - ii

GUARANTY

GUARANTY dated as of August 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among the Subsidiary Guarantors listed on the signature pages hereto and each of the Subsidiaries of the Borrower which shall become from time to time party hereto in accordance with Section 6.11 (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and Jefferies Finance LLC, as administrative agent for the benefit of the Finance Parties (in such capacity, together with its successor or successors in such capacity, the “Administrative Agent”).

WHEREAS, AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), has entered into that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the banks and other lending institutions from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Jefferies Finance LLC, as administrative agent and collateral agent;

WHEREAS, it is a condition precedent to the Lenders making the Loans to the Borrower pursuant to the Credit Agreement that each of the Subsidiary Guarantors have agreed, jointly and severally, to provide a guaranty of all Finance Obligations of the Borrower and the other Loan Parties under and in respect of the Finance Documents; and

WHEREAS, each of the Subsidiary Guarantors is a direct or indirect wholly-owned subsidiary of the Borrower, and the Subsidiary Guarantors will receive certain benefits from the financial accommodation to be provided to the Borrower by the Finance Parties under the Finance Documents.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Terms Defined in the Credit Agreement.  All capitalized terms used in this Agreement and recitals hereto which are defined in the Credit Agreement and which are not otherwise defined herein shall have the respective meanings set forth therein.

ARTICLE II
GUARANTY

Section 2.01         The Guaranty.  Each Subsidiary Guarantor unconditionally guarantees, jointly with the other Subsidiary Guarantors, and severally, as a primary obligor and not merely as a surety, the due and punctual payment of all Finance Obligations, in each case, whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other Person and whether as principal or surety (and including all liabilities in connection with any notes, bills or other instruments accepted by any Finance Party in connection therewith), together in each case with all renewals, modifications, consolidations or extensions thereto (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations with respect to any Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to a maximum aggregate amount that would not render such Subsidiary Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or

Exhibit E-1

conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor (i) in respect of intercompany indebtedness to the Borrower or any of its Affiliates to the extent that such indebtedness (A) would be discharged or would be subject to a right of set-off in an amount equal to the amount paid by such Subsidiary Guarantor hereunder or (B) has been pledged to, and is enforceable by, the Collateral Agent on behalf of the Finance Parties and (ii) under any guaranty of Indebtedness subordinated in right of payment to the Guaranteed Obligations which guaranty contains a limitation as to a maximum amount similar to that set forth in this paragraph pursuant to which the liability of such Subsidiary Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets of such Subsidiary Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Subsidiary Guarantor and other Affiliates of the Borrower of obligations arising under guaranties by such parties (including the agreements in this Article II).  If any Subsidiary Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Subsidiary Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.

Section 2.02         Guaranty Absolute.  Each Subsidiary Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Finance Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Finance Parties with respect thereto.  The obligations of the Subsidiary Guarantors under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  This Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Subsidiary Guarantor, jointly and severally with each other Subsidiary Guarantor of the Guaranteed Obligations in each and every particular.  The obligations of each Subsidiary Guarantor hereunder are several from those of the other Loan Parties and are primary obligations concerning which each Subsidiary Guarantor is the principal obligor.

The obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Subsidiary Guarantor may have at any time against any other Loan Party, any Agent or other Finance Party or any other Person, whether in connection herewith or any unrelated transactions.  Without limiting the generality of the foregoing, each Subsidiary Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Finance Party under the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or such other Loan Party.

Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by:

(i)            any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of any other Loan Party under the Credit Agreement, the Notes, any Swap Agreement, any other Finance Document or any other agreement or instrument evidencing

Exhibit E-2

or securing any Guaranteed Obligation, by operation of Law or otherwise (except as provided herein or in any other Finance Document);

(ii)           any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement or modification to the Credit Agreement, the Notes, any Swap Agreement, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation;

(iii)          any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation or any release of any other Loan Party or any other guarantor or guarantors of any Guaranteed Obligation (except as provided herein or in any other Finance Document);

(iv)          any change in the existence, structure or ownership of any other Loan Party or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any other Loan Party or its assets or any resulting disallowance, release or discharge of all or any portion of any Guaranteed Obligation;

(v)           the existence of any claim, set-off or other right which any Subsidiary Guarantor may have at any time against any other Loan Party, any Agent, any other Finance Party or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)          any invalidity or unenforceability relating to or against any other Loan Party for any reason of the Credit Agreement, any Note, any Swap Agreement, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable Law purporting to prohibit the payment by any other Loan Party of any Guaranteed Obligation;

(vii)         any failure by any Agent or any other Finance Party:  (A) to file or enforce a claim against any other Loan Party or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any other Loan Party of any new or additional indebtedness or obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against any other Loan Party; (D) to disclose to any Subsidiary Guarantor any facts which such Agent or such other Finance Party may now or hereafter know with regard to any other Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Guaranteed Obligations;

(viii)        any direction as to application of payment by any other Loan Party or any other Person;

(ix)          any subordination by any Finance Party of the payment of any Guaranteed Obligation to the payment of any other liability (whether matured or unmatured) of any other Loan Party to its creditors;

(x)           any act or failure to act by the Administrative Agent or any other Finance Party under this Agreement or otherwise which may deprive any Subsidiary Guarantor of any right to subrogation, contribution or reimbursement against any other Loan Party or any right to recover full indemnity for any payments made by such Subsidiary Guarantor in respect of the Guaranteed Obligations; or

Exhibit E-3

(xi)          any other act or omission to act or delay of any kind by any other Loan Party, the Administrative Agent or any Finance Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder (except that a Subsidiary Guarantor may assert the defense of payment in full of the Guaranteed Obligations (other than any contingent indemnification obligations)).

Each Subsidiary Guarantor irrevocably and unconditionally has delivered this Agreement to the Administrative Agent for the benefit of the Finance Parties, and the failure by any other Loan Party or any other Person to sign this Agreement or a guaranty similar to this Agreement or otherwise shall not discharge the obligations of any Subsidiary Guarantor hereunder.  The irrevocable and unconditional liability of each Subsidiary Guarantor hereunder applies whether it is jointly and severally liable for the entire amount of the Guaranteed Obligations, or only for a pro rata portion, and without regard to any rights (or the impairment thereof) of subrogation, contribution or reimbursement that such Subsidiary Guarantor may now or hereafter have against any other Loan Party or any other Person.  This Agreement is and shall remain fully enforceable against each Subsidiary Guarantor (except as provided herein or in any other Finance Document) irrespective of any defenses that any other Loan Party may have or assert in respect of the Guaranteed Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a Subsidiary Guarantor may assert the defense of final payment in full of the Guaranteed Obligations (other than any contingent indemnification obligations).

Section 2.03         Payments.

(d)           Payments to be Made Upon Default.  If the Borrower or any other Loan Party fails to pay or perform any Guaranteed Obligation when due in accordance with its terms (whether at stated maturity, by acceleration or otherwise) or if an Event of Default specified in Section 8.01(f) of the Credit Agreement occurs with respect to the Borrower, the Subsidiary Guarantors shall, without any notice or demand whatsoever, pay the aggregate amount of all Guaranteed Obligations owed to the Administrative Agent for application in accordance with Section 2.03(c) hereof.

(e)           General Provisions as to Payments.  Except as provided in Section 3.01 of the Credit Agreement, each payment hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, in federal or other funds immediately available in New York City, to the Administrative Agent at the address referred to in Section 6.01 (it being understood that a Subsidiary Guarantor may assert the defense of final payment in full of the Guaranteed Obligations (other than any contingent indemnification obligations)).

(f)            Application of Payments.  All payments received by the Administrative Agent hereunder shall be applied as provided in Section 8.04 of the Credit Agreement.

Section 2.04         Discharge; Reinstatement in Certain Circumstances.  Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until (a) the Discharge of Senior Finance Obligations or (b) such time as such Subsidiary Guarantor is no longer required to be a Subsidiary Guarantor under the Credit Agreement.  No payment or payments made by the Borrower, any other Loan Party or any other Person or received or collected by any Finance Party from the Borrower, any other Loan Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the

Exhibit E-4

Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder, it being understood that each Subsidiary Guarantor shall, notwithstanding any such payment or payments, remain liable for the Guaranteed Obligations until Discharge of Senior Finance Obligations.  If at any time any payment by the Borrower, any other Loan Party or any other Person of any Guaranteed Obligation is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or such other Loan Party or other Person or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, the Borrower or such other Loan Party or other Person or any substantial part of its respective property or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had not been made at such time.  Each Subsidiary Guarantor agrees that payment or performance of any of the Guaranteed Obligations or other acts which toll any statute of limitations applicable to the Guaranteed Obligations shall also toll the statute of limitations applicable to each Subsidiary Guarantor’s liability hereunder.

Section 2.05         Waiver by the Subsidiary Guarantors.  Each Subsidiary Guarantor hereby waives, only to the extent permitted by applicable Law, presentment to, demand of payment from and protest to the other Loan Parties of any of the Guaranteed Obligations, and also waives to the extent permitted by applicable Law, promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Agent or any other Finance Party protect, secure, perfect or insure any Lien or any property subject thereto.  Each Subsidiary Guarantor further waives to the extent permitted by applicable Law, any right to require that resort be had by any Agent or any other Finance Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of any Agent or any other Finance Party in favor of any Loan Party or any other Person.  Each Subsidiary Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by Law, and agrees that such Subsidiary Guarantor’s obligations under this Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives to the extent permitted by applicable Law, any rights (including rights to notice) which such Subsidiary Guarantor might otherwise have as a result of or in connection with any of the following:

(i)            any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with any other Loan Party, any Agent, the other Finance Parties, or any of them, or any other Person, pertaining to the Guaranteed Obligations;

(ii)           any adjustment, indulgence, forbearance or compromise that might be granted or given by any Agent or any other Finance Party to any other Loan Party or any other Person liable on the Guaranteed Obligations; or the failure of any Agent or any other Finance Party to assert any claim or demand or to exercise any right or remedy against any other Loan Party under the provisions of any Finance Document or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Finance Document or any other agreement, including with respect to any other Loan Party under this Agreement;

(iii)          the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any other Loan Party or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any other Loan Party, or any change, restructuring or termination of the corporate structure or existence of any other Loan Party, or any sale, lease or transfer of any or all of the assets of any other Loan Party, or any change in the shareholders, partners, or members of any other Loan Party; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

Exhibit E-5

(iv)          the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by Law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury Laws, any other Loan Party has valid defenses, claims or offsets (whether at Law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such other Loan Party, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

(v)           any full or partial release of the liability of any other Loan Party or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by each Subsidiary Guarantor that such Subsidiary Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person, and such Subsidiary Guarantor has not been induced to enter into this Agreement on the basis of a contemplation, belief, understanding or agreement that any party other than the Borrower will be liable to perform the Guaranteed Obligations, or that the Finance Parties will look to any other party to perform the Guaranteed Obligations;

(vi)          the taking or accepting of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;

(vii)         any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

(viii)        any right that any Subsidiary Guarantor may now or hereafter have under Section 3-606 of the UCC or otherwise to unimpaired collateral;

(ix)          the failure of any Agent, any other Finance Party or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(x)           the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Subsidiary Guarantor that such Subsidiary Guarantor is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral;

Exhibit E-6

(xi)          any payment by any other Loan Party to the Administrative Agent, any other Agent or any other Finance Party being held to constitute a preference under Title 11 of the United States Code or any similar federal, foreign or state Law, or for any reason any Agent or any other Finance Party being required to refund such payment or pay such amount to any other Loan Party or someone else;

(xii)         any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Subsidiary Guarantor or increases the likelihood that any Subsidiary Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Subsidiary Guarantor that such Subsidiary Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full payment and satisfaction of the Guaranteed Obligations in cash;

(xiii)        the fact that all or any of the Guaranteed Obligations cease to exist by operation of Law, including by way of a discharge, limitation or tolling thereof under applicable bankruptcy Laws;

(xiv)        the existence of any claim, set-off or other right which any Subsidiary Guarantor may have at any time against any other Loan Party, the Administrative Agent, any other Finance Party or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; and

(xv)         any other circumstance that might in any manner or to any extent otherwise constitute a defense available to, vary the risk of, or operate as a discharge of, such Subsidiary Guarantor as a matter of Law or equity (it being understood that a Subsidiary Guarantor may assert the defense of final payment in full of the Guaranteed Obligations (other than any contingent indemnification obligations)).

All waivers herein contained shall be without prejudice to the right of the Administrative Agent at its option to proceed against any Loan Party or any other Person, whether by separate action or by joinder.

Section 2.06         Agreement to Pay; Subordination of Subrogation Claims.  In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent, any other Agent or any other Finance Party has at Law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for application in accordance with Section 2.03(c) in cash the amount of such unpaid Guaranteed Obligations.  Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent, all rights of such Subsidiary Guarantor against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall (including, without limitation, in the case of any Subsidiary Guarantor, any rights of such Subsidiary Guarantor arising under Article II of this Agreement) in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (other than contingent indemnification obligations).  No failure on the part of any other Loan Party or any other Person to make any payments in respect of any subrogation, contribution, reimbursement, indemnity or similar right (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any

Exhibit E-7

Subsidiary Guarantor with respect to its obligations hereunder.  If any amount shall erroneously be paid to any Subsidiary Guarantor on account of such subrogation, contribution, reimbursement indemnity or similar right, such amount shall be held in trust, as applicable, for the benefit of the Finance Parties, and shall forthwith be turned over to the Administrative Agent, in the form received by such Subsidiary Guarantor (duly endorsed by such Subsidiary Guarantor to the Administrative Agent, if required) to be credited against the payment of matured Guaranteed Obligations in accordance with the terms of the Finance Documents.

Section 2.07         Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower under or with respect to the Guaranteed Obligations is stayed upon the insolvency or bankruptcy of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, any Swap Agreement or any other agreement or instrument evidencing or securing the Guaranteed Obligations shall nonetheless be payable by the Subsidiary Guarantors hereunder, jointly and severally, forthwith, as and in the manner provided in Section 2.03.

Section 2.08         No Set-Off.  No act or omission of any kind or at any time on the part of any Finance Party in respect of any matter whatsoever shall in any way affect or impair the rights of the Administrative Agent or any other Finance Party to enforce any right, power or benefit under this Agreement, and no set-off, claim, reduction or diminution of any Guaranteed Obligation or any defense of any kind or nature which any Subsidiary Guarantor has or may have against the Borrower or any Finance Party shall be available against the Administrative Agent or any other Finance Party in any suit or action brought by the Administrative Agent or any other Finance Party to enforce any right, power or benefit provided for by this Agreement; provided that nothing herein shall prevent the assertion by any Subsidiary Guarantor of any such claim by separate suit or compulsory counterclaim.  Nothing in this Agreement shall be construed as a waiver by any Subsidiary Guarantor of any rights or claims which it may have against any Finance Party hereunder or otherwise, but any recovery upon such rights and claims shall be had from such Finance Party separately, it being the intent of this Agreement that each Subsidiary Guarantor shall be unconditionally, absolutely and jointly and severally obligated to perform fully all its obligations, covenants and agreements hereunder for the benefit of each Finance Party.

Section 2.09         Keepwell.  Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.09, or otherwise under this Agreement, as it relates to such Loan Party, voidable under applicable Fraudulent Transfer Laws, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 2.09 shall remain in full force and effect until the Discharge of Senior Finance Obligations.  Each Qualified ECP Guarantor intends that this Section 2.09 constitute, and this Section 2.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  For purposes of this Section 2.09, the term “Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligations are incurred or that qualifies at such time as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Exhibit E-8

ARTICLE III
INDEMNIFICATION, SUBROGATION AND CONTRIBUTION

Section 3.01         Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable Law (but subject to Section 2.06 above), the Borrower agrees that (a) in the event a payment shall be made by any Subsidiary Guarantor under this Agreement, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Subsidiary Guarantor shall be sold pursuant to any Collateral Document to satisfy a claim of any Finance Party, the Borrower shall indemnify such Subsidiary Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 3.02         Contribution and Subrogation.  Each Subsidiary Guarantor (a “Contributing Guarantor”) agrees (subject to Section 2.06 above) that, in the event a payment shall be made by any other Subsidiary Guarantor under this Agreement or assets of any other Subsidiary Guarantor shall be sold pursuant to any Collateral Document to satisfy a claim of any Finance Party and such other Subsidiary Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor on the date that the obligation(s) supporting such claim were incurred under this Agreement and the denominator of which shall be the aggregate net worth of all the Subsidiary Guarantors on such date (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 6.11, the date of the Accession Agreement executed and delivered by such Subsidiary Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Guarantor under Section 3.01 to the extent of such payment.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01         Representations and Warranties; Certain Agreements.  Each Subsidiary Guarantor hereby severally represents, warrants and covenants as of the Closing Date and on and as of each date as required by the Credit Agreement as follows:

(d)           The representations and warranties contained in the Credit Agreement (with respect to the business, operations, assets, financial condition, liabilities or contracts of, or which otherwise pertain to, such Subsidiary Guarantor (including to the extent such Subsidiary Guarantor is referred to as a Loan Party or Group Company in such representations and warranties)) are (i) in the case of representations and warranties qualified by “materiality”, “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on the basis set forth above as of such earlier date.

(e)           Such Subsidiary Guarantor agrees to comply with each of the covenants contained in the Credit Agreement that imposes or purports to impose, through agreements with the Borrower, restrictions or obligations on such Subsidiary Guarantor.

Exhibit E-9

(f)            Such Subsidiary Guarantor acknowledges that any default in the due observance or performance by such Subsidiary Guarantor of any covenant, condition or agreement contained herein may constitute an Event of Default under Section 8.01 of the Credit Agreement.

(g)           [Reserved]

(h)           Such Subsidiary Guarantor has, independently and without reliance upon the Administrative Agent or any other Finance Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Such Subsidiary Guarantor has investigated the benefits and advantages which will be derived by it from execution of this Agreement, and the board of directors (or persons performing similar functions in case the Subsidiary Guarantor is not a corporation) of such Subsidiary Guarantor has decided that a direct or an indirect benefit will accrue to such Subsidiary Guarantor by reason of the execution of this Agreement.

(i)            This Agreement is not given with actual intent to hinder, delay or defraud any Person to which such Subsidiary Guarantor is or will become, on or after the date hereof, indebted.

Section 4.02         Information.  Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of the financial condition and assets of the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, any other Agent or the other Finance Parties will have any duty to advise any of the Subsidiary Guarantors of information known to it or any of them regarding such circumstances or risks.

Section 4.03         Subordination by Subsidiary Guarantors.  In addition to the terms of subordination provided for under Section 2.06, except as otherwise provided under Section 7.06(a)(ix) or Section 7.07 of the Credit Agreement, each Subsidiary Guarantor hereby subordinates in right of payment, on the same terms as provided in the Intercompany Note, all indebtedness of the other Loan Parties owing to it, whether originally contracted with such Subsidiary Guarantor or acquired by such Subsidiary Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the Discharge of Senior Finance Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

ARTICLE V
SET-OFF

Section 5.01         Right of Set-Off.  Subject to Section 10.08 of the Credit Agreement, if an Event of Default under the Credit Agreement shall have occurred and be continuing, each Finance Party (and each of its Affiliates) is authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Finance Party or such Affiliate to or for the credit or account of any Subsidiary Guarantor

Exhibit E-10

against any and all of the then due and owing obligations of such Subsidiary Guarantor now or hereafter existing hereunder or under the other Finance Documents to such Finance, irrespective of whether or not such Finance Party shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Finance party and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Finance Party or its respective Affiliates may have.  Each Finance Party agrees to notify the Administrative Agent and the affected Subsidiary Guarantor promptly after any such setoff and application; provided however that the failure to give such notice shall not affect the validity thereof.

ARTICLE VI
MISCELLANEOUS

Section 6.01         Notices.

(d)           Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission or electronic mail) and mailed, faxed or delivered, to the address, facsimile number (subject to subsection (b) below) or electronic mail address specified for notices:  (i) in the case of any Subsidiary Guarantor, as set forth on the signature pages hereto; (ii) in the case of the Borrower, the Administrative Agent, the Collateral Agent or any Lender, as specified in or pursuant to Section 10.02 of the Credit Agreement; (iii) in the case of any Swap Creditor as set forth in any applicable Swap Agreement; or (iv) in the case of any party, at such other address as shall be designated by such party in a notice to the Administrative Agent and each other party hereto.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of:  (i) actual receipt by the intended recipient and (ii) if delivered by facsimile transmission, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in said subsection (b).

(e)           Notices and other communications to the Agents and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing

Exhibit E-11

clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(f)            Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 6.02         Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Subsidiary Guarantors may assign or transfer any of its interests and obligations hereunder without prior written consent of the Required Lenders (and any such purported assignment or transfer without such consent shall be void) except in accordance with the Credit Agreement; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in Section 10.06 of the Credit Agreement.  Upon the assignment by any Finance Party of all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitments and the Loans owing to it) or any other Finance Document to any other Person, such other Person shall thereupon become vested with all the benefits in respect thereof granted to such transferor or assignor herein or otherwise.

Section 6.03         No Waivers; Non-Exclusive Remedies.  No failure or delay on the part of any Agent or any Finance Party to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege under this Agreement or any other Finance Document or other document or agreement contemplated hereby or thereby shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein and in the other Finance Documents are cumulative and are not exclusive of any other rights or remedies provided by Law.

Section 6.04         Expenses; Indemnification.

(d)           Expenses and Indemnification.  The Subsidiary Guarantors, jointly and severally, agree that the Administrative Agent is entitled to (i) reimbursement of its reasonable and documented out-of-pocket expenses incurred hereunder and (ii) certain indemnifications, in each case as provided for and in accordance with Section 10.04 of the Credit Agreement.

(e)           Contribution.  If and to the extent that the obligations of any Subsidiary Guarantor under this Section 6.04 are unenforceable for any reason, each other Subsidiary Guarantor, jointly and severally, hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations as is permissible under applicable Law.

Section 6.05         Enforcement.  The Finance Parties agree that this Agreement may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders as set forth in the Credit Agreement and that no other Finance Party shall have any right individually to seek to enforce this Agreement, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Finance Parties upon the terms of this Agreement and the Credit Agreement.

Section 6.06         Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Subsidiary Guarantor directly affected by such amendment or waiver (it being understood that the addition or release of any Subsidiary Guarantor hereunder shall not constitute an amendment or waiver affecting any Subsidiary

Exhibit E-12

Guarantor other than the Subsidiary Guarantor so added or released) and the Administrative Agent (with the consent of the Required Lenders to the extent required by Section 10.01 of the Credit Agreement, or such other number of Lenders as may be specified therein, if any); provided that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; provided further, however, that no such amendment, change, discharge, termination or waiver shall be made to Section 2.03 or this Section 6.06 without the consent of each Finance Party adversely affected thereby.

Section 6.07         Governing Law; Submission to Jurisdiction.

(d)           GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(e)           Submission to Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(f)            Waiver and Venue.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY COURT REFERRED TO IN SECTION 6.07(b).  EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Exhibit E-13

(g)           Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 6.01.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS.

Section 6.08         Limitation of Law; Severability.

(d)           All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all of the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.

(e)           Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 6.09         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or via email as an attachment of a .pdf document shall be effective as delivery of a manually executed counterpart of this Agreement and shall be binding on the Subsidiary Guarantors, the Administrative Agent, and the Borrower.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  This Agreement shall become effective with respect to each Subsidiary Guarantor when the Administrative Agent shall have received counterparts hereof signed by itself and such Subsidiary Guarantor.

Section 6.10         WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

Exhibit E-14

Section 6.11         Additional Subsidiary Guarantors.  It is understood and agreed that any Subsidiary of the Borrower that is required by the Credit Agreement to execute an Accession Agreement and counterpart of this Agreement after the date hereof shall automatically become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor hereunder by executing an Accession Agreement and counterpart hereof and delivering the same to the Administrative Agent.  The execution and delivery of any such instrument shall not require the consent of any other Subsidiary Guarantor or other parties hereunder.  The rights and obligations of each Subsidiary Guarantor or other party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

Section 6.12         Termination; Release of Subsidiary Guarantors.

(d)           Termination.  Upon Discharge of Senior Finance Obligations, this Agreement shall terminate automatically without any further action and have no further force or effect.

(e)           Release of Subsidiary Guarantors.  In the event that all of the capital stock of one or more of the Subsidiary Guarantors is sold or otherwise disposed of (other than any sale or other disposition to a Loan Party) or liquidated in compliance with the requirements of Section 7.05 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all of the Lenders, if required by Section 10.01 of the Credit Agreement)), such Subsidiary Guarantor or Subsidiary Guarantors shall hereby be released from this Agreement, and this Agreement shall, as to each such Subsidiary Guarantor or Subsidiary Guarantors, automatically terminate and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock of any Subsidiary Guarantor shall be deemed to be a sale of such Subsidiary Guarantor for purposes of this Section 6.12(b)).

.  To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of the Credit Agreement, on the other hand, the Credit Agreement shall control.

[Signature Pages Follow]

Exhibit E-15

IN WITNESS WHEREOF, each Subsidiary Guarantor has executed this Agreement as of the day and year first above written.

SUBSIDIARY GUARANTORS:

LUMARA HEALTH INC.

By:
Name: William K. Heiden
Title: President and Chief Executive Officer

LUMARA HEALTH IP LTD.

By:
Name: William K. Heiden
Title: President and Chief Executive Officer

Notice Address for Subsidiary Guarantors:
c/o AMAG Pharmaceuticals, Inc.
1100 Winter Street
Waltham, MA 02451
Attention: Scott Holmes, Treasurer and Scott B. Townsend, Secretary
Telephone: (617) 498-3300
Facsimile: (617) 449-3361

Exhibit E-16

Acknowledged and Agreed with Respect to Section 2.06 and Section 3.01:

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

Exhibit E-17

Agreed to and Accepted:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

Exhibit E-18

EXHIBIT F-1

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 17, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), as the Borrower, each financial institution from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) and Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

Exhibit F-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated:                                              , 20[ ]

Exhibit F-1-2

EXHIBIT F-2

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 17, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), each financial institution from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) and Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit F-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:                                              , 20[ ]

Exhibit F-2-2

EXHIBIT F-3

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 17, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), as the Borrower, each financial institution from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) and Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit F-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:                                              , 20[ ]

Exhibit F-3-2

EXHIBIT F-4

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 17, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), as the Borrower, each financial institution from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) and Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned’s or its partners/members.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the participant to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit F-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated:                                               , 20[ ]

Exhibit F-4-2

EXHIBIT G-1

Form of Security Agreement

SECURITY AGREEMENT

dated as of August 17, 2015

among

AMAG PHARMACEUTICALS, INC.

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Collateral Agent

Exhibit G -1-i

(continued)

Schedules:

Schedule 1.03	-	Claims
Schedule 4.01	-	Filings to Perfect Security Interests

Exhibits:

Exhibit A	-	Form of Grant of Security Interest in United States Patents and Trademarks
Exhibit B	-	Form of Grant of Security Interest in United States Copyrights

Exhibit G 1-ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of August 17, 2015 (as amended, restated, supplement or otherwise modified from time to time, this “Agreement”) among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time party hereto and Jefferies Finance LLC, as collateral agent for the Finance Parties (in such capacity, together with its successor or successors in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower has entered into the Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the other lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and Jefferies Finance LLC, as administrative agent and collateral agent; and

WHEREAS, it is a condition precedent to Lenders making the Loans to the Borrowers pursuant to the Credit Agreement that each Loan Party has agreed or will agree to grant a continuing security interest in favor of the Collateral Agent, for the benefit of the Finance Parties, in and to the Collateral to secure the Finance Obligations.

WHEREAS, each Subsidiary Guarantor has entered into the Guaranty, pursuant to which the Loan Parties have guaranteed the Guaranteed Obligations (as defined therein); and

WHEREAS, each Loan Party will derive substantial benefit from the Lenders’ making the Loans to the Borrower by virtue of their common corporate enterprise.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Terms Defined in the Credit Agreement.  All capitalized terms used in this Agreement and recitals hereto which are defined in the Credit Agreement and which are not otherwise defined herein shall have the respective meanings set forth therein.

Section 1.02         Terms Defined in the UCC.  Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, the following terms, together with any uncapitalized terms used herein which are defined in Article 8 or 9 of the UCC, have the respective meanings provided in the UCC:  (i) As-Extracted Collateral; (ii) Certificated Security; (iii) Chattel Paper; (iv) Commodity Account, (v) Commodity Intermediary; (vi) Documents; (vii) Electronic Chattel Paper; (viii) Financial Asset; (ix) Goods; (x) Instruments; (xi) Inventory; (xii) Investment Property; (xiii) Payment Intangibles; (xiv) Proceeds; (xv) Securities Account; (xvi) Securities Intermediary; (xvii) Security; (xviii) Security Certificate; (xix) Security Entitlement; and (xx) Uncertificated Security.

Section 1.03         Additional Definitions.  The following additional terms, as used in this Agreement, have the following respective meanings:

Exhibit G -1-1

“Account Debtor” means an “account debtor” (as defined in the UCC), and also means and includes Persons obligated to pay negotiable instruments and other Receivables.

“Accounts” means (i) all “accounts” (as defined in the UCC), (ii) all of the rights of any Loan Party in, to and under all purchase orders for goods, services or other property, (iii) all of the rights of any Loan Party to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit) and (iv) all monies due to or to become due to any Loan Party under any and all contracts for any of the foregoing (in each case, whether or not yet earned by performance on the part of such Loan Party), including, without limitation, the right to receive the Proceeds of said purchase orders and contracts, and all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing.

“Borrower” has the meaning set forth in the preamble hereto.

“Claims” means all “commercial tort claims” (as defined in the UCC), including, without limitation, each of the claims described on Schedule 1.03 (to the extent such claims are in excess of $3,000,000), as such Schedule may be amended, modified or supplemented by the Loan Parties from time to time.

“Collateral” has the meaning set forth in Section 2.02.

“Collateral Account” means any Securities Account or Deposit Account established with or in the possession or under the control of the Collateral Agent, for the benefit of the Finance Parties, into which cash or cash Proceeds of any Collateral are deposited from time to time, collectively.

“Collateral Agent” has the meaning set forth in the introductory section hereof.

“Computer Hardware” means all computer and other electronic data processing hardware of a Loan Party, whether now or hereafter owned or leased by such Loan Party, including, without limitation, all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware, all documentation, manuals, training materials and charts and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Contracts” shall mean, collectively, with respect to each Loan Party, the Transaction Documents, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Loan Party and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Copyrights” shall mean all United States and foreign copyrights (including community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing:  (i) all registrations and applications therefor

Exhibit G-1-2

including, without limitation, the registrations and applications referred to in Section II(B)(1) of any Loan Party’s Perfection Certificate (as such schedule may be amended, modified or supplemented from time to time by such Loan Party), (ii) all extensions and renewals thereof, (iii) all claims for, and rights to sue for, past, present or future infringements and other violations thereof; (iv) all Proceeds of the foregoing, including, without limitaion, all income, license fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements or other violations thereof; and (v) all other rights corresponding thereto throughout the world.

“Copyright License” means any agreement now or hereafter in existence granting to any Loan Party any rights, whether exclusive or non-exclusive, any rights under another Person’s Copyrights, or pursuant to which any Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Copyright, whether or not registered, including, without limitation, the Copyright Licenses described on Section II(B)(1) of any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party).

“Copyright Security Agreement” means a grant of Security Interest in United States Copyrights, substantially in the form of Exhibit B hereto, between one or more Loan Parties and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Credit Agreement” has the meaning set forth in the introductory section hereof.

“Deposit Accounts” means all “deposit accounts” (as defined in the UCC) and also means and includes all demand, time, savings, passbook or similar accounts maintained by a Loan Party with a bank or other financial institution, whether or not evidenced by an Instrument, all cash and other funds held therein and all passbooks related thereto and all certificates and Instruments, if any, from time to time representing, evidencing or deposited into such deposit accounts.

“Equipment” means all “equipment” (as defined in the UCC), including all items of machinery, equipment, Computer Hardware, furnishings and fixtures of every kind, whether or not affixed to real property, as well as all motor vehicles, automobiles, trucks, trailers, railcars, barges and vehicles of every description, handling and delivery equipment, all additions to, substitutions for, replacements of or accessions to any of the foregoing, all attachments, components, parts (including spare parts) and accessories whether installed thereon or affixed thereto and all fuel for any thereof and all options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights and indemnification relating to any of the foregoing.

“Excepted Instruments” has the meaning specified in Section 4.03.

“General Intangibles” means all “general intangibles” (as defined in the UCC) and also means and includes (i) all Payment Intangibles and other obligations and indebtedness owing to any Loan Party (other than Accounts), from whatever source arising, (ii) all Claims, Judgments and/or Settlements, (iii) all rights or claims in respect of refunds for taxes paid, (iv) all rights in respect of any pension plans or similar arrangements maintained for employees of any Loan Party or any ERISA Affiliate, (v) all interests in limited liability companies and/or partnerships

Exhibit G-1-3

which interests do not constitute Securities, (vi) all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing, (vii) all of such Loan Party’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract) and (viii) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Loan Party, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

“Judgments” means all judgments, decrees, verdicts, decisions or orders issued in resolution of or otherwise in connection with a Claim, whether or not final or subject to appeal, and including all rights of enforcement relating thereto and any and all Proceeds thereof.

“Letter-of-Credit Right” means all “letter-of-credit rights” (as defined in the UCC) and also means and includes all rights of a Loan Party to demand payment or performance under a letter of credit (as defined in Article V of the UCC).

“License” means any Patent License, Trademark License, Copyright License, Software License or other license or sublicense as to which any Loan Party is a party (other than those license agreements referred to in clauses (e) or (f) of the proviso in Section 2.02(a)); provided that rights to payments under any such license shall be included in the Collateral to the extent permitted thereby or by Sections 9-406 and 9-408 of the UCC).

“Patents” means all United States and foreign patents and patent applications, including, without limitation the patents and patent applications referred to in Section II(B)(2) of any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party), and, with respect to any and all of the foregoing:  (i) all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, renewals or extensions thereof; (ii) all claims for, and rights to sue for, past, present or future infringements and other violations thereof; (iii) all Proceeds of the foregoing, including, without limitation, all income, license fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements or other violations thereof; and (iv) all other rights corresponding thereto throughout the world.

“Patent and Trademark Security Agreement” means a grant of Security Interest in United States Patents and Trademarks, substantially in the form of Exhibit A hereto, between one or more Loan Parties and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Patent License” means any agreement now or hereafter in existence granting to any Loan Party any right, whether exclusive or non-exclusive, with respect to any Person’s Patent or any invention now or hereafter in existence, whether or not patentable, or pursuant to which any Loan Party has granted to any other Person any right, whether exclusive or nonexclusive, with respect to any Patent or any invention now or hereafter in existence, whether or not patentable and whether or not a Patent or application for Patent is in or hereafter comes into existence on

Exhibit G-1-4

such invention, including, without limitation, the Patent Licenses described on Section II(B)(2) of any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party).

“Perfection Certificate” means with respect to each Loan Party a certificate, substantially in the form of Exhibit G-3 to the Credit Agreement, completed and supplemented with the schedules and attachments contemplated thereby.

“Receivables” means all Accounts, all Payment Intangibles, all Instruments, all Chattel Paper, all Electronic Chattel Paper, all Letter-of-Credit Rights and all Supporting Obligations supporting or otherwise relating to any of the foregoing.

“Recordable Intellectual Property” means Copyrights, Patents and Trademarks, the transfer of which is required to be recorded in the United States Patent and Trademark Office or the United States Copyright Office in order to be effective against subsequent third party transferees without notice of such transfer; provided that the following shall not be considered “Recordable Intellectual Property” hereunder:  (i) unregistered Copyrights and Trademarks and (ii) Licenses.

“Representative” has the meaning set forth in Section 5.05.

“Requisite Priority Lien” means a valid and perfected first priority security interest in favor of the Collateral Agent for the benefit of the Finance Parties and securing the Finance Obligations.

“Security Interest” means the security interest granted pursuant to Section 2.01 in favor of the Collateral Agent for the benefit of the Finance Parties securing the Finance Obligations.

“Segregated Governmental Receivables Account” means a deposit account of a Loan Party the only funds on deposit in which constitute the direct proceeds of Medicare, Medicaid, TRICARE, CHAMPUS and CHAMPVA payments made by governmental payors.

“Settlements” means all right, title and interest of a Loan Party in, to and under any settlement agreement or other agreement executed in settlement or compromise of any Claim, including all rights to enforce such agreements and all payments thereunder or arising in connection therewith.

“Software” means all “software” (as defined in the UCC), and also means and includes all software programs, whether now or hereafter owned, licensed or leased by a Loan Party, designed for use on Computer Hardware, including all operating system software, utilities and application programs in whatever form and whether or not embedded in goods, all source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever, all firmware associated with any of the foregoing all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing, and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Software License” means any agreement (whether such agreement is also a Copyright License, Patent License and/or Trademark License) now or hereafter in existence granting to any Loan Party any right, whether exclusive or non-exclusive, to use another Person’s Software, or

Exhibit G-1-5

pursuant to which any Loan Party has granted to any other Person any right, whether exclusive or non-exclusive, to use any Software, whether or not subject to any registration.

“Supporting Obligation” means a Letter-of-Credit Right, Guaranty Obligation or other secondary obligation supporting or any Lien securing the payment or performance of one or more Receivables, General Intangibles, Documents or Investment Property.

“Trademarks” means all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, certification marks, collective marks, brand names, trademark rights arising out of domain names and trade dress which are or have been used in the United States, in any state, province or territory or possession thereof, or in any other place, nation or jurisdiction, package and other designs, and any other source or business identifiers, and general intangibles of like nature, and the rights in any of the foregoing which arise under applicable Law, in each case whether registered or unregistered, and with respect to any and all of the foregoing:  (i) the goodwill of the business symbolized thereby or associated therewith; (ii)  all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, and including, without limitation, the registrations and applications referred to in Section II(B)(3) of any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time); (iii) all extensions and renewals thereof; (iv) all claims for, and rights to sue for, past, present or future infringements, dilutions, and other violations thereof; (v) all Proceeds of the foregoing, including, without limitation, all income, license fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements, dilutions, or other violations thereof; and (vi) all other rights corresponding thereto throughout the world.

“Trademark License” means any agreement now or hereafter in existence granting to any Loan Party any right, whether exclusive or non-exclusive, to use another Person’s trademarks or trademark applications, or pursuant to which any Loan Party has granted to any other Person any right, whether exclusive or non-exclusive, to use any Trademark, whether or not registered, including, without limitation, the Trademark Licenses described on Section II(B)(3) of any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 1.04         Terms Generally.  The definitions in Sections 1.02 and 1.03 shall apply equally to both the singular and plural forms of the terms defined, except for terms defined in both the singular and the plural form.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Articles, Sections, Exhibits and Schedules shall be

Exhibit G-1-6

deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Unless otherwise expressly provided herein, the word “day” means a calendar day.

ARTICLE II
THE SECURITY INTERESTS

Section 2.01         Grant of Security Interests.  To secure the due and punctual payment of the Finance Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof and to secure the performance of all of the obligations of each Loan Party hereunder and under the other Finance Documents in respect of the Finance Obligations of each Loan Party, each Loan Party hereby grants to the Collateral Agent for the benefit of the Finance Parties a security interest in, and each Loan Party hereby pledges and collaterally assigns to the Collateral Agent for the benefit of the Finance Parties, all of such Loan Party’s right, title and interest in, to and under the Collateral.

Section 2.02         Collateral.

(a)           All right, title and interest of each Loan Party in, to and under the following property, whether now owned or existing or hereafter created or acquired by a Loan Party, whether tangible or intangible, and regardless of where located, are herein collectively referred to as the “Collateral”:

(i)            all Receivables;

(ii)           all Inventory and Goods;

(iii)          all General Intangibles;

(iv)          all Intellectual Property;

(v)           all Documents, Instruments and Chattel Paper;

(vi)          all Equipment;

(vii)         all Investment Property and all Supporting Obligations of any kind given by any Person with respect thereto;

(viii)        all money;

(ix)          all Deposit Accounts, all Securities Accounts and Commodity Accounts;

(x)           all As-Extracted Collateral;

(xi)          the Collateral Accounts, all cash and other property deposited therein or credited thereto from time to time and other monies and property of any kind of any Loan Party maintained with or in the possession of or under the control of the Collateral Agent;

(xii)         all Claims set forth on Schedule 1.03;

(xiii)        all Letter-of-Credit Rights (to the extent perfection can be obtained by filing of UCC financing statements);

(xiv)        all Supporting Obligations;

Exhibit G-1-7

(xv)         all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of each Loan Party pertaining to any of the Collateral; and

(xvi)        to the extent not otherwise included, all Proceeds of all or any of the Collateral described in clauses (i) through (xvi) hereof;

provided, however, that the Collateral shall not include and no Security Interest shall be deemed granted in: (a) shares of voting stock in excess of 65% of the aggregate voting Equity Interests of (A) a first tier Foreign Subsidiary that is a CFC of any Loan Party or (B) a Domestic Subsidiary that is a CFC Holdco; (b) any Equity Interests to the extent the pledge thereof would be prohibited by applicable Law, (c) any intent-to-use (ITU) United States application for registration of a Trademark, for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, in each case, only to the extent the grant of security interest in such intent-to-use Trademark would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable Law and only unless and until a “Statement of Use” or “Amendment to Allege Use” is filed with the United States Patent and Trademark Office; (d) motor vehicles or other assets subject to certificates of title; (e) any permit, franchise, charter, authorization or license issued by a Governmental Authority to any Loan Party, in each case, only to the extent and for so long as the terms of such permit, franchise, charter, authorization or license or any requirement of Law applicable thereto, validly prohibit the creation by such Loan Party of a security interest in such permit, franchise, charter, authorization or license in favor of the Collateral Agent or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by a Loan Party, or would give any party to such permit, franchise, charter, authorization or license other than a Group Company an enforceable right to terminate its obligations thereunder or any material rights therein (in each case, after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable Law (including the Bankruptcy Code) or principles of equity); (f) any contract or agreement, including any lease, license or other similar agreement, or any property subject to a purchase money security interest or similar arrangement, in each case, only to the extent and for so long as the creation by such Loan Party of a security interest in such lease, license or other similar agreement or property in favor of the Collateral Agent would violate or invalidate such lease, license or other similar agreement or purchase money arrangement or any requirement of Law applicable thereto, or requires any consent for an assignment thereof or a grant of a security interest therein by a Loan Party, or the terms thereof would give any party to such contract, agreement or purchase money arrangement other than a Group Company an enforceable right to terminate its obligations thereunder or any material rights therein (in each case, after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable Law (including the Bankruptcy Code) or principles of equity), provided that such exclusion does not apply to proceeds and receivables of such leases, licenses or other similar agreements, or property the assignment of which is expressly deemed effective under the UCC and other applicable Laws, notwithstanding the prohibitions on the assignment of such underlying leases, licenses or other similar agreements or purchase money arrangements; (g) any controlled substances or prescription drugs, only to the extent and for so long as the creation by such Loan Party of a security interest in such controlled substances or prescription drugs would violate any requirement of Law applicable thereto; (h) any fee owned real property of any Loan Party with a value less than $2,000,000, (i) any leased real property, (j) any Claim having a value of less than $3,000,000, so long as the aggregate value of Claims excluded pursuant to this clause (j) does not exceed $6,000,000, (k) any Letter-of-Credit Right having a value of less than $3,000,000, so long as (A) such Letter-of-Credit Right does not constitute Supporting Obligations of Collateral that is not otherwise excluded from the definition of Collateral and (B) the aggregate value of Letter-of-Credit Rights excluded pursuant to this clause (k) does not exceed $6,000,000, (l) margin stock, (m) (A) payroll and other employee wage and benefit accounts, (B) tax accounts (including sales tax accounts), (C) escrow accounts, and (D) fiduciary

Exhibit G-1-8

or trust accounts, in each case of clauses (A) through (D), the funds or other property held in or maintained in any such account (as long as the accounts described in such clauses (A) through (D) are used solely for such purposes); (n) Equity Interests in any Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC; and (o) Equity Interests in Subsidiaries that are not Wholly Owned Subsidiaries, only to the extent that (A) the Organization Documents or other agreements with other holders of Equity Interests of such Subsidiaries do not permit or restrict the pledge of such Equity Interests, or (B) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to the Borrower or one of its Subsidiaries.  For the avoidance of doubt, with respect to Intellectual Property, the grant of a Security Interest and pledge and collateral assignment in Section 2.01 hereof shall not be deemed an assignment of Intellectual Property to the Collateral Agent.

(b)           Notwithstanding anything herein to the contrary, the foregoing Section 2.02(a) shall not require the creation or perfection of pledges of or security interests in particular assets (i) if and for so long as, in the reasonable judgment of the Borrower and the Collateral Agent, the cost (including the cost of title insurance, surveys or flood insurance) of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Finance Parties therefrom or (ii) to the extent the creation or perfection of pledges of or security interests in particular assets requires actions in any non-U.S. jurisdiction.  The Collateral Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of any Loan Party on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

Section 2.03         Continuing Liability of Each Loan Party.  Notwithstanding anything herein to the contrary, each Loan Party shall remain liable under each of the agreements included in the Collateral to the same extent as if this Agreement had not been executed, all in accordance with and pursuant to the terms and provisions thereof. Neither of the Collateral Agent nor any Finance Party shall have any obligation or liability under any such agreements by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Finance Party of any payment relating to any Collateral, nor shall the Collateral Agent or any Finance Party be required to perform or fulfill any of the obligations of any Loan Party with respect to any of the Collateral, to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of the performance of any party’s obligations with respect to any Collateral.  Furthermore, neither the Collateral Agent nor any Finance Party shall be required to file any claim or demand to collect any amount due or to enforce the performance of any party’s obligations with respect to the Collateral.

Section 2.04         [Reserved]

Section 2.05         Continuing Liabilities Under Collateral.  Except as expressly provided herein or in any Finance Document, (i) each Loan Party shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Finance Party, (ii) each Loan Party shall remain liable under each of the agreements included in the Collateral, to perform all of the obligations undertaken by it thereunder to the same extent as if this Agreement had not been executed, all in accordance with and pursuant to the terms and provisions thereof (except following any change in owner or control of any Loan Party resulting from the exercise by the Collateral Agent of its rights hereunder or otherwise released hereunder) and neither the Collateral Agent nor any Finance Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Finance Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Collateral.

Exhibit G-1-9

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants on the date hereof that:

Section 3.01         Title to Collateral.  Each Loan Party has good title to, valid leasehold interests in, or license in, all its property material to its business, free and clear of all Liens, except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Collateral having a value individually or collectively in excess of $3,000,000 (other than Inventory in transit by its nature movable, Inventory in the possession of a carrier or similar bailee, Equipment absent for repair or replacement) is in the possession or control of any Person (other than a Loan Party or its employees) asserting any claim thereto or security interest therein, except that the Collateral Agent (on behalf of itself and the Finance Parties) or its designees may have possession and/or control of Collateral as contemplated hereby and by the other Loan Documents and holders of Permitted Liens or their respective designees may have possession and/or control of Collateral as permitted by the other Loan Documents.

Section 3.02         Validity, Perfection and Priority of Security Interests.

(a)           The Security Interest constitutes a valid security interest in the Collateral under the UCC securing the Finance Obligations.

(b)           When UCC financing statements stating that the same covers “all assets of the Debtor”, “all personal property of the Debtor” or words of similar import shall have been timely and properly filed in the offices specified in Schedule 4.01, the Security Interests will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and right of others therein except for Permitted Liens.

(c)           When each Patent and Trademark Security Agreement has been timely and properly recorded with the United States Patent and Trademark Office, and each Copyright Security Agreement has been timely and properly recorded with the United States Copyright Office, and the financing statements filed as provided in clause (b) above, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in the Recordable Intellectual Property therein described to the extent that a security interest therein may be perfected by such filing pursuant to applicable Law, prior to all other Liens and right of others therein except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Security Interest in Recordable Intellectual Property acquired by the Loan Parties after the Closing Date).

(d)           [Reserved].

(e)           When any action that may be necessary to obtain control over Letter-of-Credit Rights constituting Collateral has been taken, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in such Letter-of-Credit Rights to the extent that a security interest therein may be perfected by control prior to all other Liens other than Permitted Liens and rights of others therein.

(f)            So long as such Loan Party is in compliance with the provisions of Section 4.09, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in all Electronic Chattel Paper constituting Collateral, prior to all other Liens other than Permitted Liens and rights of others therein.

The Security Interest created hereunder in favor of the Collateral Agent for the benefit of the Finance Parties is prior to all other Liens on the Collateral except for Permitted Liens having

Exhibit G-1-10

priority over the Collateral Agent’s Lien by operation of Law or otherwise as permitted under the Credit Agreement.

Section 3.03         No Consents.  Except for filings necessary to perfect the Security Interest, no order, material consent, approval, license, notice to, action by, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority is required to be obtained by such Loan Party in connection with the execution, delivery or performance of this Agreement, or in connection with the exercise of the rights and remedies of the Collateral Agent pursuant to this Agreement, except (i) as may be required to perfect (as described in Schedule 4.01) and maintain the perfection of the security interests created hereby, (ii) with respect to Receivables subject to the Federal Assignment of Claims Act, (iii) such consent, order, approval, license, authorization, validation, filing, recordation, registration or exemption obtained on or prior to the Closing Date, or (iv) in connection with the disposition of the Collateral by Laws affecting the offering and sale of securities generally; provided, however, that (a) the registration of Copyrights in the United States Copyright Office may be required to obtain a security interest therein that is effective against subsequent transferees under United States federal copyright Law and (b) to the extent that recordation of the Security Interest in favor of the Collateral Agent in the United States Patent and Trademark Office or the United States Copyright Office is necessary to perfect such Security Interest or to render such Security Interest effective against subsequent third parties, such recordations will not have been made with respect to the items that are not Recordable Intellectual Property.

ARTICLE IV
COVENANTS

Each Loan Party covenants and agrees that until the Discharge of the Senior Finance Obligations or, in the case of a Subsidiary Guarantor only, such earlier time as it is released from its obligations hereunder in accordance with the provisions of Section 7.11, such Loan Party will comply with the following:

Section 4.01         Certain Consents and Authorizations.  On the Closing Date, the Loan Parties shall authorize all filings and recordings specified in Schedule 4.01 to be completed.

Section 4.02         Further Actions.  Such Loan Party will, from time to time at its expense and in such manner and form as the Collateral Agent may reasonably request, subject to any applicable limitations set forth herein or in any other Loan Document, execute, deliver, file and record or authorize the recording of any financing statement, specific assignment, instrument, document, agreement or other paper and take any other reasonable action (including, without limitation, any filings of financing or continuation statements under the UCC and any filings with the United States Patent and Trademark Office or the United States Copyright Office) that from time to time may be necessary under the UCC or with respect to Recordable Intellectual Property, or that the Collateral Agent may reasonably request, subject to the limitations herein, in order to create, preserve, perfect or maintain the Security Interest or to enable the Collateral Agent and the Finance Parties to exercise and enforce any of its rights, powers and remedies created hereunder or under applicable Law with respect to any of the Collateral.  Such Loan Party will, from time to time at its expense and in such manner and form as the Collateral Agent may reasonably request take reasonable action to ensure the continued validity, perfection and priority of the Security Interests as a Requisite Priority Lien (subject to Permitted Liens having priority by operation of Law over the Collateral Agent’s Lien or as otherwise permitted by the Finance Documents) and shall defend such security interests and such priority against the claims and demands of all Persons (other than holders of Permitted Liens) to the extent materially adverse to such Loan Party’s ownership rights or otherwise inconsistent with this Agreement or the other Loan Documents.  To the extent permitted by applicable Law, such Loan Party hereby authorizes the Collateral Agent to execute and file, in the name of such Loan Party or otherwise and without separate authorization or authentication of such Loan Party appearing thereon, such UCC financing statements or continuation statements as the Collateral Agent in its reasonable discretion may deem necessary or reasonably appropriate to further perfect or maintain

Exhibit G-1-11

the perfection of the Security Interest in favor of the Collateral Agent for the benefit of the Finance Parties.  Such Loan Party hereby authorizes the Collateral Agent, in accordance with the requirements of Section 9-509 of the applicable UCC, to file financing and continuation statements describing as the Collateral covered thereby “all assets of the Debtor”, “all personal property of the Debtor” or words to similar effect, notwithstanding that such description may be broader in scope than the Collateral described in this Agreement.  Such Loan Party agrees that, except to the extent that any filing office requires otherwise, a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.  The Loan Parties shall pay the reasonable and documented out-of-pocket costs of, or incidental to, any recording or filing of any financing or continuation statements or other assignment documents in favor of the Collateral Agent concerning the Collateral.  Notwithstanding the foregoing, nothing in this Agreement shall require any Loan Party to make any filing or take any action to record or perfect a Security Interest in any Intellectual Property or other asset or property outside the United States.

Section 4.03         Delivery of Instruments, Etc.  Such Loan Party will promptly deliver each Instrument and each Certificated Security included as Collateral (other than (i) promissory notes having individually a face value, individually not in excess of $3,000,000, or collectively, not in excess of $9,000,000 and (ii) Instruments or Certificated Securities having individually a face value, not in excess of $3,000,000, or collectively, not in excess of $9,000,000, in the case of Instruments or Certificated Securities subject to this clause (ii) (the Instruments and Certificated Securities described in clauses (i) and (ii) above constituting “Excepted Instruments”)) to the Collateral Agent, appropriately indorsed to the Collateral Agent; provided that so long as no Event of Default shall have occurred and be continuing and no notice to the contrary from the Collateral Agent has been received by such Loan Party, and except as required by any other Loan Document, such Loan Party may retain for collection in the ordinary course of business any checks, drafts and other Instruments received by it in the ordinary course of business and may retain any Collateral which it is otherwise entitled to receive and retain pursuant to Section 5.01 of the Pledge Agreement, and the Collateral Agent shall, promptly upon request of such Loan Party, make appropriate arrangements for making any other Instrument or Certificated Security pledged by such Loan Party available to it for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate to the Collateral Agent, against trust receipt or like document).

Section 4.04         Notification to Account Debtors.  Upon the occurrence and during the continuance of any Event of Default and the Collateral Agent has accelerated the Loans pursuant to Section 8.02(b) of the Credit Agreement and if so requested by the Collateral Agent, such Loan Party will promptly notify (and such Loan Party hereby authorizes the Collateral Agent so to notify after the occurrence and during the continuance of any Event of Default under Section 8.01(a) or 8.01(f) of the Credit Agreement or any other Event of Default which has resulted in the Administrative Agent or the Collateral Agent exercising any of its rights under Section 8.02(b) of the Credit Agreement) each Account Debtor in respect of any Receivable that such Collateral has been assigned to the Collateral Agent hereunder for the benefit of the Finance Parties, and that any payments due or to become due in respect of such Collateral are to be made directly to the Collateral Agent or any other designee on its behalf in accordance with Section 2.05.

Section 4.05         Disposition of Collateral.  Such Loan Party will not sell, lease, transfer or otherwise dispose of, or grant any option with respect to, any Collateral or create or suffer to exist any Lien (other than the Security Interest and other Permitted Liens) on any Collateral except as permitted under this Agreement, the Credit Agreement or any other Loan Document, whereupon, in the case of any such sale, lease, transfer or disposition, the Security Interest created hereby in such Collateral (but not in any Proceeds arising from such sale, lease, exchange, license, assignment or disposition) shall automatically terminate and cease immediately without any further action on the part of the Collateral Agent.

Section 4.06         [Reserved].

Exhibit G-1-12

Section 4.07         Covenants Regarding Intellectual Property.  Except in respect of subparagraphs (a) through (g) below where the failure to do so would not reasonably be expected to have a Material Adverse Effect:

(a)           Such Loan Party (either itself or through licensees) will, for each Patent owned or exclusively licensed by such Loan Party, take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion to, not do any act, or knowingly omit to do any act, whereby any Patent may become invalidated or dedicated to the public (except where the Loan Party has determined in its reasonable business judgment that such Patent is no longer reasonably necessary to the business of the Group Companies or Patents expiring at the end of their statutory term), and shall take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion to continue to mark any products covered by a Patent owned or exclusively licensed by such Loan Party with the relevant patent number or indication that a Patent is pending as required by the Laws applicable to Patents.

(b)           Such Loan Party (either itself or, if permitted by Law, through its licensees or its sublicensees) will, for each Trademark owned by such Loan Party take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion to, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity from non-use, material alteration, naked licensing or genericide except where the Loan Party has determined in its reasonable business judgment that such Trademark is no longer reasonably necessary to the business of the Group Companies, (ii) maintain the quality of products and services offered under such Trademark in a manner substantially consistent with or better than the quality of such products and services as of the date hereof, (iii) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights, (iv) not permit any assignment in gross of such Trademark and (v) allow the Collateral Agent and its designees to inspect such Loan Party’s premises and to examine and observe such Loan Party’s books, records and operations regarding ownership, licensing and income from such Trademarks in accordance with Section 6.10 of the Credit Agreement.

(c)           Such Loan Party (either itself or through licensees) will take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion for each work covered by a registered Copyright material to the conduct of its business to continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice.

(d)           Such Loan Party will take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion to file, maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to preserve and maintain all common Law rights in any Trademarks and each registration of the Patents, Trademarks and Copyrights in each instance which are material to the conduct of its business, including filing and paying fees for applications for renewal, reissues, divisions, continuations, continuations-in-part, affidavits of use, affidavits of incontestability and maintenance, and, unless such Loan Party shall determine in accordance with the exercise of its business discretion that any such action would be commercially unreasonable, to initiate opposition, interference, reexamination and cancellation proceedings against third parties.

(e)           Each Loan Party will at the time of delivery of the financial statements and reports pursuant to Section 6.01(a) of the Credit Agreement (i) inform the Collateral Agent of (a) all applications for Patents, Trademarks or Copyrights filed or acquired during the past fiscal year by such Loan Party or by any agent, employee, licensee or delegate on its behalf with the United States Patent and Trademark Office, the United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, (b) all Patents and Trademark or Copyright registrations acquired by or issued to such Loan Party during the past fiscal year or by any agent, employee, licensee or delegate on its behalf with the United States Patent and Trademark Office, the United States Copyright Office or any office or agency in any political subdivision of the United States, and (c) any intent-to-use United States

Exhibit G-1-13

application for a Trademark registration held by such Loan Party for which an amendment to allege use or statement of use has been filed with the United States Patent and Trademark Office during the past fiscal year,  and (ii) upon request of the Collateral Agent, execute any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Security Interests in such application, any resulting Patent, Trademark or Copyright and the goodwill or accounts and General Intangibles of such Loan Party relating thereto or represented thereby to the extent required by Sections 2.01 and 2.02.

(f)            If any Event of Default has occurred and is continuing, as to all material Licenses (excluding nonexclusive Licenses of Software) entered into after the date hereof which are not excluded from the definition of “Collateral” under Section 2.02, upon receipt of written notice from the Collateral Agent, such Loan Party will use commercially reasonable and good faith efforts to obtain all requisite consents or approvals by the licensor to effect the grant of all of such Loan Party’s right, title and interest thereunder to the Collateral Agent or its designee and to effect the sub-license contemplated under Section 5.03(e), and such Loan Party shall provide prompt written notice to the Collateral Agent upon failure to obtain any such consent or approval.

(g)           Such Loan Party shall take all reasonable actions (and cause all other Persons, including licensees, to the extent such other Persons are subject to its control) which are necessary to protect, preserve and maintain the validity, priority, perfection or enforcement of the rights granted to the Collateral Agent under this Agreement, such Loan Party shall obtain rights to any Trademarks, Patents or Copyrights, or enter into any new license agreements regarding any of the foregoing, and such Loan Party hereby agrees that the provisions of this Agreement shall automatically apply thereto except where prohibited thereby pursuant to a valid and enforceable restriction or Law.  Such Loan Party will use commercially reasonable efforts determined in accordance with its business discretion so as not to permit the inclusion in any contract or agreement governing or relating to any material Trademarks, Patents or Copyrights obtained after the date hereof or any license agreements entered into after the date hereof relating to any of the foregoing of any provisions that could or might in any way impair or prevent the creation of a security interest in, or the grant of, such Loan Party’s rights and interests therein, as contemplated by Sections 2.01 and 2.02.  Such Loan Party will, upon request of the Collateral Agent, execute any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Security Interest hereunder in any Patent, Trademark or Copyright (or application therefor) and the goodwill or accounts and General Intangibles of such Loan Party relating thereto or represented thereby to the extent required by Sections 2.01 and 2.02.

Section 4.08         [Reserved].

Section 4.09         Electronic Chattel Paper.  If any Loan Party has Collateral consisting of Electronic Chattel Paper having a value individually in excess of $3,000,000, or collectively in excess of $9,000,000, at the reasonable request of the Collateral Agent, such Loan Party shall create, store and otherwise maintain all records comprising such Electronic Chattel Paper in a manner such that:  (i) a single authoritative copy of each such record exists which is unique, identifiable and, except as provided in clause (iv) below, unalterable, (ii) the authoritative copy of each such record shall identify the Collateral Agent as assignee thereof, (iii) the authoritative copy of each such record is communicated to the Collateral Agent or its designee, (iv) copies or revisions that add or change any assignees of such record can be made only with the participation of the Collateral Agent, (v) each copy (other than the authoritative copy) of such record is readily identifiable as a copy and (vi) any revision of the authoritative copy of such record is readily identifiable as an authorized or unauthorized revision.

Section 4.10         Claims.  In the event that any Claims constituting a commercial tort claim exceeding $3,000,000 individually or collectively exceeding $6,000,000 arises or otherwise becomes known after the date hereof, the applicable Loan Party will deliver to the Collateral Agent a description of such Claim and expressly subjecting such Claim, all Judgments and/or Settlements with respect thereto and all Proceeds thereof to the Security Interest hereunder.

Exhibit G-1-14

Section 4.11         Letter-of-Credit Rights.  Subject to the following sentence, if any Letter-of-Credit Rights are hereafter acquired by any Loan Party, the applicable Loan Party agrees to take any or all action that may be necessary or that Collateral Agent may reasonably request in order for Collateral Agent to obtain control of such Letter-of-Credit-Rights.  The provisions of this Section 4.11 shall not apply to (i) Letter-of-Credit Rights arising in respect of letters of credit having a face or stated amount individually, of less than $3,000,000, or collectively, of less than $9,000,000 or (ii) letters of credit in respect of which a Loan Party, after using commercially reasonable efforts, fails to obtain from the issuer of such letter of credit the consent contemplated by the preceding sentence.

ARTICLE V
GENERAL AUTHORITY; REMEDIES

Section 5.01         General Authority.  Until the Discharge of Senior Finance Obligations  or in respect of any Loan Party that ceases to be a Subsidiary Guarantor as permitted under the Credit Agreement, until the time such Loan Party is released from its obligations hereunder in accordance with the provisions of Section 7.11 and the Security Interests granted hereby are terminated, each Loan Party hereby appoints the Collateral Agent and any officer or agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of such Loan Party, or, in the case of Collateral any of the Collateral Agent, the Finance Parties or otherwise, for the sole use and benefit of the Collateral Agent and the Finance Parties, but at such Loan Party’s reasonable expense, to the extent permitted by Law, to exercise from time to time while an Event of Default has occurred and is continuing all or any of the following powers with respect to all or any of the Collateral:

(i)            to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be necessary to carry out the terms of this Agreement;

(ii)           to receive, take, indorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable Instruments taken or received by such Loan Party as, or in connection with, the Collateral;

(iii)          to accelerate any Receivable which may be accelerated in accordance with its terms, and to otherwise demand, sue for, collect, receive and give acquittance for any and all monies due or to become due on or by virtue of any Collateral;

(iv)          to commence, settle, compromise, compound, prosecute, defend or adjust any Claim, suit, action or proceeding with respect to, or in connection with, the Collateral;

(v)           to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds or avails thereof, including, without limitation, for the implementation of any assignment, lease, License, sublicense, grant of option, sale or other disposition of any Patent, Trademark, Copyright or Software or any action related thereto, as fully and effectually as if the Collateral Agent were the absolute owner thereof;

(vi)          to extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with respect thereto; and

(vii)         to do, at its option, but at the reasonable expense of the Loan Parties, at any time or from time to time, all acts and things which the Collateral Agent deems reasonably necessary to protect or preserve the Collateral and to realize upon the Collateral.

Section 5.02         Authority of the Collateral Agent.  Each Loan Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by it or them or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Collateral

Exhibit G-1-15

Agent and the other Finance Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent, on the one hand, and the Loan Parties on the other, the Collateral Agent shall be conclusively presumed to be acting as agent for the other Finance Parties it represents as collateral agent, with full and valid authority so to act or refrain from acting, and no Loan Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 5.03         Remedies upon Event of Default.

(a)           If any Event of Default has occurred and is continuing, the Collateral Agent, upon being instructed to do so by the Required Lenders, may, in addition to all other rights and remedies granted to it in this Agreement and in any other agreement securing, evidencing or relating to the Finance Obligations:  (i) subject to Section 7.04 exercise on behalf of the Finance Parties all rights and remedies of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, (ii) without demand of performance or other demand or notice of any kind (except as herein provided or as may be required by mandatory provisions of Law) to or upon any Loan Party or any other Person (all of which demands and/or notices are hereby waived by each Loan Party), (A) give notice to the applicable Loan Party and withdraw all cash and other property in the Collateral Accounts and apply such cash and other property and other cash, if any, then held by it as Collateral as specified in Section 5.05 and (B) if there shall be no such cash or other amounts or property or if such cash and other amounts or property shall be insufficient to pay all the Finance Obligations in full or cannot be so applied for any reason or if the Collateral Agent determines to do so, collect, receive, appropriate and realize upon the Collateral and/or sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so) or any part thereof at public or private sale, at any office of the Collateral Agent or elsewhere in such manner as is commercially reasonable and as the Collateral Agent may deem best, for cash, on credit or for future delivery, without assumption of any credit risk and at such price or prices as the Collateral Agent may deem reasonably satisfactory.

(b)           If any Event of Default has occurred and is continuing, the Collateral Agent shall give each Loan Party not less than 10 days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market.  Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a private sale, state the day after which such sale may be consummated, (iii) contain the information specified in Section 9-613 of the UCC, (iv) be authenticated and (v) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC; provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of Law under the UCC.  The Collateral Agent and each Loan Party agree that such notice constitutes reasonable notification within the meaning of Section 9-611 of the UCC.  Except as otherwise provided herein, each Loan Party hereby waives, to the extent permitted by applicable Law, notice and judicial hearing in connection with the Collateral Agent’s taking possession or disposition of any of the Collateral.

(c)           The Collateral Agent or any Finance Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale).  Each Loan Party will execute and deliver such documents and take such other action reasonably necessary in order that any such sale may be made in compliance with Law.  Upon any such sale, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale.  At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine.  The Collateral Agent shall be obligated to make any such sale pursuant to any such notice.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by

Exhibit G-1-16

announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned without further notice.  In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice.

(d)           For the purpose of enforcing any and all rights and remedies under this Agreement, the Collateral Agent may, if any Event of Default has occurred and is continuing, (i) require each Loan Party to, and each Loan Party agrees that it will, at its expense and upon the reasonable request of the Collateral Agent, forthwith assemble, store and keep all or any part of the Collateral as directed by the Collateral Agent and make it available at a place designated by the Collateral Agent which is reasonably convenient to the Collateral Agent and such Loan Party, whether at the premises of such Loan Party or otherwise, it being understood that such Loan Party’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Loan Party of such obligation; (ii) to the extent permitted by applicable Law, enter, with or without process of Law and without breach of the peace, any premise where any of the Collateral is or may be located, and without charge or liability to any Loan Party, seize and remove such Collateral from such premises; (iii) have access to and use such Loan Party’s books and records relating to the Collateral; and (iv) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by such Loan Party, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Collateral Agent deems appropriate and, in connection with such preparation and disposition, use without charge any Intellectual Property or technical process used by such Loan Party.  The Collateral Agent may also render any or all of the Collateral unusable at any Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs.

(e)           Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing:

(i)            the Collateral Agent may, subject to the express terms of any valid and enforceable restriction in favor of a Person who is not a Group Company, prohibit or require any consent or establish any other condition for, an assignment thereof, license, or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, of any Patents, Trademarks, Copyrights, or other Intellectual Property included in the Collateral throughout the world for such term or terms, on such conditions and in such manner as the Collateral Agent shall in its sole discretion determine;

(ii)           the Collateral Agent may (without assuming any obligations or liability thereunder), from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Loan Party in, to and under any License and take or refrain from taking any action under any provision thereof, and each Loan Party hereby releases the Collateral Agent and each of the Finance Parties from, and agrees to hold the Collateral Agent and each of the Finance Parties free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto;

(iii)          upon request by the Collateral Agent, each Loan Party will use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor or sublicensor of each License to effect the assignment of all of such Loan Party’s right, title and interest thereunder to the Collateral Agent or its designee and will execute and deliver to the Collateral Agent a power of attorney, in form and substance reasonably satisfactory to the Collateral Agent, for the implementation of any lease, assignment, License, sublicense, grant of option, sale or other disposition of a Patent, Trademark or Copyright; and

Exhibit G-1-17

(iv)          the Collateral Agent may direct any Loan Party to refrain, in which event each such Loan Party shall refrain, from using or practicing any Trademark, Patent or Copyright in any manner whatsoever, directly or indirectly, and will execute such other and further documents as the Collateral Agent may request to further confirm this change and transfer ownership of the Trademarks, Patents, Copyrights and registrations and any pending applications therefor to the Collateral Agent.

(f)            If any Event of Default has occurred and is continuing, subject to Sections 8.02(d) of the Credit Agreement, the Collateral Agent, instead of exercising the power of sale conferred upon it pursuant to this Section 5.03, may proceed by a suit or suits at Law or in equity to foreclose the Security Interest and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction, and may in addition institute and maintain such suits and proceedings as the Collateral Agent may deem appropriate to protect and enforce the rights vested in it by this Agreement.

(g)           If any Event of Default has occurred and is continuing, each Loan Party agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force which may delay, prevent or otherwise affect the performance or enforcement of this Agreement, and, to the extent permitted by applicable Law, each Loan Party hereby waives all benefit or advantage of all such Laws.  Each Loan Party covenants that it will not hinder, delay or impede the execution of any power granted to the Collateral Agent, the Administrative Agent or any other Finance Party in any Finance Document.

(h)           If any Event of Default has occurred and is continuing, each Loan Party, to the extent it may lawfully do so, on behalf of itself and all who claim through or under it, including, without limitation, any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted herein or pursuant to judicial proceedings or under any foreclosure or any enforcement of this Agreement, and consents and agrees that all of the Collateral may at any such sale be offered and sold as an entirety.

(i)            If any Event of Default has occurred and is continuing, each Loan Party waives, to the extent permitted by Law, presentment, demand, protest and any notice of any kind (except the notices expressly required hereunder or in the other Loan Documents) in connection with this Agreement and any action taken by the Collateral Agent with respect to the Collateral.

(j)            Notwithstanding anything to the contrary in this Agreement, (i) the exercise of remedies under this Agreement by the Collateral Agent upon the occurrence and during the continuance of an Event of Default shall be subject to Sections 8.02(d) of the Credit Agreement and (ii) neither the Collateral Agent nor any other Finance Party shall be entitled to notify (or cause any Loan Party to notify) any Account Debtor that any Receivables have been assigned to the Collateral Agent hereunder unless and until an Event of Default has occurred and is continuing and the Collateral Agent has accelerated the Loans in accordance with Section 8.02 of the Credit Agreement.

(k)           For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article V, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to the Collateral Agent, for the benefit of the Finance Parties, an irrevocable, nonexclusive, and assignable license (exercisable without payment of royalty or other compensation to such Loan Party), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Loan Party to avoid the risk of invalidation of such Trademarks, to use, practice, license, sublicense, and otherwise exploit any and all Intellectual Property now owned or held or hereafter acquired or held by such Loan Party (which license shall include access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof).

Exhibit G-1-18

Section 5.04         Limitation on Duty of the Collateral Agent in Respect of Collateral.  Beyond the exercise of reasonable care in the custody thereof, none of the Collateral Agent or any Finance Party shall have any duty to exercise any rights or take any steps to preserve the rights of any Loan Party in the Collateral in its or their possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, nor shall the Collateral Agent or any Finance Party be liable to any Loan Party or any other Person for failure to meet any obligation imposed by Section 9-207 of the UCC or any successor provision.  Each Loan Party agrees to the extent it may lawfully do so that the Collateral Agent shall not at any time be required to, nor shall the Collateral Agent be liable to any Loan Party for any failure to, account separately to any Loan Party for amounts received or applied by the Collateral Agent from time to time in respect of the Collateral pursuant to the terms of this Agreement.  Without limiting the foregoing, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith absent gross negligence, bad faith or willful misconduct.

Section 5.05         Application of Proceeds.

(a)           Priority of Distributions.  Upon the occurrence and during the continuance of an Event of Default the proceeds of any sale by the Collateral Agent of, or other realization upon, all or any part of the Collateral and any cash held in the Collateral Accounts or otherwise by the Collateral Agent or any nominee or custodian thereof shall be paid over to the Administrative Agent for application as provided in the Credit Agreement, subject in all cases to the priorities set forth in Section 8.04 of the Credit Agreement.  The Collateral Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b)           [Reserved].

(c)           Reliance by the Collateral Agent.  For purposes of applying payments received in accordance with this Section 5.05, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) each authorized representative (each, a “Representative”) for any Swap Creditors for a determination (which the Administrative Agent, each Representative and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Credit Obligations and Swap Obligations owed to the Finance Parties, and shall have no liability to any Loan Party or any other Finance Party for actions taken in reliance on such information except in the case of its gross negligence, bad faith or willful misconduct.  Unless it has actual knowledge (including by way of written notice from a Swap Creditor) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence.  All distributions made by the Collateral Agent pursuant to this Section shall be presumptively correct (except in the event of manifest error, gross negligence, bad faith or willful misconduct), and the Collateral Agent shall have no duty to inquire as to the application by the Finance Parties of any amounts distributed to them.

(d)           Deficiencies.  It is understood that the Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Finance Obligations.

ARTICLE VI
THE COLLATERAL AGENT

Section 6.01         Concerning the Collateral Agent.  The provisions of Article IX of the Credit Agreement shall inure to the benefit of the Collateral Agent in respect of this Agreement and shall be binding

Exhibit G-1-19

upon all Loan Parties and all Finance Parties and upon the parties hereto in such respect.  In furtherance and not in derogation of the rights, privileges and immunities of the Collateral Agent therein set forth:

(i)            The Collateral Agent is authorized to take all such actions as are provided to be taken by it as Collateral Agent hereunder and all other action reasonably incidental thereto.  As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral), the Collateral Agent shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions or provisions, in accordance with its discretion.

(ii)           The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interest created hereunder in any of the Collateral, whether impaired by operation of Law or by reason of any action or omission to act on its part hereunder unless such action or omission constitutes gross negligence, bad faith or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction).  The Collateral Agent shall not have a duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by any Loan Party.

Section 6.02         Appointment of Co-Collateral Agent.  At any time or times, in order to comply with any legal requirement in any jurisdiction or otherwise, the Collateral Agent may in consultation with the Borrower and, unless an Event of Default shall have occurred and be continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed) appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Finance Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 6.01).  Notwithstanding any such appointment, each Loan Party shall, so long as no Event of Default shall have occurred and be continuing, be entitled to deal solely and directly with the Collateral Agent rather than any such co-agent in connection with the Collateral Agent’s rights and obligations under this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.01         Notices.

(a)           Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for notices:  (i) in the case of any Loan Party, the Administrative Agent, the Collateral Agent or any Lender, as specified in or pursuant to Section 10.02 of the Credit Agreement; (ii) in the case of any Swap Creditor as set forth in any applicable Swap Agreement; or (iii) in the case of any party, at such other address as shall be designated by such party in a notice to the Collateral Agent and each other party hereto.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).

(b)           Notices and other communications to the Agents and Lenders hereunder may be (subject to Section 10.02(d) of the Credit Agreement) delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative

Exhibit G-1-20

Agent.  The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 7.02         No Waivers; Non-Exclusive Remedies.  No failure by any Lender or by the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.  Without limiting the foregoing, nothing in this Agreement shall impair the right of any Finance Party to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Loan Party other than its indebtedness under the Finance Documents.  Each Loan Party agrees, to the fullest extent it may effectively do so under applicable Law, that any holder, as to which the identity is disclosed, of a participation in a Finance Obligation, whether or not acquired pursuant to the terms of any applicable Finance Document, may exercise rights of set-off or counterclaim or other rights it may have with respect to such participation as fully as if such holder of a participation were a direct creditor of the Loan Party in the amount of such participation.  Each Finance Party agrees to notify the Collateral Agent and the affected Loan Party promptly after any such set off and application, provided however that failure to give such notice shall not affect the validity thereof.

Section 7.03         Compensation and Expenses of the Collateral Agent; Indemnification.

(a)           Expenses and Indemnification.  The Loan Parties agree that the Administrative Agent and Collateral Agent are each entitled to (i) reimbursement of its reasonable and documented out-of-pocket expenses incurred hereunder and (ii) certain indemnifications, in each case as provided for and in accordance with Section 10.04 of the Credit Agreement.

(b)           Protection of Collateral.  If any Event of Default occurs and is continuing by reason of any Loan Party’s failure to comply with the provisions of any Finance Document, such that the value of any Collateral or the validity, perfection, rank or value of the Security Interest is thereby materially diminished or potentially diminished in a material respect, the Collateral Agent may, but shall not be required to, effect such compliance on behalf of such Loan Party, and the Loan Parties shall reimburse the Collateral Agent for the reasonable and documented out-of-pocket costs thereof within thirty (30) days of demand.  All insurance expenses and all reasonable and documented out-of-pocket expenses of protecting, storing, warehousing, appraising, handling, maintaining and shipping the Collateral, any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral, or in respect of periodic appraisals and inspections of the Collateral, or in respect of the sale or other disposition thereof shall be borne and paid by the Loan Parties.  If any Loan Party fails to promptly pay any portion thereof when due within such thirty (30) day period, the Collateral Agent may, at its option, but shall not be required to, pay the same and charge the Loan Parties’ account therefor, and the Loan Parties agree to reimburse the Collateral Agent therefor on demand.  Subject to Section 10.04 of the Credit Agreement, all sums for which any Loan Party may become liable hereunder shall be additional Finance Obligations hereunder.

Exhibit G-1-21

(c)           Contribution.  If and to the extent that the obligations of any Loan Party under this Section 7.03 are unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

Section 7.04         Enforcement.  The Finance Parties agree that this Agreement may be enforced only by the action of the Collateral Agent, acting upon the instructions of the Required Lenders as set forth in the Credit Agreement and that no other Finance Party shall have any right individually to seek to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent, for the benefit of the Finance Parties upon the terms of this Agreement and the other Finance Documents.

Section 7.05         Amendments and Waivers.  Any provision of this Agreement may be amended, changed, discharged, terminated or waived if, but only if, such amendment or waiver is in writing and is signed by each Loan Party directly affected by such amendment, change, discharge, termination or waiver (it being understood that the addition or release of any Loan Party hereunder shall not constitute an amendment, change, discharge, termination or waiver affecting any Loan Party other than the Loan Party so added or released and it being further understood and agreed that any supplement to Schedule 1.03 delivered pursuant to Section 4.10 shall not require the consent of any Loan Party) and the Collateral Agent (with the consent of the Required Lenders to the extent required by Section 10.01 of the Credit Agreement or such lesser amount of the Lenders if any as may be specified therein); provided, that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; provided, however, that no such amendment, change, discharge, termination or waiver shall be made to Section 5.05 hereof or this Section 7.05 without the consent of each Finance Party adversely affected thereby except to the extent expressly provided in the Credit Agreement; provided further, that no consent shall be required in connection with any automatic termination or release in accordance with Section 7.11.

Section 7.06         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Subsidiary Guarantors may assign or transfer any of its interests and obligations hereunder without prior written consent of the Required Lenders or all of the Lenders as provided in Section 10.01 of the Credit Agreement (and any such purported assignment or transfer without such consent shall be void) except as permitted by the Credit Agreement (including by Section 7.04 and 7.05 of the Credit Agreement).  Upon the assignment by any Finance Party of all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitments and the Loans owing to it) or any other Finance Document to any other Person, such other Person shall thereupon become vested with all the benefits in respect thereof granted to such transferor or assignor herein or otherwise.

Section 7.07         GOVERNING LAW; Submission to Jurisdiction .

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)           Submission to Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO

Exhibit G-1-22

THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           Waiver and Venue.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY COURT REFERRED TO IN THIS SECTION 7.07.  EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 7.01.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS

Section 7.08         Limitation of Law; Severability.

(a)           All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.

(b)           Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 7.09         Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or via email as an attachment of a .pdf document shall be effective as delivery of a manually executed counterpart of this Agreement and shall be binding on the Loan Parties, the Administrative Agent, and the Borrower.  This Agreement shall become effective with respect to each Loan Party when the Administrative Agent shall have received counterparts hereof signed by itself and such Loan Party.

Section 7.10         Additional Loan Parties.  It is understood and agreed that any Subsidiary of the Borrower that is required by any Loan Document to execute a counterpart of this Agreement after the date hereof shall automatically become a Loan Party hereunder with the same force and effect as if originally named as a Loan Party hereunder by executing an access or joinder agreement in the form of Exhibit I to the

Exhibit G-1-23

Credit Agreement or other form reasonably acceptable to such Subsidiary and the Collateral Agent.  Concurrently with the execution and delivery of such instrument of accession or joinder, such Subsidiary shall take all such actions and deliver to the Collateral Agent all such documents and agreements as such Subsidiary would have been required to deliver to the Collateral Agent on or prior to the date of this Agreement had such Subsidiary been a party hereto on the date of this Agreement.  Such additional materials shall include, among other things, supplements to Schedules 1.03 and 4.01 (which Schedules shall thereupon automatically be amended and supplemented to include all information contained in such supplements) such that, after giving effect to the joinder of such Subsidiary, each of Schedules 1.03 and 4.01 is true, complete and correct in all material respects with respect to such Subsidiary as of the effective date of such accession or joinder.  The execution and delivery of any such instrument of accession or joinder, and the amendment and supplementation of the Schedules hereto as provided in the immediately preceding sentence, shall not require the consent of any other Loan Party hereunder.  The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

Section 7.11         Termination and Release.

(a)           Upon the Discharge of Senior Finance Obligations, (i) the Security Interest created hereunder in favor of the Collateral Agent for the benefit of the Finance Parties shall automatically terminate and be released, (ii) the Collateral Agent authorizes the Loan Parties and their agents to file UCC termination statements to evidence the termination of the Security Interest created hereunder and the release of the Collateral, and (iii) the Collateral Agent will deliver to the Loan Parties all certificates and other instruments representing pledged Collateral delivered to the Collateral Agent pursuant to the terms of this Agreement or the Pledge Agreement (or prepare and deliver to the Loan Parties lost certificate affidavits in form and substance reasonably satisfactory to the Loan Parties or their designees).

(b)           Any Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement (or consented to pursuant to Section 10.01 of the Credit Agreement) as a result of which such Subsidiary Guarantor ceases to be a Subsidiary Guarantor under the Guaranty.

(c)           Upon any sale, transfer or other disposition by any Loan Party of Collateral that is permitted under the Credit Agreement (other than to another Loan Party), or upon the effectiveness of any written consent to the release of Security Interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the Security Interest of the Collateral Agent in such Collateral and any other security interests granted hereby in such Collateral (but not in any Proceeds arising from such sale, transfer or other disposition of Collateral) shall be automatically released.

(d)           Upon the termination or release of any Security Interest created hereunder or release of Collateral, the Collateral Agent will, promptly upon request by and at the expense of any Loan Party, execute and deliver to such Loan Party lien releases, payoff letters, mortgage releases, re-assignments of trademarks, discharges of security interests, and such documents (and if applicable, in recordable form), and provide any information, as such Loan Party shall reasonably request to evidence the termination of the Security Interest created hereunder or the release of such Collateral, as the case may be.  Any such documents shall be without recourse to or warranty by the Collateral Agent or the Finance Parties.  The Collateral Agent shall not have any liability whatsoever to any Finance Party as a result of any release of Collateral by it as permitted by this Section 7.11.  Upon any release of Collateral pursuant to this Section 7.11, none of the Finance Parties shall have any continuing right or interest in such Collateral or the Proceeds of such Collateral.

Section 7.12         Entire Agreement.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire

Exhibit G-1-24

contract among the parties relating to the subject matter hereof and thereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

Section 7.13         No Conflict.  In the event of conflict between the provisions of the Credit Agreement and this Agreement, the Credit Agreement shall take precedence.  In the event of conflict between the provisions of the Pledge Agreement and this Agreement with respect to matters contained therein, the Pledge Agreement shall take precedence subject to the preceding sentence.

[Signature Pages Follow]

Exhibit G-1-25

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

LOAN PARTIES:	AMAG PHARMACEUTICALS, INC., as the Borrower

By:
Name:
Title:

LUMARA HEALTH INC.

By:
	Name:	William K. Heiden
	Title:	President and Chief Executive Officer

LUMARA HEALTH IP LTD.

By:
	Name:	William K. Heiden
	Title:	President and Chief Executive Officer

Exhibit G-1-26

COLLATERAL AGENT:	JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

Exhibit G-1-27

EXHIBIT A to Security Agreement

Form of Grant of Security Interest
in United States Patents and Trademarks

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Loan Party Name], [Loan Party Description] (the “Grantor”), having its chief executive office at [Loan Party Notice Address], hereby grants to JEFFERIES FINANCE LLC, as Collateral Agent (the “Grantee”), with offices at 520 Madison Avenue, New York, New York 10022, a security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Patent and Trademark Collateral”), whether presently existing or hereafter arising or acquired which, includes the Grantor’s rights to:

(i)            all United States patents and patent applications, including, without limitation the patents and patent applications referred to in Schedule A hereto, and, with respect to any and all of the foregoing:  (i) all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, renewals or extensions thereof; (ii) all claims for, and rights to sue for, past, present or future infringements and other violations thereof; (iii) all Proceeds of the foregoing, including, without limitation, all income, license fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements or other violations thereof; and (iv) all other rights corresponding thereto throughout the world; and

(ii)           all United States trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, certification marks, collective marks, brand names, trademark rights arising out of domain names and trade dress which are or have been used in the United States, in any state, province or territory or possession thereof, or in any other place, nation or jurisdiction, package and other designs, and any other source or business identifiers, and general intangibles of like nature, and the rights in any of the foregoing which arise under applicable Law, in each case whether registered or unregistered, and with respect to any and all of the foregoing:  (i) the goodwill of the business symbolized thereby or associated therewith; (ii)  all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, and including, without limitation, the registrations and applications referred to in Schedule (B) hereto; (iii) all extensions and renewals thereof; (iv) all claims for, and rights to sue for, past, present or future infringements, dilutions, and other violations thereof; (v) all Proceeds of the foregoing, including, without limitation, all income, license fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements, dilutions, or other violations thereof; and (vi) all other rights corresponding thereto throughout the world;

provided, however, that the Patent and Trademark Collateral shall not include and no Security Interest shall be deemed granted in any intent-to-use (ITU) United States application for a Trademark registration, for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, in each case, only to the extent the grant of security interest in such intent-to-use Trademark is in violation of 15 U.S.C. § 1060 and only unless and until a “Statement of Use” or “Amendment to Allege Use” is filed with the United States Patent and Trademark Office.

Exhibit G-1-A-1

THIS GRANT is granted in conjunction with the security interests granted to the Grantee pursuant to the Security Agreement among the Grantor, the Grantee and certain other parties dated as of August 17, 2015, as amended, restated, supplemented or otherwise modified from time to time (the “Security Agreement”).  The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

This Patent and Trademark Security Agreement may be authenticated by the parties hereto in any number of counterparts, each of which shall collectively and separately constitute one agreement.

The Grantor authorizes and requests that the Commissioner of Patents and Trademarks and any other applicable government officer record this Grant of Security Interest in United States Patents and Trademarks.

This Grant of Security Interest in United States Patents and Trademarks shall be governed by, and construed in accordance with the laws of the State of New York.

This Grant of Security Interest in United States Patents and Trademarks may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

Exhibit G-1-A-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Grant of Security Interest in United States Patents and Trademarks as of the day and year first above written.

[GRANTOR],

as Grantor

By:

Name:

Title:

Agreed and Accepted:

JEFFERIES FINANCE LLC,

as Collateral Agent and Grantee

By:

Name:

Title:

Exhibit G-1-A-3

SCHEDULE A to Patent and Trademark Security Agreement

PATENTS AND PATENT APPLICATIONS

Serial No. or Patent No.	Date	Issue Title	Inventor	Country	Patent Holder

Exhibit G-1-A-4

SCHEDULE B to Patent and Trademark Security Agreement

TRADEMARKS

Registration No.	Country	Issue Date	Mark

TRADEMARK APPLICATIONS

Serial No.	Country	Filing Date	Mark

Exhibit G-1-A-5

EXHIBIT B to Security Agreement

Form of Grant of Security Interest
in United States Copyrights

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Loan Party Name], [Loan Party Description] (the “Grantor”), having its chief executive office at [Loan Party Notice Address], hereby grants to JEFFERIES FINANCE LLC, as Collateral Agent (the “Grantee”), with offices at 520 Madison Avenue, New York, New York 10022, a security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Copyright Collateral”), whether presently existing or hereafter arising or acquired which includes the Grantor’s rights to:

(i)            all United States copyrights (including community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act), whether registered or unregistered;

(ii)           all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule A hereto, and all extensions and renewals thereof;

(iii)          all claims for, and rights to sue for, past, present or future infringements and other violations thereof;

(iv)          all Proceeds of the foregoing, including, without limitation, all income, license fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements or other violations thereof; and

(v)           all other rights corresponding thereto throughout the world.

THIS GRANT is granted in conjunction with the security interests granted to the Grantee pursuant to the Security Agreement among the Grantor, the Grantee and certain other parties dated as of August 17, 2015, as amended, restated, supplemented or otherwise modified from time to time (the “Security Agreement”).  The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

The Grantor hereby authorizes and requests that the Register of Copyrights and any other applicable United States government officer record this Grant of Security Interest in United States Copyrights.

This Grant of Security Interest in United States Copyrights may be authenticated by the parties hereto in any number of counterparts, each of which shall collectively and separately constitute one agreement.

Exhibit G-1-B-1

This Grant of Security Interest in United States Copyrights shall be governed by, and construed in accordance with the laws of the State of New York.

Exhibit G-1-B-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Grant of Security Interest in United States Copyrights as of the day and year first above written.

[GRANTOR],

as Grantor

By:

Name:

Title:

Agreed and Accepted:

JEFFERIES FINANCE LLC,

as Collateral Agent and Grantee

By:

Name:

Title:

Exhibit G-1-B-3

SCHEDULE A to Copyright Security Agreement

COPYRIGHTS AND COPYRIGHT APPLICATIONS

Serial No. or Registration No.	Country	Issue or Filing Date	Description

Exhibit G-1-B-4

EXHIBIT G-2

Form of Pledge Agreement

PLEDGE AGREEMENT

dated as of August 17, 2015

among

AMAG PHARMACEUTICALS, INC.,

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO

and

JEFFERIES FINANCE LLC,
as Collateral Agent

Exhibit G-2-i

Exhibit G-2-ii

PLEDGE AGREEMENT

PLEDGE AGREEMENT dated as of August 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time party hereto and Jefferies Finance LLC, as collateral agent for the Finance Parties (as defined herein) (in such capacity, together with its successors, the “Collateral Agent”).

WHEREAS, the Borrower has entered into the Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the other lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and Jefferies Finance LLC, as administrative agent and collateral agent; and

WHEREAS, it is a condition precedent to Lenders making the Loans to the Borrower pursuant to the Credit Agreement that each Loan Party has agreed or will agree to grant a continuing security interest in favor of the Collateral Agent, for the benefit of the Finance Parties, in and to the Collateral to secure the Finance Obligations.

WHEREAS, each Subsidiary Guarantor has entered into the Guaranty, pursuant to which the Subsidiary Guarantors have guaranteed the Guaranteed Obligations (as defined therein); and

WHEREAS, each Loan Party will derive substantial benefit from the Lenders’ making the Loans to the Borrower by virtue of their common corporate enterprise.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE XXII
DEFINITIONS

Section 22.11                     Terms Defined in the Credit Agreement.  All capitalized terms used in this Agreement and recitals hereto which are defined in the Credit Agreement and which are not otherwise defined herein shall have the respective meanings set forth therein.

Section 22.12                     Terms Defined in the UCC.  Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, the following terms, together with any uncapitalized terms used herein which are defined in Articles 8 or 9 of the UCC (as defined below), have the respective meanings provided in the UCC:  (i) Certificated Security; (ii) Documents; (iii) Financial Asset; (iv) Instruments; (v) Investment Property; (vi) Payment Intangibles; (vii) Proceeds; (viii) Securities Account; (ix) Securities Intermediary; (x) Security; (xi) Security Certificate; (xii) Uncertificated Security; and (xiii) Security Entitlement.

Section 22.13                     Additional Definitions.  The following additional terms, as used in this Agreement, have the following respective meanings:

“Collateral” has the meaning set forth in Section 2.02.

“Credit Agreement” has the meaning set forth in the introductory section hereof.

“Delivery” and the corresponding term “Delivered” when used with respect to Collateral means:

Exhibit G-2-1

(i)                                     in the case of Collateral constituting Certificated Securities, transfer thereof to the Collateral Agent or its nominee or custodian by physical delivery to the Collateral Agent or its nominee or custodian, such Collateral to be in suitable form for transfer by delivery, or accompanied by undated stock or note transfer powers duly executed in blank;

(ii)                                  in the case of Collateral constituting Uncertificated Securities, (A) registration thereof on the books and records of the issuer thereof in the name of the Collateral Agent or its nominee or custodian or (B) the execution and delivery by the issuer thereof of an effective agreement in form and substance reasonably acceptable to the Collateral Agent (each an “Issuer Control Agreement”), pursuant to which such issuer agrees that it will comply with instructions originated by the Collateral Agent or such nominee or custodian without further consent of the registered owner of such Collateral or any other Person;

(iii)                               [Reserved];

(iv)                              in the case of LLC Interests and Partnership Interests which do not constitute Securities, compliance with the provisions of clause (i) above for each such item of Collateral which is represented by a certificate;

(v)                                 in the case of Collateral constituting Instruments, transfer thereof to the Collateral Agent or its nominee or custodian by physical delivery to the Collateral Agent or its nominee or custodian indorsed to, or registered in the name of, the Collateral Agent or such nominee or custodian or indorsed in blank;

(vi)                              in the case of cash, transfer thereof to the Collateral Agent or its nominee or custodian by physical delivery to the Collateral Agent or such nominee or custodian; and

(vii)                           in each case such additional or alternative procedures as may be reasonably appropriate to grant control of, or otherwise perfect a security interest in, any Collateral in favor of the Collateral Agent or its nominee or custodian, consistent with applicable Law or regulations or the interpretation thereof.

“General Intangibles” means all “general intangibles” (as defined in the UCC), including, without limitation, (i) all Payment Intangibles and other obligations and indebtedness owing to any Loan Party in respect of Collateral and (ii) all interests in limited liability companies and/or partnerships which interests do not constitute Securities.

“Instruments” means:

(i)                                     all promissory notes, including all Intercompany Notes, described on Schedule II, as such Schedule may be amended, supplemented or modified by the Loan Parties from time to time (the “Pledged Notes”), and all interest, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of the Pledged Notes;

(ii)                                  all additional or substitute promissory notes from time to time issued to or otherwise acquired by any Loan Party in any manner in respect of Pledged Notes or otherwise, and all interest, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of such additional or substitute notes;

Exhibit G-2-2

(iii)                               all promissory notes, bankers’ acceptances, commercial paper, negotiable certificates of deposit and other obligations constituting “instruments” within the meaning of the UCC; and

(iv)                              to the extent not otherwise included in the foregoing, all cash and non-cash Proceeds thereof.

“Intercompany Note” means any promissory note evidencing loans made by any Group Company in favor of any other Group Company.

“Issuer Control Agreement” has the meaning as set forth in clause (ii) of the definition of “Delivery”.

“LLC Interests” means:

(i)                                     the limited liability company membership interests described on Schedule III hereto, as such Schedule may be amended, supplemented or modified by the Loan Parties from time to time and all other limited liability company membership interests of any Group Company from time to time issued or otherwise acquired by any Loan Party (collectively, the “Pledged LLC Interests”), and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of the Pledged LLC Interests;

(ii)                                  all additional or substitute limited liability company membership interests from time to time issued to or otherwise acquired by any Loan Party in any manner in respect of Pledged LLC Interests, and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of such additional or substitute membership interests;

(iii)                               all right, title and interest of any Loan Party in each limited liability company to which any Pledged LLC Interest relates, including, without limitation:

(A)                               all interests of such Loan Party in the capital of such limited liability company and in all profits, losses and assets, whether tangible or intangible and whether real, personal or mixed, of such limited liability company, and all other distributions to which such Loan Party shall at any time be entitled in respect of such Pledged LLC Interests;

(B)                               all other payments due or to become due to such Loan Party in respect of Pledged LLC Interests, whether under any limited liability company agreement or operating agreement or otherwise and whether as contractual obligations, damages, insurance proceeds or otherwise;

(C)                               all of such Loan Party’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at Law or otherwise in respect of such Pledged LLC Interests;

(D)                               all present and future claims, if any, of such Loan Party against any such limited liability company for moneys loaned or advanced, for services rendered or otherwise; and

Exhibit G-2-3

(E)                                all of such Loan Party’s rights under any limited liability company agreement or operating agreement or at Law to exercise and enforce every right, power, remedy, authority, option and privilege of such Loan Party relating to such Pledged LLC Interests, including any power to terminate, cancel or modify any limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Loan Party in respect of such Pledged LLC Interests and any such limited liability company, to make determinations, to exercise any election (including, without limitation, election of remedies) or option to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing or for any assets of any such limited liability company, to enforce or execute any checks or other instruments or orders, to file any claims and to take any other action in connection with any of the foregoing; and

(iv)                              to the extent not otherwise included in the foregoing, all cash and non-cash Proceeds thereof.

“Partnership Interests” means:

(i)                                     the partnership interests described on Schedule IV hereto, as such Schedule may be amended, supplemented or modified from time to time by the Loan Parties and all other partnership interests of any Group Company from time to time issued or otherwise acquired by any Loan Party (collectively, the “Pledged Partnership Interests”), and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of the Pledged Partnership Interests;

(ii)                                  all additional or substitute partnership interests from time to time issued to or otherwise acquired by any Loan Party in any manner in respect of Pledged Partnership Interests or otherwise, and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of such additional or substitute partnership interests;

(iii)                               all right, title and interest of any Loan Party in each partnership to which any Pledged Partnership Interest relates, including, without limitation:

(A)                               all interests of such Loan Party in the capital of such partnership and in all profits, losses and assets, whether tangible or intangible and whether real, personal or mixed, of such partnership, and all other distributions to which such Loan Party shall at any time be entitled in respect of such Pledged Partnership Interests;

(B)                               all other payments due or to become due to such Loan Party in respect of Pledged Partnership Interests, whether under any partnership agreement or otherwise and whether as contractual obligations, damages, insurance proceeds or otherwise;

(C)                               all of such Loan Party’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement, or at Law or otherwise in respect of such Pledged Partnership Interests;

(D)                               all present and future claims, if any, of such Loan Party against any such partnership for moneys loaned or advanced, for services rendered or otherwise; and

Exhibit G-2-4

(E)                                all of such Loan Party’s rights under any partnership agreement or at Law to exercise and enforce every right, power, remedy, authority, option and privilege of such Loan Party relating to such Pledged Partnership Interests, including any power to terminate, cancel or modify any partnership agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Loan Party in respect of such Pledged Partnership Interests and any such partnership, to make determinations, to exercise any election (including, without limitation, election of remedies) or option to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing or for any assets of any such partnership, to enforce or execute any checks or other instruments or orders, to file any claims and to take any other action in connection with any of the foregoing; and

(iv)                              to the extent not otherwise included in the foregoing, all cash and non-cash Proceeds thereof.

“Pledged LLC Interests” has the meaning set forth in clause (i) of the definition of “LLC Interests”.

“Pledged Notes” has the meaning set forth in clause (i) of the definition of “Instruments”.

“Pledged Partnership Interests” has the meaning set forth in clause (i) of the definition of “Partnership Interests”.

“Pledged Shares” has the meaning set forth in clause (i) of the definition of “Stock”.

“Receivables” shall have the meaning specified in the Security Agreement.

“Representative” has the meaning set forth in Section 6.08.

“Requisite Priority Lien” means a valid and perfected first priority security interest in favor of the Collateral Agent for the benefit of the Finance Parties and securing the Finance Obligations.

“Security Interest” means the security interest granted pursuant to Section 2.01 hereof in favor of the Collateral Agent for the benefit of the Finance Parties securing the Finance Obligations.

“Stock” means:

(i)                                     the shares of capital stock and other Securities described on Schedule I hereto, as such Schedule may be amended, supplemented or modified by the Loan Parties from time to time and all other capital stock and securities of any Group Party from time to time issued or otherwise acquired by any Loan Party (collectively, the “Pledged Shares”), and all dividends, interest, distributions, cash, instruments and other property, income, profits and proceeds from time to time received, receivable or otherwise made upon or distributed in respect of or in exchange for any or all of the Pledged Shares; and

(ii)                                  all additional or substitute shares of capital stock or other equity interests of any class of any issuer from time to time issued to or otherwise acquired by any Loan Party in any manner in respect of Pledged Shares or otherwise, the certificates representing such additional or substitute shares, and all dividends, interest, distributions, cash, instruments and other property,

Exhibit G-2-5

income, profits and proceeds from time to time received, receivable or otherwise made upon or distributed in respect of or in exchange for any or all of such additional or substitute shares; and

(iii)                               to the extent not otherwise included in the foregoing, all cash and non-cash Proceeds thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 22.14                     Terms Generally.  The definitions in Sections 1.02 and 1.03 shall apply equally to both the singular and plural forms of the terms defined, except for terms defined in both the singular and the plural form.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.  Unless otherwise expressly provided herein, the word “day” means a calendar day.

ARTICLE XXIII
THE SECURITY INTERESTS

Section 23.11                     Grant of Security Interest.  To secure the due and punctual payment of the Finance Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof and to secure the performance of all of the obligations of each Loan Party hereunder and under the other Finance Documents in respect of the Finance Obligations, each Loan Party hereby grants to the Collateral Agent for the benefit of the Finance Parties a security interest in, and each Loan Party hereby pledges and collaterally assigns to the Collateral Agent for the benefit of the Finance Parties, all of such Loan Party’s right, title and interest in, to and under the Collateral.

Section 23.12                     Collateral.  (d)  All right, title and interest of each Loan Party in, to and under the following property, whether now owned or existing or hereafter created or acquired by a Loan Party, whether tangible or intangible, and regardless of where located, are herein collectively referred to as the “Collateral”:

(i)                                     Stock;

(ii)                                  Instruments (including Intercompany Notes);

(iii)                               LLC Interests;

(iv)                              Partnership Interests;

(v)                                 Investment Property;

(vi)                              Financial Assets;

Exhibit G-2-6

(vii)                           all General Intangibles; and

(viii)                        to the extent not otherwise included, all Proceeds of all or any of the Collateral described in clauses (i) through (vii) hereof;

provided, however, that the Collateral shall not include (i) cash or other distributions in respect of federal, state and/or local income taxes payable by any Loan Party or any direct or indirect equity holder of any Loan Party in respect of the income and profits of any limited liability company, partnership or other entity which is not a corporation for United States federal income tax purposes; (ii) shares of voting stock in excess of 65% of the aggregate voting Equity Interests of (A) a first tier Foreign Subsidiary of any Loan Party or (B) a Domestic Subsidiary of any Loan Party that has no material assets other than Equity Interests in one or more Foreign Subsidiaries; (iii) Equity Interests in any Subsidiary that is a Subsidiary of a Foreign Subsidiary; (iv) any Equity Interest to the extent the pledge thereof would be prohibited by applicable Law; (v) margin stock; (vi) Equity Interests in Subsidiaries that are not Wholly Owned Subsidiaries, only to the extent that (A) the Organization Documents or other agreements with other holders of Equity Interests of such Subsidiaries do not permit or restrict the pledge of such Equity Interests, or (B) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to the Borrower or one of its Subsidiaries; and (vii) any property excluded from the “Collateral” under and as that term is defined in the Security Agreement or is not otherwise required to be pledge to the Collateral Agent pursuant to the Credit Agreement or the Security Agreement.

(e)                                  Notwithstanding anything herein to the contrary, the foregoing Section 2.02(a) shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as, in the reasonable judgment of the Borrower and the Collateral Agent, the cost (including any material adverse tax consequences as reasonably determined by the Borrower and disclosed to the Collateral Agent in writing) of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Finance Parties therefrom.  The Collateral Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of any Loan Party on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

Section 23.13                     Continuing Liability Under Collateral.  Notwithstanding anything herein to the contrary (except as provided herein or in any other Finance Document), (a) each Loan Party shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Finance Party, (b) each Loan Party shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder, to the same extent as if this Agreement had not been executed, all in accordance with and pursuant to the terms and provisions thereof (except following any change in owner or control of any Loan Party resulting from the exercise by the Collateral Agent or any other Finance Party of their rights hereunder or otherwise released hereunder) and neither the Collateral Agent nor any Finance Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Finance Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged

Exhibit G-2-7

Partnership Interests or Pledged LLC Interests, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Collateral.

ARTICLE XXIV
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants on the date hereof that:

Section 24.11                     Title to Collateral.  Each Loan Party has good title to, valid leasehold interests in, or license in, all its property material to its business, free and clear of all Liens, except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Collateral having a value individually in excess of $3,000,000 is in the possession or control of any Person (other than a Loan Party or its employees) asserting any claim thereto or security interest therein, except that the Collateral Agent (on behalf of itself and the Finance Parties) or its designees may have possession and/or control of Collateral as contemplated hereby and by the other Loan Documents and holders of Permitted Liens or their respective designees may have possession and/or control of Collateral as permitted by the other Loan Documents.

Section 24.12                     Governmental Authority.  Except as set forth on Schedule 5.03 of the Credit Agreement or Schedule 4.01 of the Security Agreement, on and as of the date hereof no registration, recordation or filing with any Governmental Authority is required in connection with the execution or delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection of the Security Interest.

Section 24.13                     Collateral.

(d)                                 Schedules I, II, III and IV hereto (as such schedules may be amended, supplemented or modified from time to time by the Loan Parties) set forth (i) the name and jurisdiction of organization of, and the ownership interest (including percentage owned and number of shares, units or other equity interests) of such Loan Party in the Stock, LLC Interests and Partnership Interests issued by each of such Loan Party’s direct Subsidiaries which are required to be included in the Collateral and pledged hereunder, (ii) all other Stock, LLC Interests and Partnership Interests directly owned by such Loan Party that are required to be included in the Collateral and pledged hereunder and (iii) the issuer, date of issuance and amount of all promissory notes having a face value individually, in excess of $3,000,000, directly owned or held by such Loan Party that are required to be included in the Collateral and pledged hereunder.  Except as set forth on Schedules I, II, III and IV, such Loan Party holds all Pledged Shares, Pledged LLC Interests and Pledged Partnership Interests directly (i.e., not through a Subsidiary, Securities Intermediary or any other Person).

(e)                                  Except as set forth on Schedules I, III and IV hereto, with respect to Pledged Shares, Pledged LLC Interests and Pledged Partnership Interests issued by each of such Loan Party’s direct Subsidiaries which are required to be included in the Collateral, (i) such Collateral constitutes 100% (or 65% in the case of the issued and outstanding shares of the aggregate voting Equity Interests and 100% of the issued and outstanding shares of the aggregate non-voting Equity Interests of any first tier Foreign Subsidiary that is not an Immaterial Subsidiary) of the issued and outstanding shares of capital stock or other equity interests of the respective issuers thereof, (ii) no issuer of such Collateral has outstanding any security convertible into or exchangeable for any shares of its capital stock or other equity interests or any warrant, option, convertible security, instrument or other interest entitling the holder thereof to acquire any such shares or any security

Exhibit G-2-8

convertible into or exchangeable for such shares, (iii) there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of such shares of its capital stock and (iv) there are no Liens or agreements, arrangements or obligations to create or give any Lien relating to any such shares of capital stock except for Permitted Liens.  Except as permitted under the Credit Agreement, no Loan Party is now and or will become a party to or otherwise bound by any agreement, other than this Agreement or the Loan Documents, which materially restricts in any adverse manner the rights of the Collateral Agent or any other present or future holder of any Collateral with respect thereto.

Section 24.14                     No Consents.  Except for filings necessary to perfect the Security Interest, no material consent, approval, license, notice to, action by, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority is required to be obtained by such Loan Party in connection with the execution, delivery or performance of this Agreement, or in connection with the rights and remedies of the Collateral Agent pursuant to this Agreement, except (i) as may be required in connection with the disposition of the Collateral by Laws affecting the offering and sale of securities generally, (ii) such consent, approval, license, authorization, validation, filing, recordation, registration or exemption obtained on or prior to the Closing Date, or (iii) as described in Schedule 5.03 to the Credit Agreement.

ARTICLE XXV
COVENANTS

Each Loan Party covenants and agrees that until the Discharge of the Senior Finance Obligations or, in the case of a Subsidiary Guarantor only, such earlier time as it is released from its obligations hereunder in accordance with the provisions of Section 8.11, such Loan Party will comply with the following:

Section 25.11                     Delivery of Collateral.  Except as provided in Section 2.02(b), all Collateral (other than (i) “Excepted Instruments” as defined in Section 4.03 of the Security Agreement or (ii) any Collateral maintained in a Deposit Account, Securities Account or Commodity Account, in each case as defined in Section 4.06 of the Security Agreement) shall be Delivered to and held by or on behalf of the Collateral Agent pursuant hereto; provided that after the Closing Date, with respect to Collateral consisting of Uncertificated Securities of a Group Company not required to be a Subsidiary Guarantor, such Loan Party shall use commercially reasonable efforts to cause the issuer of such Uncertificated Securities to take such actions necessary for such Loan Party to Deliver such Uncertificated Securities (and it is agreed that no such Delivery shall be required for such Uncertificated Securities having a value of less than $3,000,000), provided further that so long as no Event of Default shall have occurred and be continuing and notice is received by the Loan Party from the Collateral Agent stating otherwise, and except as required by the Security Agreement or any other Loan Document, each Loan Party may retain any Collateral (i) consisting of cash, checks, drafts and other Instruments (other than Pledged Notes and any additional or substitute promissory notes issued to or otherwise acquired by such Loan Party in respect of Pledged Notes) received by it in the ordinary course of business or (ii) which it is otherwise entitled to receive and retain pursuant to Section 5.01 hereof, and the Collateral Agent shall, promptly upon request of any Loan Party, make appropriate arrangements for making any Collateral consisting of an Instrument or a Certificated Security pledged by such Loan Party available to it for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document).  All Collateral Delivered hereunder shall

Exhibit G-2-9

be accompanied by any required transfer tax stamps.  The Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, and upon five (5) days prior written notice to the Borrower, to cause any or all of the Collateral to be transferred of record into the name of the Collateral Agent or its nominee.  Each Loan Party will promptly give the Collateral Agent copies of any material notices or other material communications received by it with respect to Collateral registered in the name of such Loan Party, and the Collateral Agent will promptly give the Borrower and each Loan Party copies of any material notices and material communications received by the Collateral Agent with respect to Collateral registered in the name of the Collateral Agent or its nominee or custodian.

Section 25.12                     Further Actions.  Such Loan Party will, from time to time at its expense and in such manner and form as the Collateral Agent may reasonably request, subject to any applicable limitations set forth herein or in any other Loan Document, execute, deliver, file and record or authorize the recording of any financing statement, specific assignment, instrument, document, agreement or other paper and take any other reasonable action (including, without limitation, any filings of financing or continuation statements under the Uniform Commercial Code) that from time to time may be necessary in order to create, preserve, perfect or maintain the Security Interest or to enable the Collateral Agent and the Finance Parties to exercise and enforce any of its rights, powers and remedies created hereunder or under applicable Law with respect to any of the Collateral.  Such Loan Party will, from time to time at its expense and in such manner and form as the Collateral Agent may reasonably request, take reasonable action to ensure the Security Interest as a Requisite Priority Lien (subject to Permitted Liens having priority by operation of Law over the Collateral Agent’s Lien or as otherwise permitted by the Finance Documents) and shall defend such security interests and such priority against the claims and demands of all Persons (other than holders of Permitted Liens to the extent applicable) to the extent materially adverse to such Loan Party’s ownership rights or otherwise inconsistent with this Agreement or the other Loan Documents.  To the extent permitted by applicable Law, such Loan Party hereby authorizes the Collateral Agent to execute and file, in the name of such Loan Party or otherwise and without separate authorization or authentication of such Loan Party appearing thereon, such UCC financing statements or continuation statements as the Collateral Agent in its reasonable discretion may deem necessary or reasonably appropriate to further perfect or maintain the perfection of the Security Interest.  Such Loan Party agrees that, except to the extent that any filing office requires otherwise, a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.  The Loan Parties shall pay the reasonable and documented out-of-pocket costs of any recording or filing of any financing or continuation statements concerning the Collateral.

Section 25.13                     Disposition of Collateral.  Such Loan Party will not sell, exchange, assign or otherwise dispose of, or grant any option with respect to, any Collateral or create or suffer to exist any Lien (other than the Security Interest and other Permitted Liens) on any Collateral except as permitted under this Agreement, the Credit Agreement or any other Loan Document, whereupon, in the case of any such sale, exchange, assignment, disposition or grant (other than any such sale, exchange, assignment, disposition or grant to another Loan Party), the Security Interest created hereby in such Collateral (but not in any Proceeds arising from such sale, exchange, assignment, disposition or grant) shall automatically terminate and cease immediately without any further action on the part of the Collateral Agent.

Section 25.14                     Additional Collateral.  (d)  Such Loan Party will cause each issuer of the Collateral that is a Subsidiary of such Loan Party not to issue any stock, other securities, limited liability company membership interests, partnership interests, promissory notes or other instruments in addition to or in substitution for the Pledged Shares, Pledged LLC Interests, Pledged Partnership Interests and Pledged Notes issued by such issuer (in each case, to the extent that any of such items constitute Collateral), except as permitted under the Credit Agreement or any other Loan Document or except to such Loan Party or ratably to all then existing holders of Equity Interests of such issuer and, in the event

Exhibit G-2-10

that any issuer of Collateral at any time issues any additional or substitute stock, other securities, limited liability company membership interests, partnership interests, promissory notes or other instruments to such Loan Party, such Loan Party will promptly Deliver all such items (in each case, to the extent that such items constitute Collateral) to the Collateral Agent to hold as Collateral hereunder to the extent required by Section 4.01 and will within 30 days thereafter deliver to the Collateral Agent such supplements to Schedules I through IV hereto as are necessary to cause such Schedules to be complete and accurate at such time.  The delivery of such items of Collateral and the associated supplements to the applicable Schedules shall be conclusive evidence of such Loan Parties pledge of such Collateral hereunder.

(e)                                  Each Loan Party acknowledges and agrees that, to the extent any LLC Interest or Partnership Interest acquired by such Loan Party after the date of this Agreement and constituting Pledged LLC Interests or Pledged Partnership Interests shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC, such Loan Party shall, to the extent permitted by applicable Law, use commercially reasonable efforts to cause the issuer thereof to issue the corresponding certificates.

Section 25.15                     Information Regarding Collateral.  Such Loan Party will, promptly, upon request, provide to the Collateral Agent all available information and evidence it may reasonably request concerning the Collateral to enable the Collateral Agent to enforce the provisions of this Agreement.

Section 25.16                     Certification of LLC Interests and Partnership Interests.  Each Loan Party acknowledges and agrees that (a) any Pledged LLC Interests or Pledged Partnership Interests controlled by such Loan Party required to be pledged hereunder that are not represented by a certificate are not “securities” within the meaning of Article 8 of the New York UCC and (b) such Loan Party shall not at any time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or cause the issuer thereof to issue any certificate representing such interest, unless such Loan Party provides prompt written notification to the Collateral Agent of such election and promptly (but in no case later than 30 days) pledges any such certificate to the Collateral Agent pursuant to terms hereof; provided, however, that this Section 4.06 shall not apply to any Pledged LLC Interest or Pledged Partnership Interest, which may not be pledged, assigned or otherwise encumbered pursuant to applicable federal, state or local Laws, rules or regulations or customary provisions in joint venture agreements.

ARTICLE XXVI
DISTRIBUTIONS ON COLLATERAL; VOTING

Section 26.11                     Right to Receive Distributions on Collateral; Voting.

(d)                                 Unless and until (x) an Event of Default shall have occurred and be continuing and (y) two (2) days prior written notice thereof shall have been given by the Collateral Agent to the relevant Loan Party (provided, that if an Event of Default specified in Section 8.01(f) of the Credit Agreement shall occur, no such notice shall be required):

(i)                                     Each Loan Party shall be entitled to exercise any and all voting, management, administration and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Loan Documents in accordance with the exercise of its business discretion; and

Exhibit G-2-11

(ii)                                  Each Loan Party shall be entitled to receive and retain any and all dividends, interest, distributions, cash, instruments and other payments and distributions made on or in respect of the Collateral.

(e)                                  Upon the occurrence and during the continuance of an Event of Default under Section 8.01(f) of the Credit Agreement or any other Event of Default in respect of which the Collateral Agent has given the Loan Parties notice as required by Section 5.01(a) and notice to such Loan Party hereof:

(i)                                     All rights of each Loan Party to receive the dividends, interest, distributions, cash, instruments and other payments and distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.01(a)(ii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, interest, distributions, cash, instruments and other payments and distributions; provided that all cash dividends and other cash distributions in respect of federal, state and/or local income taxes payable by any Loan Party or any direct or indirect equity holder of any Loan Party in respect of income and profits of any limited liability company, partnership or other entity which is not a corporation for United States federal income tax purposes shall be paid to the respective Loan Party free and clear of any Liens created hereby regardless of whether an Event of Default shall have occurred and be continuing.

(ii)                                  All dividends, interest, distributions, cash, instruments and other payments and distributions which are received by any Loan Party contrary to the provisions of paragraph (i) of this Section 5.01(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Loan Party and shall be forthwith Delivered, in the same form as so received to the Collateral Agent or its nominee or custodian to hold as Collateral.

(iii)                               All rights of such Loan Party to exercise the voting, management, administration and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5.01(a)(i) shall cease, all such rights shall thereupon become vested in the Collateral Agent, who shall thereupon have the sole right to exercise such voting, management, administration and other consensual rights, and such Loan Party shall take all actions reasonably necessary to effect such right of the Collateral Agent.

(f)                                   The Collateral Agent shall, upon receiving a written request from any Loan Party accompanied by a certificate signed by an authorized officer of such Loan Party stating that no Event of Default has occurred and is continuing, promptly execute and deliver (or cause to be executed and delivered) to such Loan Party or as specified in such request all proxies, powers of attorney, consents, ratifications and waivers and other instruments as such Loan Party may reasonably request for the purpose of enabling such Loan Party to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.01(a)(i) above and to receive the dividends, interest, distributions, cash, instruments or other payments or distributions which it is authorized to receive and retain pursuant to Section 5.01(a)(ii) above in respect of any of the Collateral, if any, which is registered in the name of the Collateral Agent or its nominee.

Exhibit G-2-12

ARTICLE XXVII
GENERAL AUTHORITY; REMEDIES

Section 27.11                     General Authority.  Until the Discharge of Senior Finance Obligations or in respect of any Loan Party that ceases to be a Subsidiary Guarantor, as permitted under the Credit Agreement, until the time such Loan Party is released from its obligations hereunder in accordance with the provisions of Section 8.11, each Loan Party hereby irrevocably appoints the Collateral Agent and any officer or agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of such Loan Party, or, in the case of Collateral any of the Collateral Agent, the Finance Parties or otherwise, for the sole use and benefit of the Collateral Agent and the Finance Parties, but at such Loan Party’s expense, to the extent permitted by Law, to exercise from time to time while an Event of Default has occurred and is continuing all or any of the following powers with respect to all or any of the Collateral:

(i)                                     to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be necessary to carry out the terms of this Agreement;

(ii)                                  to receive, take, indorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable Instruments taken or received by such Loan Party as, or in connection with, the Collateral;

(iii)                               to accelerate any Pledged Note which may be accelerated in accordance with its terms, and to otherwise demand, sue for, collect, receive and give acquittance for any and all monies due or to become due on or by virtue of any Collateral;

(iv)                              to commence, settle, compromise, compound, prosecute, defend or adjust any claim, suit, action or proceeding with respect to, or in connection with, the Collateral;

(v)                                 to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds or avails thereof, as fully and effectively as if the Collateral Agent were the absolute owner thereof;

(vi)                              to extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with respect thereto;

(vii)                           subject to the giving of notice to the relevant Loan Party in accordance with Section 5.01(a) hereof, to vote all or any part of the Pledged Shares, Pledged LLC Interests, Pledged Partnership Interests and/or Pledged Notes (whether or not transferred into the name of the Collateral Agent or its nominee) and give all consents, waivers and ratifications in respect of the Collateral; and

(viii)                        to do, at its option, but at the expense of the Loan Parties, at any time or from time to time, all acts and things which the Collateral Agent deems reasonably necessary to protect or preserve the Collateral and to realize upon the Collateral.

Section 27.12                     Authority of Collateral Agent.  Each Loan Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by it or them or the exercise or nonexercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Collateral Agent and the other Finance Parties, be governed by the Credit Agreement and by such

Exhibit G-2-13

other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent, on the one hand, and the Loan Parties on the other, the Collateral Agent shall be conclusively presumed to be acting as agent for the other Finance Parties it represents as collateral agent, with full and valid authority so to act or refrain from acting, and no Loan Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 27.13                     Remedies upon Event of Default.

(d)                                 If any Event of Default has occurred and is continuing, the Collateral Agent, upon being instructed to do so by the Required Lenders, may, in addition to all other rights and remedies granted to it in this Agreement and in any other agreement securing, evidencing or relating to the Finance Obligations (including, without limitation, the right to give instructions or a notice of sole control to an issuer subject to an Issuer Control Agreement, and promptly after cure or waiver of all Events of Default, the Collateral Agent shall give notice of revocation of any notice of sole control delivered):  (i) subject to Section 8.04, exercise on behalf of the Finance Parties all rights and remedies of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, (ii) without demand of performance or other demand or notice of any kind (except as herein provided or as may be required by mandatory provisions of Law) to or upon any Loan Party or any other Person (all of which demands and/or notices are hereby waived by each Loan Party), (A) apply all cash, if any, then held by it as Collateral as specified in Section 6.08 and (B) if there shall be no such cash or other amounts or if such cash and other amounts shall be insufficient to pay all the Finance Obligations in full or cannot be so applied for any reason or if the Collateral Agent determines to do so, collect, receive, appropriate and realize upon the Collateral and/or sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so) or any part thereof at public or private sale, at any office of the Collateral Agent or elsewhere in such manner as is commercially reasonable and as the Collateral Agent may deem best, for cash, on credit or for future delivery, without assumption of any credit risk and at such price or prices as the Collateral Agent may deem reasonably satisfactory.

(e)                                  If any Event of Default has occurred and is continuing, the Collateral Agent shall give each Loan Party not less than 10 days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market.  Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a private sale, state the day after which such sale may be consummated, (iii) contain the information specified in Section 9-613 of the UCC, (iv) be authenticated and (v) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC; provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of Law under the UCC.  The Collateral Agent and each Loan Party agree that such notice constitutes reasonable notification within the meaning of Section 9-611 of the UCC.  Except as otherwise provided herein, each Loan Party hereby waives, to the extent permitted by applicable Law, notice and judicial hearing in connection with the Collateral Agent’s taking possession or disposition of any of the Collateral.

Exhibit G-2-14

(f)                                   The Collateral Agent or any Finance Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale).  Each Loan Party acknowledges that it is aware that Section 9-610 of the UCC provides that the Collateral Agent or a Finance Party may purchase Collateral if it is sold at a public sale.  Each Loan Party will execute and deliver such documents and take such other action reasonably necessary in order that any such sale may be made in compliance with Law.  Upon any such sale, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale.  At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine.  The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned without further notice.  In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice.

(g)                                  Notwithstanding anything to the contrary in this Agreement, the exercise of remedies under this Agreement by the Collateral Agent upon the occurrence and during an Event of Default shall be subject to Sections 8.02(d) and 8.03 of the Credit Agreement.

Section 27.14                     Securities Act.  Each Loan Party expressly agrees that the Collateral Agent is authorized, in connection with any sale of any Collateral to the extent permitted under applicable Securities Laws, if it deems it advisable so to do, (i) to restrict the prospective bidders on or purchasers of any of the Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Collateral, (ii) to cause to be placed on certificates for any or all of the Collateral or on any other securities pledged hereunder a legend to the effect that such security has not been registered under the Securities Act of 1933 and may not be disposed of in violation of the provision of said Act and (iii) to impose such other limitations or conditions in connection with any such sale as the Collateral Agent deems necessary or advisable in order to comply with said Act or any other Law.  Each Loan Party acknowledges and agrees that such limitations may result in prices and other terms less favorable to the seller than if such limitations were not imposed, and, notwithstanding such limitations, agrees that any such sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private, it being the agreement of the Loan Parties and the Collateral Agent that the provisions of this Section 6.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells the Collateral.  The Collateral Agent shall not be under any obligation to delay a sale of any Collateral for a period of time necessary to permit the issuer of any securities contained therein to register such securities under the Securities Laws, or under applicable state securities Laws, even if the issuer would agree to do so.

Exhibit G-2-15

Section 27.15                     Other Rights of the Collateral Agent.  If any Event of Default has occurred and is continuing, subject to Sections 8.02(d) and 8.03 of the Credit Agreement, the Collateral Agent, instead of exercising the power of sale conferred upon it pursuant to Section 6.03, may proceed by a suit or suits at Law or in equity to foreclose the Security Interest and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction, and may in addition institute and maintain such suits and proceedings as the Collateral Agent may deem appropriate to protect and enforce the rights vested in it by this Agreement.

Section 27.16                     Limitation on Duty of the Collateral Agent in Respect of Collateral.  Beyond the exercise of reasonable care in the custody thereof, none of the Collateral Agent or any Finance Party shall have any duty to exercise any rights or take any steps to preserve the rights of any Loan Party in the Collateral in its or their possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, nor shall the Collateral Agent or any Finance Party be liable to any Loan Party or any other Person for failure to meet any obligation imposed by Section 9-207 of the UCC or any successor provision.  Each Loan Party agrees to the extent it may lawfully do so that the Collateral Agent shall not at any time be required to, nor shall the Collateral Agent be liable to any Loan Party for any failure to, account separately to any Loan Party for amounts received or applied by the Collateral Agent from time to time in respect of the Collateral pursuant to the terms of this Agreement.  Without limiting the foregoing, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, and (i) shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Collateral Agent in good faith absent bad faith, gross negligence or willful misconduct and (ii) shall not have any duty or responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters.

Section 27.17                     Waiver and Estoppel.

(d)                                 Each Loan Party agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force which may delay, prevent or otherwise affect the performance or enforcement of this Agreement, to the extent permitted by applicable Law, and each Loan Party hereby waives all benefit or advantage of all such Laws to the extent permitted by Law.  Each Loan Party covenants that it will not hinder, delay or impede the execution of any power granted to the Collateral Agent, the Administrative Agent or any other Finance Party in any Finance Document.

(e)                                  Upon the occurrence and during the continuance of an Event of Default, each Loan Party, to the extent it may lawfully do so, on behalf of itself and all who claim through or under it, including without limitation any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted herein or pursuant to judicial proceedings or under any foreclosure or any enforcement of this Agreement, and consents and agrees that all of the Collateral may at any such sale be offered and sold as an entirety.

Exhibit G-2-16

(f)                                   Upon the occurrence and during the continuance of an Event of Default, each Loan Party waives, to the extent permitted by Law, presentment, demand, protest and any notice of any kind (except the notices expressly required hereunder or in the other Finance Documents) in connection with this Agreement and any action taken by the Collateral Agent with respect to the Collateral.

Section 27.18                     Application of Proceeds.

(d)                                 Priority of Distributions.  Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale by the Collateral Agent of, or other realization upon, all or any part of the Collateral (including any proceeds received and held pursuant to Section 5.01) and any cash held hereunder by the Collateral Agent or any nominee or custodian thereof shall be paid over to the Administrative Agent for application as provided in the Credit Agreement, subject in all cases to the priorities set forth in Section 8.04 of the Credit Agreement.  The Collateral Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(e)                                  Reliance by the Collateral Agent.  For purposes of applying payments received in accordance with this Section 6.08, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement, and (ii) the authorized representative (the “Representative”) for the Swap Creditors for a determination (which the Administrative Agent, each Representative for any Swap Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Credit Obligations and Swap Obligations owed to the Finance Parties, and shall have no liability to any Loan Party or any other Finance Party for actions taken in reliance on such information except in the case of its gross negligence, bad faith or willful misconduct.  Unless it has actual knowledge (including by way of written notice from a Swap Creditor) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence.  All distributions made by the Collateral Agent pursuant to this Section shall be presumptively correct (except in the event of manifest error, gross negligence, bad faith or willful misconduct), and the Collateral Agent shall have no duty to inquire as to the application by the Finance Parties of any amounts distributed to them.

(f)                                   Deficiencies.  It is understood that the Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Finance Obligations.

ARTICLE XXVIII
THE COLLATERAL AGENT

Section 28.11                     Concerning the Collateral Agent.  The provisions of Article IX of the Credit Agreement shall inure to the benefit of the Collateral Agent in respect of this Agreement and shall be binding upon all Loan Parties and all Finance Parties and upon the parties hereto in such respect.  In furtherance and not in derogation of the rights, privileges and immunities of the Collateral Agent therein set forth:

(i)                                     The Collateral Agent is authorized to take all such actions as are provided to be taken by it as Collateral Agent hereunder and all other action reasonably incidental

Exhibit G-2-17

thereto.  As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral), the Collateral Agent shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions or provisions, in accordance with its discretion.

(ii)                                  The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interest created hereunder in any of the Collateral, whether impaired by operation of Law or by reason of any action or omission to act on its part hereunder unless such action or omission constitutes gross negligence, bad faith or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction).  The Collateral Agent shall not have a duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by any Loan Party.

Section 28.12                     Appointment of Co-Collateral Agent.  At any time or times, in order to comply with any legal requirement in any jurisdiction or otherwise, the Collateral Agent may in consultation with the Borrower and, unless an Event of Default shall have occurred and be continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed), appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Finance Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 7.01).  Notwithstanding any such appointment, each Loan Party shall, so long as no Event of Default shall have occurred and be continuing, be entitled to deal solely and directly with the Collateral Agent rather than any such co-agent in connection with the Collateral Agent’s rights and obligations under this Agreement.

Section 28.13                     Appointment of Sub-Agents.  The Collateral Agent shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Pledged Shares, Pledged LLC Interests, Pledged Partnership Interests and Pledged Notes, which may be held (in the discretion of the Collateral Agent) in the name of the relevant Loan Party, indorsed or assigned in blank or in favor of the Collateral Agent or any nominee or custodian of the Collateral Agent or a sub-agent appointed by the Collateral Agent.

ARTICLE XXIX
MISCELLANEOUS

Section 29.11                     Notices.

(d)                                 Unless otherwise expressly provided herein, all notices, and other communications provided for hereunder shall be in writing (including by facsimile transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for notices:  (i) in the case of any Loan Party, the Administrative Agent, the Collateral Agent or any Lender, as specified in or pursuant to Section 10.02 of the Credit Agreement; (ii) in the case of any Swap Creditor as set forth in any applicable Swap Agreement; or (iii) in the case of any party, at such other address as shall be designated by such party in a notice to the Collateral Agent and each other party hereto.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except

Exhibit G-2-18

that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).

(e)                                  Notices and other communications to the Agents and the Lenders hereunder may (subject to Section 10.02(d) of the Credit Agreement)  be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 29.12                     No Waivers; Non-Exclusive Remedies.  No failure by any Lender or by the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.  Without limiting the foregoing, nothing in this Agreement shall impair the right of any Finance Party to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Loan Party other than its indebtedness under the Finance Documents.  Each Loan Party agrees, to the fullest extent it may effectively do so under applicable Law, that any holder, as to which the identity is disclosed, of a participation in a Finance Obligation, whether or not acquired pursuant to the terms of any applicable Finance Document, may exercise rights of set-off or counterclaim or other rights it may have with respect to such participation as fully as if such holder of a participation were a direct creditor of the Loan Party in the amount of such participation.  Each Finance Party agrees to notify the Collateral Agent and the affected Loan Party promptly after any such set off and application, provided however that failure to give such notice shall not affect the validity thereof.

Section 29.13                     Compensation and Expenses of the Collateral Agent; Indemnification.

(d)                                 Expenses and Indemnification.  The Loan Parties agree that the Administrative Agent and Collateral Agent are each entitled to (i) reimbursement of its reasonable and documented out-of-pocket expenses incurred hereunder and (ii) certain indemnifications, in each case as provided for and in accordance with Section 10.04 of the Credit Agreement.

Exhibit G-2-19

(e)                                  Protection of Collateral.  If an Event of Default occurs and is continuing by reason of any Loan Party’s failure to comply with the provisions of any Finance Document, such that the value of any Collateral or the validity, perfection, rank or value of the Security Interest is thereby materially diminished or potentially diminished or put at material risk, the Collateral Agent may, but shall not be required to, effect such compliance on behalf of such Loan Party, and the Loan Parties shall reimburse the Collateral Agent for the reasonable and documented out-of-pocket costs thereof within thirty (30) days of demand.  Any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral, or in respect of periodic appraisals of the Collateral, or in respect of the sale or other disposition thereof shall be borne and paid by the Loan Parties.  If any Loan Party fails to promptly pay any portion thereof when due within such thirty (30) day period, the Collateral Agent may, at its option, but shall not be required to, pay the same and charge the Loan Parties’ account therefor, and the Loan Parties agree to reimburse the Collateral Agent therefor on demand.  Subject to Section 10.04 of the Credit Agreement, all sums for which any Loan Party may become liable hereunder shall be additional Finance Obligations hereunder.

(f)                                   Contribution.  If and to the extent that the obligations of any Loan Party under this Section 8.03 are unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

Section 29.14                     Enforcement.  The Finance Parties agree that this Agreement may be enforced only by the action of the Collateral Agent, acting upon the instructions of the Required Lenders as set forth in the Credit Agreement and that no other Finance Party shall have any right individually to seek to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Finance Parties upon the terms of this Agreement and the other Finance Documents.

Section 29.15                     Amendments and Waivers.  Any provision of this Agreement may be amended, changed, discharged, terminated or waived if, but only if, such amendment or waiver is in writing and is signed by each Loan Party directly affected by such amendment, change, discharge, termination or waiver (it being understood that the addition or release of any Loan Party hereunder shall not constitute an amendment, change, discharge, termination or waiver affecting any Loan Party other than the Loan Party so added or released) and the Collateral Agent (with the consent of the Required Lenders to the extent required by Section 10.01 of the Credit Agreement, or such lesser amount of the Lenders, if any, as may be specified therein); provided, that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; provided further, however, that no such amendment, change, discharge, termination or waiver shall be made to Section 6.08 or this Section 8.05 without the consent of each Finance Party adversely affected thereby except to the extent expressly provided in the Credit Agreement; provided further, that no consent shall be required in connection with any automatic termination or release in accordance with Section 8.11.

Section 29.16                     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Subsidiary Guarantors may assign or transfer any of its interests and obligations hereunder without prior written consent of the Required Lenders or all of the Lenders as provided in Section 10.01 of the Credit Agreement (and any such purported assignment or transfer without such consent shall be

Exhibit G-2-20

void) except in accordance with the Credit Agreement; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in Section 10.06 of the Credit Agreement.  Upon the assignment by any Finance Party of all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitments and the Loans owing to it) or any other Finance Document to any other Person, such other Person shall thereupon become vested with all the benefits in respect thereof granted to such transferor or assignor herein or otherwise.

Section 29.17                     Governing Law; Submission to Jurisdiction.

(d)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(e)                                  Submission to Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(f)                                   Waiver and Venue.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY COURT REFERRED TO IN THIS SECTION 8.07.  EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(g)                                  Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN

Exhibit G-2-21

SECTION 8.01.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS

Section 29.18                     Limitation of Law; Severability.

(d)                                 All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.

(e)                                  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 29.19                     Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or via email as an attachment of a .pdf document shall be effective as delivery of a manually executed counterpart of this Agreement and shall be binding on the Loan Parties, the Administrative Agent, and the Borrower.  This Agreement shall become effective with respect to each Loan Party when the Administrative Agent shall have received counterparts hereof signed by itself and such Loan Party.

Section 29.20                     Additional Loan Parties.  It is understood and agreed that any Subsidiary of the Borrower that is required by any Loan Document to execute a counterpart of this Agreement after the date hereof shall automatically become a Loan Party hereunder with the same force and effect as if originally named as a Loan Party hereunder by executing an accession or joinder agreement in the form of Exhibit I to the Credit Agreement or other form reasonably acceptable to such Subsidiary and the Collateral Agent.  Concurrently with the execution and delivery of such instrument of accession or joinder, such Subsidiary shall take all such actions and deliver to the Collateral Agent all such documents and agreements as such Subsidiary would have been required to deliver to the Collateral Agent on or prior to the date of this Agreement had such Subsidiary been a party hereto on the date of this Agreement.  Such additional materials shall include, among other things, supplements to Schedules I, II, III and IV (which Schedules shall thereupon automatically be amended and supplemented to include all information contained in such supplements) such that, after giving effect to the joinder of such Subsidiary, each of Schedules I, II, III and IV hereto is true, complete and correct in all material respects with respect to such Subsidiary as of the effective date of such accession or joinder.  The execution and delivery of any such instrument of accession or joinder, and the amendment and supplementation of the Schedules hereto as provided in the immediately preceding sentence, shall not require the consent of any other Loan Party hereunder.  The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

Exhibit G-2-22

Section 29.21                     Termination; Release of Loan Parties.

(d)                                 Upon the Discharge of Senior Finance Obligations, (i) the Security Interest created hereunder in favor of the Collateral Agent for the benefit of the Finance Parties shall automatically terminate and be released, (ii) the Collateral Agent authorizes the Loan Parties and their agents to file Uniform Commercial Code termination statements to evidence the termination of the Security Interest created hereunder and the release of the Collateral, (iii) the Collateral Agent will deliver to the Loan Parties all certificates and other instruments representing pledged Collateral delivered to the Collateral Agent pursuant to the terms of this Agreement or the Security Agreement (or prepare and deliver to the Loan Parties lost certificate affidavits in form and substance reasonably satisfactory to the Loan Parties or their designees).

(e)                                  Any Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement (or consented to pursuant to Section 10.01 of the Credit Agreement) as a result of which such Subsidiary Guarantor ceases to be a Subsidiary Guarantor under the Guaranty.

(f)                                   Upon any sale, transfer or other disposition by any Loan Party (other than to another Loan Party) of Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of Security Interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the Security Interest of the Collateral Agent in such Collateral and any other security interests granted hereby in such Collateral (but not in any Proceeds arising from such sale, transfer or other disposition of Collateral) shall be automatically released.

(g)                                  Upon the termination or release of any Security Interest created hereunder or release of Collateral, the Collateral Agent will, promptly upon request by and at the expense of any Loan Party, execute and deliver to such Loan Party lien releases, discharges of security interests, and such documents (and if applicable, in recordable form), and provide any information, as such Loan Party shall reasonably request to evidence the termination of the Security Interest created hereunder or the release of such Collateral, as the case may be.  Any such documents shall be without recourse to or warranty by the Collateral Agent or the Finance Parties.  The Collateral Agent shall not have any liability whatsoever to any Finance Party as a result of any release of Collateral by it as permitted by this Section 8.11.  Upon any release of Collateral pursuant to this Section 8.11, none of the Finance Parties shall have any continuing right or interest in such Collateral or the Proceeds of such Collateral.

.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

Exhibit G-2-23

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

.  In the event of conflict between the provisions of the Credit Agreement and this Agreement, the Credit Agreement shall take precedence.  In the event of conflict between the provisions of the Security Agreement and this Agreement with respect to the matters contained herein, this Agreement shall take precedence, subject to the preceding sentence.

[Signature Pages Follow]

Exhibit G-2-24

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

LOAN PARTIES:	AMAG PHARMACEUTICALS, INC.,
as Borrower

By:
Name:
Title:

LUMARA HEALTH INC.

By:
		Name:	William K. Heiden
		Title:	President and Chief Executive Officer

LUMARA HEALTH IP LTD.

By:
		Name:	William K. Heiden
		Title:	President and Chief Executive Officer

Exhibit G-2-25

COLLATERAL AGENT:	JEFFERIES FINANCE LLC,
as Collateral Agent

By:
Name:
Title:

Exhibit G-2-26

EXHIBIT G - 3

Form of Perfection Certificate

In connection with the Credit Agreement by and among AMAG PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto, JEFFERIES FINANCE LLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), and the other parties thereto (the “Credit Agreement”) (capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement, as applicable), the Borrower, on behalf of itself and each of the undersigned Guarantors (the Borrower and each such Guarantors, collectively, the “Grantors”, and each, a “Grantor”), hereby certify, as of the Closing Date after giving effect to the Transactions, as follows:

I.                                        CURRENT INFORMATION

A.                                    Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers.  The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement, partnership agreement, or similar organizational documents, in each case as amended to date or, for natural persons, the name as set forth on their valid driver’s license issued by their state of residence), the type of organization (or if a particular Grantor is a natural person, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax ID number) of each Grantor is as follows:

Name of Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B.                                    Chief Executive Offices and Mailing Addresses.  The chief executive office address (or the principal residence if a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of each Grantor is as follows:

Name of Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

Exhibit G-3-1

C.                                    Special Debtors and Former Article 9 Debtors.  Except as specifically identified below none of the Grantors is:  (i) a transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307) in the Commonwealth of Puerto Rico.

D.                                    Trade Names/Assumed Names.  Set forth below is each trade name or assumed name currently used by each Grantor or by which any Grantor is known or is transacting any business:

Grantor	Trade Name

E.                                    Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, none of the Grantors has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Grantor	Date of Change	Description of Change

Exhibit G-3-2

F.                                     Prior Addresses.  Except as set forth below, none of the Grantors has changed its chief executive office, or principal residence if a particular Grantor is a natural person, within the past five (5) years:

Grantor	Prior Address/City/State/Zip Code

G.                                   Acquisitions of Equity Interests or Assets.  Except as set forth below, none of the Grantors has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Grantor	Date of Acquisition	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

H.                                   Corporate Ownership and Organizational Structure.  Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of the Borrower and all of its Affiliates.

II.                                   INFORMATION REGARDING CERTAIN COLLATERAL

A.                                    Investment Related Property

1.                                      Equity Interests.  Set forth below is a list of all equity interests owned by each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Issuer	Grantor	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

Exhibit G-3-3

2.                                      Securities Accounts.  Set forth below is a list of all securities accounts in which any Grantor customarily maintains securities or other assets having an aggregate value in excess of $500,000:

Grantor	Type of Account	Name of Financial Institution

3.                                      Deposit Accounts.  Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which any Grantor customarily maintains in excess of $500,000:

Grantor	Type of Account	Name of Financial Institution

4.                                      Debt Securities & Instruments.  Set forth below is a list of all debt securities and instruments owed to any Grantor (including any intercompany indebtedness):

B.                                    Intellectual Property.  Attached as Exhibit B is a list of all copyrights, patents, and trademarks, all applications thereof and other intellectual property owned or used, or hereafter adopted, held or used, by each Grantor:

C.                                    Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties.  Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than any of the Grantors have possession of any material tangible personal property of any of the Grantors:

Exhibit G-3-4

D.                                    Real Estate Related Collateral

1.                                      Set forth below are all the locations where any Grantor owns or leases any real property:

Grantor	Address/City/State/Zip Code	County	Owned or Leased

III.                              AUTHORITY TO FILE FINANCING STATEMENTS

Each of the undersigned hereby authorizes the Administrative Agent and the Collateral Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Administrative Agent and the Collateral Agent, may determine, in their sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Collateral Agent, under the Security Agreement (the “Security Agreement”) and Pledge Agreement (the “Pledge Agreement”, and together with the Security Agreement, collectively, the “Security Agreements”) to be entered into in connection with the Credit Agreement.  Such financing statements may describe the collateral in the same manner as described in the Security Agreements or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent and the Collateral Agent, may determine, in their sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

[Signature Page Follows]

Exhibit G-3-5

IN WITNESS WHEREOF, each of the undersigned has caused this Perfection Certificate to be executed as of this    day of            , 20   by its officer thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

LUMARA HEALTH INC.

By:
Name:
Title:

LUMARA HEALTH IP LTD.

By:
Name:
Title:

CBR ACQUISITION HOLDINGS CORP

By:
Name:
Title:

CBR SYSTEMS, INC.

By:
Name:
Title:

Exhibit G-3-6

EXHIBIT A

Organizational Structure

[See attached.]

Exhibit G-3-A-1

EXHIBIT B

Intellectual Property

[See attached]

Exhibit G-3-B-1

EXHIBIT H

INTERCOMPANY NOTE

Note Number:	Dated: , 201

FOR VALUE RECEIVED, AMAG PHARMACEUTICALS, INC. (the “Borrower”), and its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this subordinated intercompany note (this “Promissory Note”) promise to pay to the order of such other Group Member that makes loans or advances to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown in the books and records of such Payee.  The failure to show any such indebtedness or any error in showing such Indebtedness in such books and records shall not affect the obligations of any Payor hereunder.  Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement dated as of August 17, 2015 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, and JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent thereunder (the “Collateral Agent”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon from time to time by the relevant Payor and Payee.  Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee.  Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable.  Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note (to the extent permitted by applicable law) hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Loan Party to the Collateral Agent, for the benefit of the Finance Parties, as security for such Payee’s obligations, if any, under the Finance Documents to which such Payee is a party.  Each Payor acknowledges and agrees that after the occurrence of and during the continuation of an Event of Default, the Collateral Agent and the other Finance Parties may exercise all the rights of each Payee that is a Loan Party under this Promissory Note in accordance with the terms and conditions of the Credit Agreement and the other Finance Documents and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of the obligations of any Payor that is a Loan Party under this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Finance Obligations until the Discharge of Senior Finance Obligations; provided, that each Payor that is a Loan Party may make payments to the applicable Payee except that if an Event of Default shall have occurred

Exhibit H -1

and be continuing payments under this Promissory Note by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be prohibited following a written request therefor to the Borrower from the Required Lenders or the Administrative Agent (provided no such notice need be given and payments shall be prohibited automatically upon the occurrence and during the continuation of any Default or Event of Default under Section 8.01(f) of the Credit Agreement); and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Finance Documents.  Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor that is a Loan Party (whether constituting part of the security or collateral given to any Finance Party to secure payment of all or any part of the Finance Obligations or otherwise) shall be and hereby are subordinated to the rights of the Finance Parties in such assets.  Except as expressly permitted by the Finance Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until the Discharge of Senior Finance Obligations.

After the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if (except as expressly permitted by the Finance Documents) the business of any Payor is dissolved or if (except as expressly permitted by the Finance Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to any of the Finance Obligations, due or to become due, until the Discharge of Senior Finance Obligations.  After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own names or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Promissory Note.  After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness reasonably requested by the Collateral Agent.  After the occurrence of and during the continuation of an Event of Default, the Collateral Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Finance Obligations in accordance with the Credit Agreement.  Upon the occurrence and during the continuation of any Event of Default specified in Section 8.01(f) of the Credit Agreement and upon the occurrence and during the continuation of any other Event of Default and upon written request from the Required Lenders of the Administrative Agent, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Loan Party upon or with respect to Payor Indebtedness owing to such Payee prior to the Discharge of Senior Finance Obligations, such Payee that is a Loan Party shall receive and hold the same for the benefit of the Finance Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Finance Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to any of the Finance Obligations in accordance with the Credit Agreement, due or not due,

Exhibit H -2

and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Finance Parties.  Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same.  Each Payee that is a Loan Party agrees that until the Discharge of Senior Finance Obligations, such Payee will not (i) except as permitted by the Finance Documents, assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Collateral Agent for the benefit of the Finance Parties pursuant to the Pledge Agreement or otherwise) any claim such Payee has or may have against any Payor, or (ii) upon the occurrence and during the continuance of an Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fail to enforce any provision of this Promissory Note.

The Finance Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Finance Document or in any such promissory note or other instrument, until the Discharge of Senior Finance Obligations, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”).  Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.  This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

Exhibit H -3

IN WITNESS WHEREOF, each Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

AMAG SECURITIES CORPORATION

By:
Name:
Title:

LUMARA HEALTH INC.

By:
Name:
Title:

LUMARA HEALTH IP LTD.

By:
Name:
Title:

[OTHER GROUP MEMBER SIGNATURES]

Exhibit H -4

IN WITNESS WHEREOF, each Additional Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

CBR SYSTEMS, INC.

By:
Name:
Title:

CBR ACQUISITION HOLDINGS CORP.

By:
Name:
Title:

Exhibit H -5

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                          all of its right, title and interest in and to the Intercompany Note, dated              , 201  (as amended, supplemented or otherwise modified from time to time, the “Promissory Note”), made by AMAG PHARMACEUTICALS, INC. and its Subsidiaries or any other Person that is or becomes a party thereto, and payable to the undersigned.  This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Finance Documents on the date of the Promissory Note.  From time to time after the date thereof, additional Subsidiaries of the Group Members may become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement.  Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof.  Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder.  This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.  This Endorsement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

Exhibit H -6

Dated:

AMAG PHARMACEUTICALS, INC., as Payee

By:
Name:
Title:

AMAG SECURITIES CORPORATION, as Payee

By:
Name:
Title:

LUMARA HEALTH INC., as Payee

By:
Name:
Title:

LUMARA HEALTH IP LTD., as Payee

By:
Name:
Title:

[OTHER GROUP MEMBER SIGNATURES]

Exhibit H -7

Dated:
CBR SYSTEMS, INC., as Additional Payee

By:
Name:
Title:

CBR ACQUISITION HOLDINGS CORP.,
as Additional Payee

By:
Name:
Title:

Exhibit H -8

EXHIBIT I

Form of Accession Agreement

ACCESSION AGREEMENT dated as of                                                     (as amended, restated, modified or supplemented from time to time, this “Agreement”), among [NEW LOAN PARTY NAME], [New Loan Party Description] (the “New Loan Party”), and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent (together with its successor or successors in such capacities, the “Administrative Agent” and the “Collateral Agent”, respectively) for and on behalf of the Lenders referred to below.

AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), is party to that certain Credit Agreement dated as of August 17, 2015 (as amended, restated, modified, supplemented or refinanced from time to time, the “Credit Agreement”) among the Borrower, the banks and other lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

Certain Swap Creditors may from time to time provide forward rate agreements, options, swaps, caps, floors and other Swap Agreements to the Loan Parties.  Each Lender, the Administrative Agent, the Collateral Agent and their respective successors and assigns are herein referred to individually as a “Credit Party” and collectively as the “Credit Parties”, and each Credit Party and each Swap Creditor and their respective successors and assigns are herein referred to individually as a “Finance Party” and collectively as the “Finance Parties”.

To induce the Credit Parties to enter into the Agreement and the other Loan Documents referred to therein (collectively with the Credit Agreement, the “Loan Documents”), the Swap Creditors to enter into Swap Agreements permitted under the Credit Agreement (collectively with the Swap Agreements permitted under the Credit Agreement and the Loan Documents, the “Finance Documents”), and as a condition precedent to the obligations of the Credit Parties under the Credit Agreement, certain Subsidiaries of the Borrower (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and together with the Borrower, each, a “Loan Party” and, collectively, the “Loan Parties”) have agreed, jointly and severally, to provide a guaranty of the Finance Obligations under or in respect of the Finance Documents.

As a further condition precedent to the obligations of the Lenders under the Loan Documents, each Loan Party has agreed to grant a continuing security interest in favor of the Collateral Agent in and to the Collateral (as defined in each of the Security Agreement and the Pledge Agreement) to secure the Finance Obligations.

The New Loan Party, was [formed] [acquired] by [Group Company]. [DESCRIBE FORMATION OR ACQUISITION TRANSACTION, AS APPLICABLE].

Section 6.12 of the Credit Agreement requires each Subsidiary (other than Excluded Subsidiaries) formed or acquired by the Borrower or any of its Subsidiaries after the Closing Date to become a party to the Guaranty as an additional “Subsidiary Guarantor”, to become a party to the Security Agreement as an additional “Loan Party” and to become a party to the Pledge Agreement as an additional “Loan Party”.  The Guaranty, the Security Agreement and the Pledge Agreement specify that such additional Subsidiaries may become “Subsidiary Guarantors” under the Guaranty and

Exhibit I-1

“Loan Parties” under each of the Security Agreement and the Pledge Agreement by execution and delivery of a counterpart of each such Loan Documents.

The New Loan Party has agreed to execute and deliver this Agreement in order to evidence its agreement to become a “Subsidiary Guarantor” under the Guaranty and a “Loan Party” under each of the Security Agreement and the Pledge Agreement.  Accordingly, the parties hereto agree as follows:

Section 1.                                          Guaranty.  In accordance with Section 6.11 of the Guaranty, the New Loan Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Guaranty in the form attached hereto as Exhibit A, the New Loan Party shall become a “Subsidiary Guarantor” under the Guaranty with the same force and effect as if originally named therein as a Subsidiary Guarantor (as defined in the Guaranty), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Subsidiary Guarantor” by all of the terms and provisions of the Guaranty and (iii) acknowledges and agrees that, from and after the date hereof, each reference in the Guaranty to a “Subsidiary Guarantor” or the “Subsidiary Guarantors” shall be deemed to include the New Loan Party.  The New Loan Party hereby waives acceptance by the Administrative Agent and the Finance Parties of the guarantee by the New Loan Party under the Guaranty upon the execution and delivery by the New Loan Party of the counterpart signature referred to herein.

Section 2.                                          Security Agreement.  In accordance with Section 7.10 of the Security Agreement, the New Loan Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Security Agreement in the form attached hereto as Exhibit B, the New Loan Party shall become a “Loan Party” under the Security Agreement with the same force and effect as if originally named therein as a Loan Party (as defined in the Security Agreement), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Loan Party” by all of the terms and provisions of the Security Agreement, (iii) represents and warrants that each of Schedules 1.03 and 4.01 to the Security Agreement, as amended, supplemented and modified as set forth on Schedules 1.01, 1.03 and 4.01 hereto, is complete and accurate in all material respects with respect to the New Loan Party as of the date hereof after giving effect to the New Loan Party’s accession to the Security Agreement as an additional Loan Party thereunder and (iv) acknowledges and agrees that, from and after the date hereof, each reference in the Security Agreement to a “Loan Party” or the “Loan Parties” shall be deemed to include the New Loan Party.

Section 3.                                          Pledge Agreement.  In accordance with Section 8.10 of the Pledge Agreement, the New Loan Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Pledge Agreement in the form attached hereto as Exhibit C, the New Loan Party shall become a “Loan Party” under the Pledge Agreement with the same force and effect as if originally named therein as a Loan Party (as defined in the Pledge Agreement), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Loan Party” by all of the terms and provisions of the Pledge Agreement, (iii) represents and warrants that each of Schedules I, II, III, and IV to the Pledge Agreement, as amended, supplemented and modified as set forth on Schedules I, II, III, and IV hereto, is complete and correct in all material respects with respect to the New Loan Party as of the date hereof after giving effect to the New Loan Party’s accession to the Pledge Agreement as an additional Loan Party thereunder and (iv) acknowledges and agrees that, from and after the date hereof, each reference in the Pledge Agreement to a “Loan Party” or the “Loan Parties” shall be deemed to include the New Loan Party.

Section 4.                                          Representations and Warranties.  The New Loan Party hereby represents and warrants that:

(a)                                 This Agreement has been duly authorized, executed and delivered by the New Loan Party, and each of this Agreement and the Guaranty, the Security Agreement and the Pledge

Exhibit I-2

Agreement, as acceded to hereby by the New Loan Party, constitutes a valid and binding agreement of the New Loan Party, enforceable against the New Loan Party in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

(b)                                 Each of the representations and warranties contained in the Credit Agreement, the Guaranty, the Security Agreement, the Pledge Agreement and each of the other Loan Documents is true and correct in all material respects as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date, with the same effect as though such representations and warranties had been made on and as of the date hereof after giving effect to the accession of the New Loan Party as an additional “Subsidiary Guarantor” under the Guaranty and an additional “Loan Party” under each of the Security Agreement and the Pledge Agreement.

(c)                                  Attached hereto as Exhibit D is a correct and complete in all material respects Perfection Certificate relating to the New Loan Party and its Collateral (as defined in each of the Security Agreement and the Pledge Agreement).

Section 5.                                          Effectiveness.  This Agreement and the accession of the New Loan Party to the Guaranty, the Security Agreement and the Pledge Agreement as provided herein shall become effective with respect to the New Loan Party when (i) the Administrative Agent shall have received a counterpart of this Agreement duly executed by such New Loan Party and (ii) the Administrative Agent and/or the Collateral Agent, as applicable, shall have received duly executed counterpart signature pages to each of the Guaranty, the Security Agreement and the Pledge Agreement as contemplated hereby.

Section 6.                                          Integration; Confirmation.  On and after the date hereof, each of the Guaranty, the Security Agreement and the Pledge Agreement and the respective Schedules thereto shall be amended, supplemented and modified as expressly set forth herein; all other terms and provisions of each of the Guaranty, the Security Agreement, the Pledge Agreement, the other Finance Documents and the respective Schedules thereto shall remain in full force and effect and unchanged and are hereby confirmed in all respects.

Section 7.                                          Expenses.  The New Loan Party agrees to pay, as required by Section 10.04(a) of the Credit Agreement, all reasonable and documented out-of-pocket expenses of the Administrative Agent and Collateral Agent, including reasonable and documented out-of-pocket fees and disbursements of counsel for the Administrative Agent and Collateral Agent, in connection with the preparation, execution and delivery of this Agreement and any document or agreement contemplated hereby.

Section 8.                                          GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 9.                                          Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or via email as an attachment of a .pdf document shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

Exhibit I-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[NEW LOAN PARTY NAME]

By:
Name:
Title:

JEFFERIES FINANCE LLC,
as Administrative Agent

By:
Name:
Title:

JEFFERIES FINANCE LLC,
as Collateral Agent

By:
Name:
Title:

Exhibit I-4

EXHIBIT A to the Accession Agreement

Counterpart to Guaranty

The undersigned hereby executes this counterpart to the Guaranty dated as of August 17, 2015 among the Subsidiary Guarantors from time to time party thereto and Jefferies Finance LLC, as Administrative Agent, and, as of the date hereof, assumes all of the rights and obligations of a “Subsidiary Guarantor” thereunder.

Date:  [•], 20[•]

[NEW LOAN PARTY NAME]

By:
Name:
Title:

[New Loan Party Notice Address]

Exhibit I-A-1

EXHIBIT B to the Accession Agreement

Counterpart to Security Agreement

The undersigned hereby executes this counterpart to the Security Agreement dated as of August 17, 2015 among AMAG Pharmaceuticals, Inc., the other Loan Parties from time to time party thereto and Jefferies Finance LLC, as Collateral Agent, and, as of the date hereof, assumes all of the rights and obligations of a “Loan Party” thereunder.

Date:  [•], 20[•]

[NEW LOAN PARTY NAME]

By:
Name:
Title:

[New Loan Party Notice Address]

Exhibit I-B-1

EXHIBIT C to the Accession Agreement

Counterpart to Pledge Agreement

The undersigned hereby executes this counterpart to the Pledge Agreement dated as of August 17, 2015 among AMAG Pharmaceuticals, Inc., the other Loan Parties from time to time party thereto and Jefferies Finance LLC, as Collateral Agent, and, as of the date hereof, assumes all of the rights and obligations of a “Loan Party” thereunder.

Date:  [•], 20[•]

[NEW LOAN PARTY NAME]

By:
Name:
Title:

[New Loan Party Notice Address]

Exhibit I-C-1

EXHIBIT D to the Accession Agreement

Perfection Certificate

[To be attached]

Exhibit I-D-1

EXHIBIT J

Form of Solvency Certificate

AMAG PHARMACEUTICALS, INC.

[        ], 20[   ]

Pursuant to Section 4.01(i) of the Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), as the Borrower, each financial institution from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Jefferies Finance LLC, as Administrative Agent and Collateral Agent, [                  ], the undersigned [chief accounting officer][other officer with equivalent duties] of the Borrower hereby certifies as of the date hereof, solely on behalf of the Borrower and not in his or her individual capacity and without assuming any personal liability whatsoever, that:

I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries and the Target and its Subsidiaries.  I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor.  I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries and the Target and its Subsidiaries, including projected financial statements and forecasts relating to statements of operations and cash flow statements of the Borrower and its Subsidiaries and the Target and its Subsidiaries, respectively.

On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

Exhibit J-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate as of the date first written above.

AMAG PHARMACEUTICALS, INC.,
as the Borrower

By:
Name:
Title:

Exhibit J-2

EXHIBIT K-1

Form of Acceptance and Prepayment Notice

Date:              , 20

To:  [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.09(a)(ii)(D) of that certain Credit Agreement, dated as of August 17, 2015 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among AMAG Pharmaceuticals, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated       , 20  , from the Borrower (the “Solicited Discounted Prepayment Notice”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.09(a)(ii)(D) of the Credit Agreement, the Borrower hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[  ]% in respect of the Loans] [[  ]% in respect of the [    , 20  ](1) tranche[(s)] of the [  ](2) Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.09(a)(ii)(D) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [    , 20  ](3) tranche[s] of the [  ](4) Class of Term Loans] as follows:

1.                                      No Default or Event of Default has occurred and is continuing.

2.                                      [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.](5)

(1)                                 List multiple tranches if applicable.

(2)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(3)                                 List multiple tranches if applicable.

(4)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(5)                                 Insert applicable representation.

Exhibit K-1-1

3.                                      The Borrower does not possess material non-public information [(or material information of the type that would not be public if the Borrower were a publicly-reporting company)] with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such Discounted Loan Prepayment or (B) the market price of such Loans.(6)

The Borrower acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(6)                                 If the Borrower cannot make this representation, then the following text should be inserted in lieu thereof:

“The Borrower cannot represent at this time that it does not possess material non-public information [(or material information of the type that would not be public if the Borrower were a publicly-reporting company)] with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such assignment or (B) the market price of such Loans.”

Exhibit K-1-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

Exhibit K-1-3

EXHIBIT K-2

Form of Discount Range Prepayment Notice

Date:                , 20

To:  [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.09(a)(ii)(C) of that certain Credit Agreement, dated as of August 17, 2015 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among  AMAG Pharmaceuticals, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.09(a)(ii)(C) of the Credit Agreement, the Borrower hereby requests that [each Lender] [each Lender of the [    , 20  ](1) tranche[s] of the [  ](2) Class of Term Loans] submit a Discount Range Prepayment Offer.  Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.                                      This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to [each Lender] [each Lender of the [    , 20  ](3) tranche[s] of the [  ](4) Class of Term Loans].

2.                                      The maximum aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is [$[  ] of Term Loans] [$[  ] of the [    , 20  ](5) tranche[(s)] of the [  ](6) Class of Term Loans] (the “Discount Range Prepayment Amount”).(7)

3.                                      The Borrower is willing to make Discounted Loan Prepayments at a percentage discount to par value greater than or equal to [[  ]% but less than or equal to [  ]% in respect of the Term Loans] [[  ]% but less than or equal to [  ]% in respect of the [    , 20  ](8) tranche[(s)] of the [  ](9) Class of Term Loans] (the “Discount Range”). To make an offer in connection with this solicitation, you are required  deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York

(1)                                 List multiple tranches if applicable.

(2)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(3)                                 List multiple tranches if applicable.

(4)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(5)                                 List multiple tranches if applicable.

(6)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(7)                                 Minimum of $20,000,000.00 and whole increments of $5,000,000.00 in excess thereof unless otherwise agreed by the Administrative Agent.

(8)                                 List multiple tranches if applicable.

(9)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

Exhibit K-2-1

time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.09(a)(ii)(C) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [    , 20  ](10) tranche[s] of the [  ](11) Class of Term Loans] as follows:

1.                                      No Default or Event of Default has occurred and is continuing.

2.                                      [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.](12)

3.                                      The Borrower does not possess material non-public information [(or material information of the type that would not be public if the Borrower were a publicly-reporting company)] with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such Discounted Loan Prepayment or (B) the market price of such Term Loans.(13)

The Borrower acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that the Auction Agent promptly notify each relevant Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(10)                          List multiple tranches if applicable.

(11)                          List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(12)                          Insert applicable representation.

(13)                          If the Borrower cannot make this representation, then the following text should be inserted in lieu thereof:

“The Borrower cannot represent at this time that it does not possess material non-public information [(or material information of the type that would not be public if the Borrower were a publicly-reporting company)] with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such assignment or (B) the market price of such Loans.”

Exhibit K-2-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

Enclosure:  Form of Discount Range Prepayment Offer

Exhibit K-2-3

EXHIBIT K-3

Form of Discount Range Prepayment Offer

Date:        , 20

To:  [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of August 17, 2015 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among AMAG Pharmaceuticals, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and (b) the Discount Range Prepayment Notice, dated       , 20  , from the Borrower (the “Discount Range Prepayment Notice”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.09(a)(ii)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1.                                      This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [    , 20  ](1) tranche[s] of the [  ](2) Class of Term Loans] held by the undersigned.

2.                                      The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[  ]]

[[     , 20  ](3) tranche[s] of the [  ](4) Class of Term Loans - $[  ]]

3.                                      The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[  ]% in respect of the Term Loans] [[  ]% in respect of the [    , 20  ](5) tranche[(s)] of the [  ](6) Class of Term Loans] (the “Submitted Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[    , 20  ](7) tranche[s] of the [  ](8) Class of Term Loans] indicated above pursuant to

(1)                                 List multiple tranches if applicable.

(2)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(3)                                 List multiple tranches if applicable.

(4)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(5)                                 List multiple tranches if applicable.

(6)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(7)                                 List multiple tranches if applicable.

(8)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

Exhibit K-3-1

Section 2.09(a)(ii)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Exhibit K-3-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Exhibit K-3-3

EXHIBIT K-4

Form of Solicited Discounted Prepayment Notice

Date:               , 20

To:  [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.09(a)(ii)(D) of that certain Credit Agreement, dated as of August 17, 2015 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among AMAG Pharmaceuticals, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.09(a)(ii)(D) of the Credit Agreement, the Borrower hereby requests that [each Lender] [each Lender of the [    , 20  ](1) tranche[s] of the [  ](2) Class of Term Loans] submit a Solicited Discounted Prepayment Offer.  Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.                                      This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to [each Lender] [each Lender of the [    , 20  ](3) tranche[s] of the [  ](4) Class of Term Loans].

2.                                      The maximum aggregate amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):(5)

[Term Loans - $[  ]]

[[    , 20  ](6) tranche[s] of the [  ](7) Class of Term Loans - $[  ]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.09(a)(ii)(D) of the Credit Agreement.

(1)                                 List multiple tranches if applicable.

(2)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(3)                                 List multiple tranches if applicable.

(4)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(5)                                 Minimum of $20,000,000.00 and whole increments of $5,000,000.00 in excess thereof unless otherwise agreed by the Administrative Agent.

(6)                                 List multiple tranches if applicable.

(7)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

Exhibit K-4-1

The Borrower requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Exhibit K-4-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

Enclosure:  Form of Solicited Discounted Prepayment Offer

Exhibit K-4-3

EXHIBIT K-5

Form of Solicited Discounted Prepayment Offer

Date:                , 20

To:  [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of August 17, 2015 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among AMAG Pharmaceuticals, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and (b) the Solicited Discounted Prepayment Notice, dated       , 20  , from the Borrower (the “Solicited Discounted Prepayment Notice”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.09(a)(ii)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1.                                      This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[    , 20  ](1) tranche[s] of the [  ](2) Class of Term Loans] held by the undersigned.

2.                                      The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[  ]]

[[    , 20  ](3) tranche[s] of the [  ](4) Class of Term Loans - $[  ]]

3.                                      The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[  ]% in respect of the Term Loans] [[  ]% in respect of the [    , 20  ](5) tranche[(s)] of the [  ](6) Class of Term Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[    , 20  ](7) tranche[s] of the [  ](8) Class of Term Loans] pursuant to

(1)                                 List multiple tranches if applicable.

(2)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(3)                                 List multiple tranches if applicable.

(4)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(5)                                 List multiple tranches if applicable.

(6)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

Exhibit K-5-1

Section 2.09(a)(ii)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(7)                                 List multiple tranches if applicable.

(8)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

Exhibit K-5-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Exhibit K-5-3

EXHIBIT K-6

Form of Specified Discount Prepayment Notice

Date:             , 20

To:  [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.09(a)(ii)(B) of that certain Credit Agreement, dated as of August 17, 2015 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among AMAG Pharmaceuticals, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.09(a)(ii)(B) of the Credit Agreement, the Borrower hereby offers to make a Discounted Loan Prepayment [to each Lender] [to each Lender of the [    , 20  ](1) tranche[s] of the [  ](2) Class of Term Loans] on the following terms:

1.                                      This Borrower Offer of Specified Discount Prepayment is available only [to each Lender] [to each Lender of the [    , 20  ](3) tranche[s] of the [  ](4) Class of Term Loans].

2.                                      The aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this offer shall not exceed [$[   ] of Term Loans] [$[    ] of the [     , 20  ](5) tranche[(s)] of the [  ](6) Class of Term Loans] (the “Specified Discount Prepayment Amount”).(7)

3.                                      The percentage discount to par value at which such Discounted Loan Prepayment will be made is [[  ]% in respect of the Term Loans] [[  ]% in respect of the [     , 20  ](8) tranche[(s)] of the [  ](9) Class of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.09(a)(ii)(B) of the Credit Agreement.

(1)                                 List multiple tranches if applicable.

(2)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(3)                                 List multiple tranches if applicable.

(4)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(5)                                 List multiple tranches if applicable.

(6)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(7)                                 Minimum of $20,000,000.00 and whole increments of $5,000,000.00 in excess thereof unless otherwise agreed by the Administrative Agent.

(8)                                 List multiple tranches if applicable.

(9)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

Exhibit K-6-1

The Borrower hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [     , 20  ](10) tranche[s] of the [  ](11) Class of Term Loans] as follows:

1.                                      No Default or Event of Default has occurred and is continuing.

2.                                      [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.](12)

3.                                      The Borrower does not possess material non-public information [(or material information of the type that would not be public if the Borrower were a publicly-reporting company)] with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such Discounted Loan Prepayment or (B) the market price of such Term Loans.(13)

The Borrower acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that the Auction Agent promptly notify each relevant Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(10)                          List multiple tranches if applicable.

(11)                          List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(12)                          Insert applicable representation.

(13)                          If the Borrower cannot make this representation, then the following text should be inserted in lieu thereof:

“The Borrower cannot represent at this time that it does not possess material non-public information [(or material information of the type that would not be public if the Borrower were a publicly-reporting company)] with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such assignment or (B) the market price of such Loans.”

Exhibit K-6-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

Enclosure:  Form of Specified Discount Prepayment Response

Exhibit K-6-3

EXHIBIT K-7

Form of Specified Discount Prepayment Response

Date:        , 20

To:  [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of August 17, 2015 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among AMAG Pharmaceuticals, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and (b) the Specified Discount Prepayment Notice, dated       , 20  , from the Borrower (the “Specified Discount Prepayment Notice”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.09(a)(ii)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[    , 20  ](1) tranche[s] of the [  ](2) Class of Term Loans - $[  ]] held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[   ]]

[[    , 20  ](3) tranche[s] of the [  ](4) Class of Term Loans - $[  ]]

The undersigned  Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[     , 20  ](5) tranche[s] the [  ](6) Class of Term Loans] pursuant to Section 2.09(a)(ii)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(1)                                 List multiple tranches if applicable.

(2)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(3)                                 List multiple tranches if applicable.

(4)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

(5)                                 List multiple tranches if applicable.

(6)                                 List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans).

Exhibit K-7-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Exhibit K-7-2